Registration No. 333-141853
As filed with the Securities and Exchange Commission on July 31, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4 to
FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SMART ONLINE, INC.
(Exact name of registrant as specified in its charter)

Delaware	7372	95-4439334
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

2530 Meridian Parkway, 2nd Floor
Durham, North Carolina 27713
(919) 765-5000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Dennis Michael Nouri
Smart Online, Inc.
2530 Meridian Parkway, 2nd Floor
Durham, NC 27713
(919) 765-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

James W. Gayton, Esq.
Smart Online, Inc.
2530 Meridian Parkway, 2nd  Floor
Durham, NC 27713
(919) 765-5000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement until such time that all of the shares of common stock being offered hereunder have been sold.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If the Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, par value $0.001 per share	5,413,603 (2)	$ 2.70 (3)	$ 14,616,728.10 (3)	$ 448.73

Common Stock, par value $0.001 per share	1,637,533 (2)	$ 2.45 (4)	$ 4,011,955.85 (4)	$ 123.17

Common Stock, par value $0.001 per share	479,444 (5)	$ 2.70 (6)	$ 1,294,498.80 (6)	$ 39.74

Common Stock, par value $0.001 per share	1,176,471 (5)	$ 3.00 (7)	$ 3,529,413.00 (7)	$108.35

TOTAL	8,707,051		$ 23,452,595.75	$ 719.99 (8)

(1)
Pursuant to Rule 416 under the Securities Act, includes an indeterminate number of additional shares of common stock which may become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of common stock.

(2)	Represents shares currently issued and outstanding and held of record by the selling security holders named in this registration statement.

(3)
Estimated solely for the purpose of computing the registration fee required by Rule 457(c) under the Securities Act based on the average of the bid and ask prices of the registrant's common stock as reported on the Over-the-Counter Bulletin Board on March 30, 2007.

(4)
Estimated solely for the purpose of computing the registration fee required by Rule 457(c) under the Securities Act based on the average of the bid and ask prices of the registrant's common stock as reported on the Over-the-Counter Bulletin Board on June 6, 2007.

(5)	Represents shares issuable upon exercise of outstanding common stock purchase warrants of the registrant held by certain selling security holders.

(6)
Estimated solely for the purpose of computing the registration fee required by Rule 457(g) under the Securities Act based on the average of the bid and ask prices of the registrant's common stock as reported on the Over-the-Counter Bulletin Board on March 30, 2007.

(7)
Estimated solely for the purpose of computing the registration fee required by Rule 457(g) under the Securities Act based on the exercise price of the warrants to purchase the registrant's common stock at $3.00 per share.

(8)
Based on a proposed maximum aggregate offering price of $19,440,639.90 for 7,069,518 shares of common stock included in the original filing on April 3, 2007, plus a proposed maximum aggregate offering price of $4,011,955.85 for 1,637,533 additional shares of common stock registered by the amendment filed on June 15, 2007. Of the $719.99 registration fee, $596.82 was previously paid in connection with the original filing on April 3, 2007, and $123.17 was paid in connection with the amendment filed on June 15, 2007.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED July 31, 2007

PROSPECTUS

SMART ONLINE, INC.
8,707,051
SHARES OF COMMON STOCK

This prospectus relates to the resale of up to 8,707,051 shares of our common stock by the selling security holders named in this prospectus and the person(s) to whom such security holders may transfer their shares. These shares consist of:

·	7,051,136 currently outstanding shares; and
·	1,655,915 shares issuable upon exercise of outstanding warrants held by the selling security holders.

The selling security holders named in this prospectus are offering all of the shares of common stock offered through this prospectus. No shares are being offered by us.

We will not receive proceeds from the resale of the shares by selling security holders. We will bear substantially all expenses of registration of the shares. The selling security holders will pay any underwriting fees, discounts or commissions and transfer taxes in connection with the sale of the shares. The selling security holders and any broker-dealer who may participate in sales of the shares may use this prospectus. See “Plan of Distribution.”

Our common stock is quoted on the Over-the-Counter Bulletin Board, or the OTC-BB, under the symbol “SOLN.” On July 24, 2007, the last reported sale price for our common stock as reported on the OTC-BB was $2.50 per share.

The selling security holders will sell shares of our common stock at prevailing market prices or at privately negotiated prices.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

Our principal executive offices are located at 2530 Meridian Parkway, 2nd Floor, Durham, North Carolina 27713. Our telephone number is 919-765-5000.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is
_______________, 2007.

No person is authorized to give any information or to make any representation other than those contained in this prospectus, and if made, such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus or an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The delivery of this prospectus shall not, under any circumstances, create any implication that there have been no changes in our affairs since the date of this prospectus. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

STATE SPECIFIC LEGENDS

Investment in our company is subject to certain limitations:

·
Offers of securities to residents of the State of Oklahoma are limited to investors who have either (i) annual gross income of at least $65,000 and net worth of at least $65,000 or (ii) net worth of at least $150,000. Further, an individual’s investment in us may not exceed 10% of their net worth. In calculating net worth for each limitation above, an investor’s home, home furnishings and automobiles are excluded.

·
The securities being offered pursuant to this prospectus have not yet been qualified for offer and resale in the states of Alaska, Massachusetts, Michigan, New Hampshire, Oklahoma, Pennsylvania and Tennessee. Offers and resales of securities pursuant to this prospectus in such states may not be made until each respective state has declared the offering effective.

PROSPECTUS SUMMARY

This summary highlights important information about our company and business. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus and the financial statements and related notes included in this prospectus carefully, including the “Risk Factors” section. The terms “we,” “us,” “our,” and “our company” refer to Smart Online, Inc., a company incorporated in Delaware, and its consolidated subsidiaries, unless the context otherwise requires.

Company Overview

Smart Online, Inc. was incorporated under the laws of Delaware on August 10, 1993.

We develop and market products and services targeted towards small businesses (less than 50 employees) that are delivered via a Software-as-a-Service, or SaaS, model. Our goal is to be the leading provider of on-demand SaaS applications for small businesses, which according to International Data Corporation, is a potential market of $3 billion. We sell our products and services primarily through private label syndication and OEM distribution channels, although small businesses may purchase products and services directly through our main portal located at www.smartonline.com.

Our primary source of revenue currently comes from sales of our SaaS applications for business management, web marketing, and e-commerce, which represented 63%, 77%, and 54% of our revenue from continuing operations for the fiscal years ended December 31, 2006, 2005, and 2004, respectively. We derive revenue from sales of services that are designed to complement our product offerings and allow us to create custom business solutions that fit our end-users' and our channel partners' needs, which represented 35%, 19%, and 0% of our revenue from continuing operations for the fiscal years ended December 31, 2006, 2005, and 2004, respectively.

We have designed two technology platforms to serve as the foundation for delivery of our business solutions: OneBizSM and iDirect Architecture TM, or iDA. OneBiz SM is our business management platform offered though our main portal and through the sites of our private-label partners. iDA is our web marketing and web selling platform offered through our wholly owned subsidiary, Smart Commerce, Inc. (d/b/a iMart), or Smart Commerce. Both platforms are designed to allow integrated applications to share data with the rest of the products and/or services running on our platforms. Virtually all of our products and services are offered on a subscription basis using the on-demand SaaS model.

Our principal executive offices are located at 2530 Meridian Parkway, 2nd Floor, Durham, North Carolina 27713, and our telephone number is (919) 765-5000.

Offering Summary

Securities Being Offered by Us	None.

Securities Being Offered by Selling Security Holders	Up to 8,707,051 shares of common stock. These shares consist of:

·
891,428 shares of common stock issued in private placement transactions conducted during March 2004 through September 2004, and 47,485 shares of common stock issued as a penalty for late registration of these shares;

·
1,405,279 shares of common stock issued in private placement transactions conducted during February 2005 through September 2005, which number includes 50,000 shares of common stock issued upon exercise of a warrant issued in connection with this private placement;

·	1,000,000 shares of common stock issued in private placement transactions conducted in 2006;

·	2,352,941 shares of common stock and 1,211,471 shares of common stock issuable upon the exercise of warrants issued in a private placement transaction conducted in February 2007;

·	241,628 shares of common stock issued upon exercise of warrants issued in a 2004 private offering having an exercise price of $3.50 per share;

·	243,617 shares of common stock issued upon exercise of warrants issued as compensation to a placement agent having an exercise price of $1.30 per share;

·	82,003 shares of common stock issued as a penalty for late registration of certain of the shares covered by the registration statement of which this prospectus forms a part;

·	18,000 shares of common stock issued in exchange for investor relations services;

·	768,755 shares of common stock sold by our president and CEO under certain note cancellation agreements and stock purchase agreements; and

·	444,444 shares of common stock issuable upon exercise of a warrant issued as consideration for an increase in an irrevocable standing letter of credit issued by a current stockholder.

Offering Price	The selling security holders can sell our shares at prevailing market prices, or at privately negotiated prices.

Terms of the Offering	The selling security holders will determine when and how they will sell the common stock offered in this prospectus. See “Plan of Distribution.”

Securities Issued and to be Issued
17,927,137 shares of our common stock are issued and outstanding as of July 24, 2007. Options to issue 2,201,800 shares of our common stock are also outstanding as of July 24, 2007, subject to adjustment pursuant to antidilution provisions contained in the options.

Use of Proceeds	All of the common stock to be sold under this prospectus will be sold by existing stockholders and we will not receive any proceeds from the sale of the common stock by the selling security holders.

RISK FACTORS

An investment in Smart Online involves significant risks. You should read the risks described below very carefully before deciding whether to invest in Smart Online. The following is a description of what we consider our key challenges and risks.

We operate in a dynamic and rapidly changing business environment that involves substantial risk and uncertainty and these risks may change over time. The following discussion addresses some of the risks and uncertainties that could cause, or contribute to causing, actual results to differ materially from expectations. In evaluating our business, you should pay particular attention to the descriptions of risks and uncertainties described below and in other sections of this document and our other filings. These risks and uncertainties are not the only ones we face. Additional risks and uncertainties not presently known to us, that we currently deem immaterial, or that are similar to those faced by other companies in our industry or business in general may also affect our business. If any of the risks described below actually occurs, our business, financial condition, or results of operations could be materially and adversely affected.

We have organized these factors into the following categories below:

·	Our Financial Condition

·	Our Products and Operations

·	Our Market, Customers and Partners

·	Our Officers, Directors, Employees and Stockholders

·	Regulatory Matters that Affect Our Business

·	Matters Related to the Market For Our Securities

Risks Associated with Our Financial Condition

(1)    We have had recurring losses from operations since inception, and continue to have negative cash flows. If we do not rectify these deficiencies through additional financing or growth, we may have to cease operations and liquidate our business. Because we have only nominal tangible assets, you may lose your entire investment.

Through March 31, 2007, we have lost an aggregate of approximately $58.7 million since inception on August 10, 1993. During the quarters ended March 31, 2007 and 2006, we incurred a net loss of approximately $1.3 million and $1.6 million, respectively. At March 31, 2007, we had $3.3 million of working capital. Our working capital, including our line of credit and recent financing transaction for $6 million, is not sufficient to fund our operations beyond July 2008, unless we substantially increase our revenue, limit expenses or raise substantial additional financing. Factors such as the commercial success of our existing services and products, the timing and success of any new services and products, the progress of our research and development efforts, our results of operations, the status of competitive services and products, the timing and success of potential strategic alliances or potential opportunities to acquire technologies or assets, and the suspension of trading of shares of our common stock by the U.S. Securities and Exchange Commission, or the SEC, and the resulting drop in share price, trading volume and liquidity, may require us to seek additional funding sooner than we expect. If we fail to raise sufficient financing, we will not be able to implement our business plan, we may have to liquidate our business and you may lose your investment.

(2)    Any issuance of shares of our common stock in the future could have a dilutive effect on your investment.

We may issue shares of our common stock in the future for a variety of reasons. For example, under the terms of the stock purchase warrant and agreement we recently entered into with Atlas Capital, S.A., or Atlas, it may elect to purchase up to 444,444 shares of our common stock at $2.70 per share upon termination of, or if we are in breach under the terms of, our line of credit with Wachovia Bank, NA, or Wachovia. In connection with our recent private financing, we issued warrants to the investors to purchase an additional 1,176,471 shares of our common stock at $3.00 per share and a warrant to our placement agent in that transaction to purchase 35,000 shares of our common stock at $2.55 per share. In addition, we may raise funds in the future by issuing additional shares of common stock or other securities.

If we raise additional funds through the issuance of equity securities or debt convertible into equity securities, the percentage of stock ownership by our existing stockholders would be reduced. In addition, such securities could have rights, preferences, and privileges senior to those of our current stockholders, which could substantially decrease the value of our securities owned by them. Depending on the share price we are able to obtain, we may have to sell a significant number of shares in order to raise the necessary amount of capital. You may experience dilution in the value of your shares as a result.

(3)    In the future, we may enter into certain debt financing transactions with third parties that could adversely affect our financial health.

We currently have a secured loan arrangement from Fifth Third Bank. Under the terms of this agreement, Smart Commerce borrowed $1.8 million to be repaid in 24 monthly installments of $75,000 plus interest beginning in December 2006. The interest rate is prime plus 1.5% as periodically determined by Fifth Third Bank. The loan is secured by all of the assets of Smart Commerce and all of Smart Commerce’s intellectual property. The loan is guaranteed by us and such guaranty is secured by all the common stock of Smart Commerce.

We also have a revolving line of credit from Wachovia. This line of credit is $2.5 million, and as of July 24, 2007, we have drawn down approximately $2.1 million. Any advances made on the line of credit must be repaid no later than August 1, 2008, with monthly payments of accrued interest only commencing on December 1, 2006 on any outstanding balance. The interest shall accrue on the unpaid principal balance at the LIBOR Market Index Rate plus 0.9%. The line of credit is secured by our deposit account at Wachovia and an irrevocable standby letter of credit in the amount of $2.5 million issued by HSBC Private Bank (Suisse) S.A. with Atlas as account party.

We are evaluating various equity and debt financing options and in the future may incur indebtedness that could adversely affect our financial health. For example, indebtedness could:

·	increase our vulnerability to general adverse economic and industry conditions;

·
require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

·	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

·	result in the loss of a significant amount of our assets or the assets of our subsidiary if we are unable to meet the obligations of these arrangements;

·	place us at a competitive disadvantage compared to our competitors that have less indebtedness or better access to capital by, for example, limiting our ability to enter into new markets; and

·	limit our ability to borrow additional funds in the future.

Risks Associated with Our Products and Operations

(4)    Our business is dependent upon the development and market acceptance of our applications, including the acceptance of using some of our applications to conduct business. Our business models and operating plans have changed as a result of forces beyond our control. Consequently, we have not yet demonstrated that we have a successful business model or operating plan.

We continually revise our business models and operating plans as a result of changes in our market, the expectations of customers and the behavior of competitors. Today, we anticipate that our future financial performance and revenue growth will depend, in large part, upon our Internet-based SaaS business model and the results of our sales efforts to reach agreements with syndication partners with small business customer bases, but this business model may become ineffective due to forces beyond our control that we do not currently anticipate. We recently entered into agreements with four new syndication partners, but we have not yet derived any revenue under these agreements. Consequently, we have not yet demonstrated that we have a successful business model or operating plan. Our evolving business model makes our business operations and prospects difficult to evaluate. There can be no assurance that our revised business model will allow us to capture significant future market potential. Investors in our securities should consider all the risks and uncertainties that are commonly encountered by companies in this stage of operations under our current business model, particularly companies, such as ours, that are in emerging and rapidly evolving markets.

Our future financial performance and revenue growth will depend, in part, upon the successful development, integration, introduction, and customer acceptance of our software applications. Thereafter, other new products, either developed or acquired, and enhanced versions of our existing applications will be critically important to our business. Our business could be harmed if we fail to deliver timely enhancements to our current and future solutions that our customers desire. We also must continually modify and enhance our services and products to keep pace with market demands regarding hardware and software platforms, database technology, information security, and electronic commerce technical standards. There can be no assurance that we will be able to successfully develop new services or products, or to introduce in a timely manner and gain acceptance of our new services or products in the marketplace.

Our business could be harmed if we fail to achieve the improved performance that customers want with respect to our current and future product offerings. We cannot assure you that our products will achieve widespread market penetration or that we will derive significant revenues from the sale of our applications.

Certain of our services involve the storage and transmission of customers’ personal and proprietary information (such as credit card, employee, purchasing, supplier, and other financial and accounting data). If customers determine that our services do not provide adequate security for the dissemination of information over the Internet or corporate extranets, or are otherwise inadequate for Internet or extranet use, or if, for any other reason, customers fail to accept our products for use, our business will be harmed. Our failure to prevent security breaches, or well-publicized security breaches affecting the Internet in general, could significantly harm our business, operating results, and financial condition.

(5)    We may consider strategic divestiture, acquisition or investment opportunities in the future. We face risks associated with any such opportunity.

From time to time we evaluate strategic opportunities available to us for product, technology or business acquisitions, investments and divestitures. In the future, we may divest ourselves of products or technologies that are not within our continually evolving business strategy or acquire other products or technologies. We may not realize the anticipated benefits of any such current or future opportunity to the extent that we anticipate, or at all. We may have to issue debt or equity securities to pay for future acquisitions or investments, the issuance of which could be dilutive to our existing stockholders. If any opportunity is not perceived as improving our earnings per share, our stock price may decline. In addition, we may incur non-cash amortization charges from acquisitions, which could harm our operating results. Any completed acquisitions or divestitures would also require significant integration or separation efforts, diverting our attention from our business operations and strategy. We have limited acquisition experience, and therefore our ability as an organization to integrate any acquired companies into our business is unproven. Acquisitions and investments involve numerous risks, including:

·	difficulties in integrating operations, technologies, services and personnel;

·	diversion of financial and managerial resources from existing operations;

·	reduction of available cash;

·	risk of entering new markets;

·	potential write-offs of acquired assets;

·	potential loss of key employees;

·	inability to generate sufficient revenue to offset acquisition or investment costs; and

·	delays in customer purchases due to uncertainty.

If we fail to properly evaluate and execute acquisitions, divestitures or investments, our business and prospects may be seriously harmed.

(6)    We entered into a debt financing transaction in order to make certain installment payments under our agreement in the iMart acquisition. Failure to comply with the provisions of this loan agreement could have a material adverse effect on us.

When we purchased iMart Incorporated, or iMart, in October 2005, we committed to make installment payments of approximately $3,462,000 and non-competition payments to two key employees of $780,000. Prior to the loan agreement described below, the cash flow we received from the business we purchased from iMart has been insufficient to cover any of the installment payments we have been required to make, and we have had to fund the difference. We recently amended the lock box agreement related to the acquisition, terminating the iMart shareholders’ security interest in the amounts in the lock box account, and agreed to pay the installment payments and noncompetition payments in three non-equal installments by February 2007, which have been paid in full.

In order to make these payments, we entered into a loan agreement with Fifth Third Bank in order to finance a portion of the payments to the iMart shareholders. Under the terms of this agreement, Smart Commerce borrowed $1.8 million to be repaid in 24 monthly installments of $75,000 plus interest. The interest rate is prime plus 1.5% as periodically determined by Fifth Third Bank. Currently and at closing, the prime rate was 8.25%. The loan is secured by all of the assets of Smart Commerce, including a security account of $250,000 and all of Smart Commerce’s intellectual property. The loan is guaranteed by us and such guaranty is secured by all the common stock of Smart Commerce. If an event of default occurs and remains uncured, then the lender could foreclose on the assets securing the loan. If that were to occur, it would have a substantial adverse effect on our business. Making the payments on the loan used to finance part of these payments may drain our financial resources or cause other material harm to our business if the lender forecloses on the secured assets.

(7)    We rely on third-party software that may be difficult to repair should errors or failures occur. Such an error or failure, or the process undertaken by us to correct such an error or failure, could disrupt our services and harm our business.

We rely on software licensed from third parties in order to offer our services. We use key systems software from commercial vendors. The software we use may not continue to be available on commercially reasonable terms, or at all, or upgrades may not be available when we need them. We currently do not have support contracts or upgrade subscriptions with some of our key vendors. We are not currently aware of any immediate issues, but any loss of the right to use any of this software could result in delays in providing our services until equivalent technology is either developed by us, or, if available, is identified, obtained and integrated, which could harm our business. Any errors or defects in, or unavailability of, third-party software could result in errors or a failure of our services, which could harm our business.

We also use key systems software from leading open source communities that are free and available in the public domain. Our products will use additional public domain software, if needed for successful implementation and deployment. We currently do not have support contracts for the open source software that we use. We rely on our own research and development personnel and the open source community to discover and fix any errors and bugs that may exist in the software we use. As a result, if there are errors in such software of which we are unaware or are unable to repair in a timely manner, there could be a disruption in our services if certain critical defects are discovered in the software at a future date.

Risks Associated with Our Markets, Customers and Partners

(8)    The structure of our subscription model makes it difficult to predict the rate of customer subscription renewals or the impact non-renewals will have on our revenue or operating results.

Our small business customers do not sign long-term contracts. Our customers have no obligation to renew their subscriptions for our services after the expiration of their initial subscription period and, in fact, customers have often elected not to do so. In addition, our customers may renew for a lower-priced edition of our services or for fewer users. Many of our customers utilize our services without charge. These factors make it difficult to accurately predict customer renewal rates. Our customers’ renewal rates may decline or fluctuate as a result of a number of factors, including when we begin charging for our services, their dissatisfaction with our services and their capability to continue their operations and spending levels. Most of our subscribers are in our Smart Commerce segment. Although the number of subscribers to our Smart Online segment has remained relatively constant since September 2006, we have experienced a decline in the number of subscribers to our Smart Commerce segment. This decline is primarily attributable to the restructuring of a major customer and was anticipated when we learned of the restructuring. If our customers do not renew their subscriptions for our services, or we are not able to increase the number of subscribers, our revenue may decline and our business will suffer.

(9)    We depend on corporate partners to market our products through their web sites under relatively short-term agreements in order to increase subscription fees and grow revenue. Failure of our partners’ marketing efforts or termination of these agreements could harm our business.

Subscription fees represented approximately 52%, 22%, 0% of total revenues for 2006, 2005, and 2004, respectively. Subscription fees represented approximately 67% of total revenues in the first quarter of 2007 compared to 40% of total revenues in the first quarter of 2006. With the launch of our new applications and the acquisition of iMart, subscription fees represent a significant percentage of our total revenues and our future financial performance and revenue growth depends, in large part, upon the growth in customer demand for our outsourced services delivery models. We depend on our syndication partners and referral relationships to offer our products and services to a larger customer base than we can reach through direct sales or other marketing efforts. Although we entered into nine new and renewed agreements in the first half of 2007, we have not yet derived any revenue under several of these agreements. Our success depends in part on the ultimate success of our syndication partners and referral partners and their ability to market our products and services successfully. Our partners are not obligated to provide potential customers to us. In addition, some of these third parties have entered, and may continue to enter into, strategic relationships with our competitors. Further, many of our strategic partners have multiple strategic relationships, and they may not regard us as significant for their businesses. Our strategic partners may terminate their respective relationships with us, pursue other partnerships or relationships, or attempt to develop or acquire products or services that compete with our products or services. Our strategic partners also may interfere with our ability to enter into other desirable strategic relationships. If we are unable to maintain our existing strategic relationships or enter into additional strategic relationships, we will have to devote substantially more resources to the distribution, sales, and marketing of our products and services.

(10)    Our future growth is substantially dependent on customer demand for our subscription services delivery models. Failure to increase this revenue could harm our business.

We have invested significantly in infrastructure, operations, and strategic relationships to support our SaaS delivery model, which represents a significant departure from the delivery strategies that other software vendors and we have traditionally employed. To maintain positive margins for our small business services, our revenues will need to continue to grow more rapidly than the cost of such revenues. There can be no assurance that we will be able to maintain positive gross margins in our subscription services delivery models in future periods. If our subscription services business does not grow sufficiently, we could fail to meet expectations for our results of operations, which could harm our business.

Any delays in implementation may prevent us from recognizing subscription revenue for periods of time, even when we have already incurred costs relating to the implementation of our subscription services. Additionally, subscribers can cancel their subscriptions to our services at any time and, as a result, we may recognize substantially less revenue than we expect. If large numbers of customers cancel or otherwise seek to terminate subscription agreements more quickly than we expect, our operating results could be substantially harmed. To become successful, we must cause subscribers who do not pay fees to begin paying fees and increase the length of time subscribers pay subscription fees.

(11)    There are risks associated with international operations, which may become a bigger part of our business in the future.

We currently do not generate revenue from international operations. Although we have recently signed an agreement with a company to market our products and services in a foreign country, this agreement has not yet generated any revenue for us. We are currently evaluating whether and how to expand into additional international markets. If we continue to develop our international operations, these operations will be subject to risks associated with operating abroad. These international operations are subject to a number of difficulties and special costs, including:

·	costs of customization and localization of products for foreign countries;

·	laws and business practices favoring local competitors;

·	uncertain regulation of electronic commerce;

·	compliance with multiple, conflicting, and changing governmental laws and regulations;

·	longer sales cycles; greater difficulty in collecting accounts receivable;

·	import and export restrictions and tariffs;

·	potentially weaker protection for our intellectual property than in the United States, and practical difficulties in enforcing such rights abroad;

·	difficulties staffing and managing foreign operations;

·	multiple conflicting tax laws and regulations; and

·	political and economic instability.

Our international operations may also face foreign currency-related risks. To date, all of our revenues have been denominated in United States Dollars, but an increasing portion of our revenues may be denominated in foreign currencies. We do not engage in foreign exchange hedging activities, and therefore our international revenues and expenses may be subject to the risks of foreign currency fluctuations.

We must also customize our services and products for international markets. This process is much more complex than merely translating languages. For example, our ability to expand into international markets will depend on our ability to develop and support services and products that incorporate the tax laws, accounting practices, and currencies of particular countries. Since a large part of our value proposition to customers is tied to developing products with the peculiar needs of small businesses in mind, any variation in business practice from one country to another may substantially decrease the value of our products in that country unless we identify the important differences and customize our product to address the differences.

Our international operations may also increase our exposure to international laws and regulations. If we cannot comply with domestic or foreign laws and regulations, which are often complex and subject to variation and unexpected changes, we could incur unexpected costs and potential litigation. For example, the governments of foreign countries might attempt to regulate our services and products or levy sales or other taxes relating to our activities. In addition, foreign countries may impose tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers, any of which could make it more difficult for us to conduct our business in international markets.

Risks Associated with Our Officers, Directors, Employees and Stockholders

(12)    Our executive management team is critical to the execution of our business plan and the loss of their services could severely impact negatively on our business.

Our success depends significantly on the continued services of our executive management personnel. Losing any of our officers could seriously harm our business. Competition for executives is intense. If we had to replace any of our officers, we would not be able to replace the significant amount of knowledge that they have about our operations. All of our executive team work at the same location, which could make us vulnerable to loss of our entire management team in the event of a natural or other disaster. We do not maintain key man insurance policies on any of our employees.

(13)    Officers, directors and principal stockholders control us. This might lead them to make decisions that do not benefit the interests of minority stockholders.

Our officers, directors and principal stockholders beneficially own or control approximately 59% of our outstanding common stock. As a result, these persons, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and to control our management and affairs. Accordingly, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us, which in turn could materially and adversely affect the market price of our common stock.

Regulatory Risks

(14)    Compliance with new regulations governing public company corporate governance and reporting is uncertain and expensive.

As a public company, we have incurred and will incur significant legal, accounting and other expenses that we did not incur as a private company. We will incur costs associated with our public company reporting requirements. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, as well as new rules implemented by the SEC and the NASD. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time consuming and costly. Any unanticipated difficulties in preparing for and implementing these reforms could result in material delays in complying with these new laws and regulations or significantly increase our costs. Our ability to fully comply with these new laws and regulations is also uncertain. Our failure to prepare timely for and implement the reforms required by these new laws and regulations could significantly harm our business, operating results, and financial condition. We also expect that these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In the past, we have incurred substantial additional professional fees and expenses associated with the SEC’s suspension of trading of our securities in January 2006 and with the internal investigation authorized by our Board of Directors in March 2006. Although our insurance carrier has paid a portion of these fees, not all such fees and expenses will be covered by our insurance.

(15)    Remediation of deficiencies in our internal control over financial reporting is uncertain and may be expensive.

By the end of fiscal 2007, we are required to comply with Sarbanes-Oxley requirements involving management's assessment of our internal control over financial reporting and our independent accountant's audit of that assessment is required for fiscal 2008. In March 2006, we retained a new Chief Financial Officer. His review of our internal control over financial reporting to date and the final findings of our Audit Committee investigation have identified several deficiencies in our internal control over financial reporting. In July 2006, the Audit Committee concluded that: (i) our Chief Executive Officer should have disclosed and sought approval from the Board of Directors before entering into certain transactions and arrangements, including personal loans; (ii) there was inadequate diligence by management and the Board of Directors regarding third parties with which we contracted, including outside investor relations vendors, some of which were registered brokers; (iii) management and our directors lacked sufficient knowledge regarding rules and regulations with respect to dealings between registered brokers and public companies, (iv) we lack clear policies regarding the limits on the Chief Executive Officer’s authority to enter into business transactions and agreements without Board approval; (v) there has been inadequate legal and accounting review of material contracts; (vi) there has been inadequate training and understanding of SEC disclosure requirements; (vii) there was an unintentional violation of our Securities Trading Policy by one of our directors as previously reported in our public filings; (viii) we have inadequate processes for determination of independence of Board members; and (ix) there has been a failure to communicate and stress the importance of controls and procedures throughout our organization. The Audit Committee investigation concluded that these deficiencies primarily resulted from our transition from a private company to a publicly reporting company and insufficient preparation for, focus on, and experience with compliance requirements for a publicly reporting company. We reported the changes to our internal controls related to the Audit Committee’s findings in our Annual Report on Form 10-K for the fiscal year ending December 31, 2005, filed with the SEC on July 11, 2006, or the 2005 Annual Report, and as updated in our Annual Report on Form 10-K for the fiscal year ending December 31, 2006, filed with the SEC on March 30, 2007.

While we have made some progress on this remediation effort, we continue to work on addressing all the issues raised in these findings. Although we believe our on-going review and testing of our internal control over financial reporting will enable us to be compliant with these requirements, we have identified some deficiencies and may identify others that we may not be able to remediate and test by the end of fiscal 2007.

If we cannot assess our internal controls over financial reporting as effective, it may affect our management’s assessment of our internal control environment as it will be disclosed in our Annual Report on Form 10-K for fiscal 2007 and our stock price could decline.

(16)    The SEC suspension of trading of our securities has damaged our business, and it could damage our business in the future.

The suspension of trading by the SEC has harmed our business in many ways, and may cause further harm in the future. Prior to our re-entry onto the OTC-BB for quotation, our ability to raise financing on favorable terms to us and our existing stockholders suffered due to the lack of liquidity of our stock, the questions raised by the SEC’s action, and the resulting drop in the price of our common stock. As a result, we did not raise sufficient financing to make the sales and marketing investments we felt were needed in 2006 to substantially increase revenue. Legal and other fees related to the SEC’s action also reduced our cash flow which jeopardized our ability to make the installment payments required by the agreements to acquire iMart. We recently completed a private placement financing for $6 million; however we make no assurance that we will not continue to experience additional harm as a result of the SEC matter. The time spent by our management team and directors dealing with issues related to the SEC action also detracted from the time they spent on our operations, including strategy development and implementation. Finally, an important part of our business plan is to enter into private label syndication agreements with large companies. The SEC’s action and related matters have caused us to be a less attractive partner for large companies and to lose important opportunities. The SEC’s action and related matters may cause other problems in our operations.

Risks Associated with the Market for Our Securities

(17)    If securities analysts do not publish research or reports about our business or if they downgrade our stock, the price of our stock could decline.

The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business. Because our stock is currently quoted on the OTC-BB rather than traded on a national exchange, analysts may not be interested in conducting research or publishing reports on us. If we do not succeed in attracting analysts to report about our company, most investors will not know about us even if we are successful in implementing our business plan. We do not control these analysts. There are many large, well established publicly traded companies active in our industry and market, which may mean it will be less likely that we receive widespread analyst coverage. Furthermore, if one or more of the analysts who do cover us downgrade our stock, our stock price would likely decline rapidly. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline. Lower trading volume may also mean that you could not resell your shares.

(18)    Our revenues and operating results may fluctuate in future periods and we may fail to meet expectations of investors and public market analysts, which could cause the price of our common stock to decline.

Our revenues and operating results may fluctuate significantly from quarter to quarter. If quarterly revenues or operating results fall below the expectations of investors or public market analysts, the price of our common stock could decline substantially. Factors that might cause quarterly fluctuations in our operating results include:

·	the evolving demand for our services and software;

·	spending decisions by our customers and prospective customers;

·	our ability to manage expenses;

·	the timing of product releases;

·	changes in our pricing policies or those of our competitors;

·	the timing of execution of contracts;

·	changes in the mix of our services and software offerings;

·	the mix of sales channels through which our services and software are sold;

·	costs of developing product enhancements;

·	global economic and political conditions;

·	our ability to retain and increase sales to existing customers, attract new customers and satisfy our customers’ requirements;

·	subscription renewal rates for our service;

·	the rate of expansion and effectiveness of our sales force;

·	the length of the sales cycle for our service;

·	new product and service introductions by our competitors;

·	technical difficulties or interruptions in our service;

·	regulatory compliance costs;

·	integration of acquisitions; and

·	extraordinary expenses such as litigation or other dispute-related settlement payments.

In addition, due to a slowdown in the general economy and general uncertainty of the current geopolitical environment, an existing or potential customer may reassess or reduce its planned technology and Internet-related investments and defer purchasing decisions. Further delays or reductions in business spending for technology could have a material adverse effect on our revenues and operating results.

(19)    Our stock price is likely to be highly volatile and may decline.

The trading prices of the securities of technology companies have been highly volatile. Accordingly, the trading price of our common stock has been and is likely to continue to be subject to wide fluctuations. Further, our common stock has a limited trading history. Factors affecting the trading price of our common stock include:

·	variations in our actual and anticipated operating results;

·	the volatility inherent in stock prices within the emerging sector in which we conduct business;

·	announcements of technological innovations, new services or service enhancements, strategic alliances or significant agreements by us or by our competitors;

·	recruitment or departure of key personnel;

·	changes in the estimates of our operating results or changes in recommendations by any securities analysts that elect to follow our common stock;

·	market conditions in our industry, the industries of our customers and the economy as a whole; and

·	the volume of trading in our common stock, including sales of substantial amounts of common stock issued upon the exercise of outstanding options and warrants.

In addition, the stock market from time to time has experienced extreme price and volume fluctuations that have affected the trading prices of many emerging growth companies. Such fluctuations have often been unrelated or disproportionate to the operating performance of these companies. These broad trading fluctuations could adversely affect the trading price of our common stock.

Further, securities class action litigation has often been brought against companies that experience periods of volatility in the market prices of their securities. Securities class action litigation could result in substantial costs and a diversion of our management’s attention and resources. If such a suit is brought against us, we may determine, like many defendants in such lawsuits, that it is in our best interests to settle such a lawsuit, even if we believe that the plaintiffs’ claims have no merit, to avoid the cost and distraction of continued litigation. Any liability we incur in connection with any potential lawsuit could materially harm our business and financial position and, even if we defend ourselves successfully, there is a risk that management’s distraction in dealing with this type of lawsuit could harm our results.

(20)    Shares eligible for public sale could adversely affect our stock price.

Certain holders of shares of our common stock signed agreements that prohibit resales of our common stock. If substantial numbers of shares are resold as lock-up periods expire, the market price of our common stock is likely to decrease substantially.

At July 24, 2007, 17,927,137 shares of our common stock were issued and outstanding and 3,857,715 shares may be issued pursuant to the exercise of warrants and options. During May 2005, we registered on Form S-8 5,000,000 shares of our common stock for issuance to our officers, directors and consultants under our 2004 Equity Compensation Plan, of which at July 24, 2007, 156,000 shares were outstanding and 1,376,200 shares are subject to outstanding stock options of the 5,000,000 shares reserved for issuance under such plan. In June 2007, we limited the issuance of shares of our common stock reserved under our 2004 Equity Compensation Plan to awards of shares of restricted and unrestricted common stock. Also in June 2007, our Board of Directors approved an offer for holders of outstanding options with an exercise price of $2.50 per share or greater to exchange the outstanding options for a certain number of shares of restricted stock. We target that the restriction on these shares of stock would lapse in four equal, quarterly increments over the year following the acceptance of the exchange offer. This proposed tender offer is described more fully in “Shares Eligible for Future Sale - Outstanding Options and Warrants,” below.

The remaining outstanding shares of our common stock are restricted and may be sold in the public market only if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act. Because we have a material number of options and warrants outstanding, your shares may be significantly diluted if a large number of these outstanding options or warrants are exercised.

We entered into agreements that limit the number of shares that may be sold during specific time periods, or Dribble Out Agreements, with all of the investors who purchased shares of our stock from us in private placements during 2005 and 2006, a total of approximately 2,497,000 shares. Under these Dribble Out Agreements, sales of shares are limited to 25% during a rolling 30-day period. Such limitations terminate six months after the effective date of the registration statement registering these shares.

Certain of our affiliates have also entered into other Lock-Up Agreements covering a portion of their shares. These agreements restrict the sale of 1,296,623 shares of our common stock. Under the terms of these Lock-Up Agreements, these officers cannot sell, pledge, grant or otherwise transfer the shares subject to the agreement for one year following the effective date of the registration statement of which this prospectus is a part. After one year, 2.5% of these shares per quarter are released from these restrictions on a pro rata basis among these affiliates. All remaining shares will be released from the Lock-Up Agreements on the second anniversary of the effective date of the registration statement of which this prospectus is a part. These Lock-Up Agreements will otherwise terminate at the following times: (A) if the registration statement of which this prospectus is a part is terminated, the earlier of (i) the date of termination if no shares were sold, or (ii) the date any proceeds received from public investors are placed in the mail for return; (B) the date our common stock is listed on a national securities exchange, or (C) thirty (30) days following the date the persons signing these Lock-Up Agreements are no longer affiliates.

Our stock is very thinly traded. The average daily trading volume for our common stock between November 2006 and July 2007 was approximately 14,900 shares per day. The number of shares that could be sold during this period was restrained by Dribble Out Agreements and other contractual limitations imposed on some of our shares, while there was no similar contractual restraint on the number of buyers of our common stock. This means that market supply may increase more than market demand for our shares when lock-up and dribble-out periods expire. Many companies experience a decrease in the market price of their shares when such events occur.

We cannot predict if future sales of our common stock, or the availability of our common stock held for sale, will materially and adversely affect the market price for our common stock or our ability to raise capital by offering equity securities. Our stock price may decline if the resale of shares under Rule 144, in addition to the resale of registered shares, at any time in the future exceeds the market demand for our stock.

Market conditions and market makers may cause your investment in our common stock to significantly diminish and become very illiquid.

We can offer no assurance that the volume of trading of our shares in the public markets will be sufficient to allow all sellers to sell at the times or prices sellers desire. Future sales of substantial amounts of our shares in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

(21)    Our securities may be subject to “penny stock” rules, which could adversely affect our stock price and make it more difficult for you to resell our stock.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quotation systems, provided that reports with respect to transactions in such securities are provided by the exchange or quotation system pursuant to an effective transaction reporting plan approved by the SEC).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prescribed by the SEC, which:

·	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

·	contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements;

·	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;

·	contains a toll-free telephone number for inquiries on disciplinary actions;

·	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

·	contains such other information and is in such form (including language, type, size, and format) as the SEC requires.

The broker-dealer also must provide the customer, prior to effecting any transaction in a penny stock, with:

·	bid and ask quotations for the penny stock;

·	the compensation of the broker-dealer and its salesperson in the transaction;

·	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

·	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement related to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements could have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements regarding our plans, objectives, expectations, intentions, future financial performance, future financial condition, and other statements that are not historical facts. You can identify these statements by our use of the future tense, or by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” ”estimate,” “continue,” and other similar words and phrases. Examples of sections containing forward-looking statements include “Description of Business” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” These forward-looking statements involve many risks and uncertainties. Examples of such risks and uncertainties are described under “Risk Factors” and elsewhere in this prospectus, as well as in other filings we may make from time to time with the SEC. You should be aware that the occurrence of any of these risks and uncertainties may cause our actual results to differ materially from those anticipated in our forward-looking statements, which could have a material adverse effect on our business, results of operations, and financial condition. All forward-looking statements included in this prospectus are based on information available to us as of the date of this prospectus. We assume no obligation or duty to update any such forward-looking statements.

USE OF PROCEEDS

We will receive none of the proceeds of resales of common stock by selling security holders in this offering.

DETERMINATION OF OFFERING PRICE

The selling stockholders will offer shares from time to time at prevailing market prices or privately negotiated prices. Our common stock became eligible to be quoted on the OTC-BB on April 15, 2005, and, following a suspension in trading issued by the SEC, returned to being quoted on the OTC-BB on September 11, 2006. Our trading symbol is “SOLN.” The high and low prices of our common stock on July 24, 2007 were $2.50 and $2.60, respectively. These prices may or may not be similar to the price or prices at which the selling stockholders offer shares in this offering.

DILUTION

Dilution represents the difference between the amount per share paid by purchasers of our common stock from the selling security holders identified in this prospectus and the net tangible book value per share of our common stock at the time of purchase. Since we will not receive any of the proceeds from the sale of common stock sold under this prospectus, the net tangible book value of our common stock will not be increased as a result of such sales, nor will the number of shares outstanding be affected by such sales. Consequently, there will be no change in the net tangible book value per share of our common stock as a result of any sales under this prospectus.

The net tangible book value per share represents stockholders' equity less intangible assets, divided by the number of shares outstanding. As of March 31, 2007, we had 17,822,637 shares outstanding. These shares, as of March 31, 2007, had a net tangible book value of $926,122 or $0.05 per share. The current market price per share of our common stock substantially exceeds the net tangible book value per share of our outstanding common stock. Therefore, purchasers of our common stock in this offering will suffer immediate and substantial dilution.

The number of shares of our common stock outstanding may be increased by shares issued upon exercise of outstanding options and warrants, and to the extent they are exercised for cash, the net tangible book value of our common stock may increase. We also may seek additional equity financing in the future, which may cause additional dilution to purchasers of our common stock in this offering, and a reduction in their equity interest. The holders of the shares purchased in this offering will have no preemptive rights on any shares of common stock to be issued by us in the future in connection with any such additional equity financing. If we sell additional shares or warrants to purchase additional shares, the sale or exercise price could be higher or lower than what purchasers are paying in this offering. If we sell additional shares at a lower price, it could lower the value of an existing stockholder's shares.

SELLING SECURITY HOLDERS

An aggregate of 8,707,051 shares of our common stock may be offered for sale and sold pursuant to this prospectus by the selling security holders. These shares consist of:

·	7,051,136 currently outstanding shares; and

·	1,655,915 shares issuable upon exercise of outstanding warrants held by the selling security holders.

These aggregate shares are to be offered by and for the respective accounts of the selling security holders and any pledgees, donees, assignees and transferees or successors-in-interest of the respective selling security holders. We have agreed to register all of such securities under the Securities Act and to pay all of the expenses in connection with such registration and sale of the shares (other than underwriting discounts and selling commissions and the fees and expenses of counsel and other advisors to the selling security holders). Selling security holders who received their shares from our Chief Executive Officer in connection with Note Cancellation Agreements or the sale on October 10, 2006 are obligated to pay their proportionate share of registration expenses. See “Certain Relationships and Related Transactions.”  We will not purchase any of the shares being sold in this offering.

These aggregate shares were acquired by the selling security holders in the following transactions:

·
From March 2004 through June 2004, we sold 999,140 shares of our common stock to investors in a private placement for a price of $3.50 per share, for an aggregate of $3,496,990. Concurrently, we issued warrants to purchase an aggregate of 288,638 shares of our common stock for an exercise price of $3.50 per share. Of these securities, only 241,628 shares issued upon the exercise of these warrants and 791,428 shares sold in the private placement are being registered in this offering.

·
From August 2004 through September 2004, we sold 290,000 shares of our common stock in a private placement for a price of $5.00 per share, for an aggregate of $1,450,000. Only 100,000 shares of common stock issued in this private placement are being registered in this offering.

·
In private placements that took place from March 2004 through June 2004, we entered into registration rights agreements with our investors. Under these rights agreements, the investors accrued a late registration penalty based on a formula using the time between the target registration date and the actual registration date. We failed to file the registration statement by the appropriate date. This amount was paid in shares of our common stock instead of cash. The number of such shares was determined by dividing the penalty amount by the purchase price of the shares under the applicable subscription agreement. A total of 47,485 of these penalty shares are being registered in this offering from this transaction.

·
During February 2005 through April 2005, we sold 605,000 shares of our common stock to investors in a private placement for a price of $5.00 per share, for an aggregate of $3,025,000. Concurrently, we issued a warrant to purchase 50,000 shares of our common stock for an exercise price of $5.00 per share in consideration for an investor agreeing to certain restrictions on the ability to sell the shares. The warrant was exercised on September 15, 2005, and the 50,000 shares issued upon the exercise of the warrant and all 605,000 shares sold in the private placement are being registered in this offering.

·
From July 1, 2005 through September 14, 2005, we sold 786,642 shares of our common stock to investors in a private placement for a price of $5.50 per share, for an aggregate of $4,326,531.  Of these securities, only 750,279 shares sold in the private placement are being registered in this offering.

·	In 2006, we sold an aggregate of 1,000,000 shares of our common stock to investors in private placements for $2.50 per share for an aggregate of $2,500,000.

·
On February 21, 2007, we sold an aggregate of 2,352,941 shares of our common stock at a price of $2.55 per share for aggregate proceeds of $6,000,000 in a private placement with two investors. We also issued these investors warrants for the purchase of a total of 1,176,471 shares of our common stock at an exercise price of $3.00 per share. As part of the compensation paid to our agent in this private placement, we issued the agent a warrant to purchase 35,000 shares of our common stock with an exercise price of $2.55 per share.

·
In connection with the sale of our common stock in private placements that occurred from March to September 2004, we issued a warrant to a third party who assisted us in identifying investors who participated in those private placements. The warrant was for an aggregate of 350,000 shares of our common stock with an exercise price of $1.30 per share. This warrant was subsequently transferred and exercised by various parties. Only 243,617 shares of common stock issued upon exercise of the warrants are being registered in this offering from this transaction.

·
In private placements that took place from February 2005 through August 2006, we entered into registration rights agreements with our investors. We subsequently entered into amendments to certain registration rights agreements with certain existing investors. Under the original rights agreements, the investors accrued a late registration penalty based on a formula using the time between the target registration date, which has passed, and the actual registration date, which occurred on April 3, 2007. Under the terms of the amendment, certain investors received a predetermined payment as we had not registered the subject shares. In both cases, this amount was paid in shares of our common stock instead of cash. The number of such shares was determined by dividing the penalty amount by the purchase price of the shares under the applicable subscription agreement. Of the 83,093 penalty shares issued in these transactions, only 82,003 shares are being registered in this offering.

·
From August 19, 2005 through September 13, 2005, we issued 1,273,000 shares of our common stock to investor relations firms for investor relations services for an aggregate value of $9,953,160. These and other firms were paid an additional aggregate of $1,011,200 between April 14, 2005 and January 13, 2006 in cash for their services. The aggregate value paid for these services was $10,964,360.  In 2006, we entered into settlement agreements with two of the consultants who received both shares and cash in exchange for their services. Pursuant to these settlement agreements, the consultants released any and all claims to an aggregate of 1,250,000 shares of the common stock that we did not deliver, and released us from any obligation to make any additional payments under their consulting agreements. We agreed that the consultants could retain all of the aggregate $500,000 in cash fees previously paid, and we released them from any obligation to provide services pursuant to the terms of the consulting agreements. Only 18,000 shares issued to investor relations consultants are included in the shares being registered in this offering.

·
On January 19, 2007, our Chief Executive Officer entered into Note Cancellation Agreements with certain lenders, as more fully described in “Certain Relationships and Related Transactions.” Under the terms of these Note Cancellation Agreements, the Chief Executive Officer transferred his personally held shares of our common stock to the lenders as consideration for the cancellation of promissory notes held by the lenders. Under these agreements, the Chief Executive Officer transferred a total of 521,712 shares of common stock for the cancellation of principal and interest totaling $1,306,178.66 as of December 31, 2006. The agreed upon per share value ranged from $1.50 to $4.22 per share.

·
On October 10, 2006, our Chief Executive Officer entered into a stock purchase agreement with Doron Roethler, a current stockholder. Pursuant to this agreement, our Chief Executive Officer sold 247,043 shares of our common stock from his personal holdings at a price of $1.5176 per share.

·
In January 2007, we issued Atlas a warrant to purchase up to 444,444 shares of our common stock at an exercise price of $2.70 per share. The warrant was issued in connection with the increase of an irrevocable standby letter of credit issued by Atlas from $1.3 million to $2.5 million. The letter of credit was issued in connection with our revolving line of credit with Wachovia Bank, NA.

The following table and notes to the table set forth, with respect to each selling security holder:

·	the name of the selling security holder and any material relationship the selling security holder has had with us over the past three years;

·	the number of shares of our common stock beneficially owned by the selling security holder as of July 24, 2007;

·	the number of shares being offered for sale by the selling security holder pursuant to this prospectus; and

·
the number of shares of our common stock and percentage that will be beneficially owned by the selling security holder assuming the selling security holder disposes of all of the shares being offered pursuant to this prospectus.

Name and Material Relationships	Beneficial Ownership Prior to Sale of the Shares	Number of Shares Being Offered for Sale	Beneficial Ownership After the Sale of the Shares
			Number	Percentage
John Smith (1)(4)	70,553	27,929	42,624	*
Juliani Ltd. (1)(4)(12)	217,030	67,030	50,000	*
Chiche Yael (1)(4)	22,343	22,343	0	0
The Blueline Fund (1)(2)(3)(4)(13)	718,750	718,750	0	0
Atlas Capital, SA(1)(3)(4)(5)(6)(9)(14)(24)	2,773,600	2,699,535	74,065	*
Gilbert H. Burnett(1)(4)(5)	20,135	13,479	6,656	*
Sandra Burnett(5)	6,656	600	6,056	*
Edward S. Finley, Jr.(1)(4)	16,356	10,600	5,756	*
Lawrence Zirbel(1)(4)	30,566	30,566	0	0
Credite Suisse Zurich(1)(4)(15)(16)	187,274	187,274	0	0
Eddie G. Hatch, III(1)(4)(16)	7,056	4,240	2,816	*
Candis Boyer Trust(1)(4)	10,916	10,916	0	0
David P. Nichols(1)(4)	23,826	9,540	14,286	*
Judy M. Nichols(1)(4)	23,826	9,540	14,286	*

C. Richard Vaughn, Jr.(1)(4)	46,500	26,500	20,000	*
William M. Rhyne(1)(4)	9,236	3,180	6,056	*
Horace T. Bone (1)(4)	2,650	2,650	0	0
Ursula Main(1)(4)	2,650	2,650	0	0
Edgar L. Blackley(1)(4)(16)	27,291	27,291	0	0
Martin L. Wachtel, III(1)(4)	2,120	2,120	0	0
Rodney Cantrell(1)(4)(16)	31,800	31,800	0	0
Michael Hensley(1)(4)(5)	22,058	15,900	6,158	*
Steven Andreus(1)(4)	31,200	21,200	10,000	*
William L. Daniels, Jr.(1)(4)	39,805	8,480	31,325	*
Michael Olander(1)(4)	59,550	59,550	0	0
Andrew Tyson(1)(4)	13,100	10,600	2,500	*
C. Richard Vaughn, Sr.(1)(4)	10,600	10,600	0	0
Jeffrey C. Davis(1)(4)(16)	33,347	27,291	6,056	*
Monty K. Venable(1)(4)	13,600	10,600	3,000	*
David & Robin Young(1)(4)(16)	16,972	10,916	6,056	*
Charles Hoffman(1)(4)	5,300	5,300	0	0
Danny Eason(1)(4)	22,096	14,840	7,256	*
Philippe Pouponnot - member of Board of Directors (3)(4)(13)	50,750	50,750	0	0
Berkley Financial Services, Ltd.(6) (25)	216,175	216,175	0	0
Leon Sokolic(6)(7)	389,965	320,000	85,065	*
Pete Coker(6)(23)	155,945	155,945	0	0
Doron Roethler(6)	2,001,778	247,043	1,754,735	9.8%
Daniel Flebotte(5)	29,232	3,000	26,232	*
Richmond Bernhardt, III(7)(16)(18)	16,815	5,015	11,800	*
J. Fielding Miller(7)(16)(18)	16,815	5,015	11,800	*
Perkins Holdings, LLC(7)(16)(17)(18)	16,815	5,015	11,800	*
Wilson Hoyle, III(7)(16)(18)	6,555	1,955	4,600	*
Ruben Serrano(8)	2,000	2,000	0	0
Mistere, LLC(8)(19)	16,000	16,000	0	0
Herald Investment Trust, PLC.(10)(20)	1,176,471	1,176,471	0	0
Magnetar Capital Master Fund, Ltd.(10)(21)	2,352,941	2,352,941	0	0
Canaccord Adams, Inc..(11)	35,000	35,000	0	0
Tryon Capital Ventures, LLC(7)(22)	98,617	98,617	0	0

This table was prepared based solely upon our stock transfer records as of July 24, 2007, and information furnished to us by the selling security holders listed above. The selling security holders identified above may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their shares since the date on which the information in the preceding table was provided. The number and percentage of shares beneficially owned before and after the sales was determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, or the Exchange Act, and based on 17,927,137 shares outstanding as of July 24, 2007, and the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding on July 24, 2007.

(1)
Acquired these shares being offered pursuant to this prospectus in a private placement conducted during February 2005 through September 2005. Under the terms of registration rights agreements with investors in this transaction, we have filed with the SEC, under the Securities Act, the registration statement of which this prospectus forms a part, with respect to the resales of the shares from time to time in the markets in which shares of our common stock may be traded from time to time, in privately negotiated transactions, or otherwise, and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep such registration statement effective until the earlier of (i) 270 days after the effective date of this registration statement, (ii) the date on which all the registered securities have been sold by the selling security holders, and (iii) all the shares registered hereunder can be immediately resold by the selling security holders without a registration statement being in effect.

(2)	Acquired these shares being offered pursuant to this prospectus upon the exercise of common stock purchase warrants having an exercise price of $5.00 per share.

(3)
Acquired these shares being offered pursuant to this prospectus in a private placement conducted in July 2006 through August 2006. Under the terms of registration rights agreements with investors in this transaction, we have filed with the SEC, under the Securities Act, the registration statement of which this prospectus forms a part, with respect to the resales of the shares from time to time in the markets in which shares of our common stock may be traded from time to time, in privately negotiated transactions, or otherwise, and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep such registration statement effective until the earlier of (i) 270 days after the effective date of this registration statement, (ii) the date on which all the registered securities have been sold by the selling security holders, and (iii) all the shares registered hereunder can be immediately resold by the selling security holders without a registration statement being in effect.

(4)	Acquired these shares being offered pursuant to this prospectus as a penalty for late registration of other shares issued in private placements.

(5)	Acquired these shares being offered pursuant to this prospectus upon the exercise of common stock purchase warrants having an exercise price of $3.50 per share.

(6)
Acquired these shares being offered pursuant to this prospectus upon transfer from our president and CEO pursuant to a note cancellation agreement or stock purchase agreement. Under the terms of registration rights agreements with investors in this transaction, each party receiving shares of our common stock from our president and CEO's personal holdings under these agreements shall be given notice when we file a registration statement under the Securities Act. Each party is then permitted to include the shares received in such registration statement at such party’s own expense.

(7)	Acquired these shares being offered pursuant to this prospectus upon the exercise of common stock purchase warrants having an exercise price of $1.30 per share.

(8)	Acquired these shares being offered pursuant to this prospectus as compensation for investor relations services in 2005.

(9)	Includes 444,444 shares issuable upon the exercise of a common stock purchase warrant having an exercise price of $2.70 per share.

(10)
Acquired these shares being offered pursuant to this prospectus in a private placement conducted in February 2007. Includes shares issuable upon the exercise of common stock purchase warrants having an exercise price of $3.00 per share in the following amounts: Herald Investment Trust, PLC. - 392,157; Magnetar Capital Master Fund, Ltd. - 784,314. Under the terms of registration rights agreements with investors in this transaction, we have an obligation to register the shares sold for resale by the investors by filing a registration statement within 30 days of the closing of the private placement, and to have the registration statement declared effective 60 days after actual filing, or 90 days after actual filing if the SEC reviews the registration statement. If a registration statement is not timely filed or declared effective by the SEC by the date set forth in this agreement, we are obligated to pay a cash penalty of 1% of the purchase price on the day after the filing or declaration of effectiveness is due, and 0.5% of the purchase price per every 30 day period thereafter, to be prorated for partial periods, until we fulfill these obligations. Under no circumstances can the aggregate penalty for late registration or effectiveness exceed 10% of the aggregate purchase price. Under the terms of these agreements, we cannot offer for sale or sell any securities until May 22, 2007, subject to certain limited exceptions, unless, in the opinion of our counsel, such offer or sale does not jeopardize the availability of exemptions from the registration and qualification requirements under applicable securities laws with respect to this placement.

(11)
Includes 35,000 shares issuable upon the exercise of a common stock purchase warrant having an exercise price of $2.55 per share. These securities were acquired by Canaccord Adams, Inc. as compensation for acting as our placement agent in a transaction that closed on February 21, 2007. Canaccord Adams, Inc. is a registered broker-dealer and is therefore deemed an underwriter by the SEC.

(12)	The natural person who exercises voting power and investment control over the securities held by Juliani Ltd. is Neil Smollett.

(13)
Philippe Pouponnot, a member of our Board of Directors, was originally recommended for appointment to the Board by the Blueline Fund. The natural persons who exercise voting power and investment control over the securities held by the Blueline Fund are Farid Raphael, Moussa Raphael, Pierre Parodi and Philippe Lette.

(14)
Shlomo Elia, a member of our Board of Directors, was originally recommended for appointment to the Board by Atlas. The natural persons who exercise voting power and investment control over the securities held by Atlas are Avy Lugassy and Moise Dwek.

(15)	The natural person who exercises voting power and investment control over the securities held by Credite Suisse Zurich is Avy Lugassy.

(16)
This selling security holder is an affiliate of a registered broker-dealer and therefore may be deemed an underwriter by the SEC. This selling security holder purchased our common stock in the ordinary course of business and, at the time it purchased the common stock, it had no agreements or understandings, directly or indirectly, with any person to distribute the common stock.

(17)	The natural person who exercises voting power and investment control over the securities held by Perkins Holdings, LLC is David B. Perkins.

(18)
These selling security holders are affiliates of CapFinancial Partners, LLC, or CapFinancial. In December 2004, we entered into a letter agreement with CapFinancial for consulting services. Pursuant to this agreement, we have paid CapFinancial an aggregate of $231,000 and issued 28,230 shares.

(19)	The natural person who exercises voting power and investment control over the securities held by Mistere, LLC is Sol Meyer.

(20)	The natural person who exercises voting power and investment control over the securities held by Herald Investment Trust, PLC. is Katherine Potts.

(21)	The natural person who exercises voting power and investment control over the securities held by Magnetar Capital Master Fund, Ltd. is Alec Litowitz.

(22)	The natural persons who exercise voting power and investment control over the securities held by Tryon Capital Ventures, LLC are Peter L. Coker and Peter Reichard.

(23)
Includes 98,617 shares of common stock held by Tryon Capital Ventures, LLC, of which Mr. Coker is a managing director. Mr. Coker disclaims beneficial ownership over these 98,617 shares, except to the extent of his pecuniary interest therein.

(24)	Includes shares acquired in private placements that occurred between March 2004 and September 2004, and shares issued as a penalty for late registration of those shares.

(25)	The natural person who exercises voting power and investment control over the securities held by Berkley Financial Services, Ltd. is David Moskowich.

PLAN OF DISTRIBUTION

The shares of common stock may be sold from time to time by the selling security holders through customary brokerage channels, either through broker-dealers acting as broker or agent, or through broker-dealers acting as principals, in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling security holders may offer their shares of common stock in one or more of the following transactions, including block transactions:

·	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale;

·	in the over-the-counter market;

·	in private transactions;

·	through writing options on common stock;

·	in short sales;

·	by pledge to secure debts and other obligations;

·	in any combination of one or more of these methods of distribution; or

·	any other method permitted pursuant to applicable law.

When we use the term “selling security holder” in this prospectus, it includes donees, pledgees and other transferees who are selling shares received after the date of this prospectus from a selling security holder whose name appears in the “Selling Security Holders” table above. If a selling security holder pledges the shares of our common stock owned by him and defaults in the performance of his secured obligations, then the secured parties or pledgees may, from time to time, offer and sell such shares under this prospectus after we amend as appropriate the list of selling security holders pursuant to Rule 424(b)(3) or other applicable rules of the Securities Act. If we are notified by a selling security holder that a donee, pledgee or other transferee intends to sell more than 25,000 shares, we will file a prospectus supplement if required by law. In addition, if required, we will distribute a supplement to this prospectus to describe any material changes in the terms of the offering.

The selling security holders and any underwriters, broker-dealers or agents that participate in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act and will be subject to the prospectus delivery requirements of the Securities Act. Any profits on the resale of shares of common stock by selling security holders and any compensation received by any underwriter, broker-dealer or agent from a selling security holder may be deemed to be underwriting discounts and commissions under the Securities Act.

Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may, in the discretion of each selling security holder, be sold under Rule 144 rather than under the terms of this prospectus. The selling security holders may decide not to sell all of the shares offered pursuant to this prospectus. The selling security holders may transfer such shares by will, gift or other means not described in this prospectus.

To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless it has been registered or qualified for sale or an exemption is available in that jurisdiction and complied with. We plan to register our securities in each jurisdiction in which such registration is required for the resale of our securities. We are included in the Standard and Poor's Corporation Record. Inclusion in that publication can provide an exemption for resale of our common stock in approximately 39 jurisdictions. We believe resales will qualify for this exemption in most of the jurisdictions which afford this form of exemption.

The selling security holders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling security holders, or, if it acts as agent for the purchaser of such common stock, from such purchaser. The selling security holders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling security holders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling security holders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling security holders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling security holders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. We can provide no assurance that all or any of the common stock offered will be sold by the selling security holders.

Under the applicable rules and regulations of the Exchange Act, any person engaged in the distribution of the common stock may not bid for or purchase shares of common stock during a period which commences one business day (five business days if our public float is less that $25 million or the average daily trading volume of our stock is less than $100,000) prior to such person's participation in the distribution, subject to exceptions for certain passive market making activities. In addition and without limiting the foregoing, each selling security holder will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by such selling security holder or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

We agreed to register the shares under the Securities Act and to indemnify and hold the selling security holders harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the shares by the selling security holders. We have agreed to pay all reasonable fees and expenses incident to the filing of this registration statement, except that selling security holders who received their shares in connection with the Note Cancellation Agreements with our Chief Executive Officer or in the transaction with our Chief Executive Officer on October 10, 2006 (each as described more fully in “Certain Relationships and Related Transactions”) must bear their proportionate share of such registration expenses. The selling security holders will pay all brokerage commissions and similar selling expenses, if any, attributable to their sales of shares. Refer to “Selling Security Holders” and “Certain Relationships and Related Transactions” for a description of the registration rights of the selling security holders.

Resale of the shares registered by this registration statement is subject to restriction by our contractual agreements with the selling security holders. Refer to “Shares Eligible for Future Sale - Lock-up Agreements” for a description of these contractual restrictions.

Any dealer or broker participating in any distribution of the common stock may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through the dealer or broker.

Investment in our company is subject to certain limitations:

·
Offers of securities to residents of the State of Oklahoma are limited to investors who have either (i) annual gross income of at least $65,000 and net worth of at least $65,000 or (ii) net worth of at least $150,000. Further, an individual’s investment in us may not exceed 10% of their net worth. In calculating net worth for each limitation above, an investor’s home, home furnishings and automobiles are excluded.

·
The securities being offered pursuant to this prospectus have not yet been qualified for offer and resale in the states of Alaska, Massachusetts, Michigan, New Hampshire, Oklahoma, Pennsylvania and Tennessee. Offers and resales of securities pursuant to this prospectus in such states may not be made until each respective state has declared the offering effective.

SELECTED FINANCIAL DATA

The following table sets forth selected consolidated financial data that has been derived from our audited financial statements for the years ended December 31, 2006, 2005, 2004, 2003, and 2002. The following selected financial data should be read in conjunction with our financial statements and related notes thereto, and with “ Management's Discussion and Analysis of Financial Condition and Results of Operations.”

INCOME STATEMENT DATA	Fiscal Year Ended December 31,
	2006	2005	2004	2003	2002
Revenues	$3,644,890	$2,155,425	$1,002,970	$1,261,223	$1,391,645
Loss from Continuing Operations	$(2,498,144)	$(15,554,874)	$(2,671,929)	$(1,558,773)	$(805,406)
Loss per Share from Continuing Operations	$(0.17)	$(1.20)	$(0.26)	$(0.61)	$(0.25)
Net Loss Attributable to Common Stockholders	$(5,023,707)	$(15,590,609)	$(8,319,049)	$(4,375,836)	$(1,766,606)
Net Loss per Share - Basic and Diluted	$(0.33)	$(1.20)	$(0.82)	$(0.61)	$(0.25)
Number of Shares Used in Per Share Calculation	15,011,830	12,960,006	10,197,334	7,145,047	7,181,759

	As of December 31,
	2006	2005	2004	2003	2002
Total Assets	$7,433,009	$14,558,079	$773,701	$306,072	$252,579
Long-term Obligations	$836,252	$2,963,289	$1,091,814	$1,193,211	$958,925
Redeemable Preferred Stock	$--	$--	$--	$17,509,214	$14,692,150
Stockholders' Equity (Deficit)	$1,825,998	$6,672,631	$(1,911,090)	$(22,014,156)	$(19,268,323)

During October 2005, we acquired substantially all of the assets of Computility Inc., or Computility, a privately held developer and distributor of SFA/CRM software applications, based in Des Moines, Iowa. We operated this SFA/CRM business under the name Smart CRM, Inc. (d/b/a Computility), or Smart CRM. In September 2006, we sold substantially all of the assets of Smart CRM to Alliance Technologies, Inc. We retained rights to the SFA/CRM application that we developed and added to our OneBizSM platform.

Also during October 2005, we acquired all the stock of iMart Incorporated, a privately held developer and distributor of multi-channel e-commerce systems based in Grand Rapids, Michigan. We operate this e-commerce business under the name Smart Commerce, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We develop and market Internet-delivered SaaS applications and data resources for small businesses. We reach small businesses through syndication arrangements with large corporations that private-label our software applications through their corporate websites and through our own website, www.smartonline.com. We believe our syndication relationships provide a cost and time effective way to market our products and services to the small business sector.

We currently operate Smart Online in two segments. Those segments are our core operations, or the Smart Online segment, and the operations of our wholly-owned subsidiary, or the Smart Commerce segment. Substantially all of our revenues are generated by the Smart Commerce segment as the resources of our Smart Online segment were focused primarily on research and development efforts from 2000 to late 2006, and in 2006, on the SEC suspension and resulting investigations.

The Smart Commerce segment's revenues are derived primarily from the development and distribution of multi-channel e-commerce systems including domain name registration and e-mail solutions, e-commerce solutions, website design and website hosting. In 2006, our Smart Commerce segment generated 86% of our total consolidated revenue and 96% and 100% of our subscription and professional services revenue, respectively.

The Smart Online segment generates revenues from the development and distribution of internet-delivered SaaS small business applications through a variety of subscription, integration and syndication channels. In 2006, our Smart Online segment generated 14% of our total consolidated revenue and 100% of our integration and syndication revenue, and 4% of our subscription revenue.

The Company includes costs such as corporate general and administrative expenses and share-based compensation expenses that are not allocated to specific segments in the Smart Online segment, which includes the parent or corporate segment.

Except as noted below, all financial information for periods prior to our acquisition of Computility and iMart contained in this prospectus refers to the financial performance of Smart Online only, and does not include the financial performance of either Computility or iMart before the acquisitions occurred in October 2005. All financial information for periods after these acquisitions contained in this prospectus includes the financial performance of the businesses we acquired, unless otherwise noted. Due to the sale of substantially all of the assets of Smart CRM on September 29, 2006, Smart CRM is classified throughout this prospectus as discontinued operations and the assets and liabilities related to Smart CRM are classified as available for sale.

During 2006, we made significant improvements to our applications and platforms, including enhancements to the OneBizSM dashboard, the iDA marketing features and adding additional software applications to OneBizSM such as our SFA/CRM and Accounting applications. We recently redesigned our website to provide greater ease-of-use. We began offering our primary products as part of the second version of our new applications in November 2005. As of December 31, 2006, certain bundles of our applications are offered on our website and the websites of three private-label partners. In May 2006, we integrated a simplified version of the SFA/CRM software applications that we acquired in October 2005 into our OneBizSM application suite, and we will integrate applications from one platform into the other as requested by our customers. We have not yet received any request to do so.

We derive subscription revenue primarily from our stand alone e-commerce application, which is offered through our subsidiary, Smart Commerce. We generate a small amount of revenue from subscriptions through our Smart Online segment. In the first half of 2006, the number of subscribers to our software products had declined. We are not certain what caused this decline. Some customers had indicated they had difficulty accessing our software applications on our website. Consequently, we redesigned our website and product bundling to address this problem. As of July 2007, the decline in the number of subscribers in our Smart Online segment has continued, but has been more than offset by an increase in the number of subscribers to our Smart Commerce segment. It is critical that we continue to grow our overall subscriber base, which we expect will be done primarily through our platform licensees and private-label partners. Failure to do so will negatively affect our business.

On January 17, 2006, the SEC temporarily suspended the trading of our securities. By its terms, that suspension ended on January 30, 2006. Simultaneously with the suspension, the SEC advised us that it would be conducting a non-public investigation. In March 2006, our Board of Directors authorized its Audit Committee to conduct an internal investigation of matters relating to the SEC suspension and investigation. The Audit Committee did not conclude that any of our officers or directors have engaged in fraudulent or criminal activity. However, it did conclude that we lacked an adequate control environment, and has taken action to address certain conduct of management that was revealed as a result of the investigation. As a result of the SEC matter and the Audit Committee investigation, our management was distracted from our daily operations and obtaining adequate sources of financing to sustain our operations, and the uncertainty surrounding the situation caused us to be a less attractive partner for businesses with whom we were looking to affiliate. As of July 24, 2007, the SEC has not provided us with any communication indicating that its investigation has concluded or that we or any of our officers or directors have engaged in any criminal or fraudulent conduct with respect to Smart Online.

On August 6, 2004, we made a rescission offer to stockholders who purchased 999,141 shares of common stock and warrants to acquire an additional 288,638 shares of common stock for $3.50 per share in a private placement conducted during March through June of 2004. The rescission offer was made because in connection with the audit of its financial statements and due diligence review of information in connection with the registration of shares sold in a private placement, we identified certain inaccuracies and omissions in the information we provided to investors in the private placement. These inaccuracies and omissions included changes to how we recognized revenue, establishing reserves for contingent liabilities, inventory, accounts receivable, and equipment write downs and other accounting adjustments, failing to disclose the effects of anti-dilution provisions after dilutive issuances and failure to disclose information about customers, discounting, promotions and other product price information. In the rescission offer, we offered to repurchase all the shares and warrants sold in the private placement for the original purchase price, plus interest, and afforded stockholders a thirty-day period in which to accept the rescission offer. One stockholder accepted the rescission offer and we paid that stockholder $102,610 as payment in full of the purchase price, including interest thereon of $2,608 in exchange for 28,572 shares of common stock and warrants to purchase 7,500 shares of common stock. No other stockholders accepted the rescission offer and all stockholders to whom the offer was made executed and delivered releases for any potential liabilities arising out of disclosures made by us in the private placement.

During October 2005, we acquired substantially all of the assets of Computility. We operated this SFA/CRM business under the name Smart CRM. During 2006, we integrated a simplified version of the SFA/CRM product we acquired from Computility into our OneBizSM platform. Following this successful integration, in September 2006 we sold to a strategic buyer the remaining assets of Computility, which primarily related to computer networking and software businesses. These businesses were not strategic to our long-term business model. Also during October 2005, we acquired all the stock of iMart. We operate this e-commerce business under the name Smart Commerce.

The initial effect of these acquisitions on our working capital has been negative with approximately $200,000 negative cash flow through December 31, 2005 approximately $1,100,000 cumulative, net negative cash flow through December 31, 2006, and approximately $1,300,000 cumulative net negative cash flow through March 31, 2007. Approximately $1,000,000 of the negative cash flow has been principal payments of purchase price towards the iMart acquisition. As of February 2007, the previous owners of iMart have been paid all installment payments required under the purchase agreement, including non-compete payments. We were able to make these payments by conducting a refinancing of the payments with a loan of approximately $1.8 million from Fifth Third Bank, as well as through a drawdown of approximately $1.0 million from our revolving line of credit with Wachovia, described below. The loan from Fifth Third Bank is to be paid back in 24 monthly installments. The loan is secured by all of the assets of Smart Commerce and all of Smart Commerce's intellectual property and is guaranteed by us and such guaranty is secured by all the common stock of Smart Commerce.

In November 2006, we established a$1.3 million revolving line of credit with Wachovia, which we subsequently increased to $2.5 million. Any advances made on the line of credit are to be paid off no later than August 1, 2008, with monthly payments of accrued interest on any outstanding balance commencing on December 1, 2006. The line of credit is secured by our deposit account at Wachovia and an irrevocable standby letter of credit in the amount of $2.5 million issued by HSBC Private Bank (Suisse) S.A. with Atlas, a current stockholder, as account party. As of July 24, 2007, we have drawn down $2.1 million of the $2.5 million Wachovia line of credit.

In connection with the increase in the letter of credit to obtain the increase of the Wachovia line of credit, we entered into a warrant purchase agreement with Atlas. Under the terms of this agreement, we issued a warrant to Atlas to purchase up to 444,444 shares of common stock at a price of $2.70 per share at the termination of the line of credit or if we are in default under the terms of the line of credit.

In January 2007, several of our executive officers entered into new compensation arrangements with us. Under the terms of these new agreements, these executive officers agreed to a reduction in their base salaries to $100,000 per year. In exchange for this reduction, these executive officers will be paid an equal amount from a bonus pool of 10% of our “Free Cash Flow,” defined as our total revenue, less operating expenses (with non-cash items added back), less principal debt payments. In April 2007, we entered into agreements with these executive officers pursuant to which each officer agreed to an increase in their annual base salary, effective the pay period ending April 30, 2007, restoring each to his prior annual base salary. These officers remained entitled to the bonus under the modified arrangements earned, if any, for the first quarter of fiscal 2007. No such bonus was earned by any of these officers. These latest agreements also terminate the bonus arrangement as of May 1, 2007.

In February 2007, we completed a private placement with two new investors. We sold an aggregate of 2,352,941 shares of common stock for $2.55 per share, issued warrants to purchase 1,176,471 shares of common stock with an exercise price of $3.00 per share, and received $6 million in gross proceeds from the sale. In connection with this transaction, we paid our placement agent 7% of the gross proceeds and issued the agent warrants to purchase 35,000 shares of our common stock at an exercise price of $2.55.

In April 2007, we entered into a Restricted Stock Agreement, or the RSA, pursuant to our 2004 Equity Compensation Plan with Nicholas A. Sinigaglia, our Chief Financial Officer, granting Mr. Sinigaglia 30,000 shares of our common stock. Under the terms of the RSA, these shares are restricted and cannot be sold prior to the lapse of the restriction. Assuming Mr. Sinigaglia remains employed by us, the restriction is scheduled to lapse as to one-third of the shares on each of the following dates: the date of the agreement, the first anniversary thereof, and the second anniversary thereof. In the event of a change of control or reorganization of us (both as defined in the RSA), the restrictions lapse as to all shares on the date of such event.

Fiscal Year

Our fiscal year ends on December 31. References to fiscal 2006, for example, refer to the calendar year ended December 31, 2006.

Sources of Revenue

We derive revenues from the following sources:

·	Subscription fees - monthly fees charged to customers for access to our SaaS applications.

·	Integration fees - fees charged to partners to integrate their products into our syndication platform.

·	Syndication fees - fees consisting of:
· fees charged to syndication partners to create a customized private-label site; and
· barter revenue derived from syndication agreements with media companies.

·	Professional service fees - fees related to consulting services which complement our other products and applications.

·	Other revenues - revenues generated from non-core activities such as sales of shrink-wrapped products, OEM contracts and miscellaneous other revenues.

Our current primary focus is to target those established companies that have both a substantial base of small business customers as well as a recognizable and trusted brand name. Our goal is to enter into partnerships with these established companies whereby they private label our products and offer them to their base of small business customers. We believe the combination of the magnitude of their customer bases and their trusted brand names and recognition will help drive our subscription volume.

Subscription revenues consist of sales of subscriptions directly to end-users, or to others for distribution to end-users, hosting and maintenance fees, and e-commerce website design fees. Subscription sales are made either on a subscription or on a “for fee” basis. Subscriptions, which include access to most of our offerings, are payable in advance on a monthly basis and are typically paid via credit card of the individual end-user or their aggregating entity. We offer new subscribers a limited free use period, after which we terminate access for users who fail to become paid subscribers. We have delayed the termination of access for those subscribers as we were not yet able to offer the complete suite of applications which we deemed as necessary in order to convince free customers to convert to paying customers. However, we do not expect to convert a significant number of these free users into paying subscribers as we have shifted our focus to forging strategic partnerships with other companies that have small business customer bases. We expect lower net fees from subscribers at the private label syndication websites of our partners than from our main portal since our agreements call for us to share revenue generated on each respective syndication site. In 2006, 96% of our subscription revenue was generated by our Smart Commerce segment, and the remaining 4% by our Smart Online segment.

When appropriate, we charge our partners a fee for private-labeling our website in their own customized interface (i.e., in the “look and feel” of our partners' sites). This fee is based on the extent of the modifications required as well as the revenue sharing ratio that has been negotiated between us and our partner. If a fee is charged for the production of the website and the modifications, it is recorded as syndication revenue.

In certain instances, we have integrated products offered by other companies into our products or websites. This is a means for the partner to generate additional traffic to their own website or revenue for their own product while expanding the range of our products and services. Such revenue is recorded as integration revenue. Our integration contracts also provide for us to receive a percentage of revenue generated by our partner. Such revenues to date have been immaterial.

Both syndication and integration fees are recognized on a monthly basis over the life of the contract, although a significant portion of integration fees is received upfront. Our contracts and support contracts are non-cancelable, though customers typically have the right to terminate their contracts for cause if we fail to perform. We generally invoice our paying syndication or integration customers in annual or monthly installments and typical payment terms provide that our customers pay us within 30 days of invoice. Amounts that have been invoiced are recorded as accounts receivable and in deferred revenue or revenue depending on whether the revenue recognition criteria have been met. In general, we collect our billings in advance of the service period. As we have shifted our focus toward driving subscription revenue, which we deem to have the greatest potential for future revenue growth, we have seen a decrease in syndication and integration revenue through the first quarter of 2007 and we expect this decrease to continue through the remaining fiscal year. In 2006, 100% of our syndication and integration revenue was generated by our Smart Online segment.

Professional service fees are fees generated from consulting services often directly associated with other projects which will generate subscription revenue. For example, a partner may request that we re-design its website to better accommodate our products or to improve its own website traffic. Such fees are typically billed on a time and material basis and are recognized as revenue when these services are performed and the customer is invoiced. In 2006, 100% of our professional services revenue was generated by our Smart Commerce segment.

Other revenues consist primarily of non-core revenue sources such as traditional shrink-wrap software sales and miscellaneous web services. It also includes OEM revenue generated through sales of our applications bundled with products offered by manufacturers such as Dell, Gateway and CompUSA. Revenues from OEM arrangements are reported and paid to us on a quarterly basis.

Revenue From Related Parties

In the past, we entered into a number of business transactions with related parties (as described below). Although we have little intention of entering into new related party transactions, we might do so if the transaction was for the benefit of our stockholders.

Approximately 0%, 0%, and 32.9% of total revenues for the years ended December 31, 2006, 2005, and 2004, respectively, were from a single customer, Smart IL Ltd., or SIL, formerly known as Smart Revenue Europe Ltd., an Israel based software company that specialized in secured instant messaging products. During March 2004, SIL ceased further development of its technology and laid-off all employees after SIL delivered to us a version of its instant messenger product. SIL is currently seeking to license or sell its technology. If our private label partners require that this instant messenger be bundled with our platform, then certain revenue must be shared with SIL. SIL is owned by Doron Roethler, one of our stockholders.

We paid $221,517 to the Small Business Lending Institute, Inc. , or SBLI, during the first three months of 2004, because SBLI paid our employees during the first quarter of 2004 while we were dealing with a tax matter with the Internal Revenue Service. The temporary transfer of our employees to SBLI allowed us to obtain a clean cut off to determine the extent of our tax liability. Tamir Sagie, an officer of Smart Online at the time, was an officer of SBLI. Michael Nouri, our Chief Executive Officer, is a shareholder in SBLI.

The following is a summary of related party revenues for years ended December 31, 2006, 2005 and 2004.

	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004
SIL Integration Fees	$--	$--	$330,050
SBLI Consulting Services	--	--	--
Total Related Party Revenues	$--	$--	$330,050

Cost of Revenues

Cost of revenues is primarily composed of salaries associated with maintaining and supporting integration and syndication partners and the cost of external hosting facilities associated with maintaining and supporting integration and syndication partners. Historically, we do not capitalize any costs associated with the development of our products and platform. Statement of Financial Accounting Standards, or SFAS, No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, or SFAS No. 86, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on our product development process, technological feasibility is established upon completion of a working model. Costs related to software development incurred between completion of the working model and the point at which the product is ready for general release have been insignificant.

Operating Expenses

In previous years, our efforts have been primarily focused on product development and integration. In the fourth quarter of 2006, we shifted our focus toward driving subscription revenue while concentrating our development efforts on enhancements and customization of our proprietary platforms. As of July 24, 2007, we had 61 employees. Most employees perform multiple functions.

Research and Development. Historically, we have not capitalized any costs associated with the development of our products and platform. SFAS No. 86 requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Because any such costs that would be capitalized following the establishment of technological feasibility would immediately be written off due to uncertain realizability, all such costs have been recorded as research and development costs and expensed as incurred. Because of our proprietary, scalable and secure multi-user architecture, we are able to provide all customers with a service based on a single version of our application. As a result, we do not have to maintain multiple versions, which enables us to have relatively low research and development expenses as compared to traditional enterprise software business models. We expect that in the future, research and development expenses will increase substantially in absolute dollars but decrease as a percentage of total revenue as we upgrade and extend our service offerings, develop new technologies and transition from development stage to revenue generation.

Marketing and Sales. During 2006, 2005, and 2004, we spent limited funds on marketing, advertising, and public relations. Our business model of partnering with established companies with extensive small business customer bases allows us to leverage the marketing dollars spent by our partners rather than requiring us to incur such costs. We do not conduct any significant direct marketing or advertising programs. Our sales and marketing costs are expected to increase significantly in 2007 due to the addition of several sales persons, including a Vice President of Sales and Marketing. As we begin to grow the number of subscribers to our products, sales and marketing expense will increase due to the various percentages of revenue we may be required to pay to partners.

General and Administrative. General and administrative expenses consist of salaries and related expenses for executive, finance and accounting, legal, human resources, and information technology personnel, professional fees, and other corporate expenses, including facilities costs. We anticipate general and administrative expenses will increase as we add personnel and incur additional professional fees and insurance costs related to the growth of our business and to our operations as a public company. Non-recurring general and administrative expenses increased significantly in 2006 as a result of the SEC's suspension of trading of our securities, the continuing SEC action, and the internal investigation of matters relating to that suspension. Our expenses related to these matters have continued to decrease to an immaterial amount in the fourth quarter of 2006 and first quarter of 2007. We expect to incur additional material costs in 2007 as we take the necessary steps to comply with Section 404 of Sarbanes-Oxley.

Stock-Based Expenses. Our operating expenses include stock-based expenses related to options and warrants issued to employees and non-employees. These charges have been significant and are reflected in our historical financial results. Effective January 1, 2006, we adopted SFAS No. 123 (revised 2004), Share-Based Payment, or SFAS No. 123R, which has resulted and will continue to result in material costs on a prospective basis. See Note 11, “Stockholders' Deficit,” to the accompanying audited financial statements in this prospectus. In addition, in connection with the issuance of 1,273,000 shares of our common stock issued pursuant to investor relations services contracts, including 1,250,000 of which were issued in the fourth quarter of 2005, we have incurred non-cash expenses equal to the market value of the shares of approximately $9.9 million. In 2006, we redeemed the 1,250,000 shares issued in the fourth quarter of 2005, resulting in other income of $3,125,000. This was done in connection with the settlement agreements between the parties issued these shares and us. Under these agreements, these parties retained the cash fee paid to them, totaling $500,000, for their services.

Critical Accounting Policies and Estimates

Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. “Critical accounting policies and estimates” are defined as those most important to the financial statement presentation and that require the most difficult, subjective, or complex judgments. We base our estimates on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Under different assumptions and/or conditions, actual results of operations may materially differ. We periodically re-evaluate our critical accounting policies and estimates, including those related to revenue recognition, provision for doubtful accounts, expected lives of customer relationships, useful lives of intangible assets and property and equipment, provision for income taxes, valuation of deferred tax assets and liabilities, and contingencies and litigation reserves. We presently believe the following critical accounting policies involve the most significant judgments and estimates used in the preparation of our consolidated financial statements.

Effective January 1, 2007, a major customer executed a letter of clarification which more definitively defined the roles and responsibilities of each party. Individual Business Owners, or IBOs, associated with this customer are provided e-commerce, domain name and email services. In exchange for marketing these services to its IBOs, the customer is paid a marketing fee. At the inception of the business relationship, it was agreed that the customer would collect the gross service fee from the IBO; the customer would retain its marketing fee and remit the net remaining cash. Because the roles and responsibilities of each party were vaguely defined in the past, revenue was recorded only on the net cash received. Following the execution of the letter of clarification and in accordance with Emerging Issues Task Force, or EITF, 99-19, this revenue is now recorded as the gross amount paid by the IBO and a sales and marketing expense for the marketing services rendered by the customer. Ultimately, the effect on net income is nil; however, subscription revenue and sales and marketing expense are effectively and appropriately grossed up. Because the new accounting method was triggered by a clarification to the existing agreement and not by a change from one accepted accounting method to another, the 2006 subscription revenue was not retroactively adjusted as would be required by SFAS No. 154, Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3. For the three months ended March 31, 2007, this accounting method resulted in approximately $261,000 of additional subscription revenue and a corresponding charge to sales and marketing expense.

Revenue Recognition- We recognize revenue in accordance with accounting standards for software and service companies including the SEC's Staff Accounting Bulletin 104, Revenue Recognition, or SAB 104, EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, or EITF 00-21, EITF 99-19, and related interpretations including American Institute of Certified Public Accountants, or AICPA, Technical Practice Aids. We also utilize interpretative guidance from regulatory and accounting bodies, which include, but are not limited to, the SEC, the AICPA, the Financial Accounting Standards Board, or FASB, and various professional organizations.

We recognize revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided to the customer; (3) the collection of our fees is probable; and (4) the amount of fees to be paid by the customer is fixed or determinable. EITF 00-21 states that revenue arrangements with multiple deliverables should be divided into separate units of accounting if the deliverables in the arrangement meet the following criteria: (1) the delivered item has value to the customer on a stand-alone basis; (2) there is objective and reliable evidence of the fair value of the undelivered item; and (3) if the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item is considered probable and substantially in control of the vendor. Our syndication and integration agreements typically include multiple deliverables including the grant of a non-exclusive license to distribute, use and access to our platform, fees for the integration of content into our platform, maintenance and hosting fees, documentation and training, and technical support and customer support fees. We cannot establish fair value of the individual revenue deliverables based on objective and reliable evidence because we do not have a long, consistent history of standard syndication and integration contractual arrangements, there have only been a few contracts that have continued past the initial contractual term, we do not have any contracts in which these elements have been sold as stand-alone items, and there is no third-party evidence of fair value for products or services that are interchangeable and comparable to our products and services. As such, we cannot allocate revenue to the individual deliverables and must record all revenues received as a single unit of accounting as further described below. Additionally, we have evaluated the timing and substantive nature of the performance obligations associated with the multiple deliverables noted above, including the determination that the remaining obligations are essential to the ongoing usability and functionality of the delivered products, and determined that revenue should be recognized over the life of the contracts, commencing on the date the site goes on-line.

Syndication fees consist primarily of fees charged to syndication partners to create and maintain a customized private-label site and on-going support, maintenance and customer service. Syndication agreements typically include an advance fee and monthly hosting fees. Integration fees consist primarily of fees charged to integration partners to integrate their products into our syndication platform. Amounts that have been invoiced are recorded as accounts receivable and in deferred revenue and the revenue is recognized ratably over the specified lives of the contracts, commencing on the date the site goes on-line. Syndication, integration and support contracts typically provide for early termination only upon a material breach by either party that is not cured in a timely manner. If a contract terminates earlier than its term, the remaining deferred revenue is recognized upon termination. It is possible that the estimates of expected duration of customer contract lives may change and the period over which such syndication revenues are amortized could be adjusted. Any such change in specified contract lives could affect future results of operations.

Both syndication and integration fees are recognized on a monthly basis over the life of the contract, although a significant portion of the fee from integration agreements is received upfront. Customers are generally invoiced in annual or monthly installments and typical payment terms provide that customers pay within 30 days of invoice. In general, billings are collected in advance of the service period.

Other revenues, which include traditional shrink-wrap sales and OEM arrangements, are recorded based on the greater of actual sales or contractual minimum guaranteed royalty payments. For OEM contracts, we record the minimum guaranteed royalties monthly and receive payment of the royalties on a quarterly basis 30 days in arrears. To the extent actual royalties exceed the minimum guaranteed royalties, the excess is recorded in the quarter we receive notification of such additional royalties.

Subscription revenues consist of subscription sales directly to end-users, or to others for distribution to end-users, hosting and maintenance fees, e-commerce website design fees and online loan origination fees. Subscription sales are made either on a monthly subscription or a one-time for fee basis. Subscriptions, which include access to most of our offerings, are payable in advance on a monthly basis. Currently, most of our syndication agreements call for us to receive a percentage of revenue generated. Depending on the criteria of each individual contract and in accordance with EITF 99-19, a determination is made as to whether we should recognize the gross revenue with a corresponding expense for the portion paid to or retained by the partner or recognize only our net portion as revenue. At this time, we are still selling certain products and services on a “for fee” basis. We also recently began to offer to our potential syndication partners volume discounts for pre-paid subscriptions, which they can either resell or contribute to their small business customers, but no volume sales have occurred. E-Commerce website design fees, which are charged for building and maintaining corporate websites or to add the capability for e-commerce transactions, are recognized over the life of the project. Domain name registration fees are recognized over the term of the registration period. Online loan origination fees are charged to provide users online financing options. We receive payments for loans or credit provided.

Professional service fees are recognized over the term of the consulting engagement as services are performed, which is typically one to three months. Advance payments for consulting services, if billed and paid prior to completion of the project, are recorded as deferred revenue when received. If the fees are not fixed or determinable, revenue is recognized as work is performed and billed. In determining whether the professional service fees can be accounted for separately from subscription and support revenues, we consider the following factors for each consulting agreement: availability of the consulting services from other vendors, whether objective and reliable evidence for fair value exists of the undelivered elements, the nature of the consulting services, the timing of when the consulting contract was signed in comparison to the subscription service start date, and the contractual dependence of the subscription service on the customer's satisfaction with the consulting work.

Barter Transactions - Barter revenue relates to syndication and integration services provided by us to business customers in exchange for advertising in the customers' trade magazines and on their websites. Barter expenses reflect the expense offset to barter revenue. The amount of barter revenue and expense is recorded at the estimated fair value of the services received or the services provided, whichever is more objectively determinable, in the month the services and advertising are exchanged. We apply APB 29, Accounting for Non-Monetary Transactions, the provisions of EITF 93-11, Accounting for Barter Transactions Involving Barter Credits and EITF 99-17, Accounting for Advertising and Barter Transactions and, accordingly, recognize barter revenues only to the extent that we have similar cash transactions within a period not to exceed six months prior to the date of the barter transaction. To date the amount of barter revenue to be recognized has been more objectively determinable based on integration and syndication services provided. For revenue from integration and syndication services provided for cash to be considered similar to the integration and syndication services provided in barter transactions, the services rendered must have been in the same media and similar term as the barter transaction. Once the value of the barter revenue has been determined, we follow the same revenue recognition principles as we apply to cash transactions with unearned revenues being deferred as described more fully under the caption “Revenue Recognition” above. Barter revenues totaled approximately $103,000, $424,000 and $113,000, for the years ended December 31, 2006, 2005 and 2004, respectively.

Impairment of Long Lived Assets - Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Income Taxes. We are required to estimate our income taxes in each of the jurisdictions in which we operate. This involves estimating our current tax liabilities in each jurisdiction, including the impact, if any, of additional taxes resulting from tax examinations as well as making judgments regarding our ability to realize our deferred tax assets. Such judgments can involve complex issues and may require an extended period to resolve. In the event we determine that we will not be able to realize all or part of our net deferred tax assets, an adjustment would be made in the period such determination is made. We recorded no income tax expense in any of the periods presented, as we have experienced significant operating losses to date. If utilized, the benefit of our total net operating loss carryforwards may be applied to reduce future tax expense. Since our utilization of these deferred tax assets is dependent on future profits, which are not assured, we have recorded a valuation allowance equal to the net deferred tax assets. These carryforwards would also be subject to limitations, as prescribed by applicable tax laws. As a result of prior equity financings and the equity issued in conjunction with certain acquisitions, we have incurred ownership changes, as defined by applicable tax laws. Accordingly, our use of the acquired net operating loss carryforwards may be limited. Further, to the extent that any single year loss is not utilized to the full amount of the limitation, such unused loss is carried over to subsequent years until the earlier of its utilization or the expiration of the relevant carryforward period.

Results of Operations

Overview of Results of Operation for the Quarters Ended March 31, 2007 and 2006

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
REVENUES:
Integration Fees	$-	$149,743
Syndication Fees	15,000	68,915
Subscription Fees	632,982	545,674
Professional Services Fees	288,579	569,235
Other Revenue	5,825	21,896

Total Revenues	942,386	1,355,463

COST OF REVENUES	73,826	102,103

GROSS PROFIT	868,560	1,253,360

OPERATING EXPENSES:

General and Administrative	1,058,778	1,992,526
Sales and Marketing	482,292	291,590
Research and Development	619,999	429,141

Total Operating Expenses	2,161,069	2,713,257

LOSS FROM CONTINUING OPERATIONS	(1,292,509)	(1,459,897)

OTHER INCOME (EXPENSE):
Interest Expense, Net	(135,185)	(74,461)
Gain on Debt Forgiveness	4,600	-
Writeoff of Investment	-	(25,000)
Other Income	113,330	-

Total Other Income (Expense)	(17,255)	(99,461)
NET LOSS FROM CONTINUING OPERATIONS	(1,309,764)	(1,559,358)
DISCONTINUED OPERATIONS
Loss of Operations of Smart CRM, net of tax	-	(39,564)
Loss on Discontinued Operations	-	(39,564)
NET LOSS

Net Loss Attributed to Common Stockholders	$(1,309,764)	$(1,598,922)
NET LOSS PER SHARE:
Continuing Operations Basic and Diluted	$(0.08)	$(0.10)
Discontinued Operations Basic and Diluted	0.00	0.00
Net Loss Attributed to Common Stockholders Basic and Diluted	(0.08)	(0.11)
SHARES USED IN COMPUTING NET LOSS PER SHARE:
Basic and Diluted	15,772,663	14,984,228

The following table shows our consolidated statements of operations data expressed as a percentage of revenue for the periods indicated:

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006

REVENUES:
Integration fees	0%	11%
Syndication fees	2%	5%
Subscription fees	67%	40%
Professional services fees	30%	42%
Other revenues	1%	2%
Total revenues	100%	100%

COST OF REVENUES	8%	8%

GROSS PROFIT	92%	92%

OPERATING EXPENSES:

General and administrative	112%		147%
Sales and marketing	51%		22%
Development	66%		32%

Total operating expenses	229%		201%

LOSS FROM OPERATIONS	(137%	)	(109%	)

OTHER INCOME (EXPENSE):
Interest income (expense), net	(14%	)	(5%	)
Other income	12%		0%
Writeoff of investment	0%		(2%	)
Gain on debt forgiveness	0.00%		0%
DISCONTINUED OPERATIONS
Income from discontinued operations	0%		(3%	)

NET INCOME
(Loss)	(139%	)	(119%	)

Overview of Results of Operations for the Three Months Ended March 31, 2007

Total revenue was $942,000 for the first quarter of 2007 compared to $1,355,000 for the first quarter of 2006 representing a decrease of $413,000 or 30%. Subscription revenues increased 16% to $633,000 for the first quarter of 2007 from $546,000 for the first quarter of 2006. Integration revenues decreased 100% to $0 for the first quarter of 2007 as compared to $150,000 for the same period in 2006. Revenue from professional services fees decreased to $289,000 for the first quarter of 2007 from $569,000 for the first quarter of 2006. Approximately 97% of our consolidated revenue was generated by our Smart Commerce segment with the remaining 3% being generated by our Smart Online segment.

Our net loss for the three months ended March 31, 2007 was approximately $1.3 million as compared to a net loss of approximately $1.6 million for the same period in the preceding year. The net loss for the three months ended March 31, 2007 included non-cash charges totaling $390,000, which consisted of $157,000 of non-cash compensation expense related to stock options, $210,000 of depreciation and amortization expense and $23,000 of registration rights penalties.

Comparison of the Results of Operations for the Three Months Ended March 31, 2007 and March 31, 2006

Revenue

Total revenue was $942,000 for the first quarter of 2007 compared to $1,355,000 for the first quarter of 2006 representing a decrease of $413,000 or 30%. This is primarily attributable to a decrease in professional services fees of $280,000, or 49%, at our Smart Commerce segment in which the first quarter of 2006 contained approximately $450,000 of one-time professional services fees related to a perpetual license. Subscription revenue increased by approximately $87,000 as the result of our use of gross revenue reporting related to one of our customers as compared to net revenue reporting in the corresponding period of 2006. In addition, at Smart Online, integration revenue decreased $150,000, or 100%, as all integration revenue was recognized by the end of 2006.

Subscription revenues increased 16% to $633,000 for the first quarter of 2007 from $546,000 for the first quarter of 2006. This increase was due to approximately $261,000 of additional revenue recorded in the three months ended March 31, 2007 due to our adoption of gross revenue reporting. As discussed above, certain subscription revenue that was recorded net for the three months ended March 31, 2006 was recorded gross for the three months ended March 31, 2007. Because the new accounting method was triggered by a clarification to the existing agreement and not by a change from one accepted accounting method to another, the 2006 subscription revenue was not retroactively adjusted as would be required by SFAS No. 154. Therefore, subscription revenue for the three months ended March 31, 2007 is not recorded in the same manner as subscription revenue for the three months ended March 31, 2006. Had revenue from this customer been recognized net (making it comparable to the three months ended March 31, 2006), subscription revenue for the three months ended March 31, 2007 would have been approximately $372,000 as compared to approximately $546,000 in the same period of 2006. The decrease of approximately $174,000, or 32%, is related to the decrease in volume related to the 2006 restructuring of a major customer. In addition, there was an immaterial increase in subscription revenue from Smart Online’s sale of online subscriptions to OneBiz SM.

Revenue from professional services fees, all of which are derived from our Smart Commerce segment, decreased to $289,000 for the first quarter of 2007 from $569,000 for the first quarter of 2006. Of this decrease, $280,000 or 49% is attributable to the fact that the first quarter of 2006 contained approximately $450,000 of one-time revenue related to a perpetual license. This decrease was offset by approximately $170,000 of new revenue related to services being rendered to new customers.

Integration revenues decreased 100% to $0 for the first quarter of 2007 as compared to $150,000 for the same period in 2006. The 2007 and 2006 periods also included $0 and $5,000 of revenue derived from barter transactions, respectively. All integration contract revenue was recognized by the end of 2006 and no new integration agreements have been entered at this time. As we have shifted our focus to growing subscription revenue, we have not sought any new or additional integration partners.

Syndication revenue decreased 78% to $15,000 for the first quarter of 2007 as compared to $69,000 for the same period in 2006. In the past, we have sought and received syndication fees as part of out contracts with partners to set up private label websites. Currently, as part of our efforts to increase the number of subscribers to our services through these partnerships, we are no longer seeking contracts which include such revenue and are focusing on increasing subscription revenue. The $15,000 recognized syndication in the first quarter of 2007 relates to a monthly hosting fee in the amount of $5,000 from one syndication partner.

Other revenue decreased 73% to $6,000 for the first quarter of 2007 from $22,000 for the first quarter of 2006. This decrease is primarily due to an OEM contract which expired at year end 2006. This contract had a minimum 2006 royalty of $36,000, in which $9,000 was recognized in the first quarter of 2006. No such minimum royalty was recognized in the first quarter of 2007.

Cost of Revenues

Cost of revenues decreased $28,000, or 28%, to $74,000 in the first quarter of 2007, down from $102,000 in the first quarter 2006, primarily as a result of personnel reductions at our Smart Commerce segment resulting in a decrease in cost of revenues of approximately $23,000. In addition, monthly external hosting fees at Smart Online decreased in the amount of $10,000 as a new service provider was engaged in the first quarter of 2007.

Operating Expenses

Operating expenses decreased $552,000, or 20%, to $2,161,000 for the first quarter of 2007 from $2,713,000 during the first quarter of 2006. This decrease was primarily due to a decrease in legal and professional fees for the first quarter of 2007 compared to the same period of 2006, in which we experienced increased legal fees because of the SEC investigation as well as our own internal investigation. This decrease was offset by (1) recording additional sales and marketing expense as a result of our adoption of gross revenue reporting by the Smart Commerce segment, and (2) additional programming, database management, quality assurance, and project management resources in the development function to support the enhancement and customization of our OneBiz SM product.

General and Administrative - General and administrative expenses decreased by $933,000, or 47%, to $1,059,000 for the first quarter of 2007 from $1,993,000 in the same quarter of 2006. This decrease was primarily due to a reduction of $475,000 in legal fees as the first quarter of 2006 included legal expense related to the SEC matter and our own internal investigation. Compensation expense required by SFAS No. 123R decreased $101,000 from the prior period as there were minimal options granted from the first quarter of 2006 through the end of the first quarter of 2007, and the number of cancellations exceeded the grants. In addition, wage expense at Smart Online decreased $63,000 from the prior period as certain officers agreed to have their salaries reduced for a limited period, registration right penalties decreased $85,000 as certain stockholders settled in the first quarter of 2007, and the amount of interest associated with the iMart purchase price agreement decreased in the amount of $58,000 as the purchase price was paid in full during the first quarter of 2007. In the first quarter of 2006, general and administrative expenses also included $51,000 for market research on our securities and $23,000 for recruiting our current Chief Financial Officer, and we did not have similar expenses in the first quarter of 2007.

We are currently disputing our insurance carrier’s refusal to cover certain legal expenses related to the SEC matter. We contend that these legal expenses should be reimbursed by our insurance carrier. Because the outcome of this dispute is unclear, we have expensed all legal costs incurred and we will account for any insurance reimbursement, should there be any, in the period such amounts are reimbursed.

Sales and Marketing - Sales and marketing expense increased to $482,000 in the first quarter of 2007 from $292,000 in the first quarter 2006, an increase of $190,000, or 65%.  As detailed in the revenue section, due to our adoption of gross revenue reporting, for the three months ended March 31, 2007, we recorded approximately $261,000 of additional revenue and an equivalent increase in sales and marketing expense. This increase was offset by several decreases in sales and marketing expense in the Smart Online segment, including (1) a $39,000 reduction in advertising expense, (2) a $25,000 decrease in revenue share expense, as we paid our partners a fee in the first quarter of 2006 for a syndication contract and had no similar expense in the first quarter of 2007, and (3) a $4,000 decrease in management consulting expenses.

Generally, we expect we will have to increase sales and marketing expenses before we can substantially increase our revenue from sales of subscriptions. We have increased investment in marketing and sales by increasing the number of direct sales personnel and increasing penetration within our existing customer base, expanding our domestic selling and marketing activities, building brand awareness and participating in additional marketing programs, and we are planning to continue to increase these investments.

Research and Development - Research and development expense increased to $620,000 in the first quarter of 2007 from $429,000 in the first quarter of 2006, an increase of approximately $191,000 or 44%. This increase is due to several factors in the Smart Online segment, including increases of (1) $111,000 in consulting expense for our accounting application, (2) $17,000 for wages for additional staffing, and (3) $4,000 for travel expenses as developers traveled to Michigan in connection with our continuing integration of these operations. Also, the Smart Commerce segment incurred approximately $57,000 of additional wages with the hiring of new development personnel to implement new partnership signings. We expect development expenses to increase during the last three quarters of 2007 as a result of anticipated hiring of additional development personnel for both the Smart Online and Smart Commerce segments to enhance and customize our platforms.

Other Income (Expense)

We incurred net interest expense of $135,000 during the first quarter of 2007 and $74,000 of net interest expense during the first quarter of 2006. Interest expense increased as a direct result of the notes payable related to the iMart and Computility acquisitions, including notes related to non-compete agreements. Additionally, interest expense of approximately $27,000 was incurred during the first quarter of 2007 on our revolving line of credit with Wachovia. First quarter 2007 interest income totaling $27,000 was from interest earned on money market account deposits compared to $2,000 earned for the same period in 2006. The 2007 interest income increase was attributable to the interest earned on the cash proceeds of the February 2007 private placement.

We realized a gain of $5,000 during the first quarter of 2007 from negotiated and contractual releases of outstanding liabilities. There was no similar gain from debt forgiveness in the first quarter of 2006.

One of the assets purchased as part of the iMart acquisition was a $25,000 investment in a privately held company that was a customer of iMart’s. Management determined that it is likely that such investment is currently worthless, so the entire $25,000 investment had been written off in the first quarter of 2006. Also in the first quarter of 2006, we reserved for 100% of the approximately $65,000 of the accounts receivable due from that customer.

Provision for Income Taxes

We have not recorded a provision for income tax expense because we have been generating net losses. Furthermore, we have not recorded an income tax benefit for the first quarter of 2007 or fiscal 2006 primarily due to continued substantial uncertainty regarding our ability to realize our deferred tax assets. Based upon available objective evidence, there has been sufficient uncertainty regarding the ability to realize our deferred tax assets, which warrants a full valuation allowance in our financial statements. We have approximately $35,000,000 in net operating loss carryforwards, which may be utilized to offset future taxable income.

Liquidity and Capital Resources

At March 31, 2007, our principal sources of liquidity were unrestricted cash and cash equivalents totaling $5,278,000 and accounts receivable and other receivables of $284,000. As of July 24, 2007, our principal sources of liquidity were cash and cash equivalents totaling approximately $3,812,000 and accounts receivable of approximately $762,000.  However, $250,000 of our cash is restricted under the loan agreement with Fifth Third Bank. Such restricted cash is scheduled to be released from the restrictions in three equal installments of approximately $83,000, on June 30, 2007, December 31, 2007 and June 30, 2008, if we meet certain debt covenants regarding operating metrics for Smart Commerce. Those operating metrics relate to Smart Commerce’s actual results of operations as compared to certain projections provided to Fifth Third at the inception of the loan. Meeting or failing to meet those metrics relate only to the release of cash as described above. Failure to meet these metrics does not, however, result in an acceleration of the debt. As of July 24, 2007, we have drawn approximately $2.1 million of our $2.5 million line of credit, leaving approximately $400,000 available for our operations.

At March 31, 2007, we had working capital of approximately $3.3 million.

Cash Flow from Operations. Cash flows used in operations for the three months ended March 31, 2007 totaled $1.2 million, up from $0.9 million for the three months ended March 31, 2006. This increase was primarily due to increased pay down of accounts payable as well as the loss of cash flow from discontinued operations.

Cash Flow from Financing Activity. For the three months ended March 31, 2007, we generated a total of $5.9 million net cash from our financing activities. This net cash was generated through both equity and debt financing, as described below.

Equity Financing. In a transaction that closed on February 21, 2007, we sold an aggregate of 2,352,941 shares of our common stock to two new investors, or the Investors. The private placement shares were sold at $2.55 per share pursuant to a Securities Purchase Agreement, or the SPA, between us and each of the Investors. The aggregate gross proceeds were $6 million, and we incurred issuance costs of approximately $585,000, of which approximately $530,000 have been incurred as of March 31, 2007. Under the SPA, the Investors were issued warrants for the purchase of an aggregate of 1,176,471 shares of common stock at an exercise price of $3.00 per share. These warrants contain a provision for cashless exercise and must be exercised by February 21, 2010.

Debt Financing. On November 9, 2006, Smart Commerce entered into a loan agreement with Fifth Third Bank. Under the terms of this agreement, Smart Commerce borrowed $1.8 million to be repaid in 24 monthly installments of $75,000 plus interest beginning in December 2006. The interest rate is prime plus 1.5% as periodically determined by Fifth Third Bank. The loan is secured by all of the assets of Smart Commerce, including a cash security account of $250,000 and all of Smart Commerce's intellectual property. Such restricted cash is scheduled to be released from the restrictions in three equal installments of approximately $83,000, on June 30, 2007, December 31, 2007 and June 30, 2008, if certain debt covenants regarding operating metrics for Smart Commerce are met. Those operating metrics relate to Smart Commerce’s actual results of operations as compared to certain projections provided to Fifth Third at the inception of the loan. Meeting or failing to meet those metrics relate only to the release of cash as described above. Failure to meet these metrics does not, however, result in an acceleration of the debt. As of July 24, 2007, our outstanding principal balance on this debt was approximately $1,200,000.

On November 14, 2006, we entered into a revolving credit arrangement with Wachovia, or the line of credit, for $1.3 million which can be used for general working capital. Any advances made on the line of credit were to be paid off no later than August 1, 2007, with monthly payments of accrued interest on any outstanding balance commencing on December 1, 2006. Interest accrues on the unpaid principal balance at the LIBOR Market Index Rate plus 0.9%. On January 24, 2007, we entered into an amendment to the line of credit. The amendment resulted in an increase in the line of credit from $1.3 million to $2.5 million. The pay-off date was also extended from August 1, 2007 to August 1, 2008. The line of credit is secured by our deposit account at Wachovia and an irrevocable standby letter of credit in the amount of $2,500,000 issued by HSBC Private Bank (Suisse) S.A. with Atlas as account party. Atlas and we have separately agreed that in the event of a default by us in the repayment of the line of credit that results in the letter of credit being drawn, we shall reimburse Atlas any sums that Atlas is required to pay. At our sole discretion, these payments may be made in cash or by issuing shares of our common stock at a set per share price of $2.50. As of July 24, 2007, we have drawn down approximately $2.1 million on the line of credit.

We have not yet achieved positive cash flows from operations, and our main sources of funds for our operations have been the sale of securities in private placements and the Wachovia line of credit. We must continue to rely on these sources until we are able to generate sufficient revenue to fund our operations. We believe that anticipated cash flows from operations, funds available from our existing line of credit, together with cash on hand, will provide sufficient funds to finance our operations at least for the next 12 months. Changes in our operating plans, lower than anticipated sales, increased expenses, or other events may cause us to need to seek additional equity or debt financing in future periods. There can be no guarantee that financing will be available on acceptable terms or at all. Additional equity financing could be dilutive to the holders of our common stock, and additional debt financing, if available, could impose greater cash payment obligations and more covenants and operating restrictions. We have no current plans to seek any such additional financing.

Overview of Results of Operation for the Years Ended December 31, 2006, 2005 and 2004

The following tables set forth selected consolidated statements of operations data for each of the periods indicated.

	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004
REVENUES:
Integration Fees	$182,660	$798,178	$374,055
Syndication Fees	218,386	402,847	176,471
Subscription Fees	1,904,192	468,621	--
Professional Services Fees	1,269,300	401,677	--
Other Revenue	70,352	84,102	122,394
Related Party Revenues	--	--	330,050
Total Revenues	3,644,890	2,155,425	1,002,970

COST OF REVENUES	329,511	154,892	211,616

GROSS PROFIT	3,315,379	2,000,533	791,354

OPERATING EXPENSES:
General and Administrative	5,648,377	15,038,563	2,432,928
Sales and Marketing	1,016,107	1,386,019	596,989
Research and Development	2,016,507	1,649,956	563,372

Total Operating Expenses	8,680,991	18,074,538	3,593,289

LOSS FROM CONTINUING OPERATIONS	(5,365,612)	(16,074,005)	(2,801,935)

OTHER INCOME (EXPENSE):
Interest Expense, Net	(254,381)	(37,502)	(119,389)
Gain on Debt Forgiveness	144,351	556,215	249,395
Redemption of Investor Relations Shares	3,125,000	--	--
Writeoff of Investment	(25,000)	--	--
Other Income (Expense)	(122,502)	418	--

Total Other Income	2,867,468	519,131	130,006
NET LOSS FROM CONTINUING OPERATIONS	(2,498,144)	(15,554,874)	(2,671,929)
DISCONTINUED OPERATIONS
Loss of Operations of Smart CRM (2006 includes gain on sale of assets of $563,835, write-off of goodwill of $2,793,321 and loss on operations of $296,077), net of tax ($0)	(2,525,563)		--
Loss on Discontinued Operations	(2,525,563)	(35,735)
Preferred stock dividends and accretion of discount on preferred stock	--	--	(2,215,625)
Accretive dividend issued in connection with registration rights agreement	--	--	(206,085)
Converted preferred stock inducement cost	--	--	(3,225,410)
NET LOSS
Net loss attributed to common stockholders	$(5,023,707)	$(15,590,609)	$(8,319,049)

The following tables set forth selected consolidated statements of operations data for each of the periods indicated as a percentage of total revenues.

	Year Ended December 31,
REVENUES:	2006	2005	2004
Integration Fees	5%	37%	37%
Syndication Fees	6%	19%	18%
Subscription Fees	52%	22%	--
Professional Services Fees	35%	19%	--
Other Revenue	2%	3%	12%
Related Party Revenues	--	--	33%
Total Revenues	100%	100%	100%

COST OF REVENUES	9%	7%	21%
GROSS PROFIT	91%	93%	79%

OPERATING EXPENSES:
General & Administrative	155%	698%	243%
Sales & Marketing	28%	64%	60%
Development	55%	77%	56%
Total Operating Expenses	238%	839%	359%

Net Income (Loss) from Operations	-147%	-746%	-279%

OTHER INCOME (EXPENSES):
Interest Income (Expense), Net	-7%	-2%	-12%
Gain / Loss on Legal Settlements	4%	26%	25%
Other Income	82%	--	--
Writeoff of Investment	-1%	--	--
Gain on Sale of Assets	--	--	--

DISCONTINUED OPERATIONS
Gain from Operations of Smart CRM
(including Loss on Sale of $2,140,054)	-69%	-2%	--
Income Tax	--	--	--
Income from Discontinued Operations	-69%	-2%	--
NET INCOME (LOSS)	-138%	-723%	-266%

Preferred Stock Dividends and Accretion
of Discount on Preferred Stock	--	--	-221%
Accretive dividend issued in connection with registration rights agreement	--	--	-21%
Converted Preferred Stock Inducement Cost	--	--	-322%

Net Loss Attributed to Common Stockholders	-138%	-723%	-830%

Overview of Results of Operations for the Fiscal Year Ended December 31, 2006

Total revenues for the year ended December 31, 2006 were $3.6 million, an increase of $1.4 million or 69% over 2005. Subscription revenue for 2006 was $1.9 million, an increase of $1.4 million or 305% over 2005. For 2006, we reported in two segments for the first time and derived $513,000 and $3.1 million of our consolidated revenue from our Smart Online segment and Smart Commerce segment, respectively.

Our net loss for 2006 was $5.0 million, a decrease of $10.6 million from a net loss of $15.6 million in 2005. Net loss for 2006 included a loss from discontinued operations of $2.5 million, and $3,125,000 of other income from the redemption of investor relations shares. For 2005, the loss from discontinued operations was approximately $36,000. Net loss for 2006 also included non-cash charges of $782,000 related to amortization and depreciation and $780,000 related to compensation costs for stock options as accounted for under SFAS No. 123R. During 2005, we incurred depreciation and amortization expense of $217,000 and no stock option expense as SFAS No. 123R was not yet adopted. 2005 included a non-cash charge of $9.7 million related to investor relations contracts that we cancelled during 2006.

During 2006, substantial costs were incurred related to the SEC's suspension of the trading of our common stock and the resulting SEC and internal investigation. Legal expense related to the SEC and internal investigations was approximately $1.0 million for 2006.

In the first quarter of 2006, we learned that one of our major customers for the Smart Commerce segment underwent a restructuring. During 2006, this restructuring resulted in a loss of approximately 45% of the revenue generated by this customer. Revenue from this customer decreased in the months following the restructuring, then leveled off for the last three months of 2006.

As of January 1, 2006, we offered our OneBizSM and iDA platforms to small businesses through four total syndication partners. During 2006, one of these partners, Union Bank of California, N.A., renewed its contract for a one year term. As of December 31, 2006, our OneBizSM and iDA platforms were available through four syndication partners and our main portal.

In September 2006, we sold substantially all of the assets of Smart CRM to Alliance Technologies, Inc. This sale resulted in $600,000 cash proceeds and the elimination of approximately $1.7 million in liabilities. We recorded an impairment of goodwill of approximately $2.8 million resulting in a net loss on sale of approximately $2.1 million. As a result, we reported results of operations for Smart CRM prior to the sale of assets as discontinued operations.

During the first half of 2006, the number of subscribers to our products and services through our main portal and the websites of our partners declined. Over the second half of 2006 and into 2007, the number of subscribers has been relatively constant. We are not aware of all the factors that led to the decrease in the number of subscribers, but we are aware that some complained about the ease of use of our website. We subsequently redesigned our main portal to address these concerns. Also, in the fourth quarter of 2006, we began focusing on increasing these subscription numbers by contracting with new partners to market our applications to their small business customers.

At December 31, 2006, we had $577,000 in cash of which $250,000 was restricted as compared to cash of $1.7 million at December 31, 2005, of which $230,000 was restricted. Accounts receivable at December 31, 2006 was $248,000 as compared to $505,000 at December 31, 2005. Deferred revenue at December 31, 2006 was $325,000 as compared to $766,000 at December 31, 2005.

Comparison of the Results of Operations for the Years Ended December 31, 2006 and 2005

Revenues - Total revenues were $3.6 million in 2006 as compared to $2.2 million in 2005, an increase of $1.4 million or 69%. Subscription revenue for 2006 was $1.9 million, an increase of $1.4 million or 305% over 2005. This increase was primarily attributable to the subscription revenue of Smart Commerce, which was operational as our subsidiary for the full twelve months of 2006 as compared to only two and one half months during 2005 (October 18, 2005 to December 31, 2005). In the first quarter of 2006, we learned that one customer of Smart Commerce, constituting approximately 40% of iMart's 2005 revenue, underwent a restructuring that resulted in a decrease of approximately 45% in its business with Smart Commerce between April 2006 and December 2006. Although this customer restructuring has had a negative effect on Smart Commerce, we are targeting to offset this loss by securing new customers in 2007. As of July 24, 2007, we have secured four new customers for Smart Commerce. Integration revenue decreased $615,000, or 77%, to $183,000 in 2006. Syndication revenue decreased $185,000, or 46%, to $218,000 in 2006 compared to 2005. This decrease was primarily attributable to our shift away from integration and syndication revenue as we began focusing on building subscription revenue. Accordingly, we have let the majority of our integration and syndication contracts expire in 2006. We expect our integration and syndication revenue to continue to decline as we work to increase our subscription revenue. Professional services fees increased $867,000 or 216% to $1,269,000 in 2006 compared to 2005. This increase was primarily attributable to the professional service fees of Smart Commerce, which was operational as our subsidiary for the full twelve months of 2006 as compared to only two and one half months during 2005 (October 18, 2005 to December 31, 2005), and revenue for a perpetual license of approximately $500,000. We did not derive any material revenue from related parties during 2005.

Cost of Revenues - Cost of revenues were $330,000 in 2006 as compared to $155,000 in 2005, an increase of $175,000 or 113%. The Smart Commerce segment contributed $271,000 to cost of revenues in 2006 as compared to $56,000 in 2005, an increase of $215,000. This increase was offset by a decrease in cost of revenues of $43,000 in the Smart Online segment over 2005, which was the result of headcount reductions in personnel directly responsible for integration and syndication contract maintenance.

General and Administrative - General and administrative expenses were $5.6 million in 2006 as compared to $15 million in 2005, a decrease of $9.4 million or 62%. This decrease was primarily due to decreases in investor relations, management consultant, travel, meal and entertainment and bonus expenses, which was offset by increases in total compensation expense, legal and professional fees and expenses related to Smart Commerce.

Our investor relations expenses decreased by $10,285,000, from $10,318,000 in 2005 to $33,000 in 2006. The expenses for 2005 were extraordinarily high as a result of shares that we issued to investor relations firms. Pursuant to settlement agreements with these investor relations firms in 2006, we redeemed these shares in 2006, resulting in a $3.125 million increase in our other income. Our management consulting expenses decreased by $1,295,000, from $1,320,000 in 2005 to $25,000 in 2006. This decrease resulted from our termination or non-renewal of contracts with a substantial number of management consulting firms. Travel expenses decreased by $146,000, from $220,000 in 2005 to $74,000 in 2006. This decrease was the combined result of higher than normal expense in 2005 when our executives were traveling frequently related to financing and investing activity, specifically with Atlas and the Blueline Fund, combined with lower than normal expense in 2006 when travel was greatly curtailed as management focused on the SEC and internal investigation. For those same reasons, our meals and entertainment expenses decreased by $44,000, from $60,000 in 2005 to $16,000 in 2006. Our bonus expenses also decreased by $51,000, from $52,000 in 2005 to $1,000 in 2006 as we curtailed our cash incentive programs due to, in part, the following factors: (1) the suspension in the trading of our securities by the SEC and the related investigation, (2) the repeated need to enter into various financing transactions in order to continue operations, (3) we had immaterial revenues other than those generated by Smart Commerce and Smart CRM, and (4) we have only experienced net losses to date.

The decreases in our general and administrative expenses were offset by a $1,022,000 increase in total compensation expense, from $645,000 in 2005 to $1,667,000 in 2006. Of this increase, $794,000 is attributable to the non-cash stock option expense now required by our adoption of SFAS No. 123R and the remaining $228,000 of the increase is attributable to salaries paid to our CFO, COO and Corporate Counsel. As a result of hiring a full-time CFO, third party accounting and bookkeeping fees decreased by $405,000, from $669,000 in 2005 to $264,000 in 2006.

The decreases in our general and administrative expenses also were offset by a $827,000 increase in legal and professional fees, from $421,000 in 2005 to $1,248,000 in 2006. This increase was primarily attributable to the legal costs related to the SEC and internal investigations. Management anticipates an increase in legal and professional fees in 2007 for non-recurring expenses related to the costs of compliance with Sarbanes-Oxley and other public company-related expenses. The increased expenses associated with the SEC's suspension of trading of our securities, the continuing SEC action, and the internal investigation of matters relating thereto are all non-recurring expenses, but may continue to be significant expenses in 2007. To date, our insurers have only agreed to cover a portion of the fees and expenses related to the SEC action and the internal investigation.

Finally, our Smart Commerce segment contributed an additional $237,000 of general and administrative expense in 2006 as compared to 2005, because Smart Commerce was operational as our subsidiary for the full twelve months of 2006 as compared to only two and one half months during 2005 (October 18, 2005 to December 31, 2005).

Sales and Marketing - Sales and marketing expense decreased by $370,000, from $1,386,000 in 2005 to $1,016,000 in 2006. This decrease was primarily attributable to decreases in our advertising, sales and marketing wages, management consulting, commission, marketing and public relations expenses, which were offset by increased expenses related to our Smart Commerce segment.

Advertising expense decreased by $289,000, from $290,000 in 2005 to $1,000 in 2006 primarily due to reduced barter advertising expense. Sales and marketing wages decreased by $263,000, from $402,000 in 2005 to $139,000 in 2005, primarily due to the promotion to Chief Operating Officer of an individual whose salary has now been re-allocated to general and administrative expenses as well as the elimination of several sales positions. Management consulting expense decreased by $73,000, from $79,000 in 2005 to $6,000 in 2006, as we relied less on outside consultants. Commission expense decreased by $46,000, from $52,000 in 2005 to $6,000 in 2006, as we reduced our sales staff due to workforce reductions. We expect commission expense to increase in 2007 as we anticipate hiring additional sales staff as we renew our focus on revenue generation. Marketing expense decreased by $90,000, from $96,000 in 2005 to $6,000 in 2006, as we reduced our direct marketing efforts in 2006 and shifted to leveraging the marketing power of our partners. Public relations expense decreased by $90,000, from $103,000 in 2005 to $12,000 in 2006, as we greatly reduced our utilization of third party public relations firms and focused our expenditures on our core operations.

These decreases in our sales and marketing expenses in 2006 were offset by the contribution of an additional $492,000 by our Smart Commerce segment to sales and marketing expense in 2006 as compared to 2005, because Smart Commerce was operational as our subsidiary for the full twelve months of 2006 as compared to only two and one half months during 2005 (October 18, 2005 to December 31, 2005).

Development Expense - Development expense increased by $367,000, from $1,650,000 in 2005 to $2,017,000 in 2006. This increase was primarily attributable to an additional $706,000 in development expense from our Smart Commerce segment in 2006 as compared to $116,000 in 2005, because Smart Commerce was operational as our subsidiary for the full twelve months of 2006 as compared to only two and one half months during 2005 (October 18, 2005 to December 31, 2005). This increase was offset by a $185,000 decrease in accounting application development expense, from $293,000 in 2005 to $108,000 in 2006. This decrease was the result of a reevaluation of our efforts regarding the accounting application in 2006. During the second half of 2006 when our needs pertaining to the accounting application were being re-evaluated and re-designed, no significant development expense related to the accounting application was incurred as no significant designing or programming was taking place.

Development bonus expense decreased by $150,000 from $150,000 in 2005 as bonuses were suspended in 2006.

Other Income (Expense) - In 2005, we paid an aggregate $500,000 in cash and issued an aggregate of 1,250,000 shares of our common stock to two investor relations consultants pursuant to consulting agreements with each. At the time of issuance, the aggregate value of the shares of common stock was approximately $9,738,000. In 2006, we entered into settlement agreements with each of these investors relations consultants. Under the terms of the settlement agreements, the consultants retained all of the cash fees paid to them, but released any interest in the shares that were issued. These shares were redeemed by us in 2006, resulting in other income of $3,125,000.

We incurred net interest expense of $254,000, net of interest income of $11,000, in 2006 as compared to net interest expense of $38,000, net of $33,000 of interest income in 2005. This increase in net interest expense of $174,000, or 218%, is primarily attributable to the carrying cost for a full year of the debt associated with the iMart and Computility acquisitions. The decrease in interest income is primarily the result of reduced cash balances in interest-earning accounts.

Due to our financing activities related to the iMart purchase price as well as the establishment and use of our Wachovia line of credit, we anticipate that interest expense will be significantly higher in 2007.

Comparison of the Results of Operations for the Years Ended December 31, 2005 and 2004

Revenues - Total revenues were $2.2 million in 2005 as compared to $1.0 million in 2004, an increase of $1.2 million, or 115%. Our subscription revenue increased from zero in 2004 to $469,000 in 2005. Revenues from professional services increased from zero in 2004 to $402,000 in 2005. These increases were primarily attributable to our acquisition of all of the stock of iMart, which became our subsidiary, Smart Commerce, in October 2005.

Integration revenues in 2005 totaled $798,000 as compared to $374,000 in 2004, representing an increase of $424,000, or 113%. This increase was primarily due to two new integration contracts that accounted for approximately 43% of the 2005 integration revenues. Syndication revenues in 2005 totaled $403,000, as compared to $176,000 in 2004, representing an increase of $227,000, or 128%, due primarily to our entering into new syndication agreements. All of the 2005 syndication revenues were from three agreements. The 2005 and 2004 integration and syndication revenues also included $424,000 and $113,000, respectively, of revenue derived from barter transactions.

We did not derive any material revenue from related parties during 2005. In 2004, revenues from related parties accounted for $330,050, or 33%, of total revenue. Management does not expect related party revenues to be a significant source of income going forward.

Cost of Revenues - Cost of revenues was $155,000 in 2005 as compared to $212,000 in 2004, a decrease of $57,000, or 27%. This decrease was primarily a result of a decrease in the costs of wages associated with maintaining and supporting integration and syndication partners due to a reduction in the number of active contracts. These wages decreased by $96,000, from $129,000 in 2004 to $33,000 in 2005. In addition, stock-based consulting expense decreased by $22,000, from $22,000 in 2004 to zero in 2005 because we no longer used these consultants. However, these decreases were offset due to the acquisition of iMart, which increased the cost of revenues by $56,000 for 2005 primarily due to third-party domain registration fees and personnel costs associated with supporting subscription services. This increase in costs of revenues for the Smart Commerce segment represented 7% of Smart Commerce's revenue for 2005.

General and Administrative - General and administrative expenses increased by approximately $12.6 million, from $2.4 million in 2004 to $15 million in 2005. Approximately $10.2 million of this increase is attributable to two investor relations contracts of which $9.7 million was paid in stock and $500,000 was paid in cash. As described above, we subsequently entered into settlement agreement with these parties and redeemed the shares. Additionally, in 2005 we paid a total of $499,000 in cash and issued 23,000 shares of common stock valued at a total of $216,000 to other investor relations consultants. Approximately $159,000 of the increase in general and administration expense is attributable to amortization expense related to intangible assets acquired from iMart. 2004 included $350,000 of general and administrative expense associated with the conversion of certain warrants to common stock and $66,000 of stock-based compensation expense. Finally, general and administrative expense increased due to a $319,000 increase in legal and professional fees, from $770,000 in 2004 to $1,089,000 in 2005, which was primarily due to costs associated with conducting financial statements audits for 2002 and 2003 and one-time expenses associated with preparing to become a public company.

Sales and Marketing - Sales and marketing expenses increased by $789,000, from $597,000 in 2004 to $1,386,000 in 2005, as we increased our sales and marketing staff and activities. 2004 included approximately $206,000 of barter advertising expense as compared to $274,000 for 2005.

Development - Development expense increased by $1,087,000, from $563,000 in 2004 to $1,650,000 in 2005. This increase is primarily the result of our adding additional programming, database management, quality assurance, and project management resources to support the on-going development of the applications.

Other Income (Expense) - We incurred net interest expense of $38,000, net of $33,000 of interest income, in 2005 and $119,000 of interest expense in 2004. The 2005 interest expense of approximately $71,000 was primarily the result of interest expense on the non-compete and purchase price notes related to our acquisitions of iMart and Computility. We earned approximately $33,000 of interest income related to bank deposits during 2005, compared to zero in 2004. 2004 interest expense included $75,000 of interest related to the issuance of 150,000 shares of common stock to a relative of one of our officers in consideration for extending the term of a loan and loaning additional funds to us as described in Note 8, “Loans,” to the accompanying audited financial statements. The remainder of the 2004 interest expense was primarily attributable to interest due on deferred compensation owed to certain of our officers and interest related to unpaid payroll tax obligations. There was no interest income in 2004. Both the deferred compensation and income tax obligations were relieved during the first quarter of 2005.

During 2005 and 2004, we realized gains totaling $556,000 and $249,000, respectively, from negotiated and contractual releases of outstanding liabilities. The gains from debt forgiveness resulted from unrelated third parties, primarily trade creditors who had performed services for us, agreeing to accept as payment in full a lesser amount than the stated liability in consideration for timely payment of the negotiated settlement.

Provision for Income Taxes - We did not record a provision for income tax expense in 2006, 2005 or 2004 because we have been generating net losses. Furthermore, we have not recorded an income tax benefit for 2006, 2005, and 2004, primarily due to continued substantial uncertainty regarding our ability to realize our deferred tax assets. Based upon available objective evidence, there has been sufficient uncertainty regarding the ability to realize our deferred tax assets, which warrants a full valuation allowance in our financial statements. As of December 31, 2006, we had approximately $42 million in net operating loss carryforwards, which may be utilized to offset future taxable income.

Utilization of our net operating loss carryforwards may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss carryforwards before utilization.

Liquidity and Capital Resources

As of December 31, 2006, our principal sources of liquidity were cash and cash equivalents totaling $577,000 and accounts receivable of $248,000. As of March 15, 2007, our principal sources of liquidity were cash and cash equivalents totaling approximately $5,114,000 and accounts receivable of approximately $209,000. This increase in cash and cash equivalents from December 31, 2006 to March 15, 2007 is primarily due to total aggregate proceeds of $6,000,000 from our sale of 2,352,941 shares of common stock to investors for a price of $2.55 per share, which included warrants for the purchase of an aggregate of 1,176,471 shares of common stock at an exercise price of $3.00 per share. Of this, $250,000 of our cash is restricted in accordance with our promissory note with Fifth Third Bank described below.  As of March 15, 2007, we have drawn approximately $2.1 million of our $2.5 million line of credit, leaving approximately $400,000 available for our operations.

Cash Flow from Operations. Cash flows used in operations in 2006 totaled $3.25 million, down from $6.35 million in 2005 and $3.69 million in 2004. This decrease was primarily attributable to cash flows from the two companies we acquired in October 2005.

Cash Flow from Financing Activity. In 2006, we generated a total of $1.72 million net cash from our financing activities. This net cash was generated through both equity and debt financing, as described below.

Equity Financing. Our primary source of cash during 2006, 2005 and 2004, as well as prior years, was from the sale of our securities. Between March 2006 and August 2006, we sold an aggregate of 1 million shares of our common stock to four investors, three of whom were current stockholders, for a price of $2.50 per share resulting in gross proceeds of $2,500,000. We incurred immaterial issuance costs related to these stock sales. During 2005, we generated net cash from financing activities, including the sales of shares of our common stock, of approximately $7.7 million. During the first half of 2004, we sold shares of common stock to new and existing stockholders resulting in net proceeds of $3.33 million. During the second half of 2004, we sold shares of common stock to new and existing investors in a private placement resulting in net proceeds of $1.4 million.

Debt Financing. In 2006, we entered into two debt financing transactions. On November 9, 2006, Smart Commerce entered into a loan agreement with Fifth Third Bank. Under the terms of this agreement, Smart Commerce borrowed $1.8 million to be repaid in 24 monthly installments of $75,000 plus interest beginning in December 2006. The interest rate is prime plus 1.5% as periodically determined by Fifth Third Bank. Currently and at closing, the prime rate was 8.25%. The loan is secured by all of the assets of Smart Commerce, including a security account of $250,000 with Fifth Third Bank, and all of Smart Commerce's intellectual property. The loan is guaranteed by us and such guaranty is secured by all the common stock of Smart Commerce. Under the terms of the loan agreement, Smart Commerce has established a lock box account with Fifth Third Bank, but has the right to use the amounts deposited therein for any purpose not inconsistent with the loan agreement and related documents so long as no event of default exists and is continuing. Further, the $250,000 in the security account will be released in three installments of approximately $83,000 if on June 30, 2007, December 31, 2007, and June 30, 2008 Smart Commerce meets certain debt covenants regarding operating metrics for Smart Commerce. Those operating metrics relate to Smart Commerce’s actual results of operations as compared to certain projections provided to Fifth Third at the inception of the loan. Meeting or failing to meet those metrics relate only to the release of cash as described above. Failure to meet these metrics does not, however, result in an acceleration of the debt.

On November 14, 2006, we entered into a revolving credit arrangement with Wachovia. The line of credit advanced by Wachovia was $1.3 million, and can be used for general working capital. This was increased to $2.5 million in January 2007. Any advances made on the line of credit must be paid off no later than August 1, 2008, with monthly payments of accrued interest commencing on December 1, 2006 on any outstanding balance. The interest shall accrue on the unpaid principal balance at the LIBOR Market Index Rate plus 0.9%. The line of credit is secured by our deposit account at Wachovia and an irrevocable standby letter of credit in the amount of $2.5 million issued by HSBC Private Bank (Suisse) S.A. with Atlas as account party. We have separately agreed with Atlas that in the event of a default by us in the repayment of the line of credit that results in the letter of credit being drawn, we shall reimburse Atlas any sums that Atlas is required to pay under such letter of credit. At our sole discretion, these payments may be made in cash or by issuing shares of our common stock at a set per share price of $2.50.

Deferred Revenue. At December 31, 2006, we had deferred revenue totaling $325,000, net of offsetting amounts receivable. Deferred revenue represents amounts collected in advance of the revenue being recognized. Based upon current conditions, we expect that approximately 96% of this amount will be recognized during 2007.

We have not yet achieved positive cash flows from operations, and our main sources of funds for our operations have been the sale of securities in private placements and the Wachovia line of credit. We must continue to rely on these sources until we are able to generate sufficient revenue to fund our operations. We believe that anticipated cash flows from operations, funds available from our existing line of credit, together with cash on hand, will provide sufficient funds to finance our operations at least for the next 12 months. Changes in our operating plans, lower than anticipated sales, increased expenses, or other events may cause us to need to seek additional equity or debt financing in future periods. There can be no guarantee that financing will be available on acceptable terms or at all. Additional equity financing could be dilutive to the holders of our common stock, and additional debt financing, if available, could impose greater cash payment obligations and more covenants and operating restrictions. We have no current plans to seek any such additional financing.

Outlook for 2007

With the release of our new applications and the expenses associated with becoming a public company, we believe our capital requirements in 2007 and beyond will be greater than in past years. Although we do not anticipate these needs to be substantial, the non-recurring costs associated with the SEC's suspension of trading of our securities and related investigation, and the internal investigation of matters relating thereto, may increase our capital requirements in 2007. As such, our historical cash flows may not be indicative of future cash flows. The following is a discussion of factors that we consider important to our future capital requirements and which will affect the amount of additional capital we need to raise. Our future capital requirements will depend on many factors, including our rate of revenue growth, the expansion of our marketing and sales activities, the timing and extent of spending to support product development efforts and expansion into new territories, the timing of introductions of new services and enhancements to existing services, and the market acceptance of our services.

Primary drivers for future operating cash flows include the commercial success of our existing services and products and the timing and success of any new services and products and our ability to maintain and grow the revenues from the companies we acquired. We will continue to seek additional integration and syndication customers who typically pay an upfront fee and to increase revenues generated from small business end users, and increase our effort in regard to direct sales and cross selling of pre-paid subscriptions.

Generally, we expect we will need to increase marketing and sales expenses before we can substantially increase our revenue from sales of subscriptions. We have increased our sales and marketing department as of December 2006 and added personnel in January 2007. We also expect increased expenses from the revenue share component of our recently executed contracts.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will incur costs associated with our public company reporting requirements. We incurred costs in excess of $1 million associated with the SEC suspension of trading described above; recently adopted corporate governance requirements, including requirements under Sarbanes-Oxley; as well as new rules implemented by the SEC, the NASD, and national securities exchanges. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. Any unanticipated difficulties in preparing for and implementing these reforms could result in material delays in complying with these new laws and regulations or significantly increase our costs. Historically, we have failed to file our SEC periodic reports on time and our ability to fully comply with these new laws and regulations is also uncertain. Our failure to timely prepare for and implement the reforms required by these new laws and regulations could significantly harm our business, operating results, and financial condition. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

In accordance with the provisions of SFAS No. 131, as we continue to integrate the operations and management of our subsidiaries, we may periodically re-assess the manner in which we report our segment data. Changes in our internal organization or the manner in which we monitor and manage our business and the business of our subsidiaries may result in the identification of different segments that provide more meaningful data than our current segment presentation.

Contractual Obligations. The following table lists certain of our contractual obligations as of December 31, 2006:

	Payments Due By Period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Long-Term Debt Obligations	$3,062,631	$2,237,631	$825,000	--	--
Capital Lease Obligations	--	--	--	--	--
Operating Lease Obligations	33,000	18,000	15,000	--	--
Purchase Obligations	250,000	250,000	--	--	--
Other Long-Term Liabilities	--	--	--	--	--
TOTAL	$3,345,631	$2,505,631	$840,000	--	--

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest rate sensitivity

We had unrestricted cash and cash equivalents totaling $327,000, $1,435,000, and $173,000 at December 31, 2006, 2005, and 2004, respectively. At March 31, 2007, our unrestricted cash was $5,028,000. These amounts were invested primarily in demand deposit accounts and money market funds. The cash and cash equivalents are held for working capital purposes. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of these investments, we believe that we do not have any material exposure to changes in the fair value of our investment portfolio as a result of changes in interest rates. Declines in interest rates, however, will reduce future investment income.

Two debt instruments have variable interest rates; one is prime + 1.5% and the other is LIBOR + .9% (See Note 9, “Notes Payable,” to the accompanying audited financial statements). At March 31, 2007, the outstanding principal balance on these loans was $1,500,000 and $2,052,000, respectively. Due to the relatively short term of these debt instruments combined with the relative stability of interest rates, we do not expect interest rate or market volatility will have a material effect on our cash flows.

DESCRIPTION OF BUSINESS

OVERVIEW

Smart Online, Inc. develops and markets products and services targeted to small businesses (less than 50 employees) that are delivered via a Software-as-a-Service, or SaaS, model. Our goal is to be the leading provider of on-demand SaaS applications for small businesses. We sell our products and services primarily through private label syndication and original equipment manufacturer, or OEM, distribution channels, although small businesses may purchase products and services directly through our main portal located at www.smartonline.com.

Our primary source of revenue currently comes from sales of our SaaS applications for business management, web marketing, and e-commerce, which represented 63%, 77%, and 55% of our revenue from continuing operations for the fiscal years ended December 31, 2006, 2005, and 2004, respectively. We derive revenue from sales of services that are designed to complement our product offerings and allow us to create custom business solutions that fit our end-users' and our channel partners' needs, which represented 35%, 19%, and 0% of our revenue from continuing operations for the fiscal years ended December 31, 2006, 2005, and 2004, respectively.

We offer two technology platforms that communicate via web service and serve as the foundation for delivery of our business solutions: OneBizSM and iDirect ArchitectureTM, or iDA. Each is described more fully below. Both platforms allow integrated applications to share data with the other products and/or services running on our platforms. Our products and services are primarily offered on a subscription basis using the on-demand SaaS model.

HISTORY

We were incorporated in Delaware in 1993 and initially offered our software applications using traditional distribution methods of diskettes and later CD-ROMs. In 2000, we moved away from the traditional distribution model and began primarily offering on-demand SaaS applications over the Internet. Unlike the traditional distribution method that requires a customer to install, configure, and maintain hardware, software, and network services internally to support the software applications, our proprietary SaaS applications allow small businesses to subscribe to a wide variety of applications that have been developed specifically for delivery over the Internet on an on-demand basis with very little or no installation or maintenance required.

During October 2005, we acquired substantially all of the assets of Computility, a privately held developer and distributor of sales force automation and customer relationship management, or SFA/CRM, software applications based in Des Moines, Iowa. We operated this business under the name Smart CRM. Also during October 2005, we acquired all the stock of iMart, a privately held developer and distributor of multi-channel e-commerce systems based in Grand Rapids, Michigan. We operate this subsidiary as Smart Commerce.

Upon our integration of Smart CRM's SFA/CRM application into our OneBizSM platform, management determined that the remaining operations of Smart CRM, specifically consulting and network management, were not integral to our ongoing operations and business model. On September 29, 2006, we sold these non-integral Smart CRM assets to Alliance Technologies, Inc., or Alliance, and reclassified Smart CRM as a discontinued operation. For further information about this business closure, see Note 17, “Acquisitions & Dispositions” in the accompanying audited financial statements included in this prospectus.

The Smart CRM assets sold to Alliance included the traditional SFA/CRM software application developed and sold by Smart CRM and its predecessor in interest, Computility. We retained all rights relating to the derivative SFA/CRM SaaS application developed by us with Smart CRM and incorporated into our OneBizSM platform.

Consistent with SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, or SFAS No. 131, we have defined two reportable segments based on factors such as geography, products, customers, how operations are managed, and how our chief executive officer, the chief operating decision-maker, views results. Those segments are our core operations, or the Smart Online segment, and the operations of our wholly owned subsidiary, or the Smart Commerce segment.

The Smart Commerce segment's revenues are derived primarily from the development and distribution of multi-channel e-commerce systems including domain name registration and e-mail solutions, e-commerce solutions, website design and website hosting. In 2006, our Smart Commerce segment generated 86% of our total consolidated revenue and 96% and 100% of our subscription and professional services revenue, respectively.

The Smart Online segment generates revenues from the development and distribution of internet-delivered SaaS small business applications through a variety of subscription, integration and syndication channels. In 2006, our Smart Online segment generated 14% of our total consolidated revenue and 100% of our integration and syndication revenue, and 4% of our subscription revenue.
We include costs such as corporate general and administrative expenses and share-based compensation expenses that are not allocated to specific segments in the Smart Online segment, which includes the parent or corporate segment.

During the period from 2000 to 2006, we were functioning primarily in a research and development mode as we adapted our products for the SaaS model. We began shifting our focus to the marketing of our most current products in the fourth quarter of 2006. During fiscal 2006, the operations we acquired following the iMart acquisition, which we operate as Smart Commerce, were revenue-generating operations. Accordingly, the majority of current revenues is generated by our Smart Commerce segment.

PRINCIPAL PRODUCTS AND SERVICES

Our principal products and services include:

·	SaaS applications for business management, web marketing, and e-commerce;
·	software business tools that assist customers in developing written content; and

·	services that are designed to complement our product offerings and allow us to create custom business solutions that fit our end-users' and our channel partners' needs.

Business Management SaaS Applications

Our business management SaaS applications are designed to allow users to access and work on information securely from anywhere with an Internet browser. These applications include:

Business Dashboard: Our Business Dashboard application provides a snapshot of real-time business information in a single view, allowing users to monitor key business information about their company and employees. The dashboard automatically aggregates data from multiple sources and summarizes the information for the user quickly and efficiently. Examples of business information that users may view on the dashboard include: a list of key documents for the user, daily events scheduled, FedEx packages shipped by a user, or a list of new employees. The dashboard is entirely role-based, and displays different information to each user based upon their role and access levels within the company.

Accounting: Our Accounting application is targeted for users that want to create and maintain their accounting books online in a secure fashion but do not have the time or resources to learn and understand the intricacies of traditional accounting applications designed for larger businesses. The Accounting application functions allow a user to create invoices, record payments, print checks, produce real-time financial statements and reports, as well as manage accounts receivable and payable.

SFA/CRM: Our SFA/CRM application is designed to allow users to create standardized processes to define their sales approach, create SFA marketing plans, and monitor and guide sales activities. Companies can utilize the customer service management feature to create, monitor, and track service requests and execute issue escalation and notification. Users can display and present their business data with built-in report templates designed to provide information on sales activity, pipeline funnels, revenue and other relevant business data.

Human Resource Center: Our Human Resource, or HR, Center application is designed to allow companies to manage their daily human resources needs, including employee information, HR documents, performance reviews and compensation. The HR Center application also allows employers to manage the attendance records of each employee by creating and assigning vacation, sick leave, civil leave, and other different policies to each individual employee. The application can monitor and approve or decline as needed time-off requests and automatically track how much time each employee has available on a per policy basis.

Calendar: Our Calendar application is a full function, easy-to-use online calendar. The Calendar application features daily, weekly, and monthly views, together with a mini-calendar that allows the user to quickly browse to any other date. Users can set up automated email reminders at their convenience, indicating how early they would like to be notified of an upcoming event. In addition, users have the option to collaborate with their colleagues by sharing their calendar and events. This application also includes a to-do list, allowing users to setup tasks, assign priorities and due dates, and mark tasks as complete as they work through them.

Contacts: Our Contacts application is designed to provide users with an online business contact management system. Contacts can be sorted by group or alphabetically. Users also have the option to add, edit, and remove contact groups at their own convenience, or they can use the default set of groups that is already provided for them when they sign up. Furthermore, users have the option to share their contacts between colleagues. Using the intuitive sharing system built into the application, users select whether they would like a contact to remain private or shared.

e-Commerce: Our e-commerce applications, OneDomainTM and OneDomainXTM, are designed to give customers the ability to conduct their business online and include website design and launch, inventory query, shopping cart, financial transactions, shipping, domain name registration and business to business communication for small businesses. Our e-commerce applications also include our Direct Marketing Architecture, or iDMA, which is a technology platform that is designed to help direct marketers increase sales, better leverage corporate resources, and deliver superior customer service, and our Direct Selling Architecture, or iDSA, which is a system available for direct selling and network marketing companies.

Business Tools

We offer a variety of business tools through our website to aid small businesses. Most of these tools are also available through the private-label sites of our partners. Our business tools include Business Plan Writer, Business Letters, Business and Legal Forms, Marketing Plan Writer, Job Description Writer, Employee Policy Manual Writer, Government Forms, and Business Guides.

Additional Services

These services are designed to complement our product offerings and allow us to create custom business solutions that fit our end-users' and our channel partners' needs. The services offered to our partners include business consulting, graphics design, website content syndication, specialized compensation calculation, inventory management, domain name registration, and personalized email creation, FedEx tracking, loan center, press release writing, business plan writing & evaluation, e-commerce tax services, e-mail marketing, web analytics, warehouse order fulfillment, and business and personal calculators.

MODE OF OPERATIONS

“Software-as-a-Service” Model

We follow the SaaS model for delivering our products and services to our customers. The Internet allows for delivery of software in new ways. For example, a company can download a software application instead of buying it from the local retail store. However, software purchased in this fashion still needs to be installed, updated, and the data backed-up, all by the end-user. The on-demand SaaS model eliminates these additional tasks. Instead, end users visit a website and use the SaaS applications, all via a web browser, with no installation, no special information technology knowledge, and no maintenance. The SaaS application is transformed into a service that can be used anytime, anywhere by the end-user. Multi-tenant SaaS applications have the additional benefit of allowing functionality to be added to our applications in one place to the benefit of all users. This allows us to have easier maintenance, universal upgrading, and quick deployment of new features.

Revenue Stream

We charge small businesses who use our SaaS applications a subscriber fee on a monthly subscription basis, rather than the large upfront cost typically charged for traditional software applications.

Platforms

We have designed two technology platforms to serve as the foundation for delivery of our business solutions: OneBizSM and iDA.

OneBizSM is our business management platform offered though our main portal and through the sites of our private-label partners. This allows us to offer our proprietary products, as well as certain integration partner products, to our partners' small business customers in the “look” and “feel” of the partner's website. iDA is our web marketing and web selling platform offered through Smart Commerce. Both platforms communicate with each other via web services and have the ability to allow integrated applications to share data with the rest of the products and/or services running on our platforms. The platforms also allow users to seamlessly login to multiple SaaS applications/services without having to re-enter a user ID and password or navigate to another site. Both platforms use a modular methodology, which allows various components to be assembled for rapid new application development and enhancement. Our OneBizSM platform has a distinct profile feature that is created for every company when users sign up and register. This profile is continually updated based on operations performed and information requested by each company as its users operate on the platform.

Integration and Sharing

Our platforms allow end-users to share information (with selectivity and control options) with other members of their organization. Each user that subscribes to our platform can have multiple members or employees who share information with one another. Information entered by one user can be shared and modified by one or more other users, promoting collaboration within a company.

Several of the applications within our platforms are integrated with one another. Integration means that certain applications communicate and share information with other applications.

TARGET MARKET AND SALES CHANNELS

Our consistent focus from the beginning has been to design software products and services to help start and run small businesses. The small business market is diverse, fragmented, yet very large and, we believe, underserved. We define small businesses as those having less than 50 employees. Even within this definition, there exists a large variety of businesses. Therefore, we have focused on offering a wide range of software products that combine simplicity and affordability. We realize that many new small businesses will fail relatively quickly, which forces us to continuously seek out new end-users to replace existing end-user attrition. Another characteristic of small businesses is that they are typically late adopters of technology. Internet adoption is well past critical mass, and we believe the growth rate of small businesses using web-based applications will exceed the growth rate of large enterprises. These businesses may even leapfrog traditional software and go straight from paper-based management to a SaaS solution.

Although our ultimate end-users are small businesses and entrepreneurs who access our software products and services via the web, we use channel partners such as financial institutions, telecommunication companies, direct selling organizations, retailers, technology companies, and small business consultants as channels to reach small business customers. These partnerships can be constructed in a variety of formats - from resellers to co-branded offerings to private label or OEM solutions. We typically seek partnerships with organizations that already have a relationship with small businesses. We have successfully targeted our applications to direct selling organizations, financial companies as well as business media companies.

Our plan for 2007 is to increase our revenue through a combination of four sales and marketing initiatives:

·	soliciting additional syndication partners,

·	actively managing relationships with our partners to increase sales,

·	bundling our software in packages targeted to different types of vertical industries within the small business market, and

·	partner with companies to introduce new applications and products to enhance our platform for greater value to small businesses.

We have not yet implemented all of these marketing strategies, and others have not been implemented until recently. At this time, we cannot determine how successful these strategies will be.

We also plan to continue to update, enhance, and add to the functionality of our platforms, and add sales and marketing personnel to implement our syndication partner strategy.

PRINCIPAL CUSTOMERS

Currently, two customers are considered major customers the loss of whom could have a material adverse effect on our business. Both of these customers currently subscribe to the applications offered by, and purchase professional services from, our Smart Commerce segment.

Britt Worldwide, or BWW, is an entity that indirectly controls a significant number of independent business owners, or IBOs, who currently subscribe to our services. The aggregate of the subscriptions from these IBOs represented approximately 45% of our consolidated revenue for the fiscal year ended December 31, 2006. BWW was not a customer of ours in 2004, and was a customer of ours only after we acquired iMart in October 2005. Accordingly, BWW represented 0% and 15% of our revenues in 2004 and 2005, respectively. Although our revenue is derived from the IBO, because BWW can influence the actions of the IBOs, this revenue has been aggregated for purposes of this prospectus.

Vera Bradley Designs, Inc., or Vera Bradley, a manufacturer of high quality handbags, luggage and other accessories, is also a major customer. Vera Bradley accounted for approximately 28% of our consolidated revenues for the fiscal year ended December 31, 2006. Vera Bradley was not a customer of ours in either 2004 or 2005, and therefore represented 0% of our revenue in those years.

RESEARCH & DEVELOPMENT

Between 1999 and 2000, we made a strategic decision to shift our focus from traditional software delivery to the SaaS model. From that point until the present, we have devoted substantially all of our development personnel's time and efforts toward the research and development of our OneBizSM platform and the associated applications. In the fourth quarter of 2006, we began to shift our focus from research and development to the marketing of our latest products.

In 2004, we spent approximately $563,000 on research and development. In 2005, our research and development costs increased to approximately $1.6 million as we increased our efforts to develop our OneBizSM applications for new partners. In 2006, our research and development costs were approximately $2.0 million with the increase over 2005 primarily related to development efforts in Smart Commerce.

We have not engaged in any customer sponsored research and development.

COMPETITION

The market for small business software applications is highly competitive and subject to rapid change. The direct competition we face depends on the software application within our platforms and the delivery model capabilities of our competitors.

We have two primary categories of competitors: large companies that offer a wide range of products for small to medium size businesses and other companies that offer only one or two software products that compete with our broad range of software products.

Our principal direct competition comes from several large vendors of SaaS applications for small businesses that sell many products similar to ours. Most of these competitors also sell other products and services not specifically targeted to small businesses, although some of their products have been modified for small business use or are marketed as small business products. These competitors include, but are not limited to, Microsoft, Oracle, NetSuite, Intuit, SAP, Sage and Yahoo!.

We also expect to face competition from new entrants that will market SaaS applications similar to ours to small businesses. As we introduce more software products, we expect to encounter more competitors. Companies that offer only one or two products that compete with our suite of SaaS applications include:

·	Accounting software applications: Netsuite, Intuit, SAP, Sage, Microsoft and others.

·	Human resource software applications: ADP, Oracle, Sage and others.

·	e-Commerce solutions: Register.com, GoDaddy.com, 1and1 Internet, Yahoo!, eBay's Storefront, Yahoo! Store, Microsoft, NetSuite, Homestead and others.

·	SFA/CRM applications: Microsoft, Oracle, Sage, Salesforce.com, Netsuite, and others.

Although we believe we offer highly competitive services and software, many of our competitors have greater resources, and a larger number of total customers for their products and services. In addition, a number of our competitors sell many products to our current and potential customers, as well as to systems integrators and other vendors and service providers. These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion, and sale of their products, than we can. It is also possible that new competitors or alliances among competitors or other third parties may emerge and rapidly acquire market share. Increased competition may result in price reductions, reduced gross margins, and change in market share, any of which could harm our business.

On each competitive front, we seek to compete against these larger and better financed companies primarily by offering a suite of SaaS applications that are useful to small businesses. We believe we offer more SaaS applications and features specifically targeted to small businesses than most of our competitors. We believe one distinctive value our applications offer is the integration of the applications. By integrating data sharing across applications through our platform, small businesses can enter or change data once. However, our individual applications must also be competitive with the applications offered by industry leaders in those specific segments which will require additional development work by us. If we are unable to develop new and enhanced applications that are competitive, our business may be harmed.

We also plan to leverage our private label syndication partners to sell our SaaS applications to their small business customers. We offer these partners and potential partners the ability for large corporations to private-label our products to offer their small business customers value added products and services. While we may lack the marketing budget or resources to compete with industry giants, we believe our corporate syndication partners will allow us to compete effectively if we are able to motivate our partners to devote resources to selling subscriptions. This strategy will require us to hire additional personnel to develop and manage these relationships and to sign additional partners to private label our SaaS applications.

We also believe that our focus on delivering our products and service via the SaaS business model enables us to compete with these companies. This model requires very little initial investment by small businesses and we believe it is cost competitive with the products of many competitors over the long-term. SaaS applications provide our customers with access to their important business data from any location via the Internet and can be updated automatically and without a charge to the customer. This functionality enables us to continually improve the ease of use and performance of our SaaS applications as we receive feedback from our customers. However, this functionality may also make the SaaS model more attractive to competitors that currently offer their products through traditional methods of software delivery. As a result, we expect the number of competitors offering software via the SaaS model to increase in the future.

WORKING CAPITAL PRACTICES

Due to the nature of the model we have adopted for the delivery of our products, our working capital needs are primarily cash and equivalents and accounts receivable, which are necessary to support and sustain our operations. We do not carry any significant inventory nor do we maintain substantial reserves for returns or credit terms.

INTELLECTUAL PROPERTY RIGHTS

Our success depends, in part, upon our proprietary technology, processes, trade secrets, and other proprietary information, and our ability to protect this information from unauthorized disclosure and use. We rely on a combination of copyright, trade secret, and trademark laws, confidentiality procedures, contractual provisions, and other similar measures to protect our proprietary information. We do not own any issued patents or have any patent applications pending.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary, and third parties may attempt to develop similar technology independently. Policing unauthorized use of our products is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. While we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States, and we expect that it will become more difficult to monitor use of our products if we increase our international presence.

We have registered copyrights, trademarks and registered service marks on more than a dozen products and data services. These marks include, but are not limited to: Smart Online, OneBiz, Smart Attorney, Smart Business Plan, iMart, and OneDomain.

As part of our efforts to protect our proprietary information, we enter into license agreements with our customers and nondisclosure agreements with certain of our employees, consultants and corporate partners. These agreements generally contain restrictions on disclosure, use, and transfer of our proprietary information. We also employ various physical security measures to protect our software source codes, technology, and other proprietary information.

EMPLOYEES

As of July 24, 2007, we had 61 full-time employees. No employees are known by us to be represented by a collective bargaining agreement, and we have never experienced a strike or similar work stoppage.

PROPERTIES

Our principal administrative and research and development facility is located in Durham, North Carolina near Research Triangle Park and consists of approximately 5,800 square feet of office space held under a lease that expires on October 31, 2007. We also lease approximately 1,500 square feet of office space in Clive, Iowa under a lease that expires on October 31, 2008, and approximately 6,800 square feet of office space in Grand Rapids, Michigan. The Michigan facility is currently leased on a month-to-month basis.

LEGAL PROCEEDINGS

Smart Online, Inc. v. Genuity, Inc. We instituted this action against Genuity, Inc., or Genuity, on May 22, 2001, in the Superior Court of Wake County, North Carolina, Civil Action No. 01-CVS-06277. We brought claims against Genuity for breach of contract, breach of express warranty, breach of implied warranty of merchantability, breach of warranty of fitness for a particular purpose, conversion, unfair and deceptive trade practices, negligent misrepresentation and fraud arising from Genuity's failure to perform properly under contracts with us, from Genuity's failure to return certain property belonging to us, and from certain representations made by Genuity with regard to the services we needed under the contracts. In our complaint, we sought treble and punitive damages, costs, a return of the property and other appropriate relief. On or about July 23, 2001, Genuity filed its answer to the complaint along with counterclaims against us. In its counterclaims, Genuity brought claims for breach of contract alleging that we failed to pay for the services rendered by Genuity, and sought damages, costs and other appropriate relief. On October 22, 2002, the court denied Genuity's request to dismiss our breach of contract claim, allowed us to amend our complaint to restate our claim for breach of contract, and dismissed our claims for breach of implied warranties. The parties were completing discovery and preparing for trial when the case was automatically stayed as a result of Genuity's filing for bankruptcy. This case is still subject to the automatic stay.

Suit Against Michael Nouri Regarding Smart Online, S.A. On or about March 7, 2002, we petitioned (as is required under French law) a court in France to allow us to liquidate our French subsidiary, Smart Online S.A. As a result, we paid $113,056.83 to Smart Online S.A. in settlement of all claims against us. Michael Nouri, our President and CEO and the former President and CEO of Smart Online S.A., was subsequently sued personally as the legal representative of Smart Online S.A. The Liquidateur for Smart Online S.A. has agreed to a proposal for settlement offered by Mr. Nouri in the amount of €15,000 (approximately US $18,500 based on an exchange rate of approximately US $1.23 per €1.00 on March 7, 2006). On October 19, 2006, the court officially recorded the withdrawal of the claims asserted by the Liquidateur. Our Board of Directors has authorized us to indemnify Mr. Nouri for the amount of any settlement and all legal costs and fees and other expenses associated with the defense of Mr. Nouri in relation to this matter, because Mr. Nouri was acting on our behalf in the liquidation of our French subsidiary.

Order of Securities and Exchange Commission Suspending the Trading of Smart Online Securities. On January 17, 2006, the SEC temporarily suspended the trading of our securities. In its “Order of Suspension of Trading,” the SEC stated that the reason for the suspension was a lack of current and accurate information concerning our securities because of possible manipulative conduct occurring in the market for our stock. By its terms, that suspension ended on January 30, 2006 at 11:59 p.m. EST. As a result of the SEC's suspension, NASDAQ withdrew its acceptance of our application to have our common stock traded on the NASDAQ Capital Market, and our securities did not automatically return to quotation on the OTC-BB. After the filing of the required paperwork by a market maker, our common stock returned to quotation on the OTC-BB on September 11, 2006. Simultaneously with the suspension, the SEC advised us that it was conducting a non-public investigation. While we continue to cooperate with the SEC, we are unable to predict at this time whether the SEC will take any adverse action against us.

OFFICERS, DIRECTORS, AND CONTROL PERSONS

Executive Officers and Directors

The names of our directors and executive officers are listed below. Except as otherwise disclosed below, none of our officers and directors named below serve on the board of directors of any other public reporting company. Our executive officers are appointed by our Board of Directors to hold office until their successors are appointed, and the terms of all directors expire at the later of the next annual meeting of stockholders or upon election and qualification of their respective successors.

Name	Age	Position
Michael Nouri(1)(2)	54	President, Chief Executive Officer, and Director
Henry Nouri(2)	51	Executive Vice President
Thomas Furr	40	Chief Operating Officer, Director
Anil Kamath	40	Chief Technology Officer
Nicholas A. Sinigaglia	38	Chief Financial Officer and Principal Accounting Officer
Gary Mahieu	39	Chief Operating Officer and Vice President of Smart Commerce, Inc., a wholly owned subsidiary
Mike Stuart	38	Vice President - Sales
Brian Donaghy	39	Vice President - Product Strategy
Jeff LeRose	63	Chairman of the Board and Director

Shlomo Elia	64	Director
Philippe Pouponnot	37	Director
C. James Meese, Jr.	65	Director
David E. Colburn	60	Director

(1)	Michael Nouri's full name is Dennis Michael Nouri.

(2)	Dennis Michael Nouri and Henry Nouri are brothers.

Michael Nouri, President and Chief Executive Officer, and Director. Michael Nouri's full name is Dennis Michael Nouri. Mr. Nouri co-founded Smart Online in 1993 to develop and market business productivity software to provide small businesses with cost-effective tools that address critical business issues and enhance their competitive positioning. He has been an officer and director of Smart Online since that time. Prior to founding Smart Online, Mr. Nouri was founder and CEO of the Nouri Group of Companies from 1980 to 1991. The Nouri Group of Companies acquired a number of government-owned manufacturers in Europe and privatized them. The Nouri Group was a multi-national conglomerate with diversified activities in real estate development, investment, construction, motor yacht manufacturing, high-end home design and architecture, and marketing and publishing. More than half of the company's business was derived from real estate development and investment and joint ventures. Another third of the company's business was derived from construction and motor yacht manufacturing. Mr. Nouri is a member of the National Association of Corporate Directors, or NACD.

Henry Nouri, Executive Vice President. Mr. Nouri co-founded Smart Online in 1993 and has been our Vice President since that time. Currently, he manages our research and development teams. He is responsible for development of our CD-ROM and Internet-hosted applications, for creating the extensive research and information management systems required to control the flow of vital validated business data and for the effective delivery of that information to the business user. In 1978, Mr. Nouri received a B.S. in Civil Engineering Technology from Florida International University.

Thomas Furr, Chief Operating Officer and Director. Mr. Furr is responsible for developing and implementing strategies to leverage existing direct and indirect distribution channels. He became Vice President, Sales of Smart Online in 2001. He became our Chief Operating Officer in November 2005. In 2002 he also became a Director. He was a co-founder and president of Kinetics, Inc., one of the first online commerce providers for the small business industry, from 1994 until 1995. Smart Online purchased Kinetics in 1995. After founding Kinetics, Mr. Furr was with the Plurimus Corporation from 1999 until 2001, where he managed Plurimus's southeast direct sales efforts. Previously, from 1996 until 1999 he managed East Coast direct sales and channel efforts in Canada and South Africa for Information Retrieval Corporation, a leading multi-national back-end CRM/help desk company. Mr. Furr holds a bachelor's degree in finance from East Carolina University.

Anil Kamath, Chief Technology Officer. Mr. Kamath joined Smart Online as Director of Database Implementation in July 1999 and became Vice President, Technology in 2000; he became our Chief Technology Officer in November 2005. Mr. Kamath is responsible for the architecture of our web-native (SaaS) platform, supervises the development team, and provides architectural design direction for new software and hardware implementations. Before joining Smart Online he was the senior database architect for A 4 Health Systems from 1998 to 1999 and senior software architect and technical manager of BSG Imonics from 1991 until 1997. He holds a master's degree in computer and information sciences from the University of Florida.

Nicholas A. Sinigaglia, Chief Financial Officer. Mr. Sinigaglia joined us as our Controller in February 2006, and was appointed to be our Chief Financial Officer in March 2006. From August 2005 to February 2006, he acted as an independent business consultant providing accounting and business consulting services as well as interim-CFO services to New York clients. From February 2004 to June 2005, Mr. Sinigaglia served as the Center Manager of MedQuest Associates, a leading provider of diagnostic imaging services. From 1997 to February 2004, Mr. Sinigaglia was the Vice President and Managing Partner of Ray-X Medical Management Services, Inc., an organization offering management services to various medical specialties. Mr. Sinigaglia was an Audit Senior Supervisor with Arthur Andersen LLP from 1991 to 1997 and is a licensed certified public accountant in New York and North Carolina.

Gary Mahieu, Chief Operating Officer and Vice President of Smart Commerce, Inc., a wholly owned subsidiary. Mr. Mahieu is responsible for the operations of our wholly owned subsidiary, Smart Commerce, serving as its Chief Operating Officer and Vice-President since we acquired iMart in October of 2005. Mr. Mahieu founded and served as President and Chief Operating Officer of iMart from December 1999 until October 2005. Prior to founding iMart, Mr. Mahieu served as a technical manager for Quixtar, Inc. from April 1998 until December 1999. Mr. Mahieu received his bachelor's degree in electrical engineering from Western Michigan University, and in 2006 he finished the Owners Presidents Management program at Harvard Business School. Mr. Mahieu is also the co-inventor on two e-Commerce patents.

Mike Stuart, Vice President of Sales. Mr. Stuart is responsible for sales and marketing. He joined Smart Online in October 2005 as Director of CRM and was promoted to Vice President of Sales and Marketing in January 2007. Mr. Stuart was the co-founder of Computility, a leader in subscription computing and SaaS applications to member based organizations. Mr. Stuart served as Chief Executive Officer of Computility until we purchased its assets in 2005. Mr. Stuart has an extensive background in founding technology start-ups. He received his BA from Baptist Bible College in 1992.

Brian Donaghy, Vice President of Product Strategy. Mr. Donaghy is responsible for market focused product and strategy development. He joined Smart Online in October 2005 as Director of CRM Technology and was promoted to Vice President of Product Strategy in January 2007. Mr. Donaghy was the co-founder of Computility, a leader in subscription computing and SaaS applications to member based organizations. Mr. Donaghy served as Chief Technology Officer of Computility until we purchased its assets in 2005. Mr. Donaghy has an extensive background in founding technology start-ups. He is also a committed philanthropist, currently serving on the United Way Board of Directors.

Jeffrey W. LeRose, Chairman of the Board and Director. Mr. LeRose was first appointed as a Director on September 13, 2005. Mr. LeRose is CEO and President of Research Triangle Software, an information technology company that he founded in 2001. Mr. LeRose was the Chairman of the Board of Directors of the business-to-business online e-commerce firm, Internet Commerce Corporation (NASDAQ: ICCA) from March 2001 until September 2001. He became Chairman of ICCA after selling Research Triangle Commerce, Inc., or RTCI, to ICCA in November 2000. Mr. LeRose was the founder and President of RTCI from September 1991 until November 2000. He currently sits on the Board of Advisors for the Love School of Business at Elon University and is a founding Board Member for the Research Triangle Chapter of the NACD. Mr. LeRose also is on the Board of Advisors for Southern Capitol Ventures, where he provides advice on the investments in emerging technology companies in central North Carolina. Mr. LeRose received his BA from New Jersey City University.

Shlomo Elia, Director. Mr. Elia has served on our Board of Directors since November 16, 2006, and was originally recommended for appointment to the Board by Atlas, one of our stockholders. Mr. Elia is a Director of 3Pen Ltd., or 3Pen, a private holding company, focusing on business opportunities in Internet infrastructure and telecommunications.  Prior to founding 3Pen in 1999, Mr. Elia held several senior positions in the Israeli Defense Forces, or I.D.F., including the post of the Military Governor of the West-Bank (1982-1984) and Commander of the Liaison Unit for South Lebanon (1984-1985). During his service, among other activities, General Elia was engaged for a year as a Research Fellow in the Institute of International Strategic Affairs at U.C.L.A. Since his retirement from the I.D.F., he is involved in communication projects in Nigeria and West Africa, and construction projects in Romania. Among his civilian activities, Mr. Elia was Chairman of the National Tourist Board and currently is Chairman of 3Pen Technologies Ltd. and co-chairman of the Israeli Soldiers Welfare Association. Mr. Elia holds a B.A. degree in Modern History of the Middle-East from Tel Aviv University.

Philippe Pouponnot, Director. Mr. Pouponnot has served on our Board of Directors since November 16, 2006, and was originally recommended for appointment to the Board by the Blueline Fund, one of our stockholders. Mr. Pouponnot is a Director of Azur Management SAL, or Azur, a business engaged in the study and management of assets and companies. Mr. Pouponnot has been a director of Azur since its founding in 1999. In his position with Azur, he has gained international experience working with banks and brokers in all phases of investment management, including administrative, investment and commercial transactions. He also serves as an asset and investment manager for companies and high net worth individuals. Mr. Pouponnot has also worked closely with companies in a variety of sectors in matters ranging from formation to reorganization to liquidation.

C. James Meese, Jr., Director. Mr. Meese has served on our Board of Directors since November 16, 2006. Mr. Meese is President and founder of Business Development Associates, Inc., or BDA, a strategic advisory firm. Since 1989, BDA has provided advice and assistance to both middle market and emerging companies on issues of company valuations, acquisitions and divestitures, market development, corporate governance, capital acquisition, strategic planning, exit strategies and organizational structuring. Prior to 1989, Mr. Meese spent approximately 20 years in various senior corporate marketing, business development and finance positions. Sixteen of those years were spent with West Pharmaceutical Services Inc., or West. He was a member of the company's Top Management Committee during his last four years with West. Mr. Meese is also a director of Digital Recorders, Inc. (NASDAQ:TBUS), or DRI, The Altoona Railroaders Memorial Museum, and The Raleigh Rescue Mission and its Foundation. He is a former Chair and current member of the DRI Audit Committee, chairs the Railroaders Museum Board, is president of the Raleigh Rescue Mission Board, and serves on a variety of committees in his directorships. He is a member of the NACD and is designated as our Audit Committee Financial Expert.  Mr. Meese received a B.A. degree in Economics from the University of Pennsylvania and an M.B.A. from Temple University.

David E. Colburn, Director. Mr. Colburn was appointed to the Company’s Board of Directors on May 31, 2007. He served as President, Global Manufacturing Industry Practice, Electronic Data Systems, or EDS, a provider of business and technology solutions from 2004-2006. Mr. Colburn has been responsible for developing EDS's global manufacturing industry business and sales strategy for its automotive, industrial manufacturing, high tech and aerospace & defense Segments. Mr. Colburn has previously served as EDS's Area Director, Manufacturing - Automotive (2003 - 2004); Vice President of the Global Industry Group (2002 - 2003); and Vice President of Global Industrial Manufacturing within the Global Industry Group (2001 - 2002). In addition, Mr. Colburn has had a career where he has had responsibilities as President of four different corporations in the Manufacturing and Industrial segments. Mr. Colburn has served as chairman and on the boards of directors of several automotive industry associations. Mr. Colburn received a B.A. in Liberal Arts from Robert Wesleyan College, and previously served on that institution's Board of Trustees. He has enrolled in continuing education programs at, among others, the University of Michigan and the University of Pennsylvania.

Except as disclosed below, none of the directors or executive officers has, during the past five years:

(a)
Had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b)	Been convicted in a criminal proceeding or a subject of a pending criminal proceeding;

(c)
Been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; and

(d)
Been found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Michael Nouri and Henry Nouri were officers and directors of two companies in Italy which were ordered into bankruptcy by Italian courts in 1993. Under Italian laws, Michael Nouri and Henry Nouri cannot serve as an officer or director of any Italian company, because of these bankruptcies.

Director Independence

Our Board of Directors has determined that four of our directors are “independent” as defined by SEC and NASDAQ rules regarding board members, committees and other corporate governance standards. Those directors are Jeffrey W. LeRose, C. James Meese, Jr., Philippe Pouponnot and David E. Colburn. Although our Board of Directors has determined that Philippe Pouponnot, a former member of our Audit Committee, is an "independent director" as defined under NASDAQ rules, it also has determined that he does not meet the additional requirements of independence applicable to audit committee members of a listed issuer under SEC Rule 10A-3 of the Exchange Act due to his relationship with the Blueline Fund, one of our stockholders. The Board of Directors nevertheless appointed Mr. Pouponnot to the Audit Committee on December 11, 2006 because the Board determined that it was in our best interest to have an Audit Committee composed of three directors and to utilize Mr. Pouponnot's significant financial experience through service on the Audit Committee. In addition, our securities are quoted on the OTC-BB and are not listed on a national securities exchange. Therefore, neither the SEC nor the NASDAQ rules regarding independence are applicable to our Board of Directors. Mr. Colburn was appointed to the Audit Committee on May 31, 2007 to replace Mr. Pouponnot, who no longer serves on the Audit Committee as of May 31, 2007. The Company will maintain at least two independent directors on its board of directors.

Prior to their departures from the Board of Directors in 2006, former directors Frank Coll and David E.Y. Sarna also qualified as “independent” as defined by SEC and NASDAQ rules regarding board members, committees and other corporate governance standards.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Overview of Compensation Philosophy and Objectives

We established a Compensation Committee of the Board of Directors, or the Compensation Committee, to assist the full Board in discharging its duties with respect to determining the compensation to be paid to our named executive officers listed in the Summary Compensation Table below, or the named executive officers. The objective of the Compensation Committee is to establish compensation levels that will attract and retain managerial talent desired by us, reward employees for past contributions and motivate managerial efforts consistent with corporate growth, strategic progress and the creation of stockholder value. As we increase our revenues and approach profitability, our goal and objective is to review our overall compensation program to determine whether each compensation element fits into our overall compensation objectives. This review may result in changes to current procedures in determining executive compensation, the implementation of new procedures, the identification of specific corporate and/or personal performance measures in setting compensation policies, or a re-evaluation of how total compensation is determined among its different elements.

Role of Executive Officers

After its formation on July 22, 2005, the Compensation Committee left in place the existing compensation packages previously entered into with several named executive officers. In reaching these agreements, the Chief Executive Officer acted on our behalf. The Chief Executive Officer also reviews the performance of our other named executive officers that, as set forth below, is used to determine the compensation of these named executive officers. In general, the Compensation Committee has relied on recommendations made by the Chief Executive Officer in awarding compensation packages. The Compensation Committee reviews the performance of the Chief Executive Officer.

Elements of Executive Compensation

In fiscal 2006, the principal components of compensation for our named executive officers were salary and equity awards. Some of our named executive officers have also received performance-based incentive compensation. We have no pre-established policy for determining the allocation of compensation between cash and equity, or under what circumstances, terms or conditions to provide certain named executive officers with performance-based incentive compensation. However, some factors affecting the determination of the levels of each element of total compensation include length of service; nature, scope and level of responsibilities; accomplishment of tasks and goals; market analysis; and the attitude and work ethic of the employee.

Salary. Salaries are paid to our named executive officers in order to compensate them for their services to us. We establish the salaries for our named executive officers based on readily available public information regarding local market compensation levels, and, considering the fact that we have immaterial revenues and have only experienced net losses to date, the established salaries for our named executive officers are mostly at the low end of the market salary ranges. Our human resources manager has collected relevant market information using various websites.

Many of our named executive officers had employment contracts that were entered into prior to the formation of the Compensation Committee, which contracts provide for a base salary that can be increased. Any future compensation packages will be reviewed and approved by the Compensation Committee.

Factors considered in determining salary increases for named executive officers include: (i) length of time the executive has been employed by us and the last review and salary increase; (ii) the nature, scope and level of the executive’s responsibilities; (iii) accomplishment of tasks and goals such as the release of new products or product enhancements, attainment of milestones regarding research and development, and project completion; (iv) recommendations of the Chief Executive Officer; (v) past performance when reviewing employment contract renewals; (vi) market analysis; and (vii) the attitude toward his or her job and responsibilities and work ethic of the executive.

During fiscal 2006, most of our named executive officers did not receive any increase in their salaries. Factors affecting the decision to freeze the salaries of these named executive officers were (1) the suspension in the trading of our securities by the SEC and the related investigation, (2) the repeated need to enter into various financing transactions in order to continue operations, (3) we had immaterial revenues other than those generated by Smart Commerce and Smart CRM, and (4) we have only experienced net losses to date.

Because of the trading suspension, the related investigation, and the various financing transactions noted above, we believe that the attention of the named executive officers was diverted from our core business operations, possibly causing our performance to suffer. In addition, in light of the lack of adequate working capital, we tried to avoid any increase in costs in order to utilize the working capital we had to the greatest extent possible. Following the end of fiscal 2006 and as described in further detail below, several of our named executive officers have agreed to reductions in their base salary and shifted to bonus compensation in an effort to reduce costs.

The lone exception to this salary freeze was the salary increases provided to our Chief Financial Officer, Nicholas A. Sinigaglia. Mr. Sinigaglia was originally hired in February 2006 as our Controller. On March 21, 2006, he was appointed our Chief Financial Officer, replacing our interim Chief Financial Officer, Scott Whitaker. In conjunction with his promotion to that position, Mr. Sinigaglia received graduated increases in his annual salary according to the following schedule:

Dates	Annual Salary
March 21 through 31, 2006	$90,000
April 1 though May 31, 2006	$110,000
June 1 through August 31, 2006	$120,000
September 1, 2006 to date	$135,000

Factors affecting the determination of the salary increases include comparable salaries based on company size, industry and position, experience, capabilities; work ethic; and responsibilities.

Equity Awards. Equity awards are made to provide each named executive officer with both the incentive and reward for achieving long-term success as reflected in the growth in our share value. The 2004 Equity Compensation Plan, or the 2004 Plan, is currently in effect. The 2004 Plan replaced the 2001 Equity Compensation Plan, or the 2001 Plan, which in turn replaced the 1998 Stock Option Plan, or the 1998 Plan. Under the 2004 Plan, the named executive officers, among others, may be awarded incentive stock options, restricted stock or a stock award. Under its terms, the committee administering the 2004 Plan determines the terms and conditions of each award, including but not limited to the amount of the award, vesting, and expiration. The outstanding options issued to our named executive officers under the 2001 Plan were fully vested upon the grant date. Most of the stock options granted to named executive officers under the 2004 Plan vest at the rate of 20% per year for five years on the anniversary of the grant date. Our Chief Financial Officer, who was hired and subsequently appointed to that position in 2006, was awarded stock options in fiscal 2006. The 2004 Plan is administered by the Compensation Committee. All stock option awards were made at or above the fair market value of our common stock on the date of the grant.

As of December 31, 2006, named executive officers have only been granted incentive stock options under the 2004 Plan, but some named executive officers have, in prior years under prior plans, received awards of our common stock. Awards under the 2004 Plan are generally made when a named executive officer is first appointed to his position, and periodically in connection with awards that may be made to other employees. At this time, we do not have a plan establishing the dates, amounts or types of these awards.

In addition to the factors considered in determining named executive officers’ base salary, factors considered in determining awards of stock options under the 2004 Plan include: (i) the scale of awards based on past practices, (ii) our overall practice regarding different managerial levels; (iii) the executive’s past performance, and (iv) creating incentives for both the executive’s and our future performance and goals.

Beginning January 1, 2006, we began accounting for stock option equity awards as required by SFAS No. 123 (revised 2004), Share-Based Payment, or SFAS No. 123R. Under SFAS No. 123R, all share-based payments to employees, including grants of employee stock options, must be recognized in our financial statements based on their fair values. The immediate effect has been to favor equity awards other than stock options to provide our named executive officers and other employees with equity based compensation.

Performance-Based Incentive Compensation. In prior years, certain of our named executive officers also received bonus compensation upon meeting or exceeding certain goals that we set for them. In the past, these bonuses have been tied to the development and release of certain applications within the OneBizSM suite. Factors that influence when we offer a bonus and the amount of that bonus include the importance of the goal to our overall success, the effort required to complete the goal, current salary level and the time since the last pay increase. No bonuses were paid to our named executive officers in 2006 for the same reasons that we froze salaries to most of our named executive officers in 2006 as described above.

Recent Developments

On January 12, 2007, the Compensation Committee approved the modification of the 2007 compensation for the following named executive officers: Michael Nouri, Thomas Furr, and Henry Nouri. Under the modified compensation arrangements, the 2007 annual base salary for each of these named executive officers was reduced to $100,000. In consideration for this reduction in salary, the employees orally agreed to, and the Compensation Committee approved, a performance based aggregate quarterly bonus. The bonus, if any, to be paid to each of these named executive officers was to be 2% of any "Free Cash Flow." For these purposes, "Free Cash Flow" is defined as our total revenue, less operating expenses (with non-cash items added back), less principal debt payments. After considering the potential amount of the bonus, the Compensation Committee agreed to these reductions in salary as it would likely result in an overall reduction of our expenses and provide these officers with incentive-based compensation to improve our financial health, which was not an element of their compensation packages prior to this change. These bonuses were to relate only to “Free Cash Flow” during 2007 as this bonus arrangement was to expire on December 31, 2007. Compensation for these officers was scheduled to return to pre-reduction levels on January 1, 2008, however, the Compensation Committee approved and these officers agreed to amend their compensation arrangements. Effective April 16, 2007, each agreed to an increase in their salary to its pre-reduction level and to be paid the bonus described above for the period of the salary reduction. Because there was no “Free Cash Flow,” no bonus is due or owing these officers.

On April 18, 2007, our Chief Financial Officer was granted a restricted stock award of 30,000 shares of our common stock. The restriction on these shares lapses in three equal installments at the following dates: (1) the date of agreement, (2) the first anniversary of such date, and (3) on the second anniversary of such date, if he is a service provider to us on such date.

In June 2007, we limited the issuance of shares of our common stock reserved under our 2004 Plan to awards of restricted or unrestricted stock. Also in June 2007, the non-interested members of our Board of Directors approved an offer for holders of outstanding options with an exercise price of $2.50 per share or greater, including such options held by our named executive officers and directors, to exchange the outstanding options for a certain number of shares of restricted stock. In this offer, we intend to divide the outstanding options into classes based on the exercise price and the remaining expected life of the option and to use the Black-Scholes valuation model in our determination of the exchange ratios for the several classes of eligible options. We target using exchange ratios such that the eligible options surrendered for cancellation would exceed the number of shares of restricted stock that would be received in exchange for such options. The exchange offer has not commenced and will not commence until certain actions are taken by us, including the filing of a tender offer statement and offer to exchange on Schedule TO to be filed with the SEC. This prospectus is not an offer or solicitation of an offer to sell or exchange any outstanding options.

2006 Summary Compensation Table

The following table shows the annual and long-term compensation paid to, or accrued by us for, our Chief Executive Officer, the two individuals who served as our Chief Financial Officer, and our next three most highly compensated executive officers for services rendered to us during the fiscal year ended December 31, 2006. We refer to the persons identified on the table below as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Option awards ($) (1)	All other compensation ($)	Total ($)
Dennis Michael Nouri	2006	$ 170,000	$ 46,461	-	$ 216,461
President and
Chief Executive Officer

Scott Whitaker	2006	$ 70,000	$ 18,098	-	$ 88,098
Former Chief Financial
Officer (2)

Nicholas A. Sinigaglia	2006	$ 108,333	$ 17,197	-	$ 125,530
Chief Financial Officer (2)

Henry Nouri	2006	$ 150,000	$ 46,461	-	$ 196,461
Executive Vice
President

Gary Mahieu	2006	$ 150,000	-	- (3)	$ 150,000
COO and Vice President
of Smart Commerce, Inc.

Thomas Furr	2006	$ 136,800	$ 23,230	-	$ 160,030
Chief Operating Officer

(1)	See Note 2, “Summary of Significant Accounting Policies,” to the accompanying audited financial statements for a discussion of the assumptions made in the valuation of stock options.

(2)
Scott Whitaker ceased to be our Chief Financial Officer, and Nicholas A. Sinigaglia was appointed our Chief Financial Officer on March 21, 2006. Mr. Whitaker continues to serve as our Controller/Bookkeeper.

(3)	Does not include payments with respect to a covenant not to compete. See “Certain Relationships and Related Transactions, and Director Independence” below.

2006 Grants of Plan-Based Awards

		Estimated future payouts under equity incentive plan awards			Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards
Name	Grant date	Threshold (#)	Target (#)	Maximum (#)
Nicholas A. Sinigaglia	03/24/06	0	50,000(1)	50,000	$2.50(2)	$2.50(2)

(1)	The incentive stock option award provides for only a single estimated payout.
(2)
The exercise price and fair market value were determined by the Compensation Committee of our Board of Directors based on the light trading volume of our common stock around the time of the grant and the per share price agreed to in a private placement of common stock that was scheduled to occur around the time of the grant.

The option award was granted to Mr. Sinigaglia following his appointment as our Chief Financial Officer. As indicated in the table and footnotes above, the exercise price was set higher than the closing market price because of the low trading volume in our common stock at the time of the grant. During the month prior to the grant, the average trading volume for our common stock was approximately 2,900 shares per day. In addition, the private placement of 400,000 shares of our common stock at $2.50 per share was scheduled to close shortly after the grant date. Based on these factors, the exercise price was set above the closing trading price of $2.00. The option award provides for vesting over five years after the date of the grant, with 20% of the award vesting on March 24 of each year following the grant, provided Mr. Sinigaglia is still providing services to us. The full option vests and becomes exercisable immediately upon a change in control, as defined in the option agreement. The award has a ten year term.

Employment Agreements

We have the following employment agreements with our named executive officers. See “Potential Payments upon Termination or Change-in-Control” below for additional material terms of these agreements.

Dennis Michael Nouri.  Elsewhere in this document, Mr. Nouri is referred to as Michael Nouri, because he uses his middle name instead of his first name in most business dealings.  Effective April 1, 2004, covering employment commencing as of June 1, 2004, we entered into an employment agreement, which provided for an initial base salary of $170,000. The agreement replaced an employment agreement dated July 14, 1999 that was about to expire. The new agreement had a termination date of December 31, 2005, but it is automatically extended for additional two-year terms, unless either party provides the other with written notice of intention not to renew at least 180 days prior to the end of the term or the end of any renewal period. Since neither party gave written notice of termination, the agreement was extended for an additional two years and thus has a termination date of December 31, 2007, which shall be renewed for additional two-year terms unless either party gives notice of intention not to renew. The agreement requires us to make a severance payment to Mr. Nouri if either we terminate Mr. Nouri’ s employment without “Cause” or Mr. Nouri terminates his employment for “Good Reason,” because of death or “Disability,” or following a “Change in Control” (all as described under “Potential Payments upon Termination or Change-in-Control”). Mr. Nouri’s agreement contains non-competition and non-solicitation provisions. The non-competition provision prohibits him from directly or indirectly engaging in the same or similar business as ours in any jurisdiction where we do business for a period of one year following the termination of employment for any reason. The non-solicitation provision prohibits the direct or indirect solicitation of (a) any of our customers to either purchase similar products or services from others, (b) to take away the customers’ business from us, or (c) to induce employees to leave their employment with us, for a period of one year following the termination of employment for any reason. Refer to “Certain Relationships and Related Transactions” for a description of the salary deferral and payments of deferred salary with respect to Mr. Nouri.
Henry Nouri.  Effective April 1, 2004, covering employment commencing as of June 1, 2004, we entered into an employment agreement with Mr. Nouri, which provided for an initial base salary of $150,000. The agreement replaced an employment agreement dated July 14, 1999 that was about to expire. The new agreement had a termination date of December 31, 2005, but it would be automatically extended for additional two-year terms, unless either party provided the other with written notice of intention not to renew at least 180 days prior to the end of the term or the end of any renewal period. Since neither party gave written notice of termination, the agreement was extended for an additional two years and thus has a termination date of December 31, 2007, which shall be renewed for additional two-year terms unless either party gives notice of intention not to renew. The agreement requires us to make a severance payment to Mr. Nouri if either we terminate Mr. Nouri’ s employment without “Cause” or Mr. Nouri terminates his employment for “Good Reason,” because of death or “Disability,” or following a “Change in Control” (all as described under “Potential Payments upon Termination or Change-in-Control”). Mr. Nouri’s agreement contains non-competition and non-solicitation provisions. The non-competition provision prohibits him from directly or indirectly engaging in the same or similar business as ours in any jurisdiction where we do business for a period of one year following the termination of employment for any reason. The non-solicitation provision prohibits the direct or indirect solicitation of (a) any of our customers to either purchase similar products or services from others, (b) to take away the customers’ business from us, or (c) to induce employees to leave their employment with us, for a period of one year following the termination of employment for any reason. Refer to “Certain Relationships and Related Transactions” for a description of the salary deferral and payments of deferred salary with respect to Mr. Nouri.

Thomas Furr. Effective April 1, 2004, covering the employment period commencing on June 1, 2004, we entered into an employment agreement which was amended effective November 9, 2005. This agreement replaced an earlier agreement dated September 15, 2001 that was about to expire. The agreement provided for an initial base salary of $70,000, which was increased to $90,000 effective July 1, 2004 and $136,800 effective November 9, 2006. The agreement had a termination date of December 31, 2005, but is automatically extended for additional one-year terms, unless either party provides the other with written notice of intention not to renew at least 30 days prior to the end of the term or of any renewal period.  Since neither party has given written notice of termination, the agreement has been extended through December 31, 2007, and shall be renewed for additional one-year terms unless either party gives notice of intention not to renew. The agreement requires us to make a severance payment to Mr. Furr if either we terminate Mr. Furr’s employment without “Cause” or Mr. Furr terminates his employment for “Good Reason” (as described under “Potential Payments upon Termination or Change-in-Control”). Mr. Furr’s agreement contains non-competition and non-solicitation provisions. The non-competition provision prohibits Mr. Furr from directly or indirectly engaging in the same or similar business as ours in any jurisdiction where we do business for a period of two years following the termination of employment for any reason. The non-solicitation provision prohibits the direct or indirect solicitation of (a) any of our customers to either purchase similar products or services from others, (b) to take away the customers’ business from us, or (c) to induce employees to leave their employment with us, for a period of two years following the termination of employment for any reason.

Scott Whitaker. Effective April 1, 2004, covering employment commencing on such date, we entered into an employment agreement which provided for an initial annual base salary of $45,000, subject to approved increases. Effective March 2005, Mr. Whitaker’s salary was increased to $70,000. The agreement has no set termination date. The agreement was accompanied by a grant of incentive stock options for 25,000 shares of common stock at an exercise price of $5.00, vesting as follows: 20% on the first anniversary of the grant, and 416.67 shares at the end of each month thereafter. Mr. Whitaker’s agreement contains non-competition and non-solicitation provisions. The non-competition provision prohibits him from directly or indirectly engaging in the same or similar business as ours in any jurisdiction where we do business for a period of one year following the termination of employment for any reason. The non-solicitation provision prohibits the direct or indirect solicitation of (a) any of our customers to either purchase similar products or services from others, (b) to take away the customers’ business from us, or (c) to induce employees to leave their employment with us, for a period of one year following the termination of employment for any reason.

Gary Mahieu. Effective October 17, 2005, covering employment commencing on such date, we entered into an employment agreement which provided for an initial base salary of $150,000. The agreement has a termination date of October 17, 2007. The agreement requires us to make a severance payment to Mr. Mahieu if either we terminate Mr. Mahieu’s employment without “Cause” or Mr. Mahieu terminates his employment for “Good Reason” (as described under “Potential Payments upon Termination or Change-in-Control”). Mr. Mahieu’s agreement contains non-competition and non-solicitation provisions. The non-competition provision prohibits him from directly or indirectly engaging in the same or similar business as ours in any jurisdiction where we do business for a period of the later of (1) four years following the date of the agreement, or (2) one year following the termination of employment for any reason. The non-solicitation provision prohibits the direct or indirect solicitation of (a) any of our customers to either purchase similar products or services from others, (b) to take away the customers’ business from us, or (c) to induce employees to leave their employment with us, for a period of the later of (1) four years following the date of the agreement, or (2) one year following the termination of employment for any reason. As consideration for the covenants not to compete contained in the agreement, Mr. Mahieu is entitled to receive payments totaling $510,000 in equal quarterly installments commencing January 2, 2006, with the final payment originally scheduled to be made on October 1, 2007. As of February 7, 2007, all of these payments had been made to Mr. Mahieu.

Nicholas A. Sinigaglia. Effective March 21, 2006, covering employment commencing on such date, we entered into an employment agreement which provided for an initial annual base salary of $90,000, which was increased according to the following schedule: to $110,000 effective April 1, 2006, to $120,000 effective June 1, 2006, and to $135,000 effective September 1, 2006. The agreement has a termination date of March 31, 2007, but it will be automatically extended for additional one-year terms, unless either party provides the other with written notice of intention not to renew at least 30 days prior to the end of the term or of any renewal period. Because the required notice to terminate this agreement was not provided, the agreement was renewed and the new termination date is March 31, 2008. Mr. Sinigaglia’s agreement contains non-competition and non-solicitation provisions. The non-competition provision prohibits him from directly or indirectly engaging in the same or similar business as ours in any jurisdiction where we do business for a period of one year following the termination of employment for any reason. The non-solicitation provision prohibits the direct or indirect solicitation of (a) any of our customers to either purchase similar products or services from others, (b) to take away the customers’ business from us, or (c) to induce employees to leave their employment with us, for a period of one year following the termination of employment for any reason. The agreement was accompanied by a grant of incentive stock options for 50,000 shares of common stock at an exercise price of $2.50 vesting over a five-year period in five equal installments, commencing one year from the date of the grant. Option vesting is accelerated upon a change of control or corporate reorganization such that all options would vest immediately.

Indemnity Agreements. In addition to the employment agreements, we have also entered into indemnity agreements with the following: Michael Nouri, Henry Nouri, Thomas Furr, Joan Keston (our former general counsel) and Scott Whitaker. These indemnification agreements provide that the officers will be indemnified, to the fullest extent permitted under our bylaws and Delaware law, for their expenses incurred in connection with the SEC investigation involving us. Each officer also agreed to repay these amounts to us should it ultimately be determined that such indemnity was not permissible.

2006 Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Option exercise price ($/Sh)	Option expiration date
Dennis Michael Nouri	250,000(1)	0	$1.43	12/31/2008
	20,000(2)	80,000	$8.61	07/22/2015
Scott Whitaker	200(3)	0	$5.00	12/21/2008
	12,083(4)	12,917	$3.50	04/01/2014
	5,000(5)	20,000	$5.00	04/15/2015
	4,000(2)	16,000	$8.61	07/22/2015
Nicholas A. Sinigaglia	0(6)	50,000	$2.50	03/24/2016
Henry Nouri	250,000(1)	0	$1.43	12/31/2008
	20,000(2)	80,000	$8.61	07/22/2015
Thomas Furr	75,000(7)	0	$1.30	02/05/2009
	10,000(2)	40,000	$8.61	07/22/2015

(1)	This option was fully vested on December 31, 2003, the date of the grant.
(2)	Vests as to 20% of the award on each anniversary of the grant date for five years following July 22, 2005, the date of the grant.
(3)	Vests as to 33-1/3% of the award on each anniversary of the grant date for three years following December 22, 1998, the date of the grant.
(4)	Vests as to 20% of the award on the first anniversary of the grant date, which was April 1, 2004, and as to 416.67 shares at the end of each month thereafter.
(5)	Vests as to 20% of the award on each anniversary of the grant date for five years following April 15, 2005, the date of the grant.
(6)	Vests as to 20% of the award on each anniversary of the grant date for five years following March 24, 2006, the date of the grant.
(7)	This option was fully vested on February 4, 2004, the date of the grant.

Potential Payments upon Termination or Change-in-Control

We currently have employment agreements with certain of our named executive officers which contain terms that provide for the potential payment of amounts following termination. These payments include: (1) salary for services rendered prior to termination date, (2) accrued but unused vacation, (3) continued payment of base salary and participation in our benefits programs for a designated period following termination, and (4) immediate vesting of outstanding stock options. These payments are collectively referred to as the Termination Payments. The payments vary depending on the reason for termination. Termination Payments (1) and (2) are made as a lump sum payment. The period over which Termination Payment (3) is made, if any, is set forth below.

Termination With “Cause.” For Michael Nouri and Henry Nouri, we would be obligated to make Termination Payments (1) and (2) described above. In the employment agreements with these named executive officers, “Cause” is defined as (1) participation in a fraud or theft against us; (2) any chemical dependence which materially adversely affects the performance of duties and responsibilities; (3) material breach of fiduciary obligations; (4) repeated and willful failure to materially perform his duties after written notice and opportunity to cure; (5) material breach of our policies or any provision of the employment agreement; (6) gross misconduct resulting in substantial loss or damage to our reputation; or (7) a knowing material violation of securities laws, rules or regulations.

For Thomas Furr and Gary Mahieu, we would be obligated to make Termination Payment (1) described above. In the employment agreements with these named executive officers, “Cause” is defined as (1) participation in a fraud or act of dishonesty against us; (2) any chemical dependence which affects the performance of duties and responsibilities; (3) breach of fiduciary obligations; (4) willful failure to perform his duties; (5) breach of our policies or any material provision of the employment agreement; or (6) conduct our Board of Directors determined demonstrates unfitness to serve.

Termination Without “Cause” or Termination for “Good Reason.” For Michael Nouri and Henry Nouri, we would be obligated to make all categories of Termination Payments described above. The applicable period of time for Termination Payment (3) is twelve months. “Good Reason” is defined as (1) demotion or diminution in position, title or duties, (2) reduction in base salary, (3) failure to be re-elected as a member of the Board, (4) relocation of their office more than 30 miles outside of Research Triangle Park, North Carolina, or (5) a material breach of the employment agreement by us.

For Thomas Furr, we would be obligated to make Termination Payments (1) and (3) described above. The applicable period of time for Termination Payment (3) is three months. In the employment agreement with Mr. Furr, “Good Reason” is defined as (1) demotion or diminution in position, title or duties, (2) relocation of his office more than 30 miles outside of Research Triangle Park, North Carolina, or (3) a material breach of the employment agreement by us.

For Gary Mahieu, we would be obligated to make Termination Payment (3) described above. The applicable period of time for Termination Payment (3) is through the term of the employment agreement, which is currently scheduled to terminate October 17, 2007. In the employment agreement with Mr. Mahieu, “Good Reason” is defined as any action by us that results in constructive termination without “Cause.”

Termination Because of Death or Disability. For Michael Nouri and Henry Nouri, we would be obligated to make Termination Payments (1), (3) and (4) described above. The applicable period of time for Termination Payment (3) is twelve months. For Thomas Furr, we would be obligated to make Termination Payment (1) described above. In the employment agreements with these named executive officers, “Disability” is defined as the inability to perform the named executive officer’s duties for 30 consecutive calendar days as a result of physical or mental illness or injury.

Termination Following “Change in Control.” For Michael Nouri and Henry Nouri, we would be obligated to make Termination Payments (1), (2) and (4) described above. In addition to these payments, the surviving entity would be obligated to make the following payment in lieu of Termination Payment (3). These employment agreements provide that a “Change in Control” occurs on the earliest of (1) the date a person or entity becomes the beneficial owner of 30% of our outstanding common stock (excluding persons or entities owning 50% or more of our common stock as of the date of the agreement), or (2) the date the stockholders approve a definitive agreement to (a) merge us (unless the employee owns more than 50% of the surviving entity), (b) sell substantially all of our assets, or (c) liquidate or dissolve us. Under this retention provision, if they remain employed by the surviving entity for a period of time after the change of control occurs designated by the Board of Directors of the surviving entity, and either their employment is terminated by the surviving entity without “Cause” or by the named executive officer for “Good Reason,” the surviving entity must pay each an amount equal to the lesser of (1) 299% of their respective highest annual salary and bonus during the preceding five years, or (2) the largest amount payable without triggering an excise tax under Section 280G of the Internal Revenue Code of 1986, as amended. This retention payment is in addition to other severance payments described above and is to be made as a lump sum upon the effective date of the termination.

Option agreements entered into with the named executive officers provide for an acceleration of vesting following a “Change in Control” or a “Corporate Reorganization.” In these option agreements, a “Change in Control” occurs when (1) beneficial ownership of 50% or more of our outstanding common stock is acquired by a person or group of persons (as defined in Section 13(d)(3) of the Exchange Act) other than financial investors, or (2) more than 50% of our assets are transferred to a person or group of persons other than financial investors. A “Corporate Reorganization” is defined as (1) the dissolution or liquidation of us, (2) a capital reorganization or merger, unless (a) such transaction involves only a parent or subsidiaries, or (b) immediately following such transaction, there is no change in a majority of the voting power, (3) a sale of substantially all of our assets, or (4) the acquisition of our common stock that results in a change in a majority of the voting power. Options to purchase an aggregate of 575,000 shares of our common stock issued to Mssrs. Nouri, Nouri and Furr were fully vested upon issuance, and therefore no acceleration would take place.

Potential Payments

The following table lists the amounts that would have to be paid to each listed named executive officer under the termination scenarios set forth above if such termination would have occurred on December 29, 2006:

		Termination with “Cause”	Termination Without “Cause” or For “Good Reason”	Termination Because of Death or Disability	Termination Following Change in Control
Michael Nouri	Salary (1)	$19,615 (2)	$189,615 (2)(4)	$170,000 (4)(5)	$697,915 (2)(4)(5)
	Equity (3)	-	$(496,800)	$(496,800)	$(496,800)
Henry Nouri	Salary (1)	$17,308 (2)	$167,308 (2)(4)	$150,000 (4)(5)	$615,808 (2)(4)(5)
	Equity (3)	-	$(496,800)	$(496,800)	$(496,800)
Scott Whitaker	Salary	-	-	-	-
	Equity (3)	-	-	-	$(165,569)
Nicholas Sinigaglia	Salary	-	-	-	-
	Equity (3)	-	-	-	$(5,000)
Thomas Furr	Salary (1)	-	$34,200 (4)	-	-
	Equity (3)	-	-	-	$(248,400)
Gary Mahieu	Salary (1)	-	$119,355 (4)	-	-
	Equity (3)	-	-	-	-

(1)	Assumes that all payments under Termination Payment (1) have been made at the time of termination.
(2)	Based on the maximum vacation the named executive officer can accrue.
(3)
The value of the equity payments is determined based on the intrinsic value (i.e., the value based on the closing price of our common stock less the per share exercise price of the option) of the options that would become vested if such termination occurred on December 29, 2006. Negative payment amounts indicate that the weighted average exercise price of these options exceeded the closing price of our common stock on December 29, 2006, which was $2.40 per share. Therefore, if the named executive officer is terminated while the options are underwater, the actual payout to the named executive officer related to such options would be zero.

(4)	Based on the employee’s base salary as of December 29, 2006.
(5)	Includes the annual cost of insurance coverage provided for the named executive officer and family as of December 31, 2006.

2006 Director Compensation

The following table summarizes the compensation paid by us to non-employee directors for the fiscal year ended December 31, 2006:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Frank Coll(1)	$1,750	$9,103	$10,853
David E.Y. Sarna(2)	$13,250	$29,588	$42,838
Jeffrey W. LeRose	$29,250	$26,927(3)	$56,177
Shlomo Elia(4)	-	-	-
Philippe Pouponnot(4)	-	-	-
C. James Meese, Jr.	$3,000(5)	-	$3,000

(1)	Resigned as a director on March 5, 2006.
(2)	Resigned as a director on June 23, 2006.
(3)
Includes a stock option award to purchase 10,000 shares of our common stock that is fully vested and exercisable as of December 31, 2006. See Note 2, “Summary of Significant Accounting Policies,” to the accompanying audited financial statements for a discussion of the assumptions made in the valuation of stock options.

(4)	Although these directors qualify for payment under our Board Compensation Policy, as of the end of our last fiscal year, they have waived the receipt of any compensation.
(5)
In February 2007, our Board of Directors amended our Board Compensation policy. This amendment resulted in a retroactive increase in cash compensation from $2,000 per month to $2,500 per month for Mr. Meese. This increase was made to reflect his additional duties as Chairman of our Audit Committee. Additional amounts payable as a result of this retroactive increase were paid in February 2007.

In the first quarter of fiscal 2007, Jeffrey W. LeRose was granted a restricted stock award of 15,000 shares of our common stock. The restriction on these shares lapses in equal installments quarterly for the year following the award if he is a member of our Board of Directors on such date.

Prior to the election of directors at our annual meeting of stockholders in the second quarter of fiscal 2007, C. James Meese, Jr. entered into an option agreement for the purchase of up to 20,000 shares of our common stock. This option will vest in quarterly increments over the year following Mr. Meese’s appointment to our Board in November 2006. The exercise price for these options was set as the second trading day following the filing of our Annual Report on Form 10-K for the year ending December 31, 2006. That document was filed with the SEC on March 30, 2007. Also in the second quarter of fiscal 2007, David E. Colburn was granted a restricted stock award of 10,000 shares of our common stock. The restriction on these shares lapses in equal installments quarterly for the year following the award if he is a member of the Board of Directors on such date.

Following the election of directors at our annual meeting of stockholders on June 20, 2007, each of Mr. Meese, Philippe Pouponnot and Shlomo Elia were granted a restricted stock award of 10,000 shares of our common stock. Jeffrey W. LeRose, as chairman of our Board of Directors, was granted a restricted stock award of 15,000 shares of our common stock. The restriction on all of these shares lapses in equal installments quarterly for the year following the award if the person is a member of the Board of Directors on such date.

During 2006, we had in place a written compensation policy covering compensation to our directors. Under this policy, directors who also served as our employees were not eligible to receive any compensation. Over the course of the year, this policy was amended.

Under the policy in effect from January 1, 2006 through September 30, 2006, each non-management member of the Board was entitled to a retainer fee of $5,000 and an initial grant of 10,000 non-qualified stock options, having an exercise price equal to the fair market value of our stock on the date of the grant upon initial election to the Board. These options vested quarterly over a year’s time, provided the optionee remained a member of the Board of Directors. In addition, at the time of the annual meeting of our stockholders, each non-management member of the Board who was re-elected to the Board (and who had been serving on the Board for at least six months prior to the date of the annual meeting) was to be granted an additional 10,000 non-statutory stock options, having an exercise price equal to the fair market value of our stock on the date of the grant. These options vested quarterly over a year’s time, provided the optionee remained a member of the Board of Directors, and would accelerate in the event of a change in control. Non-management directors were also entitled to a meeting fee of $1,000 per meeting, and an additional meeting fee of $250 per committee meeting.

The Chairman of the Audit Committee was entitled to a retainer fee of $5,000 upon initial election to the post of Chairman of the Audit Committee and an initial grant of 24,000 non-qualified stock options, having an exercise price equal to the fair market value of our stock on the date of the grant. These options were under the same vesting and subsequent award terms as those described above for other non-management directors in the preceding paragraph. The Audit Committee Chair was also entitled to a meeting fee of $2,000 per each meeting of the full Board of Directors or the Audit Committee, and $250 for each meeting of other Board committees of which such person is a member.

Effective August 1, 2006 until November 17, 2006, this policy was revised to provide that non-management directors received a fee of $1,500 per month for their services, while a non-management Chairman of the Board was to receive $4,000 per month for his or her services. In addition, upon appointment, each non-management director was entitled to a grant of either an option for 20,000 shares of our common stock, or 10,000 restricted shares of our common stock; and the Chairman of the Board of Directors was entitled to a grant of either an option for 30,000 shares of our common stock, or 15,000 restricted shares of our common stock.

At the time of this change, we only had one non-management member on the Board of Directors. Following the resignation of our President and Chief Executive Officer as Chairman of the Board, the non-management member of the Board was elected to that position, and also served as the sole member of the Audit, Compensation, and Corporate Governance and Nominating Committees. In light of this increase in responsibilities and demands on the sole non-management director’s time, his compensation was increased as noted above.

From November 17, 2006 through the end of the year, the policy was revised to provide that, in addition to the compensation described in the preceding paragraph, the Chairman of the Audit Committee was entitled to a fee of $2,000 per month in place of the fee per meeting described above. All other terms of the policy remained in effect.

This latter amendment to the compensation policy was made in conjunction with the appointment of three non-management members to our Board. One of these newly appointed members was also elected to be Chairman of the Audit Committee and determined to be an “audit committee financial expert” under SEC rules. In light of the increased responsibilities of this position and being appointed to such position near the end of our fiscal year, it was determined that the Chair of the Audit Committee should be entitled to compensation above that provided to other non-management members of the Board.

Subsequent to the end of the fiscal year, this policy was amended again. Under the revised plan, a non-management member of our Board of Directors is entitled to a fee of $1,500 per month, plus $250 per month for each committee on which the member serves. If the director serves as the Chairman of the Audit Committee, the $1,500 is increased to $2,000, but the director does not receive the $250 per month for serving on the Audit Committee. There were no changes in either the equity compensation or the compensation paid to the Chairman of the Board. The increase was made to reflect the additional work required as a member of a committee of our Board of Directors.  In addition, the policy was amended to eliminate the option for a director to receive an option for the purchase of our common stock, so that equity awards under the policy are now limited to restricted stock awards.

Each non-management director is eligible for expense reimbursement for reasonable travel and lodging expenses incurred in connection with his or her attendance at Board and committee meetings.

User Advisory Board

We previously organized a User Advisory Board, consisting of up to 10 professionals representing expertise in a broad range of business areas to assist our marketing and sales executives with ongoing product development planning, pricing, partnerships, new product development and other issues, including customer acquisition and retention. The goal of the User Advisory Board was to provide advice to our management. Each of our User Advisory Board members was granted nonqualified options to purchase 10,000 shares of common stock at an exercise price of $3.50 per share, which options vested in equal increments of 1,250 shares per meeting attended. We dissolved the User Advisory Board in July 2007, and the vested options issued to the members will expire in 90 days.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Our directors and officers are indemnified as provided by the Delaware General Corporation Law and our Certificate of Incorporation. Our Amended and Restated Certificate of Incorporation eliminates the personal liability of directors to us and our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Section 102 of the Delaware General Corporation Law, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) arising under Section 174 of the Delaware General Corporation Law (with respect to unlawful dividend payments and unlawful stock purchases or redemptions); or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, we have included in our Amended and Restated Certificate of Incorporation and our Second Amended and Restated Bylaws provisions to indemnify our directors, officers, employees and agents and to purchase insurance with respect to liability arising out of their performance of their duties as directors, officers, employees and agents as permitted by Section 145 of the Delaware General Corporation Law. The Delaware General Corporation Law provides further that indemnification shall not be deemed exclusive of any other rights to which the directors, officers, employees and agents may be entitled under any agreement, vote of stockholders or otherwise.

The effect of the foregoing is to require us, to the extent permitted by law, to indemnify our officers, directors, employees, and agents for any claims arising against such person in their official capacities, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

We have entered into indemnity agreements with the following current and former officers and/or directors: Michael Nouri, Henry Nouri, Thomas Furr, Joan Keston, Scott Whitaker, and David E.Y. Sarna. These indemnification agreements provide that the officers and directors will be indemnified, to the fullest extent permitted under our Bylaws and Delaware law, for their expenses incurred in connection with the SEC investigation involving us. Each officer or director also agreed to repay these amounts to us should it ultimately be determined that such indemnity was not permissible. As of March 31, 2007, approximately $1 million in expenses, including legal fees, has been incurred on behalf of these individuals. To date, our insurers have only agreed to cover a portion of the fees and expenses related to the SEC action and the internal investigation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, the following current and former members of our Board of Directors also served on the Board's Compensation Committee: Jeffrey W. LeRose, Frank Coll, David E.Y. Sarna, C. James Meese, Jr., and Philippe Pouponnot. None of the persons that served on the Compensation Committee during 2006 were current or former officers or employees of Smart Online, or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. During fiscal 2006, no interlocking relationships existed between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of July 24, 2007: (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our named executive officers and directors; and (iii) by all of our officers and directors as a group.

Beneficial Owner Name and Address	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class
Atlas Capital SA 116 Rue du Rhone CH-1204 Geneva, Switzerland	2,347,288	13.1%
Doron Roethler(3) c/o Michal Raviv at Granot, Strauss, Adar & Co. 28 Bezalel Street Ramat Gan 52521, Israel	2,001,778	11.2%
Magnetar Capital Master Fund, Ltd. (4) c/o Magnetar Financial LLC 1603 Orrington Avenue Evanston, IL 60201	2,352,941	13.1%
Herald Investment Trust, PLC c/o Hare & Co.(5) 1 Wall Street New York, NY 10286	1,176,471	6.6%
Michael Nouri(6) c/o Smart Online, Inc. 2530 Meridian Parkway Durham, North Carolina 27713	1,052,407	5.9%
Scott Whitaker (7) c/o Smart Online, Inc. 2530 Meridian Parkway Durham, North Carolina 27713	53,717	0.3%
Nicholas A. Sinigaglia (8) c/o Smart Online, Inc. 2530 Meridian Parkway Durham, North Carolina 27713	40,000	0.2%

Henry Nouri(9) c/o Smart Online, Inc. 2530 Meridian Parkway Durham, North Carolina 27713	1,507,984	8.4%
Thomas Furr(10) c/o Smart Online, Inc. 2530 Meridian Parkway Durham, North Carolina 27713	429,737	2.4%
Gary Mahieu(11) c/o Smart Online, Inc. 2530 Meridian Parkway Durham, North Carolina 27713	48,127	0.3%
Jeffrey W. LeRose(12) c/o Smart Online, Inc. 2530 Meridian Parkway Durham, North Carolina 27713	40,000	0.2%
Shlomo Elia (13) c/o Smart Online, Inc. 2530 Meridian Parkway Durham, North Carolina 27713	70,972	0.4%
Philippe Pouponnot (14) c/o Smart Online, Inc. 2530 Meridian Parkway Durham, North Carolina 27713	60,750	0.3%
C. James Meese, Jr. (15) c/o Smart Online, Inc. 2530 Meridian Parkway Durham, NC 27713	25,000	0.0%
David E. Colburn (16) c/o Smart Online, Inc. 2530 Meridian Parkway Durham, NC 27713	10,000	0.0%
All officers and directors as a group (13 persons)	3,535,811	19.7%

(1)	All shares are common stock.

(2)
The preceding table was prepared based solely upon the information furnished to us by officers, directors and stockholders as of July 24, 2007 and from corporate stock transfer ledgers. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. As of Juy 24, 2007, there were 17,927,137 shares issued and outstanding, and our officers and directors beneficially owned approximately 3,535,811 shares, including shares which can be acquired upon exercise of stock options within 60 days after July 24, 2007, which options were treated the same as outstanding shares in calculating the percentage ownership of our officers and directors.

(3)
Includes (i) 1,323,619 shares owned by Greenleaf Ventures Ltd., a British Virgin Islands company, (ii) 121,116 shares owned by Crystal Management Ltd., a company registered in Anguilla, and (iii) 557,043 shares of common stock owned directly by Doron Roethler. Mr. Roethler exercises sole investment and voting power over the shares held by both Greenleaf Ventures, Ltd. and Crystal Management, Ltd.

(4)	Includes a warrant to purchase up to 784,314 shares of common stock which can be exercised within 60 days after July 24, 2007.

(5)	Includes a warrant to purchase up to 392,157 shares of common stock which can be exercised within 60 days after July 24, 2007.

(6)
Includes (1) 23,000 shares of common stock owned by a trust for which Michael Nouri is the trustee and is not a beneficiary and for which he exercises sole voting power, and (2) 290,000 shares which can be acquired upon the exercise of options which can be exercised at any time within the 60 days after July 24, 2007. Does not include 60,000 shares subject to options which cannot be exercised within 60 days after July 24, 2007, and does not include 264,731 shares owned by Ronna Nouri, wife of Michael Nouri.

(7)
Includes 29,707 shares which can be acquired upon the exercise of options which can be exercised at any time within the 60 days after July 24, 2007. Does not include 40,583 shares subject to options which cannot be exercised within 60 days after July 24, 2007.

(8)
Includes 30,000 shares issued as a restricted stock award under our 2004 Equity Compensation Plan, and 10,000 shares which can be acquired upon the exercise of options which can be exercised at any time within the 60 days after July 24, 2007. Does not include 40,000 shares subject to options which cannot be exercised within 60 days after July 24, 2007.

(9)
Includes 290,000 shares which can be acquired upon the exercise of options which can be exercised at any time within the 60 days after July 24, 2007. Does not include 60,000 shares subject to options which cannot be exercised within 60 days after July 24, 2007.

(10)
Includes 95,000 shares which can be acquired upon the exercise of options which can be exercised at any time within the 60 days after July 24, 2007. Does not include 30,000 shares subject to options which cannot be exercised within 60 days after July 24, 2007.

(11)	Does not include 105,365 shares held by Christine Mahieu, wife of Gary Maheiu.

(12)
Includes 30,000 shares issued as a restricted stock award under our 2004 Equity Compensation Plan, and 10,000 shares which can be acquired upon the exercise of options which can be exercised at any time within the 60 days after July 24, 2007.

(13)	Includes 10,000 shares issued as a restricted stock award under our 2004 Equity Compensation Plan.

(14)	Includes 10,000 shares issued as a restricted stock award under our 2004 Equity Compensation Plan.

(15)
Includes 10,000 shares issued as a restricted stock award under our 2004 Equity Compensation Plan and 15,000 shares which can be acquired upon the exercise of options which can be exercised at any time within the 60 days after July 24, 2007. Does not include 5,000 shares subject to options which cannot be exercised within 60 days after July 24, 2007.

(16)	Includes 10,000 shares issued as a restricted stock award under our 2004 Equity Compensation Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

The Audit Committee recently adopted the Policy and Procedures with Respect to Related Person Transactions, which is implemented through the Audit Committee and is designed to regularly monitor the appropriateness of any significant transactions with related persons. The policy applies to any transaction required to be disclosed under Item 404(a) of Regulation S-K in which (1) we are a participant, (2) any related person (as defined in Item 404(a) of Regulation S-K) has a direct or indirect material interest and (3) the amount involved exceeds $120,000. Our policy requires notification to our Chief Financial Officer prior to the consummation of any related person transaction regardless of whether the related person has a material interest, describing the related person's interest in the transaction, the material facts of the transaction, the benefits to us of the transaction, the availability of other sources of comparable products or services, and an assessment of whether the transaction is on terms that are comparable to the terms available to an unrelated third party or employees generally. The Chief Financial Officer then evaluates the proposed transaction and, if he determines that it is a related person transaction, submits the transaction to the Audit Committee for approval. The Audit Committee considers all of the relevant facts and circumstances available to it including (if applicable) but not limited to:

·	the benefits to us;
·
the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer;

·	the availability of other sources for comparable products or services;
·	the terms of the transaction; and
·	the terms available to unrelated third parties or to employees generally.

No member of the Audit Committee shall participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person. Three of our four independent directors currently serve on our Audit Committee. If an Audit Committee member must recuse himself from the consideration and approval of a related person transaction due to his interest in the transaction, then the independent director who does not serve on the Audit Committee will participate in the consideration and approval of such transaction unless he also has an interest in the transaction. If the total number of independent directors falls to two, both independent directors will approve all related person transactions in which they do not have an interest. The Audit Committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of us and our stockholders, as the Audit Committee determines in good faith. If the transaction has already been consummated, the Audit Committee will undergo the same analysis as it does with a proposed transaction, and if it determines that the consummated transaction is a related person transaction, it will evaluate whether the consummated related person transaction should be ratified, amended, terminated or rescinded and whether any disciplinary action is appropriate. The Audit Committee has access, at the Company's expense, to the Company's counsel or independent legal counsel.

The Audit Committee has reviewed and approved or ratified all related person transactions that have taken place since the beginning of fiscal 2006.

Related Person Transactions

Except as disclosed below, none of the following persons has, since January 1, 2002, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

·	Any of our directors or executive officers;
·	Any person proposed as a nominee for election as a director;
·	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock; or
·	Any member of the immediate family of any of the foregoing persons.

Non-Compete Payments Made to Chief Operating Officer of Smart Commerce

In October 2005, we purchased all of the stock of iMart. One of the named executive officers, Gary Mahieu, was a founder and shareholder of iMart, and was its principal executive officer. Following the purchase of iMart's stock, Mr. Mahieu entered into an employment agreement with Smart Commerce, our wholly-owned subsidiary. Under the terms of that agreement, we agreed to make non-competition payments to Mr. Mahieu of an aggregate of $510,000 to be made in eight equal quarterly installments of $63,750 through October 1, 2007. In connection with obtaining a loan from Fifth Third Bank, the payment schedule was modified to require all outstanding non-compete payments to be made by February 2007. This amount was paid in full on February 7, 2007, and no additional non-compete payments are owed to Mr. Mahieu. Both the original employment agreement and the modifications of the non-compete payments were unanimously approved by our Board of Directors, including all “independent” directors. This transaction was not generally available from unaffiliated parties.

Loans Made by Certain Parties to the Chief Executive Officer

During 2005, the following loans were made by certain investors, consultants and/or stockholders to our Chief Executive Officer: (i) $809,736.49 was borrowed from Leon Sokolic, one of our stockholders, (ii) $77,971.20 was borrowed from Atlas, one of our stockholders, (iii) $80,000 was borrowed from Pete Coker, a principal of Tryon Capital, which provided financial consulting services to us and received a warrant and cash fees, and (iv) $296,589 was borrowed from Berkley Financial Services, Ltd., or Berkley, which received compensation for services rendered to us for investment banking and investor relations services, including during the period in which Berkley was making loans to the Chief Executive Officer, or collectively, the Lenders. Under Section 402 of Sarbanes-Oxley, we are prohibited from making personal loans to our directors and executive officers, directly and indirectly. We believe that the loans to the Chief Executive Officer described above are not personal loans made directly or indirectly by us to the Chief Executive Officer.

On January 19, 2007, our Chief Executive Officer entered into Note Cancellation Agreements with each of the Lenders. Under the terms of these Note Cancellation Agreements, the Chief Executive Officer transferred his personally held shares of our common stock to the Lenders as consideration for the cancellation of promissory notes held by the Lenders. Under these agreements, the Chief Executive Officer transferred a total of 521,699 shares of common stock for the cancellation of principal and interest totaling $1,306,178.66 as of December 31, 2006. The agreed upon per share value ranged from $1.50 to $4.22 per share.

In connection with the Note Cancellation Agreements, we entered into Registration Rights Agreements with each of the Lenders described in the preceding paragraphs. Under the terms of these Registration Rights Agreements, each Lender must be given notice when we file a registration statement under the Securities Act. Each Lender is then permitted to include its shares received in such registration statement. Under the Registration Rights Agreements, parties electing to include such shares in the registration are to bear their proportionate share of the registration expenses. The terms of this transaction were as favorable as those generally available from unaffiliated parties.

Loans, Salary Deferrals and Security Interests of Certain Officers, Employees and Relatives

Michael Nouri. From 1999 until September 2003, we deferred salary payments to Mr. Nouri totaling $296,667, which were due to him under his employment agreement dated July 14, 1999, which called for a base salary of $150,000 per year. Loans and deferrals earned interest at a rate of 15% compounded annually. In October 2003, Mr. Nouri agreed to continue to defer $9,583 of salary per month for salary that accrued after October 1, 2003. On October 13, 2003, we entered into an agreement with Mr. Nouri whereby the salary deferrals through October 1, 2003 were evidenced by a promissory note in the principal amount of $358,229 for deferrals of salary that accrued prior to October 1, 2003. During the fourth quarter of 2003 and the first quarter of 2004, we deferred an additional $63,437 of Mr. Nouri's compensation. On April 30, 2004, the promissory note dated October 13, 2003 was cancelled and replaced by a successor promissory note in the amount of $418,750 representing the principal balance of the original note plus the additional accrued compensation. Subsequently during 2004, we paid $125,000 of principal to Mr. Nouri. The outstanding balance due on the successor note bore interest of 15% interest compounded annually (reduced to 8% effective June 1, 2004). This note and all of our other obligations to Mr. Nouri arising out of loans and salary deferrals were secured by all of our assets, which lien Mr. Nouri shared with Henry Nouri, Ronna Loprete, Thomas Furr and Eric Nouri to secure the obligations to them described below. The security interest was originally a second lien on all of our assets, but with repayment of all amounts owed to the holder of the first lien, the security interest became a first lien on all of our assets. The lien was removed when the notes were paid.  The note was due May 31, 2005, but Mr. Nouri entered into a standstill agreement not to demand payment on the due date to induce holders of outstanding shares of preferred stock to convert to shares of common stock in a reorganization. The standstill agreement, as amended as of December 22, 2004, continued through the earlier of June 30, 2006 or the closing after January 1, 2005 of a financing with gross proceeds to us of $2,000,000 or more. After we raised $2,500,000 from a sale of securities to a foreign investor in February 2005, we paid in full the $296,667 of deferred compensation and accrued interest and cancelled the related promissory note.

Henry Nouri. From 1999 until September 2003, we deferred salary payments to Mr. Nouri totaling $398,383, which were due to him under his employment agreement dated July 14, 1999, which called for a base salary of $150,000 per year. In October 2003, Mr. Nouri agreed to continue to defer $9,583 of salary per month for salary that accrued after October 1, 2003. Deferrals earned interest at a rate of 15% compounded annually. On October 13, 2003, we entered into an agreement with Mr. Nouri whereby all salary deferrals through October 1, 2003 were evidenced by a promissory note in the principal amount of $346,812 for deferrals of salary that accrued prior to October 1, 2003. During the fourth quarter of 2003 and the first quarter of 2004, we deferred an additional $60,521 of Mr. Nouri's compensation and $8,950 of the original principal was repaid. On April 30, 2004, the promissory note dated October 13, 2003 was cancelled and replaced by a successor promissory note in the amount of $398,383 representing the unpaid principal balance of the original note plus the additional accrued compensation. This note and all deferred salary bore 15% interest compounded annually (reduced to 8% effective June 1, 2004). The note and all of our other obligations to Mr. Nouri arising out of salary deferrals were secured by all of our assets, which lien Mr. Nouri shared with Michael Nouri, Ronna Loprete, Thomas Furr and Eric Nouri to secure the obligations to them described herein. The security interest was originally a second lien on all of our assets, but with repayment of all amounts owed to the holder of the first lien, the security interest became a first lien on all of our assets. The lien was removed when the notes were paid. The notes were due May 31, 2005, but Mr. Nouri entered into a standstill agreement not to demand payment on the due date to induce holders of outstanding shares of preferred stock to convert to shares of common stock in a reorganization. The standstill agreement, as amended as of December 22, 2004, continued through the earlier of June 30, 2006 or the closing after January 1, 2005 of a financing with gross proceeds to us of $2,000,000 or more. After we raised $2,500,000 from a sale of securities to a foreign investor in February 2005, we paid in full the $398,383 of deferred compensation and accrued interest and cancelled the related promissory note.

Thomas Furr. From 2001 until September 2003, we deferred salary and commission payments to Thomas Furr totaling $117,810, which were due to him under his employment agreement dated September 15, 2001, which called for a base salary of $70,000 per year, plus 5% sales commissions. Deferrals earned interest at a rate of 15% compounded annually. In October 2003, Mr. Furr agreed to continue to defer all commissions per month for salary or commissions that accrue after October 1, 2003. On October 15, 2003, we entered into an agreement with Mr. Furr whereby all the loans and salary or commission deferrals through October 1, 2003 were evidenced by a promissory note in the principal amount of $114,190 for deferrals of salary that accrued prior to October 1, 2003. During the fourth quarter of 2003 and the first quarter of 2004, we deferred an additional $2,318 of Mr. Furr's compensation. On April 30, 2004, the promissory note dated October 13, 2003 was cancelled and replaced by a successor promissory note in the amount of $116,508 representing the unpaid principal balance of the original note plus the additional accrued compensation. The note, plus $1,302 of compensation subsequently deferred during 2004, and all deferred commissions bore 15% interest compounded annually (reduced to 8% effective June 1, 2004). The note and all of our other obligations to Mr. Furr arising out of salary or commission deferrals were secured by all of our assets, which lien Mr. Furr shared with Michael Nouri, Henry Nouri, Ronna Loprete and Eric Nouri to secure the obligations to them described herein. The security interest was originally a second lien on all of our assets, but with repayment of all amounts owed to the holder of the first lien, the security interest became a first lien on all of our assets. The lien was removed when the notes were paid. The note was due May 31, 2005, but Mr. Furr entered into a standstill agreement not to demand payment on the due date to induce holders of outstanding shares of preferred stock to convert to shares of common stock in a reorganization. The standstill agreement, as amended as of December 22, 2004, continued through the earlier of June 30, 2006 or the closing after January 1, 2005 of a financing with gross proceeds to us of $2,000,000 or more. After we raised $2,500,000 from a sale of securities to a foreign investor in February 2005, we paid in full the $92,500 of deferred compensation and accrued interest and cancelled the related promissory note.

Ronna Loprete. From 2001 until September 2003, we deferred salary payments to Ms. Loprete totaling $92,500, which were due to her under her employment agreement dated June 29, 1999, which called for a base salary of $80,000 per year. In October 2003, Ms. Loprete agreed to continue to defer $2,500 of salary per month for salary that accrued after October 1, 2003. Deferrals earned interest at a rate of 15% compounded annually. On October 15, 2003, we entered into an agreement with Ms. Loprete whereby all salary deferrals through October 1, 2003 were evidenced by a promissory note in the principal amount of $92,500 for deferrals of salary that accrued prior to October 1, 2003. During the fourth quarter of 2003 and the first quarter of 2004, we deferred an additional $625 of Ms. Loprete's compensation. On April 30, 2004, the promissory note dated October 15, 2003 was cancelled and replaced by a successor promissory note in the amount of $92,500 representing the unpaid principal balance of the original note plus the additional accrued compensation. This note and all deferred salary bore 15% interest compounded annually (reduced to 8% effective June 1, 2004). The note and all of our other obligations to Ms. Loprete arising out of salary deferrals were secured by all of our assets, which lien Ms. Loprete shared with Michael Nouri, Henry Nouri, Thomas Furr and Eric Nouri to secure the obligations to them described herein. The security interest was originally a second lien on all of our assets, but with repayment of all amounts owed to the holder of the first lien, the security interest became a first lien on all of our assets.  The lien was removed when the notes were paid. The note was due May 31, 2005, but Ms. Loprete entered into a standstill agreement not to demand payment to induce holders of outstanding shares of preferred stock to convert to shares of common stock in a reorganization. The standstill agreement, as amended as of December 22, 2004, continued through the earlier of June 30, 2006 or the closing after January 1, 2005 of a financing with gross proceeds to us of $2,000,000 or more. After we raised $2,500,000 from a sale of securities to a foreign investor in February 2005, we paid in full the $117,800 of deferred compensation and accrued interest and cancelled the related promissory note.

Eric Nouri. From 2002 until September 2003, we deferred salary payments to Eric Nouri totaling $44,417, which were due to him under his employment agreement dated April 1, 2002 which called for a base salary of $60,000 per year. Deferrals earned interest at a rate of 15% compounded annually. Eric Nouri is the brother of Michael Nouri and Henry Nouri. In October 2003, Mr. Nouri agreed to continue to defer $2,500 of salary per month for salary that accrued after October 1, 2003. On October 13, 2003, we entered into an agreement with Mr. Nouri whereby all salary deferrals through October 1, 2003 were evidenced by a promissory note in the principal amount of $54,925 for deferrals of salary that accrued prior to October 1, 2003. During the fourth quarter of 2003 and the first quarter of 2004, we deferred an additional $9,000 of Mr. Nouri's compensation and $16,185 of principal was paid. On April 30, 2004, the promissory note dated October 13, 2003 was cancelled and replaced by a successor promissory note in the amount of $47,740 representing the unpaid principal balance of the original note plus the additional accrued compensation. Subsequently during 2004, we deferred an additional $3,323 of Mr. Nouri's compensation. This note bore 15% interest compounded annually (reduced to 8% effective June 1, 2004). The note and all of our other obligations to Mr. Nouri arising out of salary deferrals were secured by all of our assets, which lien Mr. Nouri shared with Michael Nouri, Henry Nouri, Ronna Loprete and Thomas Furr to secure the obligations to them described herein. The security interest was originally a second lien on all of our assets, but with repayment of all amounts owed to the holder of the first lien, the security interest became a first lien on all of our assets.  The lien was removed when the notes were paid. The note was due May 31, 2005, but Mr. Nouri entered into a standstill agreement not to demand payment on the due date to induce holders of outstanding shares of preferred stock to convert to shares of common stock in a reorganization. The standstill agreement, as amended as of December 22, 2004, continued through the earlier of June 30, 2006 or the closing after January 1, 2005 of a financing with gross proceeds to us of $2,000,000 or more. After we raised $2,500,000 from a sale of securities to a foreign investor in February 2005, we paid in full the $44,417 of deferred compensation and accrued interest and cancelled the related promissory note.

Tamir Sagie. Tamir Sagie was a consultant with and owned Nen, Inc. Nen, Inc. was a consultant to us and was paid at an annual rate of $70,000 per year in addition to Mr. Tagie's salary of $30,000. Nen, Inc. also had an equity interest in Smart IL, Ltd., or Smart IL, from April 2002 to July 2003. Smart IL became an integration partner with us in August 2002 through the efforts of Nen, Inc. Mr. Sagie ended his consulting arrangement with Smart IL in August 2003 when he became an employee and officer of us. Mr. Sagie's shares in Smart IL were transferred back to Smart IL at this time. In addition, Mr. Sagie owned 29.5% of Greenleaf Ventures, Ltd., or Greenleaf, and as such had a financial interest in the 1,448,618 shares of our common stock owned by Greenleaf. On January 13, 2005, Mr. Sagie entered into an agreement with Greenleaf and Doron Roethler, one of our stockholders and an affiliate of Greenleaf, that provided for the withdrawal of Mr. Sagie from Greenleaf. In exchange for Mr. Sagie's release of any interest in Greenleaf and Crystal Management Ltd. (another entity owned by Mr. Roethler), Mr. Sagie received 125,000 shares of our common stock held by Greenleaf. He was not an officer or director of Greenleaf. Mr. Sagie resigned from Smart Online in the first quarter of 2005 and has no further affiliation with us.

At the time we entered into each of the transactions described above in this “Loans, Salary Deferrals and Security Interests of Certain Officers, Employees and Relatives” section, none of the members of our Board of Directors were “independent.” The terms of these transactions were not generally available from unaffiliated third parties.

Certain Investor Relations Service Provider and Company Stockholder

In February 2005, we entered into an investment banking agreement with Berkley whereby Berkley served as our nonexclusive agent in connection with the negotiation and closing of one or more transactions with investors outside the United States. Pursuant to this agreement, we paid Berkley approximately $290,000 in cash in 2005. We sent a notice of termination of this agreement to Berkley on March 22, 2006. In addition, in October 2005, we entered into an investor relations consulting agreement with Berkley, under which Berkley was paid $250,000 and issued 625,000 shares of our common stock. On August 30, 2006, we entered into a Settlement Agreement with Berkley with regard to its consulting agreement. Pursuant to the Settlement Agreement, Berkley released any and all claims to the 625,000 shares of the common stock that we did not deliver, and released us from any obligation to make any additional payments under the consulting agreement. We agreed that Berkley can retain all of the $250,000 cash fee previously paid, and we released Berkley from any obligation to provide services pursuant to the terms of the consulting agreement. The investment banking agreement, its termination, the consulting agreement and the settlement and release were approved by our Board of Directors, including all “independent” directors. We believe there may be some relationship between Doron Roethler (a stockholder who beneficially owns more than 10% of the outstanding shares of our common stock) and Berkley, although we are unable to determine the nature of the relationship.

Private Placement of Common Stock to Certain Affiliates

In private placement transactions that closed in 2006, Mr. Pouponnot, one of our directors, purchased 50,000 shares of our common stock, and Atlas, which holds more than 10% of our outstanding common stock, purchased 800,000 shares of our common. All of these private placement shares were sold at $2.50 per share pursuant to Subscription Agreements between us and each of Atlas and Mr. Pouponnot. We entered into a Subscriber Rights Agreement with each whereby we are obligated to register these shares for resale by the purchaser by filing a registration statement on or before September 30, 2006. If a registration statement is not filed by that date, we are obligated to pay a penalty obtained by multiplying the total purchase price for the shares by 0.5% by the number of prorated 30 day periods after the target registration date. At our sole discretion, this penalty can be paid in the number of shares obtained by dividing the total penalty amount by the per share purchase price. We filed a registration statement for these shares on April 3, 2007. In January 2007, we entered into an amendment to the Subscriber Rights Agreement with Atlas and Mr. Pouponnot. Under these amendments, the penalty for late registration was set at a fixed amount. We subsequently issued Mr. Pouponnot 750 shares of our common stock, and Atlas 12,000 shares of our common stock, as payment for these late registration penalties with an aggregate value of $35,700 based upon a closing price per share of $2.80 on the OTC-BB on the date of issuance.

Both Atlas and Mr. Pouponnot have entered into a Dribble Out Agreement with us pursuant to which they may sell up to 25% of these shares during any rolling 30 day period, following the effective date of the registration statement.

At the time of the sale to Mr. Pouponnot, he had not been appointed a member of our Board of Directors. Although the Dribble Out Agreement described above still applies, any disposition of the shares sold to Mr. Pouponnot would also have to comply with our Insider Trading Policy. At the time we entered into each of these private placements, only one member of our Board of Directors was “independent.” Although this director approved the terms of these agreements, we lacked a sufficient number of disinterested “independent” directors to ratify these transactions. The terms of these private placements were as favorable as those generally available from unaffiliated parties.

Private Placement of Common Stock to a Certain Affiliate by Chief Executive Officer

On October 10, 2006, Michael Nouri entered into a stock purchase agreement with Doron Roethler, a current stockholder. Pursuant to this agreement, Mr. Nouri sold 247,043 shares of our common stock from his personal holdings at a price of $1.5176 per share. We entered into a Registration Rights Agreement with Mr. Roethler in connection with this transaction under which we have an obligation to register the shares sold my Mr. Nouri to Mr. Roethler on the first registration statement filed by us following the sale, with Mr. Roethler bearing his proportionate share of the registration expenses. Under the terms of this agreement, the shares were delivered following our execution of such Registration Rights Agreement, which occurred on January 19, 2007. The Company filed a registration statement for these shares on April 3, 2007. At the time Mr. Nouri entered into the stock purchase agreement, only one member of our Board of Directors was “independent.” Although this director approved the terms of the stock purchase agreement, we lacked a sufficient number of disinterested “independent” directors to ratify the transaction. The terms of this private placement were as favorable as those generally available from unaffiliated parties.

DESCRIPTION OF SECURITIES

Our authorized capital stock currently consists of 45,000,000 shares of common stock, par value $0.001 per share, of which 17,927,137 shares are issued and outstanding as of July 24, 2007, and 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding. The rights and preferences of the preferred stock may be established from time to time by our Board of Directors.

The following description highlights material information about our securities. However, this description of our securities is a summary only and may be exclusive of certain information that may be important to you. For more complete information, you should read our Certificate of Incorporation together with our corporate Bylaws.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. A vote of the majority of shares voted on any matter at a meeting of stockholders at which a quorum is present shall be the act of the stockholders on that matter, unless a greater number is otherwise required by law, our Certificate of Incorporation or our Bylaws. A consent to action without a meeting must be signed by not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote were present and voted. Such holders do not have cumulative voting rights. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive any dividends, if any, that may be declared from time to time by our Board of Directors out of funds legally available therefor on a pro rata basis.

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive our net assets ratably, after the payment of:

i.	all secured liabilities, including any then outstanding secured debt securities which we may have issued as of such time;
ii.	all unsecured liabilities, including any then unsecured outstanding debt securities which we have issued as of such time; and
iii.	all liquidation preferences on any then outstanding preferred stock.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

A total of 2,487,282 shares being registered are subject to the following restriction on alienability: beginning on the date the shares were purchased and ending six months after the effective date of the first registration statement registering the shares for resale, the holder cannot sell, transfer, assign, pledge, hypothecate, or loan the shares or enter into an agreement to do any of the foregoing. After the effective date of the registration statement described herein, the holder can sell up to 25% of the shares during any rolling 30 day period.  Certain of our affiliates have also entered into other Lock-Up Agreements covering a portion of their shares. These agreements restrict the sale of 1,296,623 shares of our common stock. Under the terms of these Lock-Up Agreements, these officers cannot sell, pledge, grant or otherwise transfer the shares subject to the agreement for one year following the effective date of the registration statement of which this prospectus is a part. After one year, 2.5% of these shares per quarter are released from these restrictions on a pro rata basis among these affiliates. All remaining shares will be released from the Lock-Up Agreements on the second anniversary of the effective date of the registration statement of which this prospectus is a part. These Lock-Up Agreements will otherwise terminate at the following times: (A) if the registration statement of which this prospectus is a part is terminated, the earlier of (i) the date of termination if no shares were sold, or (ii) the date any proceeds received from public investors are placed in the mail for return; (B) the date our common stock is listed on a national securities exchange, or (C) thirty (30) days following the date the persons signing these Lock-Up Agreements are no longer affiliates.

Preferred Stock

Our Board of Directors is authorized, without further stockholder approval, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions applicable to such shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of such series. Such shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of our company. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. At present, we have no plans to issue any shares of our preferred stock; however, we may have to issue preferred stock in order to raise additional capital. Any such issuance of preferred stock will be approved by a majority of our independent directors who do not have an interest in the transactions and who have access, at our expense, to our or independent counsel. Refer to “Liquidity and Capital Resources” under “Management's Discussion and Analysis of Financial Condition and Results of Operations.”

Anti-Takeover Provisions

Provisions in our Certificate of Incorporation and Bylaws, as amended and restated, as well as provisions of Delaware law may have the effect of delaying or preventing a change of control or changes in our management even if a change of control would be beneficial to our stockholders and investors. These provisions include the following:

·
Our Board of Directors has the right to elect directors to fill a vacancy created by the expansion of the Board of Directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our Board of Directors.

·	Cumulative voting in the election of directors is not authorized by our Certificate of Incorporation. This limits the ability of minority stockholders to elect director candidates.
·
Stockholders must provide advance notice to nominate individuals for election to the Board of Directors or to propose matters that can be acted upon at a stockholders' meeting. This requirement may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror's own slate of directors or otherwise attempting to obtain control of us.

·
Our Board of Directors may issue, without stockholder approval, shares of undesignated preferred stock. The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.

As a Delaware corporation, we are also subject to certain Delaware anti-takeover provisions. Under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock, unless the holder has held the stock for three years or, among other things, the Board of Directors has approved the transaction. Our Board of Directors could rely on Delaware law to prevent or delay an acquisition of us even if a change of control would be beneficial to stockholders and investors.

Warrants

We have outstanding warrants to purchase up to 1,655,915 shares of our common stock under certain conditions that may occur in 2007. Warrants for the purchase of up to 444,444 shares have an exercise price of $2.70 per share and were issued to an investor as consideration for an increase in a letter of credit supplied by the investor. Warrants to purchase up to an aggregate of 1,176,471 shares at an exercise price of $3.00 per share were issued to investors who participated in the private placement of shares of our common stock on February 21, 2007. In addition, we issued a warrant to purchase 35,000 shares of common stock at an exercise price of $2.55 as part of the compensation paid to our placement agent in such private placement.

The shares issuable upon exercise of such warrants are being registered for resale by the registration statement of which this prospectus is a part.

Options

We also have several stock option and equity compensation plans. Refer to “Executive Compensation” for a description of these plans.

Reports to Stockholders

We intend to furnish our stockholders with annual reports containing audited financial statements as soon as practical after the end of each fiscal year. Our fiscal year ends December 31.

Transfer Agent

Continental Stock Transfer and Trust Company is the transfer agent for our common stock.

MARKET FOR COMMON STOCK

Market Information

Our common stock was approved for quotation on the OTC-BB under the symbol “SOLN” on March 15, 2005, but trading did not begin until mid-April 2005. The following table sets forth the high and low bid prices for our common stock for the quarterly periods since trading began until March 31, 2007. The prices set forth below reflect interdealer quotations, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

For the Quarter Ending	High		Low
June 30, 2005		$8.05		$1.05
September 30, 2005		$11.50		$8.05
December 31, 2005		$11.25		$6.30
March 31, 2006		$10.00		$8.05
June 30, 2006	$	n/a	$	n/a
September 30, 2006		$2.80		$1.75
December 31, 2006		$2.75		$0.90
March 31, 2007		$3.00		$2.00
June 30, 2007		$2.95		$1.85

Due to the suspension in trading of our securities, from January 17, 2006 until September 11, 2006, our common stock was not listed on any exchange or included in any interdealer quotation system. Our common stock resumed trading on the OTC-BB on September 11, 2006. For the quarter ended March 31, 2006, the high and low bid prices in the table above reflect bids made on the OTC-BB during the period from January 1, 2006 through and including January 13, 2006. For the quarter ended June 30, 2006, there are no high and low bid prices for our common stock on the OTC-BB. The high and low bid prices for this period were $4.25 and $1.05, respectively. For the quarter ended September 30, 2006, the high and low bid prices in the table above reflect bids made on the OTC-BB during the period from September 11, 2006 through and including September 30, 2006.

We have not repurchased any shares of our stock since December 31, 2004.

At July 24, 2007, there were approximately 320 record holders of our common stock. Record holders do not include owners whose shares are held in street name by a broker or other nominee.

We have never declared or paid any cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future.

SHARES ELIGIBLE FOR FUTURE SALE

Effect of Sale of Shares

Our common stock is traded on the OTC-BB. No precise prediction can be made about any effect that market sales of common stock or the availability for sale of the common stock in the public market will have on the market price of the common stock. Nevertheless, sales of substantial amounts of the common stock in the public market could adversely affect the market price for the common stock and could impair our future ability to raise capital through the sale of our securities.

We have 17,927,137 shares of common stock issued and outstanding as of July 24, 2007. We are registering for resale 8,707,051 shares in the registration statement of which this prospectus is a part. Of these, 7,530,710 shares being registered for resale under the registration statement of which this prospectus is a part are being registered for the first time. All of the shares outstanding that we currently have an obligation to register are being included on the registration statement of which this prospectus is a part.

In May 2005, a registration statement on Form S-8 under the Securities Act with respect to the 5,000,000 shares of common stock reserved for issuance under our 2004 Plan became effective. The remaining shares of common stock held by existing stockholders as of July 24, 2007 are restricted and may be sold in the public market only if they qualify for an exemption from registration described below under Rules 144 or 701 promulgated under the Securities Act.

The market price of our common stock could drop significantly if the holders of our shares sell them or are perceived by the market as intending to sell them.

Rule 144. In general, under Rule 144 as currently in effect, but subject to Dribble Out Agreements and certain Lock-Up Agreements described below, if applicable, a person (or persons whose shares are aggregated) who has purchased our common stock from us or any “affiliate” of ours at least one year before the date of resale would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of our common stock then outstanding; or (ii) the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements, and to the availability of current public information about us. As of July 24, 2007, there are 8,304,568 shares outstanding eligible for sale under Rule 144, excluding shares that can be sold under Rule 144(k) as set forth below.

In addition, a person who is not deemed to have been our “affiliate” at any time during the 90 days preceding a sale and who has beneficially owned for at least two years the shares of common stock proposed to be sold is entitled to sell such shares under Rule 144(k) without regard to the volume limitations and other requirements described above. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold at any time. As of July 24, 2007, there are 5,985,058 shares outstanding that can be sold under Rule 144(k).

Rule 701. Our employees, directors, officers and consultants who acquired common stock prior to February 15, 2005 (the date we became subject to the reporting requirements of the Exchange Act) under written compensatory benefit plans or written contracts relating to the compensation of those persons may rely on Rule 701 with respect to the resale of that stock. In general, Rule 701 permits resales of shares issued under compensatory benefit plans and contracts in reliance upon Rule 144, but without compliance with certain restrictions, including the holding period requirements described in Rule 144. Accordingly, subject to the Lock-Up Agreements described below, if applicable, under Rule 701 persons who received compensation shares and who are not our “affiliates” may resell those shares subject only to the manner of sale provisions of Rule 144. Persons who received compensation shares and who are our “affiliates” may resell those shares subject to Rule 144, but without compliance with Rule 144's minimum holding period requirements. As of July 24, 2007, there are 575,600 shares outstanding that may be sold pursuant to Rule 701.

Lock-Up Agreements

Many of our security holders have signed agreements restricting the sale of our securities, or Lock-Up Agreements, and/or agreements that limit the number of shares sellable during specific time periods, or Dribble Out Agreements.

Certain of these Lock-Up Agreements restrict the sale of 2,441,642 shares of the 17,927,137 shares of common stock issued and outstanding as of July 24, 2007. The Dribble Out Agreements apply to the same outstanding shares subject to the Lock-Up Agreements. The Dribble Out Agreements apply to all the shares sold by us in private placements in 2005 and 2006, which shares we are under an obligation to register for resale and are included in the shares being registered in this offering. Under the Dribble Out Agreements, the stockholders may sell up to 25% of their shares during any rolling 30 day period.

Certain of our affiliates have also entered into other Lock-Up Agreements covering a portion of their shares. These agreements restrict the sale of 1,296,623 shares of our common stock. Under the terms of these Lock-Up Agreements, these officers cannot sell, pledge, grant or otherwise transfer the shares subject to the agreement for one year following the effective date of the registration statement of which this prospectus is a part. After one year, 2.5% of these shares per quarter are released from these restrictions on a pro rata basis among these affiliates. All remaining shares will be released from the Lock-Up Agreements on the second anniversary of the effective date of the registration statement of which this prospectus is a part. These Lock-Up Agreements will otherwise terminate at the following times: (A) if the registration statement of which this prospectus is a part is terminated, the earlier of (i) the date of termination if no shares were sold, or (ii) the date any proceeds received from public investors are placed in the mail for return; (B) the date our common stock is listed on a national securities exchange, or (C) thirty (30) days following the date the persons signing these Lock-Up Agreements are no longer affiliates.

Outstanding Options and Warrants

As of July 24, 2007, options to purchase 2,201,800 shares of common stock were issued and outstanding. Of these, 600 were issued under our 1998 Plan; 575,000 were issued under our 2001 Plan; 1,376,200 were issued under our 2004 Plan; and 250,000 were issued outside of any equity compensation plan. Five million shares have been reserved for issuance under our 2004 Plan (pursuant to which options for 1,376,200 shares of common stock and 156,000 shares of common stock were outstanding as of July 24, 2007) and were registered for resale under a Registration Statement on Form S-8 filed and effective during May 2005. In June 2007, we limited the issuance of shares of our common stock reserved under our 2004 Plan to awards of restricted or unrestricted stock.  Shares registered on Form S-8, other than shares held by officers and directors, may be sold in the public markets without any volume limitations. Shares registered on Form S-8 and held by our officers and directors may only be resold in compliance with the volume limitations of Rule 144, discussed above. As of July 24, 2007, officers and directors held options for 605,000 shares of common stock registered under the Form S-8 and options for 771,200 shares of common stock were held by persons other than officers and directors.

In June 2007, the non-interested members of our Board of Directors approved an offer for holders of outstanding options with an exercise price of $2.50 per share or greater to exchange the outstanding options for a certain number of shares of restricted stock. In this offer, we intend to divide the outstanding options into classes based on the exercise price and the remaining expected life of the option and to use the Black-Scholes valuation model in our determination of the exchange ratios for the several classes of eligible options. We target using exchange ratios such that the eligible options surrendered for cancellation would exceed the number of shares of restricted stock that would be received in exchange for such options. The exchange offer has not commenced and will not commence until certain actions are taken by us, including the filing of a tender offer statement and offer to exchange on Schedule TO to be filed with the SEC. This prospectus is not an offer or solicitation of an offer to sell or exchange any outstanding options.

As of July 24, 2007, there were warrants to purchase 1,655,915 shares of our common stock outstanding, of which 1,655,915 are being registered for resale under the registration statement of which this prospectus is a part.

Registration Rights Agreements

From March 2004 through August 2004, we sold an aggregate of 1,289,140 shares of our common stock in private placements. Under the terms of registration rights agreements entered into between us and these parties, we were obligated to register these shares with the SEC for resale in the public market and keep registration statement effective until the earlier of 270 days following effectiveness of the registration statement, all shares have been sold by the investor, or when all such shares may be sold without registration or restriction. All but one of these investors may now sell their shares pursuant to Rule 144(k). Because one of these investors is our “affiliate” and the earlier registration statement on which such investor’s shares were registered was not kept effective for 270 days, we are therefore reregistering the 891,428 shares purchased in these placements by such “affiliate.” The registration rights agreements further provided for a penalty if such registration did not occur by a certain date. Under these agreements, this penalty may be paid in shares of our common stock. If the penalty is paid in this manner, we are obligated to register those shares as well. We are registering 47,485 shares for resale under the registration statement of which this prospectus is a part in satisfaction of our obligation to register such shares under the registration rights agreement with our “affiliate.”

From 2005 through July 24, 2007, we sold an aggregate of 4,744,583 shares of our common stock in private placements. As of July 24, 2007, there were outstanding warrants to purchase an additional 1,655,915 shares of our common stock, which shares of common stock we are also obligated to register. Under the terms of registration rights agreements entered into between us and these parties, we are obligated to register these shares and the shares underlying the warrants with the SEC for resale in the public market. The registration rights agreements also provide for a penalty if registration does not occur by a certain date. Under certain of these agreements, this penalty may be paid in shares of our common stock. If the penalty is paid in this manner, we are obligated to register those shares as well. Several of the stockholders who were owed a late registration penalty entered into amendments to the registration rights agreements fixing their penalty at a certain amount, while others accrued penalties until the date the registration statement of which this prospectus is a part was filed with the SEC. We are registering 82,003 shares for resale under the registration statement of which this prospectus is a part in satisfaction of our obligation to register such shares under the registration rights agreements. All shares subject to these registration rights agreements are being registered by this registration statement.

We can offer no assurance that the volume of trading of our shares in the public markets will be sufficient to allow all sellers to sell at the times or prices sellers desire. Future sales of substantial amounts of our shares in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

The SEC has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which contains:

·	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

·	a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements;

·	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;

·	a toll-free telephone number for inquiries on disciplinary actions;

·	definitions of significant terms in the disclosure document or in the conduct of trading penny stocks; and

·	such other information as the SEC requires by rule or regulation.

The broker-dealer also must provide the customer, prior to effecting any transaction in a penny stock, with:

·	bid and ask quotations for the penny stock;

·	the compensation of the broker-dealer and its salesperson in the transaction;

·	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
·	monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our common stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling our common stock.

LEGAL MATTERS

The validity of the shares of common stock offered under this prospectus has been passed upon by James W. Gayton, our Corporate Counsel and Secretary.

EXPERTS

The audited financial statements of Smart Online for the years ended December 31, 2006, 2005 and 2004 have been included in this prospectus and in the registration statement in reliance upon the report of Sherb & Co., LLP, independent registered public accountants, appearing elsewhere in this prospectus, and upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Our corporate information is accessible through our main web portal at www.smartonline.com. We are not including the information contained on our website as a part of, or incorporating it by reference into, this registration statement. Although we endeavor to keep our Internet website current and accurate, there can be no guarantees that the information on the Internet website is up to date or correct. We make available free of charge through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act and beneficial ownership reports filed by officers, directors and principal security holders under Section 16(a) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. These reports may be accessed by following the link under “Investors - SEC Filings” on our website. The public may also read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information that we file electronically with the SEC at the following site: http://www.sec.gov.

SMART ONLINE, INC.
FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Directors
Smart Online, Inc.
Durham, North Carolina

We have audited the accompanying consolidated balance sheets of Smart Online, Inc. as of December 31, 2006 and 2005, and the related consolidated statement of operations, stockholders' (deficit) equity, cash flows for each of the years then ended December 31, 2006, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Smart Online, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the years then ended December 31, 2006, 2005 and 2004, in conformity with accounting principles generally accepted in the United States.

/s/ Sherb & Co., LLP Certified Public Accountants

New York, New York
March 28, 2007

SMART ONLINE, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2006	December 31, 2005
Assets
CURRENT ASSETS:
Cash and Cash Equivalents	$326,905	$1,434,966
Restricted Cash	250,000	230,244
Accounts Receivable, Net	247,618	504,979
Prepaid Expenses	100,967	370,225
Assets Available for Sale	--	74,876
Total current assets	925,490	2,615,290

PROPERTY AND EQUIPMENT, Net	180,360	216,969
INTANGIBLE ASSETS, Net	3,617,477	4,298,358
GOODWILL	2,696,642	5,489,963
OTHER ASSETS	13,040	40,400
ASSETS AVAILABLE FOR SALE	--	1,897,099
TOTAL ASSETS	$7,433,009	$14,558,079
Liabilities and Stockholders' Equity
CURRENT LIABILITIES:
Accounts Payable	$850,730	$855,904
Accrued Registration Rights Penalty	465,358	129,945
Current Portion of Notes Payable	2,839,631	2,127,486
Deferred Revenue	313,774	687,222
Accrued Liabilities	301,266	91,233
Liabilities Held for Sale	--	1,030,369
Total Current Liabilities	4,770,759	4,922,159

LONG-TERM LIABILITIES:
Long-Term Portion of Notes Payable	825,000	2,243,652
Deferred Revenue	11,252	78,771
Liabilities Held for Sale	--	640,866
Total Long-Term Liabilities	836,252	2,963,289
Total Liabilities	5,607,011	7,885,448
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $.001 Par Value, 45,000,000 Shares Authorized, Shares Issued and Outstanding: December 31, 2006 - 15,379,030, December 31, 2005 --15,607,230	15,379	15,607
Additional Paid-in Capital	59,159,919	58,982,617
Accumulated Deficit	(57,349,300)	(52,325,593)
Total Stockholders' Equity	1,825,998	6,672,631
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,433,009	$14,558,079

See notes to financial statements.

SMART ONLINE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004
REVENUES:
Integration Fees	$182,660	$798,178	$374,055
Syndication Fees	218,386	402,847	176,471
Subscription Fees	1,904,192	468,621	--
Professional Services Fees	1,269,300	401,677	--
Other Revenue	70,352	84,102	122,394
Related Party Revenues	--	--	330,050
Total Revenues	3,644,890	2,155,425	1,002,970

COST OF REVENUES	329,511	154,892	211,616

GROSS PROFIT	3,315,379	2,000,533	791,354

OPERATING EXPENSES:
General and Administrative	5,648,377	15,038,563	2,432,928
Sales and Marketing	1,016,107	1,386,019	596,989
Research and Development	2,016,507	1,649,956	563,372

Total Operating Expenses	8,680,991	18,074,538	3,593,289

LOSS FROM CONTINUING OPERATIONS	(5,365,612)	(16,074,005)	(2,801,935)

OTHER INCOME (EXPENSE):
Interest Expense, Net	(254,381)	(37,502)	(119,389)
Gain on Debt Forgiveness	144,351	556,215	249,395
Redemption of Investor Relations Shares	3,125,000	--	--
Writeoff of Investment	(25,000)	--	--
Other Income (Expense)	(122,502)	418	--

Total Other Income	2,867,468	519,131	130,006
NET LOSS FROM CONTINUING OPERATIONS	(2,498,144)	(15,554,874)	(2,671,929)
DISCONTINUED OPERATIONS
Loss of Operations of Smart CRM (2006 includes gain on sale of assets of $563,835, write-off of goodwill of $2,793,321 and loss on operations of $296,077), net of tax ($0)	(2,525,563)		--
Loss on Discontinued Operations	(2,525,563)	(35,735)
Preferred stock dividends and accretion of discount on preferred stock	--	--	(2,215,625)
Accretive dividend issued in connection with registration rights agreement	--	--	(206,085)
Converted preferred stock inducement cost	--	--	(3,225,410)
NET LOSS
Net loss attributed to common stockholders	$(5,023,707)	$(15,590,609)	$(8,319,049)
NET LOSS PER SHARE:
Continuing Operations Basic and Diluted	$(0.17)	$(1.20)	$(0.26)
Discontinued Operations Basic and Diluted	(0.17)	0.00	0.00
Net Loss Attributed to common stockholders Basis and Diluted	(0.33)	(1.20)	(0.82)
SHARES USED IN COMPUTING NET LOSS PER SHARE:
Basic and Diluted	15,011,830	12,960,006	10,197,334

See notes to financial statement.

SMART ONLINE, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	Common Stock
	Shares	$.001 Par	Additional Paid In Capital	Accumulated Deficit	Total

BALANCE, DECEMBER 31, 2003	7,261,965	7,262	8,607,712	(30,629,130)	(22,014,156)
Conversion of Preferred Stock into common stock	2,948,608	2,949	19,721,890	--	19,724,839
Conversion of Preferred Stock Inducement Cost	--	--	3,225,410	(3,225,410)	--
Interest Expense Associated with Notes Payable	--	--	75,000	--	75,000
Accretion of Redeemable preferred	--	--	(2,215,625)	--	(2,215,625)
Issuance of common stock, Net of Issuance Costs of $183,350	1,288,744	1,289	4,762,355	--	4,763,644
Issuance of common stock Rescinded	(28,572)	(29)	(99,973)	--	(100,002)
Issuance of Stock Options to Officers	--	--	161,000	--	161,000
Issuance of Stock Options to Members of Advisory Board	--	--	6,034	--	6,034
Issuance of common stock to Former Holders of Preferred Stock Pursuant to Registration Rights Agreement	58,230	58	206,027	(206,085)	--
Conversion of Bank One Warrant into common stock	100,000	100	349,900	--	350,000
Issuance of Stock Option to Consultant		--	1,495	--	1,495
Exercise of Warrants	2,857	3	8,607	--	8,610
Net Loss				(2,671,929)	(2,671,929)
BALANCE, DECEMBER 31, 2004	11,631,832	11,632	34,809,832	(36,732,554)	(1,911,090)
Issuance of common stock, Net of Issuance Costs of $630,525	1,391,642	1,392	6,719,614	--	6,721,006
Exercise of Warrants	579,717	580	1,305,518	--	1,306,098
Issuance of Warrants	--	--	19,231	--	19,231
Issuance of common stock for Services	39,886	40	343,408	--	343,448
Issuance of common stock to Employees as Bonus	4,200	4	40,106	--	40,110
Exercise of Stock Options	16,500	16	57,734	--	57,750
Issuance of IR Shares-GIC	625,000	625	5,174,375	--	5,175,000
Issuance of IR Shares-Berkley	625,000	625	4,561,875	--	4,562,500
iMart Acquisition	205,767	205	1,815,688	--	1,815,893
Computility Acquisition	484,213	484	3,534,271	--	3,534,755
Issuance of Shares to Spectrum Technologies	3,473	4	299,996	--	30,000
Elimination of iMart (Bayberry) Equity Not Acquired	--	--	--	(2,430)	(2,430)
Issuance of Options to Consultants	--	--	570,014	--	570,014
Gift of Shares to Charitable Organization	--	--	955	--	955
Net Loss				(15,590,609)	(15,590,609)
BALANCE DECEMBER 31, 2005	15,607,230	15,607	58,982,617	(52,325,593)	6,672,631
Cashless Exercise of Options	4,800	5	(5)	--	0.00
Issuance of Warrants	17,000	17	22,083	--	22,100
Cancellation of GIC Shares	(625,000)	(625)	(1,561,875)	--	(1,562,500)
Issuance of common stock	1,000,000	1,000	2,499,000	--	2,500,000
Cancellation of Berkley Shares	(625,000)	(625)	(1,561,875)	--	(1,562,500)
SFAS 123 Expense			779,974		779,974
Net Loss				(5,023,707)	(5,023,707)
BALANCE DECEMBER 31 2006	15,379,030	$15,379	$59,159,919	$(57,349,300)	$1,825,998

See notes to financial statements.

SMART ONLINE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss from continuing operations	$(2,498,144)	$(15,554,874)	$(2,671,929)
Adjustments to reconcile net loss to net
cash provided by (used in) operating
activities:
Depreciation & amortization	727,922	260,852	51,531
Shares issued for services in lieu of cash payments	--	9,767,500	--
Write-off of investment	25,000	--	--
Bad Debt Expense	63,317	--	--
Redemption of investor relations shares	(3,125,000)	--	--
Stock option expense	779,974	--	--
Registration rights penalty expense	335,413	129,947	--
Loss on disposal of property and equipment	--	--	8,855
Common shares, warrants, or options issued in lieu of Compensation	--	826,739	168,530
Common shares issued for extension of loan			75,000
Common shares issued in exchange for warrants	--	--	350,000
Issuance of warrants	--	19,231	--
Gain on debt forgiveness	(144,351)	(556,634)	--
Changes in assets and liabilities:
Accounts receivable	183,386	(101,541)	51,672
Related party receivable	--	--	38,682
Other accounts receivable	--	4,687	(43,455)
Prepaid expenses	264,333	(194,519)	(24,850)
Other assets	8,308	45,187	(500)
Legal settlement obligation	--	--	(181,563)
Deferred revenue	(440,964)	(592,010)	(225,951)
Accounts payable	121,699	482,261	(321,274)
Accrued payroll	--	(110,079)	46,946
Accrued payroll taxes payable	--	(30,741)	(961,196)
Accrued interest payable	--	--	(126,871)
Accrued expenses	234,601	44,572	--
Deferred compensation payable	--	(1,091,814)	80,166
Cash flow from operations of discontinued Operations	212,201	300,744	--
Net cash (used in) provided by operating
Activities	(3,252,305)	(6,350,492)	(3,686,207)

See notes to financial statements

SMART ONLINE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(continued)

	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(8,457)	(224,757)	(82,710)
Smart CRM Non-Compete Agreement	--	(90,000)	--
Cash acquired from iMart at acquisition	--	32,028	--
Redemption (Purchase) of marketable securities	--	395,000	(395,000)
Cash flow from investing activities of discontinued operations	432,545	(154,105)
Net cash used in investing activities	424,088	(41,834)	(477,710)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	2,402,000	--	--
Repayments on notes payable	(3,102,918)	(65,000)	(350,000)
Restricted cash	(21,211)	(230,244)	--
Advances from (to) Smart CRM	570,923	(123,829)	--
Cash flow from financing activities of discontinued Operations	(650,738)	(139,615)
(Repayments) borrowings from stockholder	--	--	(86,480)
Issuance of Common Stock	2,522,100	8,212,641	4,672,250
Net cash provided by financing activities	1,720,156	7,653,953	4,235,770
NET INCREASE IN CASH AND CASH EQUIVALENTS	(1,108,061)	1,261,627	71,853
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,434,966	173,339	101,486
CASH AND CASH EQUIVALENTS, END OF PERIOD	$326,905	$1,434,966	$173,339
Supplemental disclosures:
Cash payment during the year for interest:	$292,807	$158,232	$47,447
Cash payment during the year for income taxes:	$--	$--	--
Non-cash financing activities:
Debt Assumed by Purchaser of Assets of Smart CRM	$1,733,190	$--	$--
Notes Payables issued related to Acquisitions	$--	$3,659,301	--
Notes Payable for iMart Non-Compete Agreements	$--	$715,998	--
Assets and Liabilities of Computility acquired for stock:
Accounts Receivable, net	$--	$6,894	--
Other Current Assets	$--	$10,742	--
Property, Plant and Equipment, net	$--	$388,128	--
Other Assets	$--	$246,228	--
Accounts Payable	$--	$109,897	--
Subscription and Notes Payable	$--	$1,807,327	--
Other Liabilities	$--	$29,549	--
Non-cash accretion of preferred			--
stock redemption value	$--	$--	$2,215,625
Conversion of preferred stock
into Common Stock	$--	$--	$19,724,839
Conversion of preferred stock
inducement cost	$--	$--	$3,225,410

See notes to financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 and 2004.

1.    NATURE OF BUSINESS

Smart Online, Inc. (the “Company”) develops and markets products and services targeted towards small businesses (less than 50 employees) that are delivered via a Software-as-a-Service (“SaaS”) model. The Company sells its products and services primarily through private label syndication and OEM distribution channels, although small businesses may purchase products and services directly through its main portal located at www.smartonline.com.

The Company's primary source of revenue currently comes from sales of SaaS applications for business management, web marketing, and e-commerce, which represented 63%, 77%, and 55% of its revenue from continuing operations for the fiscal years ended December 31, 2006, 2005, and 2004, respectively. The Company derives revenue from sales of professional services which represented 35%, 19%, and 0% of revenue from continuing operations for the fiscal years ended December 31, 2006, 2005, and 2004, respectively.

In previous years, the Company's auditors expressed doubt about our ability to continue as a going concern. The Company has been able to address these concerns such that no similar doubt exists at this time. Actions taken by the Company that effect this determination include (1) raising substantial additional capital in February 2007 (See Note 18 - Subsequent Events); (2) selling substantially all the assets of its wholly owned subsidiary, Smart CRM, Inc., and (3) controlling expenses and anticipated loses.

The Company continues to incur development expenses to enhance and expand its products by focusing on establishing its Internet-delivered SaaS applications and data resources. All allocable expenses to establish the technical feasibility of the software have been recorded as research expense. The ability of the Company to successfully develop and market its products is dependent upon certain factors, including the timing and success of any new services and products, the progress of research and development efforts, results of operations, the status of competitive services and products, and the timing and success of potential strategic alliances or potential opportunities to acquire technologies or assets, any of which may require the Company to seek additional funding sooner than expected.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Smart CRM, Inc., and Smart Commerce, Inc. All significant intercompany accounts and transactions have been eliminated. Subsidiary accounts are included only from the date of acquisition forward. See Note 17, Acquisitions & Dispositions.

Revenue Recognition- The Company recognizes revenue in accordance with accounting standards for software and service companies including the Securities and Exchange Commission's (the “SEC”) Staff Accounting Bulletin 104 Revenue Recognition (“SAB 104”), Emerging Issues Task Force Issue No. 00-21 Revenue Arrangements with Multiple Deliverables (“EITF 00-21”) , Emerging Issues Task Force Issue No. 99-19 Reporting Revenue Gross as a Principal or Net as an Agent (“EITF 99-19”) , and related interpretations including American Institute of Certified Public Accountants (“AICPA”) Technical Practice Aids. The Company utilizes interpretative guidance from regulatory and accounting bodies, which include, but are not limited to, the SEC, the AICPA, the Financial Accounting Standards Board (“FASB”), and various professional organizations.

Revenue is recognized when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided to the customer; (3) the collection of fees is probable; and (4) the amount of fees to be paid by the customer is fixed or determinable. EITF 00-21 states that revenue arrangements with multiple deliverables should be divided into separate units of accounting if the deliverables in the arrangement meet the following criteria: (1) the delivered item has value to the customer on a stand-alone basis; (2) there is objective and reliable evidence of the fair value of the undelivered item; and (3) if the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item is considered probable and substantially in control of the vendor. Syndication and integration agreements typically include multiple deliverables including the grant of a non-exclusive license to distribute, use and access the Company's platform, fees for the integration of content into the platform, maintenance and hosting fees, documentation and training, and technical support and customer support fees. The Company cannot establish fair value of the individual deliverables based on objective and reliable evidence due to the lack of a consistent history of standard syndication and integration contractual arrangements, there have only been a few contracts that have continued past the initial contractual term, there have not been any contracts in which these elements have been sold as stand-alone items, and there is no third-party evidence of fair value for products or services that are interchangeable and comparable to the Company's products and services. As such, revenue is not allocated to the individual deliverables and must be recorded as a single unit of accounting as further described below. Additionally, the Company has evaluated the timing and substantive nature of the performance obligations associated with the multiple deliverables noted above, including the determination that the remaining obligations are essential to the ongoing usability and functionality of the delivered products, and determined that revenue should be recognized over the life of the contracts, commencing on the date the site goes online.

Subscription revenues consist primarily of subscription sales directly to end-users, or to others for distribution to end-users, hosting and maintenance fees, and e-commerce website design. Subscription sales are made either on a monthly subscription or a one-time for fee basis. Subscriptions are payable in advance on a monthly basis. Currently, most syndication agreements call for the Company to receive a percentage of revenue generated. Depending on the criteria of each individual contract and in accordance with EITF 99-19, a determination is made as to whether revenue should be recognized gross with a corresponding expense for the portion paid to or retained by the partner, or if only the net portion should be recognized as revenue. At this time, the Company is still selling certain products and services on a “for fee” basis. The Company also recently stopped offering to its potential syndication partners volume discounts for pre-paid subscriptions, which they can either market or contribute to their small business customers, because no volume sales occurred. E-Commerce website design fees, which are charged for building and maintaining corporate websites or to add the capability for e-commerce transactions, are recognized over the life of the project. Domain name registration fees are recognized over the term of the registration period. Online loan origination fees are charged to provide users online financing options. The Company receives payments for loans or credit provided.

Professional service fees are recognized over the term of the consulting engagement as services are performed, which is typically one to three months. Advance payments for consulting services, if billed and paid prior to completion of the project, are recorded as deferred revenue when received. If the fees are not fixed or determinable, revenue is recognized as work is performed and billed. In determining whether the professional service fees can be accounted for separately from subscription and support revenues, the following factors are considered for each consulting agreement: availability of the consulting services from other vendors, whether objective and reliable evidence for fair value exists of the undelivered elements, the nature of the consulting services, the timing of when the consulting contract was signed in comparison to the subscription service start date, and the contractual dependence of the subscription service on the customer's satisfaction with the consulting work.

Syndication fees consist primarily of fees charged to syndication partners to create and maintain a customized private-label site and ongoing support, maintenance and customer service. Syndication agreements typically include an advance fee and monthly hosting fees. Integration fees consist primarily of fees charged to integration partners to integrate their products into the Company's platform. Amounts that have been invoiced are recorded as accounts receivable and in deferred revenue and the revenue is recognized ratably over the specified lives of the contracts, commencing on the date the site goes online. Syndication, integration and support contracts typically provide for early termination only upon a material breach by either party that is not cured in a timely manner. If a contract terminates earlier than its term, the remaining deferred revenue is recognized upon termination. It is possible that the estimates of expected duration of customer contract lives may change and the period over which such revenues are amortized could be adjusted. Any such change in specified contract lives could affect future results of operations.

Both syndication and integration fees are recognized on a monthly basis over the life of the contract, although a significant portion of the fee from integration agreements is received upfront. Customers are generally invoiced in annual or monthly installments and typical payment terms provide that customers pay within 30 days of invoice. In general, billings are collected in advance of the service period.

OEM revenues are recorded based on the greater of actual sales or contractual minimum guaranteed royalty payments. The Company records the minimum guaranteed royalties monthly and receives payment of the royalties on a quarterly basis, thirty days in arrears. To the extent actual royalties exceed the minimum guaranteed royalties, the excess is recorded in the quarter the Company receives notification of such additional royalties.

Barter Transactions - Barter revenue relates to syndication and integration services provided to business customers in exchange for advertising in the customers' trade magazines and on their Web sites. Barter expenses reflect the expense offset to barter revenue. The amount of barter revenue and expense is recorded at the estimated fair value of the services received or the services provided, whichever is more objectively determinable, in the month the services and advertising are exchanged. The Company applies APB 29, Accounting for Non-Monetary Transactions , the provisions of EITF 93-11, Accounting for Barter Transactions Involving Barter Credits, and EITF 99-17, Accounting for Advertising Barter Transactions and, accordingly, recognizes barter revenues only to the extent that there have been similar cash transactions within a period not to exceed six months prior to the date of the barter transaction. To date the amount of barter revenue to be recognized has been more objectively determinable based on integration and syndication services provided. For revenue from integration and syndication services provided for cash to be considered similar to the integration and syndication services provided in barter transactions, the services rendered must have been in the same media and similar term as the barter transaction. Further, the quantity or volume of integration or syndication revenue received in a qualifying past cash transaction can only evidence the fair value of an equivalent quantity or volume of integration or syndication revenue received in subsequent barter transactions. In other words, a past cash transaction can only support the recognition of revenue on integration and syndication contracts transactions up to the dollar amount of the cash transactions. When the cash transaction has been used to support an equivalent quantity and dollar amount of barter revenue, that transaction cannot serve as evidence of fair value for any other barter transaction. Once the value of the barter revenue has been determined, the same revenue recognition principles are followed that apply to cash transactions with unearned revenues being deferred as described more fully above. At the time the barter revenue is recorded, an offsetting pre-paid barter advertising asset is recorded. This pre-paid barter advertising asset is amortized to expense as advertising services are received such as when an advertisement runs in a magazine. Barter revenues totaled approximately $103,000, $424,000, and $113,000 in 2006, 2005, and 2004, respectively.

Cash and Cash Equivalents - All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Restricted Cash - Under the terms of a promissory note between Smart Commerce and Fifth Third Bank, $250,000 on deposit at Fifth Third Bank serves as loan collateral and is restricted. Such restricted cash is scheduled to be released from the restrictions in three equal installments of approximately $83,000, on June 30, 2007, December 31, 2007 and June 30, 2008, if the Company meets certain debt covenants regarding operating metrics for Smart Commerce.

Allowance for Doubtful Accounts - The need for an allowance for doubtful accounts is evaluated based on specifically identified amounts that management believes to be uncollectible. Management also records an additional allowance based on an assessment of the general financial conditions affecting its customer base. If actual collections experience changes, revisions to the allowance may be required. Based upon the aforementioned criteria, management has recorded an allowance of approximately $65,000, zero, and zero as of December 31, 2006, 2005 and 2004, respectively.

Concentration of Credit Risk - Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. At times, cash balances may exceed the FDIC insurable limits of $100,000. See Note 13 - “Major Customers and Concentration of Credit Risk” for further discussion of risk within accounts receivable.

Prepaid Expenses - Prepaid expenses primarily represent advance payments to registries for domain name registrations as well as other advance payments for various other expenses. Prepaid expenses are amortized to expense on a straight-line basis over the period covered by the expenses. In the case of prepaid registry fees, the amortization period is consistent with the revenue recognition of the related domain name registration.

Software Development Costs - SFAS No. 86, Accounting for the Costs of Software to be Sold, Leased or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs related to software development incurred between completion of the working model and the point at which the product is ready for general release have been insignificant. During 2005, the Company acquired certain rights to an accounting software application that has been integrated with its OneBiz SM platform, but is still under development. All amounts related to the development and modification of this engine have been expensed as research and development costs. The remaining portion of the software assignment and development fees is expected to be earned and payable during 2007.

SFAS No. 2, Accounting for Research and Development Costs, establishes accounting and reporting standards for research and development. In accordance with SFAS No. 2, costs to enhance existing products or costs incurred after the general release of the service using the product are expensed in the period they are incurred.

Impairment of Long Lived Assets - Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Property and Equipment - Property and equipment are stated at cost and are depreciated over their estimated useful lives, using the straight-line method as follows:

Office equipment	5 years
Computer software	3 years
Computer hardware	5 years
Furniture and fixtures	7 years
Automobiles	5 years

Intangible Assets - Intangible assets consists primarily of assets obtained through the acquisitions of Computility, Inc. (“Computility”) and iMart Incorporated (iMart”). Those acquired assets include customer bases, technology, non-compete agreements, work forces in place and goodwill. The Company also has several patents, copyrights and trademarks related to products, names and logos used throughout the product lines. All assets are amortized over their estimated useful lives with the exception of work forces in place and goodwill which are deemed to have indefinite lives and are not amortized.

Fair Values - The fair values of cash equivalents, accounts receivable, accounts payable, accrued liabilities, and notes payable approximate the carrying values due to the short period of time to maturity.

Advertising Costs - All advertising costs are expensed as incurred. Advertising expense during 2006, 2005, and 2004 was $49,000, $403,669 and $170,774, respectively. The 2006 period includes $38,000 of barter advertising expense. The 2005 period included $273,751 of barter advertising expenses. The 2004 period included $205,833 of barter advertising expenses and a credit of $58,400 related to prior advertising activities.

Net Loss per Share - Basic loss per share is computed using the weighted-average number of common shares outstanding during the periods. Diluted loss per share is computed using the weighted-average number of common and dilutive common equivalent shares outstanding during the periods. Common equivalent shares consist of redeemable preferred stock, stock options and warrants that are computed using the treasury stock method. Shares issuable upon the exercise of redeemable preferred stock, stock options and warrants, totaling 2,360,100, 2,791,500, and 2,405,078 shares on December 31, 2006, 2005 and 2004, respectively, are excluded from the calculation of common equivalent shares as the impact was anti-dilutive.

Stock-Based Compensation - Prior to January 1, 2006, the Company accounted for its stock-based compensation plans in accordance with the intrinsic value provisions of Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees. Stock options are generally granted at prices equal to the fair value of the Company's common stock on the grant dates. Accordingly, no compensation expense was recorded in 2005 and 2004. Had compensation expense been recognized consistent with the fair value provisions of SFAS No. 123, Accounting for Stock-Based Compensation , net loss attributed to common stockholders and net loss attributed to common stockholders per share for the years ended December 31, 2005 and 2004 would have been changed to the pro forma amounts indicated below:

	Year Ended December 31, 2005	Year Ended December 31, 2004
Net loss attributed to
common stockholders:
As reported	$(15,590,609)	$(8,319,049)
Add: Compensation cost
recorded at intrinsic
Value	--	161,000
Less: Compensation cost using
the fair value method	(581,494)	(455,301)
Pro forma	$(16,172,103)	$(8,613,350)

	Year Ended December 31, 2005	Year Ended December 31, 2004
Reported net loss attributed to
common stockholders:
Basic and diluted	$(1.20)	$(0.82)

Pro forma net loss per share:
Basic and diluted	$(1.25)	$(0.84)

Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R”) using the Modified Prospective Approach. Under the Modified Prospective Approach, the amount of compensation cost recognized includes: (i) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123 and (ii) compensation cost for all share-based payments that are granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R. Upon adoption, the Company recognized the stock-based compensation of previously granted share-based options and new share based options under the straight-line method over the requisite service period. Total stock-based compensation expense recognized under SFAS No. 123R, was approximately $780,000 for the year ended December 31, 2006. No stock-based compensation was capitalized in the consolidated financial statements.

The fair value of option grants under the Company's equity compensation plan and other stock option issuances during the years ended December 31, 2006, 2005 and 2004 were estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004
Dividend yield	0.00%	0.00%	0.00%
Expected volatility	150%	60.20%	0.00%
Risk free interest rate	4.56%	4.25%	4.23%
Expected lives (years)	4.7	9.5	8.9

Management Estimates - The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and income and expense for the period then ended. Certain estimates made pertain to allowance for doubtful accounts, returns, and litigation reserves. Actual results could differ from those estimates.

Reclassifications - Certain 2005 balances have been reclassified to conform with their 2006 presentation. These reclassifications did not result in a change to total assets, total liabilities, equity or net loss as previously reported.

3.   INDUSTRY SEGMENT INFORMATION

SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, establishes standards for the way in which public companies disclose certain information about operating segments in their financial reports. Consistent with SFAS No. 131, the Company has defined two reportable segments, described below, based on factors such as geography, how it manages its operations and how the chief operating decision-maker views results.

The Smart Commerce segment's revenues are derived primarily from the development and distribution of multi-channel e-commerce systems including domain name registration and e-mail solutions, e-commerce solutions, website design and website hosting.

The Smart Online segment generates revenues from the development and distribution of internet-delivered SaaS small business applications through a variety of subscription, integration and syndication channels.

The Company includes costs such as corporate general and administrative expenses and share-based compensation expenses that are not allocated to specific segments in the Smart Online segment, which includes the parent or corporate segment.

The following table shows the Company's financial results by reportable segment for the year ended December 31, 2006:

	Smart Online	Smart Commerce	Consolidated
REVENUES:
Integration fees	$182,660	$--	$182,660
Syndication fees	218,386	--	218,386
Subscription fees	73,978	1,830,214	1,904,192
Professional services fees	--	1,269,300	1,269,300
Other Revenues	38,114	32,238	70,352
Total Revenues	513,138	3,131,752	3,644,890

COST OF REVENUES	58,560	270,951	329,511

OPERATING EXPENSES	6,864,287	1,816,704	8,680,991

OPERATING INCOME (LOSS)	(6,409,709)	1,044,097	(5,365,612)

OTHER INCOME (LOSS)	2,899,310	(31,842)	2,867,468

DISCONTINUED OPERATIONS	(2,525,563)	--	(2,525,563)

NET INCOME/(LOSS) BEFORE INCOME TAXES	$(6,035,962)	$1,012,255	$(5,023,707)

TOTAL ASSETS	$6,554,944	$878,065	$7,433,009

4.    MARKETABLE SECURITIES

As of December 31, 2004, marketable securities consisted of the following:

	Amortized Cost	Fair Value
Municipal bonds - redeemed February 2005	$395,000	$395,000

The Company did not hold any marketable securities as of December 31, 2006.

5.     PROPERTY AND EQUIPMENT

Property and equipment consists of the following at:

	December 31, 2006	December 31, 2005
Office equipment	$88,715	$144,290
Furniture and fixtures	7,125	7,125
Computer software	552,585	550,775
Computer hardware and equipment	803,225	746,499
Automobiles	29,504	29,504
	1,481,154	1,478,193
Less accumulated depreciation	(1,300,794)	(1,261,224)
Property and equipment, net	$180,360	$216,969

Depreciation expense for the years ended December 31, 2006, 2005 and 2004 was $79,313, $150,204 and $47,167, respectively.

6.    INTANGIBLE ASSETS

Intangible assets consist primarily of intangibles acquired during the Computility and iMart acquisitions in October 2005 (See Note 17 - “Acquisitions & Dispositions” for details on intangible assets sold during 2006). In addition to these assets acquired, the Company has copyrights and trademarks related to products, names and logos used throughout the product lines. The assets acquired through the acquisitions include customer bases, technology, non-compete agreements, trade names, workforces in place and goodwill. Trade names, work forces in place and goodwill are not subject to amortization and for the purpose of presentation, work forces in place are combined with goodwill.

Asset Category	Value Assigned	Residual Value	Weighted Avg Useful Life	Accumulated Amortization	Carrying Value
Customer Base	$ 1,944,347	$0	5.9	$ 405,525	$ 1,538,822
Technology	$ 501,264	$0	3	$ 201,898	$ 299,366
Non-Compete	$ 891,785	$0	3.9	$ 279,706	$ 612,079
Copyright & Trademark	$ 50,339	$0	10	$ 38,629	$ 11,710
Trade Name *	$ 1,155,500	n/a	n/a	n/a	$ 1,155,500
Work Force & Goodwill *	$ 2,696,642	n/a	n/a	n/a	$ 2,696,642
TOTALS	$ 7,239,877			$ 925,758	$ 6,314,119

* Trade Name and Work Force & Goodwill are not subject to amortization and are deemed to have an indefinite life in accordance with SFAS No. 142 - Goodwill and Other Intangible Assets.

Intangible assets acquired, excluding goodwill, were valued based on the results of an independent valuation performed by a certified appraiser. Goodwill was calculated as the difference between the purchase price of the acquisition (which was negotiated in an arms-length transaction) and the value of the identifiable tangible and intangible assets acquired. Trademarks and copyrights were capitalized using the costs of all legal and application fees incurred.

For the years ended December 31, 2006, 2005 and 2004, the aggregate amortization expense on the above intangibles was approximately $702,886, $260,788 and $4,365, respectively. The estimated aggregate amortization expense for the years ended December 31, 2007 through 2011 will be approximately $737,457, $695,147, $469,253, $200,639 and $200,639 for each respective year. All intangible assets are amortized using the straight-line method over their estimated useful lives.

7.    DEFERRED COMPENSATION

Certain officers of the Company deferred a portion of their compensation, including commissions and interest charges on previously earned but unpaid compensation, from the second quarter of 2001 until September, 2003. In October 2003, these salary deferrals plus interest were converted to promissory notes (the “2003 Notes”) in the aggregate amount of $1,049,765. These notes were payable on or before May 31, 2004 and bore interest at a rate of 15% per annum. During the fourth quarter of 2003 and the first quarter of 2004, these officers deferred an additional $141,771. Additionally, during this period $50,135 of the original notes payable were repaid. In April 2004, the holders of the 2003 Notes agreed to exchange the existing notes for new promissory notes payable on or before December 31, 2005 (“2004 Notes”). The principal amount of the 2004 Notes, $1,141,401, included the unpaid principal from the original notes plus the subsequent deferrals. Subsequently during 2004, $191,624 was repaid against the 2004 Notes and an additional $2,302 of compensation was deferred. The 2004 Notes bore interest at a rate of 15% per annum through June 1, 2004 at which time the holders voluntarily reduced the rate to 8% per annum. On April 30, 2004, the 2004 Notes were extended until May 31, 2005, but later during 2004 the officers entered into standstill agreements not to demand payment until June 30, 2006. The standstill agreement was again amended on December 22, 2004, to provide that demand for payment could be made upon the earlier of June 30, 2006 or the closing after January 1, 2005 of a financing with gross proceeds to the Company of $2,000,000 or more. After the Company raised $2,500,000 from a sale of securities to a foreign investor in February 2005, it paid in full the $949,777 of deferred compensation, plus all accrued interest of $154,288, and cancelled the related promissory notes to these officers.

8.    LOANS

During 2000, the Company borrowed $125,000 from a stockholder, David Williams. The loan accrued interest at a rate of 8.0% per annum and was repaid in March 2004 including accrued interest of $33,534.

During 2002, William Furr, a relative of one of the Company's officers, loaned the Company $270,000. In consideration for this loan, the Company issued 20,000 shares of restricted stock to this individual without additional consideration by Mr. Furr. The value of these shares was not significant. Subsequently during 2002, the Company repaid $225,000 of this indebtedness. In 2003, it borrowed an additional $190,000 from this individual and repaid $10,000. In consideration for extending the term of the 2002 borrowings and for loaning the additional $190,000, the Company issued this individual an additional 150,000 shares of common stock. It recorded interest expense of $75,000 in 2003 and 2004 related to this issuance. In addition, this note accrued interest at a rate of 15% per annum. In March 2004, the Company repaid this indebtedness in full plus accrued interest of $10,264.

9.    NOTES PAYABLE

On November 9, 2006, Smart Commerce entered into a loan agreement with Fifth Third Bank. Under the terms of this agreement, Smart Commerce borrowed $1.8 million to be repaid in 24 monthly installments of $75,000 plus interest beginning in December 2006. The interest rate is prime plus 1.5% as periodically determined by Fifth Third Bank. The loan is secured by all of the assets of Smart Commerce, including a cash security account of $250,000 and all of Smart Commerce's intellectual property. The loan is guaranteed by the Company and such guaranty is secured by all the common stock of Smart Commerce. Under the terms of the loan agreement, Smart Commerce established a lock box account with Fifth Third Bank, but has the right to use the amounts deposited in the account for any purpose not inconsistent with the loan agreement and related documents so long as no event of default exists and is continuing. Such restricted cash is scheduled to be released from the restrictions in three equal installments of approximately $83,000, on June 30, 2007, December 31, 2007 and June 30, 2008, if the Company meets certain debt covenants regarding operating metrics for Smart Commerce.

On November 14, 2006, the Company entered into a revolving credit arrangement with Wachovia Bank, NA (“Wachovia”) for $1.3 million which can be used for general working capital. Any advances made on the line of credit are to be paid off no later than August 1, 2007, with monthly payments of accrued interest on any outstanding balance commencing on December 1, 2006. The interest shall accrue on the unpaid principal balance at the LIBOR Market Index Rate plus 0.9%. The line of credit is secured by the Company's deposit account at Wachovia and an irrevocable standby letter of credit in the amount of $1,300,000 issued by HSBC Private Bank (Suisse) S.A. with Atlas Capital, S.A. (“Atlas”), a current stockholder, as account party. Atlas and the Company have separately agreed that in the event of a default by the Company in the repayment of the line of credit that results in the letter of credit being drawn, it shall reimburse Atlas any sums that Atlas is required to pay under such letter of credit. At the sole discretion of the Company, these payments to Atlas may be made in cash or by issuing shares of the Company's common stock at a set per share price of $2.50. As of December 31, 2007, the unused line of credit with Wachovia was $698,000.

As of December 31, 2006, the Company had Notes Payable totaling $3,664,631. The detail of these notes is as follows:

Note Description	S/T Portion	L/T Portion	Total	Maturity	Rate
iMart Purchase Price Note	$601,435	$--	$601,435	Jan 2007	8.0%
iMart Non-Compete Note	378,526	--	378,526	Oct 2007	8.0%
Acquisition Fee - iMart	209,177	--	209,177	Oct 2007	8.0%
Acquisition Fee - Computility	148,493	--	148,493	Mar 2007	8.0%
Fifth Third Note	900,000	825,000	1,725,000	Nov 2008	Prime + 1.5%
Wachovia Credit Line	602,000	--	602,000	Aug 2007	Libor + 0.9%
TOTALS	$2,839,631	$825,000	$3,664,631

As of December 31, 2006, the prime rate was 8.25% and LIBOR was 5.32%.

The five-year schedule of note maturity is as follows:

2007:	$2,839,631
2008:	825,000
TOTAL:	$3,664,631

Prior to the purchase of Computility and for the period following the acquisition, new customer contracts were typically factored to provide working capital. Subscription financing payable represents the amount of customer contracts that had been factored. Contracts were typically factored with 30 to 36 months remaining. In February 2005, Computility entered into a Floor Plan Agreement with a finance company that provided additional debt financing of $150,000 for working capital. The debt was secured by subscription revenues and was required to be repaid in 12 equal monthly installments beginning in March 2006. Interest was at the corporate prime rate plus 4%. The Company assumed this debt as part of the October 2005 acquisition (asset purchase) of Computility. As part of the sale of substantially all of the assets of Smart CRM in September 2006, both of these liabilities were assumed by the purchaser.

10.    LEASES

Operating Leases - The Company leases two facilities, one in Iowa and one in North Carolina, under renewable operating lease agreements which current terms expire in October 2008 and October 2007, respectively. As of December 31, 2006, future annual minimum operating lease payments are as follows:

2007	$128,000
2008	$15,000
Total	$143,000

Rent expense for the years ended December 31, 2006, 2005, and 2004 was $258,623, $251,800 and $99,606, respectively.

11.    STOCKHOLDERS' DEFICIT

Corporate Reorganization

During the first quarter of 2004, the Company completed a corporate reorganization of its capital stock, which eliminated its Series A Preferred Stock. All holders of Series A Preferred Stock who participated in the reorganization received 2.218 shares of common stock for each share of Series A Preferred Stock they held prior to the reorganization, and also received the right to receive cash payments from the Company equal to a percentage of the net proceeds the Company raised in excess of $5 million of net proceeds from sales of equity securities and convertible debt securities during calendar year 2004. The Company received net proceeds of $4,763,644 from the sale of equity and convertible debt securities during calendar year 2004, and therefore had no liability to the former holders of Series A Preferred Stock.

Participating holders of Series A Preferred Stock who signed the Reorganization Agreements also agreed to transfer restrictions on a portion of the common stock they received in the reorganization that include, among other restrictions, a “lock-up” agreement preventing the sale or transfer of the shares (other than transfers to certain related parties). Pursuant to the lock-up agreement commencing October 1, 2005 through September 30, 2006 each holder could transfer up to 8.5% of such holder's shares that are subject to the restrictions during each calendar month. The Reorganization Agreements also contained mutual releases by the Company and participating holders of Series A Preferred Stock.

Common Stock

The Company is authorized to issue 45,000,000 shares of common stock, $0.001 par value per share. As of December 31, 2006, it had 15,379,030 shares of common stock outstanding. Holders of common stock are entitled to one vote for each share held.

During the first half of 2004, following the conversion of its Series A Preferred Stock as described above, the Company sold 999,141 shares of common stock to new and existing stockholders at a purchase price of $3.50 per share, resulting in gross proceeds of $3,496,994. It incurred issuance costs of $163,350 related to these sales, including $31,000 paid to an officer of the Company. As an inducement to one of the investors that participated in this round of financing, an officer of the Company and a stockholder entered into a Put Agreement, dated March 10, 2004, with the investor. The Company was not a party to this agreement, but this agreement was entered into at the time of the investment into the Company to provide comfort to the investor that the Company would fulfill its obligation to cause its common stock to be publicly traded. The Put Agreement gave the investor the right to require the grantors to purchase for $2.2 million the 628,571 shares of common stock and warrants to purchase 188,571 shares of common stock held by the investor. The Put Agreement could have been exercised at the sole discretion of the investor during the month of March 2005 or during the month of March 2006. The Put Agreement terminated and the put option cannot be exercised after (i) the common stock of the Company is listed or quoted for public trading, or (ii) the Company's stockholders vote to approve any action reasonably necessary to cause the Company's common stock to be publicly traded, but the aforementioned investor votes against the action, or (iii) the aforementioned investor transfers any of its common stock or warrants to a third party.  The Put Agreement cannot be assigned and terminates if the investor transfers the securities covered by the Put Agreement. As a result the registration of the Company's common stock, this Put Agreement was cancelled in March 2005.

On August 6, 2004, the Company made a rescission offer to stockholders who purchased 999,141 shares of common stock and warrants to acquire an additional 288,638 shares of common stock for $3.50 per share in a private placement conducted during March through June of 2004. The rescission offer was made because in connection with the audit of its financial statements and due diligence review of information in connection with the registration of shares sold in the private placement described above, the Company identified certain inaccuracies and omissions in the information it provided to investors in the private placement. These inaccuracies and omissions included changes to how the Company recognized revenue, establishing reserves for contingent liabilities, inventory, accounts receivable, and equipment write downs and other accounting adjustments, failing to disclose the effects of anti-dilution provisions after dilutive issuances and failure to disclose information about customers, discounting, promotions and other product price information. In the rescission offer, the Company offered to repurchase all the shares and warrants sold in the private placement for the original purchase price, plus interest, and afforded stockholders a thirty-day period in which to accept the rescission offer. One stockholder accepted the rescission offer and the Company paid that stockholder $102,610 as payment in full of the purchase price, including interest thereon of $2,608 in exchange for 28,572 shares of common stock and warrants to purchase 7,500 shares of common stock. No other stockholders accepted the rescission offer and all stockholders to whom the offer was made executed and delivered releases for any potential liabilities arising out of disclosures made by the Company in the private placement.

In connection with the private placement conducted during March through June of 2004, the Company and the investors executed registration rights agreements. This registration rights agreement required the Company to pay investors 2% of their investment for each thirty-day period after July 1, 2004 in which the Company failed to file a registration statement registering shares sold in the private placement, which amount is prorated for partial 30-day periods. The registration rights agreements provided that the Company could choose to pay this by issuing shares of its common stock in lieu of cash, which it chose to do. On September 29, 2004, the Company issued 58,226 shares of its common stock to satisfy amounts that accrued through September 29, 2004 at the rate of one share for each $3.50 of accrued penalty liability. The Company recorded the issuance of these shares, at the fair value of $206,085, as a dividend to the respective stockholders.

During August and September 2004, the Company sold 290,000 shares of its common stock to new and existing investors in a private placement for a price of $5.00 per share resulting in gross proceeds of $1,450,000. The Company incurred issuance costs of $20,000 related to these sales and also incurred $31,000 in consulting expense that was paid to an officer of the Company related to this financing. As an inducement to one of the investors that participated in this round of financing, an officer of the Company and a stockholder entered into a Put Agreement dated August 13, 2004 with the investor. The Company was not a party to this agreement, but this agreement was entered into at the time of the investment in the Company to provide comfort to the investor that the Company would fulfill its obligation to cause its common stock to be publicly traded. The Put Agreement gave the investor the right to require the grantors to purchase 100,000 shares of common stock held by the investor for $500,000. The Put Agreement could have been exercised at the sole discretion of the investor during the month of March 2005 or during the month of March 2006. The Put Agreement terminates and the put option cannot be exercised after (i) the common stock of the Company became listed or quoted for public trading, or (ii) the stockholders of the Company vote to approve any action reasonably necessary to cause the Company's stock to be publicly traded, but the aforementioned investor votes against the action, or (iii) the aforementioned investor transfers any of its common stock or warrants to a third party.  The Put Agreement cannot be assigned and terminates if the investor transfers the securities covered by the Put Agreement. As a result of the Company registering its common stock, this put agreement was cancelled in March 2005.

During February and March 2005, the Company sold 500,000 and 80,000 shares of common stock, respectively, to foreign investors in sales exempt under Regulation S. The February and March 2005 stock sales resulted in gross proceeds of $2,500,000 and $400,000, respectively. A portion of those funds was used to repay deferred compensation, including interest thereon, as more fully discussed in Note 7. In connection with this financing, the Company incurred stock issuance costs of $290,000 to an entity that is an existing stockholder. Concurrent with the sale of common stock, the Company issued warrants to purchase 50,000 shares of common stock to this investor in consideration for the investor agreeing to certain restrictions on their ability to sell the shares. These warrants have an exercise price of $5.00 per share and terminate on January 1, 2007. During February 2005, the Company raised an additional $125,000 in gross proceeds from the sale of 25,000 shares of common stock at $5.00 per share in a private placement.

During the third quarter of 2005, the Company sold 786,642 shares of its common stock to new and existing investors for a price of $5.50 per share resulting in gross proceeds of $4,326,531. In connection with this financing, the Company incurred stock issuance costs of $340,525 to an entity introduced to it by an existing stockholder, Doron Roethler. Additionally, in connection with these offerings, the Company entered into Registration Rights Agreements with these stockholders under which the Company is required to file a registration statement with the SEC to register the shares sold in the offering no later than September 30, 2005. As of December 31, 2006, the Company had accrued $465,347 of registration rights penalties which the Company expects to pay in stock. The accrual of this penalty has been treated as a period cost as part of general and administrative expenses.

During 2005, the Company paid a bonus of 4,200 shares of its common stock to non-officer employees. The Company recorded approximately $40,000 of compensation expense related to this bonus payment.  The expense associated with the stock bonus was calculated based upon the fair market value of the common stock on the date the bonus was awarded.

On March 30, 2006, the Company sold 400,000 shares of its common stock to Atlas, an existing stockholder, for a price of $2.50 per share resulting in gross proceeds of $1,000,000. The Company incurred immaterial issuance costs related to this stock sale. As part of this sale, Atlas received contractual rights to purchase shares at a lower price should the Company enter into a private placement agreement in the future in which the Company sells shares of common stock for less than $2.50 per share.

On May 31, 2006, the Company entered into a Settlement Agreement with General Investments Capital, Ltd. (“GIC”) with respect to a Consulting Agreement, dated October 26, 2005. Under the Consulting Agreement, GIC was to receive 625,000 shares of the Company's common stock (the “GIC Shares”) and a cash payment of $250,000 (the “GIC Cash Fee”) for investor relations consulting services. The Company paid the entire GIC Cash Fee, and the GIC Shares were, but never delivered. Under the Settlement Agreement, GIC agreed, in part, to release its claim to the GIC Shares, but retained the GIC Cash Fee as consideration for services performed under the Consulting Agreement and for entering into the Settlement Agreement. The parties also mutually released each other from any additional payment or services under the Consulting Agreement. The Company recorded a gain of $1,562,500 related to this settlement.

On June 29, 2006, the Company sold 400,000 shares of its common stock to Atlas for a price of $2.50 per share resulting in gross proceeds of $1,000,000. The Company incurred immaterial issuance costs related to this stock sale.

On July 6, 2006, the Company sold 100,000 shares of common stock to the Blueline Fund (“Blueline”), an existing investor for a price of $2.50 per share resulting in gross proceeds of $250,000. The Company incurred immaterial issuance costs related to this stock sale.

In August 2006, the Company sold an aggregate of 100,000 shares of its common stock to Blueline and Phillippe Pouponnot, for a price of $2.50 per share, resulting in gross proceeds of $250,000. The Company incurred immaterial issuance costs related to these stock sales.

On August 30, 2006, the Company entered into a Settlement Agreement with Berkley Financial Services, Ltd. (“Berkley”) with respect to a Consulting Agreement, dated October 26, 2005. Under the Consulting Agreement, Berkley was to receive 625,000 shares of the Company's common stock (the “Berkley Shares”) and a cash payment of $250,000 (the “Berkley Cash Fee”) for investor relations consulting services. The Company paid the entire Berkley Cash Fee, and the Berkley Shares were issued, but never delivered. Under the Settlement Agreement, Berkley agreed, in part, to release its claim to the Berkley Shares, but retained the Berkley Cash Fee as consideration for services performed under the Consulting Agreement and for entering into the Settlement Agreement. The parties also mutually released each other from any additional payment or services under the Consulting Agreement. The Company recorded a gain of $1,562,500 related to this settlement.

Preferred Stock

The Board of Directors is authorized, without further stockholder approval, to issue up to 5,000,000 shares of $0.001 par value preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions applicable to such shares, including dividend rights, conversion rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of such series.

In March 2004, the outstanding shares of the Company's Series A Preferred Stock were converted to common stock pursuant to a plan of reorganization approved by the Company's Board of Directors and stockholders. The carrying value of $19,724,839 for the Series A Preferred Stock at date of conversion was re-classed to common stock and additional paid-in capital. The Series A Preferred Stock was convertible into common stock at an initial rate of one share of common stock for each share of Series A Preferred Stock but the conversion rate increased to approximately 1.22 shares of common stock for each share of Series A Preferred Stock at the time of conversion pursuant to weighted average antidilution provisions. Additionally, the Series A Preferred Stock had a non-cumulative dividend rate of $0.35 per quarter, a liquidation preference of $15.12 per share, plus declared unpaid dividends, was entitled to cast one vote for each share of common stock into which it was convertible voting as a single class with the common stock, had class voting rights with respect to certain major corporate events and was redeemable at the option of its holders after August 31, 2004 for a price equal to $14 per share, plus 7% compounded annually. There were no shares of Preferred Stock outstanding at December 31, 2006.

In connection with the 2004 conversion of the Series A Preferred Stock, the Company offered an inducement of one share of common stock in exchange for contractual commitments in addition to the contractual conversion noted in the preceding paragraph. In accordance with SFAS No. 84, Induced Conversions of Convertible Debt , the Company recorded the $3.2 million premium as a charge to arrive at net loss available to common stockholders.

Warrants

On September 3, 2004, Bank One exchanged a warrant for 100,000 shares of common stock of the Company, which were issued to J P Morgan Chase & Co., an affiliate of Bank One. The fair value of the shares issued was $350,000 which was recorded as an expense in the 2004 statement of operations.

During 2004, the Company issued warrants to purchase an aggregate of 288,638 shares of common stock (7,500 of which were cancelled as part of the rescission offer previously described) to stockholders in connection with the 2004 common stock issuance previously described. These warrants have an exercise price of $3.50 per share. During November 2004, warrants to purchase 2,460 shares of common stock at $3.50 per share were exercised resulting in proceeds of $8,610.

During February 2005, a consulting firm that was issued warrants to purchase 350,000 shares of common stock in November 2003 acquired 50,000 shares of the Company's common stock as a result of the cashless exercise of warrants. Warrants to purchase 67,568 shares of common stock were cancelled in this cashless exercise. The fair market value of the Company's common stock at the time of exercise was $5.00. During May 2005, this same consulting firm acquired 48,617 shares of the Company's common stock as a result of the cashless exercise of warrants. Warrants to purchase 62,432 shares of common stock were cancelled in this cashless exercise. The fair market value of the Company's common stock at the time of exercise was $5.875.

During 2005, holders of warrants to purchase 355,428 shares of common stock exercised their warrants resulting in gross proceeds to the Company of $1,175,998. The warrants had exercise prices that ranged from $1.30 to $5.00 per share.

During 2006, holders of warrants to purchase 17,000 shares of common stock exercised their warrants resulting in gross proceeds to the Company of $22,100. The warrants had an exercise price of $1.30 per share.

All the foregoing warrants contain cashless exercise provisions, and as of December 31, 2006, all had either been exercised or expired.

Stock Option Plans

2004 Equity Compensation Plan

The Company adopted its 2004 Equity Compensation Plan (the “2004 Plan”) as of March 31, 2004. The 2004 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock, and other direct stock awards to employees (including officers) and directors of the Company as well as to certain consultants and advisors. The total number of shares of common stock reserved for issuance under the 2004 plan is 5,000,000 shares, subject to adjustment in the event of stock split, stock dividend, recapitalization or similar capital change.

During the second quarter of 2004, the Company granted options to purchase 394,000 shares of common stock to its employees and officers at an exercise price of $3.50 per share. Additionally, during May 2004, the Company issued options to purchase 50,000 shares of common stock to a consultant at an exercise price of $3.50 per share. The fair value of the options at the grant date was not significant.

On July 1, 2004, the Company granted options to purchase 75,000 shares of common stock to an officer of the Company. This option had an exercise price of $3.50 per share and a term of ten years. The fair value of the option, issued to the consultant, at the grant date was not significant.

During the third quarter of 2004, the Company granted options to purchase 80,000 shares of common stock under the 2004 Plan to members of the Company's advisory committee. These options had an exercise price of $3.50 per share, a term of five years, and vest 12.5% per meeting each committee member attends. The Company recorded consulting expense of $6,034 during 2004 related to these options.

During November 2004, the Company granted options to purchase 6,000 shares of common stock under the 2004 Plan to a consultant. These options had an exercise price of $5.00 per share, a term of ten years, and vested and became exercisable on December 1, 2004. The Company recorded consulting expense of $1,495 during the fourth quarter of 2004 related to these options.

During April 2005, the Company granted options to purchase 180,000 shares of common stock to a consultant, 34,000 shares of common stock to new Board members, 25,000 shares to an officer, and 2,500 shares to an employee. All options were granted at an exercise price of $5.00 per share.

During July 2005, the Company granted options to purchase 721,250 shares of common stock to employees and officers and an additional 20,000 options to members of the Board of Directors. These options contain an exercise price of $8.61 per share. Also during July 2005, options to purchase 150,000 shares at a weighted average exercise price of $5.00 per share expired unexercised.

At December 31, 2006, options to purchase 1,494,200 shares of common stock were outstanding under the 2004 Plan with a weighted-average exercise price of $6.14 per share.

2001 Equity Compensation Plan

The Company adopted the 2001 Equity Compensation Plan (the “2001 Plan”) as of May 31, 2001. The 2001 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock, and other direct stock awards to employees (including officers) and directors of the Company as well as to certain consultants and advisors. The total number of shares of common stock reserved for issuance under the 2001 Plan is 870,000 shares, subject to adjustment in the event of stock split, stock dividend, recapitalization or similar change.

During February 2004, the Company granted options to purchase 150,000 shares of common stock to two officers of the Company at an exercise price of $1.30 per share. The Company recorded $161,000 of compensation expense during 2004 related to the grant of these options.

At December 31, 2006, options to purchase 670,000 shares of common stock were outstanding under the 2001 Plan. As of April 15, 2004, the Company cannot make any further grants under the 2001 Plan.

1998 Stock Option Plan

The Company adopted the 1998 Equity Compensation Plan (the “1998 Plan”) as of November 12, 1998. The 1998 Plan provides for the grant of options intended to qualify as “incentive stock options,” and options that are not intended to so qualify or “nonstatutory stock options.” As of December 31, 2006, the total number of shares of common stock reserved for issuance under the 1998 Plan is 288,900 shares, subject to adjustment in the event of stock split, stock dividend, recapitalization or similar change. Options to purchase 21,200 shares were outstanding under the 1998 Plan at December 31, 2006. As of April 15, 2004, the Company may not make any further grants under the 1998 plan.

Additional Options Granted

Additionally, at December 31, 2006, options to purchase 250,000 shares of common stock issued in the third quarter of 2005 were outstanding outside any of the aforementioned stock option plans.

The exercise price for incentive stock options granted under the above plans is required to be no less than the fair market value of the common stock on the date the option is granted, except for options granted to 10% stockholders, which are required to have an exercise price of not less than 110% of the fair market value of the common stock on the date the option is granted. Incentive stock options typically have a maximum term of 10 years, except for option grants to 10% stockholders, which are subject to a maximum term of 5 years. Nonstatutory stock options have a term determined by either the Board of Directors or the Compensation Committee. Options granted under the plans are not transferable, except by will and the laws of descent and distribution.

A summary of the status of the plan and other stock option issuances as of December 31, 2004, 2005 and 2006, and changes during the periods ended on these dates is as follows:

	Shares	Weighted Average Exercise Price

BALANCE, January 1, 2004	1,358,900	$3.16
Granted	755,000	$3.07
Forfeited	(345,000)	$4.12
BALANCE, December 31, 2004	1,768,900	$2.78
Granted	1,535,950	$7.98
Exercised	(16,500)	3.50
Forfeited	(560,400)	$3.61
BALANCE, December 31, 2005	2,727,950	$5.34
Granted	256,500	$7.61
Forfeited	(624,350)	$7.13
BALANCE, December 31, 2006	2,360,100	$5.33

The following table summarizes information about stock options outstanding at December 31, 2006:

				Currently Exercisable
Exercise Price	Number of Shares Outstanding	Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
$ 1.30 - $ 1.43	595,000	3.0	$1.41	595,000	$1.41
$ 2.50 - $ 3.50	512,500	8.2	$3.39	322,540	$3.49
$ 5.00	252,400	8.8	$5.00	170,400	$5.00
$ 7.00	153,000	9.7	$7.00	53,000	$7.00
$ 8.61 - $ 9.00	586,000	9.5	$8.70	88,900	$8.61
$ 9.60 to $ 9.82	261,200	2.5	$9.82	110,240	$9.82

At December 31, 2006, there remains $2,529,044 of unvested expense yet to be recorded related to all options outstanding. Information, based on the date of issuance, regarding options for the year ended December 31, 2006:

	Shares	Weighted Average Exercise Price	Weighted Average Fair Value
Year Ended December 31, 2006
Exercise price exceeds market price	--	--	--
Exercise price equals market price	256,500	$7.61	$6.97
Exercise price is less than market price	--	--	--

The number of options exercisable at December 31, 2006, 2005 and 2004 were 1,340,080, 1,057,698 and 1,367,560, respectively. The weighted average exercise price was $5.33 at December 31, 2006

Dividends - The Company has not paid any cash dividends through December 31, 2006.

12.    INCOME TAXES

The Company accounts for income taxes under the asset and liability method in accordance with the requirements of SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). Under the asset and liability method, deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

The balances of deferred tax assets and liabilities are as follows:

	December 31, 2006	December 31, 2005	December 31, 2004
Net current deferred income tax assets relate to:
Depreciation	$159,000	$6,000	$3,000
Stock Based Expenses	226,000	226,000	226,000
Net operating loss carryforwards	14,275,000	13,111,000	11,015,000
Total	14,660,000	13,343,000	11,244,000
Less valuation allowance	14,660,000	13,343,000	11,244,000
Net current deferred income tax	$--	$--	$--

Under SFAS No. 109, a valuation allowance is provided when it is more likely than not that the deferred tax asset will not be realized.

Total income tax expense differs from expected income tax expense (computed by applying the U.S. federal corporate income tax rate of 34% to profit (loss) before taxes) as follows:

	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004
Statutory federal tax rate	34%	34%	34%
Tax benefit computed at statutory rate	$(1,708,000)	$(5,257,000)	$(908,000)
State income tax benefit, net of federal effect	(229,000)	(704,000)	(121,000)
Change in valuation allowance	1,317,000	2,140,000	927,000
SFAS No. 123R permanent difference	265,000	--	--
Investor relations shares permanent difference	(1,205,000)	3,808,000
Book loss in excess of tax on disposal of assets	1,425,000	--	--
Other adjustments	--	--	77,000
Other permanent differences	135,000	13,000	25,000
Total	$--	$--	$--

As of December 31, 2006, the Company had U.S. federal net operating loss (“NOL”) carryforward of approximately $38 million, which expires between 2009 and 2020. For state tax purposes, the NOL expires between 2009 and 2020. In accordance with Section 382 of the Internal Revenue Code of 1986, as amended, a change in equity ownership of greater than 50% of the Company within a three-year period can result in an annual limitation on the Company's ability to utilize its NOL carryforwards that were created during tax periods prior to the change in ownership.

13.    MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to credit risk consist principally of trade receivables. The Company believes the concentration of credit risk in its trade receivables is substantially mitigated by ongoing credit evaluation processes, relatively short collection terms and the nature of the Company's syndication partner client base, primarily mid and large size public corporations with significant financial histories. Collateral is not generally required from customers. The need for an allowance for doubtful accounts is determined based upon factors surrounding the credit risk of specific customers, historical trends and other information.

A significant portion of revenues is derived from certain customer relationships. The following is a summary of customers that represent greater than ten percent of total revenues:

		Year Ended December 31, 2006
		Revenues	% of Total Revenues
Customer A	Professional Services	$1,011,181	27.7%
Customer B	Subscription	1,649,703	45.3%
Others	Various	984,006	27.0%
Total		$3,644,890	100.0%

		Year Ended December 31, 2005
		Revenues	% of Total Revenues
Customer B	Subscription	$319,874	14.8%
Others	Various	1,835,551	85.2%
Total		$2,155,425	100.0%

		Year Ended December 31, 2004
		Revenues	% of Total Revenues
Customer C	Integration	$330,050	32.9%
Others	Various	672,920	67.1%
Total		$1,002,970	100.0%

One customer accounted for substantially all of the accounts receivable at December 31, 2004. As of December 31, 2005, three customers accounted for 25%, 22%, and 10% of accounts receivable, respectively. As of December 31, 2006, three customers accounted for 47%, 26%, and 21% of accounts receivable, respectively.

14.    RELATED PARTY TRANSACTIONS

American Investment Holding Group, Inc., which is wholly owned by two officers of the Company, owned approximately 18.5% of the outstanding common stock of the Company as of December 31, 2006. The same officers also own a controlling interest in other companies.

In February 2005, the Company entered into an investment banking agreement with Berkley whereby Berkley served as nonexclusive agent in connection with the negotiations and closing of one or more transactions with investors outside the United States. Pursuant to this agreement, Berkley was paid approximately $290,000 in cash in 2005. The Company sent a notice of termination of this agreement to Berkley on March 22, 2006. In addition, in October 2005, the Company entered into an investor relations agreement with Berkley, under which Berkley was paid $250,000 and issued 625,000 shares of stock. On August 30, 2006, the Company entered into a Settlement Agreement with Berkley with respect to the investor relations agreement. Under the Settlement Agreement, Berkley agreed, in part, to release its claim to the Berkley Shares, but retained the Berkley Cash Fee as consideration for services performed under the Consulting Agreement and for entering into the Settlement Agreement. The parties also mutually released each other from any additional payment or services under the Consulting Agreement. The Company believes there is a business relationship between Doron Roethler (a stockholder who beneficially owns more than 10% of our stock) and Berkley.

During 2005, the following loans were made by certain investors, consultants and/or stockholders of the Company to the Company's Chief Executive Officer: (i) $809,736.49 was borrowed from Leon Sokolic, one of our stockholders, (ii) $77,971.20 was borrowed from Atlas, one of our stockholders, (iii) $80,000 was borrowed from Pete Coker, the principal of Tryon Capital, which provided financial consulting services to us and received a warrant and cash fees, and (iv) $296,589 was borrowed from Berkley, which was paid substantial amounts of cash and stock (such stock subsequently being redeemed) from us, including during the period in which Berkley was making loans to our Chief Executive Officer.

In March 2005, the Company entered into a consulting agreement with Hadar, LLC (“Hadar”). David E.Y. Sarna, a member of Hadar, was appointed as a member of the Board of Directors on April 18, 2005, elected Chairman of the Audit Committee of the Board September 13, 2005, and resigned from the Board and all Committees of the Board on June 23, 2006. The Company's understanding is that Mr. Sarna and Isaac Nussen were and remain partners of Hadar. Under the terms of the consulting agreement, Hadar was to act as a financial advisor to the Company regarding the introduction and evaluation of potential investors. Payment for these services was to be 8% of proceeds for investors who invest $5 million or less, and 6% of proceeds for investors who invest over $5 million. Upon Mr. Sarna's election to the Board of Directors, no further business was conducted between Hadar and the Company. No monies were ever paid to Hadar by the Company, and no monies are payable to the Company. The Company does not believe that Hadar provided services to us under the consulting agreement.

An officer of the Company and a trust established by this officer for the benefit of his children have from time to time provided loans to the Company. During 2003, the Company borrowed $796,568 and repaid $759,165 to these same parties leaving an outstanding liability to the officer and the trust of $47,798 at December 31, 2003. During the first six months of 2004, the Company borrowed an additional $186,335. During 2004, the Company repaid the entire outstanding balance of $234,133. Until October 2003, the Company did not pay any interest on these loans; thereafter the loans accrued interest at a rate of 15.0%.

During 2003 and 2004, the Company contracted with a consulting firm owned by one of its officers to provide strategic international sales and marketing services. Consulting fees of $70,000 and $27,083 were paid during 2004 and 2003, respectively, related to these services. Additionally, the Company paid the same consulting firm $31,000 related to the sale of certain shares of common stock during the first half of 2004. In addition, during the third quarter of 2004, the Company paid this same consultant an additional $31,000 in consulting fees for assisting the Company with obtaining additional equity financing during the quarter.

In March 2004, Smart IL, Ltd. (“SIL”) ceased further development of its technology and laid off its employees. SIL is currently seeking opportunities to license or sell its technology. The Company continues to support this technology on behalf of SIL with the current integration agreement running into October 2006. The revenues derived from this agreement with SIL were recognized as income on a straight-line basis over the life of the agreement. The Company recognized zero, zero and $330,051 of revenue related to the integration, co-development and reseller agreements with SIL during 2006, 2005 and 2004, respectively.

The Company paid $158,384 in 2004 to the Small Business Lending Institute, Inc. (“SBLI”) because SBLI paid the Company's employees during the first quarter of 2004 while the Company was dealing with a tax matter with the Internal Revenue Service. Tamir Sagie, a former officer of the Company, was also an officer of SBLI, and the Company's Chief Executive Officer is a minority shareholder of SBLI.

During 2004, the Company borrowed $4,793 from an officer and repaid $91,273 to this officer which included the amount borrowed plus all amounts owed under previous loans. The loans accrued interest at a rate of 15%. During 2004, the Company lent a trust established by an officer $142,860, and the trust repaid the entire balance owed, totaling $181,542. As of December 31, 2005, all borrowings from and loans to the officer and the trust were repaid in full. The Company recorded interest expense of zero and $4,649 during 2005 and 2004, respectively, related to these loans.

The following is a summary of related party revenues for the years ended December 31, 2006, 2005 and 2004:

	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004

Smart II, Ltd. (“SIL”), formerly known as Smart Revenue Europe Ltd. - Integration fees	$--	$--	$330,050
Total Related Party Revenues	$--	$--	$330,050

The following is a summary of related party expenses for the years ended December 31, 2006, 2005 and 2004:

	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004
Nen, Inc. - consulting fees included in sales and marketing expense related to strategic international sales and marketing services	$--	$17,500	$70,000

Nen, Inc. - consulting fees included in general and administrative expense related to assisting the Company with obtaining additional equity financing	--	--	62,000

SBLI - consulting fees included in general and administrative expense	--	--	30,000

SIL - moving expenses, reseller payment, and technical co-development work	--	--	75,000

Interest expense incurred on loans from officer	--	--	4,649
Total Related Party Expenses	$--	$17,500	$241,649

15.    EMPLOYEE BENEFIT PLANS

All full-time employees who meet certain age and length of service requirements are eligible to participate in the Company's 401(k) Plan. The plan provides for contributions by the Company in such amounts as the Board of Directors may annually determine, as well as a 401(k) option under which eligible participants may defer a portion of their salary. The Company did not make any contributions to the plan during 2006, 2005 or 2004.

16.    COMMITMENTS & CONTINGENCIES

The Company is subject to claims and suits that arise from time to time in the ordinary course of business.

The Company did not pay its payroll taxes for the period of the fourth quarter of 2000 through the fourth quarter of 2003. In March 2004, the Company notified the Internal Revenue Service of its delinquent payroll tax filings and voluntarily paid the outstanding balance of its payroll taxes in the amount of $1,003,830 plus accrued interest of $122,655 to the Internal Revenue Service. The Internal Revenue Service notified the Company that it owed penalties plus accrued interest related to the above matter. At December 31, 2004, the Company had recorded a liability for accrued penalties and interest of $573,022. On February 18, 2005, the Internal Revenue Service agreed to accept the Company's offer in compromise (Form 656) in settlement of all of the Company's outstanding federal tax liabilities. Pursuant to the terms of the agreement, the Company agreed to pay $26,100, surrender all credits and refunds for 2005 or earlier tax periods, and remain in compliance with all federal tax obligations for a term of five years. The Company paid $26,100 to the Internal Revenue Service on February 25, 2005, as required under the settlement terms. As a result of the settlement, the Company recorded a gain on legal settlement of approximately $547,000 during 2005.

In August 2005, the Company entered into a software assignment and development agreement with the developer of a customized accounting software application.  In connection with this agreement, the developer would be paid up to $512,500 and issued up to 32,395 shares of the Company common stock based upon the developer attaining certain milestones.  As of December 31, 2006, the Company had paid $262,500 and issued 3,473 shares of common stock related to this obligation.

On January 17, 2006, the SEC temporarily suspended the trading of the Company's securities. In its “Order of Suspension of Trading,” the SEC stated that the reason for the suspension was a lack of current and accurate information concerning the Company's securities because of possible manipulative conduct occurring in the market for its stock. By its terms, that suspension ended on January 30, 2006 at 11:59 p.m. EST. Simultaneously with the suspension, the SEC advised the Company that the SEC was  conducting a non-public investigation. As of March 26, 2007, the SEC has not provided the Company with any communication indicating that its investigation has concluded or that the Company or any of its officers or directors have engaged in any criminal or fraudulent conduct with respect to Smart Online.

17.    ACQUISITIONS & DISPOSITIONS

Computility Acquisition & Disposition

On October 4, 2005, the Company purchased substantially all of the assets of Computility, Inc. (“Computility”). In consideration for the purchased assets, the seller was issued 484,213 shares of common stock and the Company assumed certain liabilities totaling approximately $1.9 million.  The shares were valued at $7.30 per share which was the median trading price on the acquisition date. The total purchase price, including liabilities assumed, was approximately $5.8 million including approximately $228k of acquisition fees. Of the total shares issued, 84,213 were delivered to Computility at the closing of the acquisition and 400,000 were held in escrow to cover certain indemnification provisions of Computility. The initial escrow period expired on September 24, 2006 as to 250,000 shares, while the remaining 150,000 shares are subject to a second escrow scheduled to expire on March 24, 2007.

In addition, two key employees of Computility entered into employment agreements with Smart CRM, Inc., a wholly-owned subsidiary of the Company, pursuant to which each earned $91,800 over and above their base compensation during the fifteen months ending December 31, 2006, for meeting certain performance goals. Also as part of these employment agreements, the Company paid these two key employees $45,000 each in October of 2005 in exchange for their covenants not to compete. These two employees were each granted an option to purchase 75,000 shares of the Company's common stock at $7.00 per share. Each of the options vest and become exercisable in six equal, quarterly increments of 12,500 shares upon the achievement of certain quarterly performance milestones. As of December 31, 2006, options to purchase an aggregate of 50,000 shares of common stock had vested under these agreements.

A condensed balance sheet of Computility on October 4, 2005 is presented below:

Assets:
Accounts Receivable, net	$6,894
Other Current Assets	10,742
P, P & E, net	388,128
Other Assets	246,228
TOTAL ASSETS	$651,992
Liabilities & Equity
Accounts Payable	$109,897
Subscriptions Payable	1,657,327
Note Payable	150,000
Other Liabilities	29,549
TOTAL LIABILITIES	1,946,773
Equity	(1,294,781)
TOTAL LIABILITIES AND EQUITY	$651,992

The book values shown above were determined to be the appropriate fair market values, so no adjustment was required to mark-to-market. Goodwill acquired as part of this acquisition was determined to be approximately $3.7 million based on an independent valuation performed in accordance with SFAS No. 141, Business Combinations (“SFAS No. 141”). Goodwill was determined as follows:

Consideration Paid (including acquisition costs and liabilities assumed)	$5,800,640
Tangible Assets Acquired	(651,992)
Identifiable Intangible Assets Acquired	(1,424,220)
Goodwill	$3,724,428

Historically, Computility derived substantially all of its revenue from software and hardware subscription agreements which typically have three year terms with substantial penalties for early termination. Until the date of the acquisition, Computility factored substantially all of its subscription agreements and received approximately 65% of the expected cash flow from the subscription period upfront and used the cash to fund ongoing operations. As a result of the factor arrangements, the Company was required to provide services to the customers, but only received approximately 35% of the corresponding customer payments to fund ongoing operations. The remaining 65% of the monthly customer payments was used to offset approximately $1.7 million of the factor liabilities of Computility assumed by the Company. In addition, the shares issued as part of the purchase price held in escrow secure the customer payments used to offset this liability.

Upon our successful integration of the SFA/CRM application into the Company's OneBizSM platform, management deemed the remaining operations of Smart CRM, specifically consulting and network management, to be non-strategic to ongoing operations. On September 29, 2006, the Company, Smart CRM and Alliance Technologies, Inc. (“Alliance”) executed and delivered an Asset Purchase Agreement pursuant to which Alliance acquired substantially all of the assets of Smart CRM. In accordance with SFAS No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets , the Company has reported the operating results for Smart CRM as discontinued operations and the assets and liabilities ultimately sold or disposed as available for sale.

The Smart CRM assets sold to Alliance included the traditional SFA/CRM application developed and sold by Smart CRM and its predecessor in interest, Computility. The Company retained all rights relating to the derivative SaaS application developed by the Company with Smart CRM and incorporated into its OneBiz SM platform. The other assets sold included substantially all of the fixed assets and computer hardware and software of Smart CRM, and certain identifiable intangible assets, including technology, customer bases, and common law trademarks relating to Computility. Further, Alliance agreed to hire substantially all of the employees of Smart CRM following the asset sale, with the exception of two key employees who remained with the Company.

In consideration for the transfer of these assets, Alliance paid the Company $600,000 in cash and assumed approximately $1.7 million in total liabilities related to Smart CRM, including all liabilities associated with the factoring activity of Smart CRM, for total compensation of approximately $2.3 million. In exchange, Alliance received assets valued at approximately $1.7 million, resulting in a gain on sale of $653,267. The goodwill associated with the disposed assets has been written down to zero resulting in an additional non-cash charge to “Other Income/Expense” in the amount of $2,793,321. The combined effect is a net loss on the sale of substantially all of the assets of Smart CRM totaling $2,140,054.

The major classes and carrying amounts of the assets and liabilities disposed of are as follows:

Carrying Value at 9/29/06
ASSETS
Accounts Receivable, net	$82,290
Fixed Assets, net	400,624
Identifiable Intangibles, net	972,566
Deferred Financing Costs	224,443
TOTAL ASSETS SOLD	$1,679,923
LIABILITIES
Notes & Factor Debt Payable	$1,610,478
Customer Prepaid Services	122,712
TOTAL LIABILITIES ASSUMED BY BUYER	$1,733,190
CASH PAID BY BUYER	$600,000
TOTAL CONSIDERATION	$2,333,190

Gain on sale of Assets and Liabilities before Goodwill Write-down	653,267
Write-down of Goodwill related to Assets Sold	(2,793,321)

Net Loss on Sale of Assets	$2,140,054

In addition, two key employees of Smart CRM entered into consulting and non-compete agreements with Alliance. Under these agreements, each key employee will provide certain consulting services to Alliance to assist with the transition of the purchased assets. Both key employees are prohibited from competing with Alliance with regard to the business associated with the assets purchased, but each is specifically allowed to continue his employment with the Company. In exchange, each key employee will receive a payment from Alliance of $50,000.

The Company and an entity controlled by the same key employees also entered into an agreement whereby this entity was paid $55,000 immediately following the closing of the asset sale described herein for assistance with identifying Alliance as an acquirer of the assets.

There is no relationship between the Company, Smart CRM and their affiliates, and Alliance and its affiliates.

iMart Incorporated Acquisition

On October 18, 2005, the Company completed its purchase of all of the capital stock of iMart Incorporated (“iMart”), a Michigan-based company providing multi-channel electronic commerce systems, pursuant to a Stock Purchase Agreement, dated as of October 17, 2005, by and among the Company, iMart and the stockholders of iMart. The Company currently operates this business as its wholly-owned subsidiary, Smart Commerce.

iMart's stockholders were issued 205,767 shares of common stock and the Company agreed to pay iMart's stockholders approximately $3,462,000 in cash installments. This amount was payable in four equal payments of $432,866 on the first business day of each of January 2006, April 2006, July 2006 and October 2006. The remaining $1,731,465 was payable in January 2007. The shares were valued at $8.825 per share which was the median trading price on the acquisition date. The total purchase price for 100% of the outstanding iMart shares was approximately $5.3 million including approximately $339,000 of acquisition fees.

A condensed balance sheet for iMart on October 18, 2005 is presented below:

Assets
Cash	$32,035
Accounts Receivable	356,781
Prepaid Registration	77,038
Other Current Assets	8,882
Total Current Assets	474,736
P, P&E, net	64,099
Other Assets	25,000
TOTAL ASSETS	$563,835
Liabilities
Accounts Payable	$36,759
Deferred Revenue	533,447
Other Current Liabilities	1,641
Total Current Liabilities	571,847
Loan Payable	65,000
TOTAL LIABILITIES	$636,847
Equity	(73,012)
TOTAL LIABILITIES & EQUITY	$563,835

The book values shown above were determined to be the appropriate fair market values, so no adjustment was required to mark-to-market. Goodwill acquired as part of this acquisition was determined to be approximately $1.8 million based on an independent valuation performed in accordance with SFAS No. 141. Goodwill was determined as follows:

Consideration Paid (including acquisition costs and liabilities assumed)	$6,732,265
Tangible Assets Acquired	(563,835)
Identifiable Intangible Assets Acquired	(4,402,895)
Goodwill	$1,765,535

In addition, the Company was required to pay $780,000 for non-competition agreements to key personnel of the acquired company in eight equal quarterly installments during the period beginning in January 2006 and ending October 2007. The purchase price installment payments were secured by the net proceeds of customer contracts of Smart Commerce. On November 9, 2006, Smart Commerce entered into a loan agreement with Fifth Third Bank. Under the terms of the loan agreement, Smart Commerce established a lock box and a cash security account of $250,000. This limited the Company's ability to use cash derived from this revenue until all payments and indebtedness was paid in full. See Note 9, “Notes Payable,” for additional information about this transaction. The former CEO of iMart had contractual rights to operate Smart Commerce, Inc. within agreed financial parameters.

The results of operations of iMart are included in the Company's consolidated statements of operations for the period October 18, 2005 through December 31, 2005.

Pro Forma Results of Operations (Unaudited)

The following pro forma results of operations show the results of operations had the acquisition of iMart and disposition of Smart CRM been completed at the beginning of each of the periods presented below:

For the Year Ended December 31, 2004:

	Smart Commerce	Smart Online	Pro forma Unaudited
Revenue	$3,380,609	$1,002,970	$4,383,579
Net Income / (Loss)	1,423,691	(2,671,929)	(1,248,238)
Net Income / (Loss) Attributable to common stockholders	1,423,691	(8,319,049)	(6,895,358)

EPS			$(.63)

For the Year Ended December 31, 2005:

	Smart Commerce	Smart Online	Pro forma Unaudited
Revenue	$3,706,738	$1,353,107	$5,059,845
Net Income / (Loss)	1,487,279	(15,919,694)	(14,460,441)
Net Income / (Loss) Attributable to common stockholders	1,487,279	(15,919,694)	(14,432,415)

EPS			$(1.07)

For the Year Ended December 31, 2006:

	Smart Commerce	Smart Online	Pro forma Unaudited
Revenue	$3,131,752	$513,138	$3,644,556
Net Income / (Loss)	1,012,255	(3,510,399)	(2,498,144)
Net Income / (Loss) Attributable to common stockholders	1,012,255	(3,510,399)	(2,498,144)

EPS			$(0.17)

The 2005 and 2006 pro formas exclude the losses from discontinued operations related to Smart CRM. For 2005 and 2006, those losses were $35,735 and $2,525,563, respectively.

18.    SUBSEQUENT EVENTS

In a transaction that closed on February 21, 2007, the Company sold an aggregate of 2,352,941 shares of its common stock to two new investors (the “Investors”). The private placement shares were sold at $2.55 per share pursuant to a Securities Purchase Agreement (the “SPA”) between the Company and each of the Investors. The aggregate gross process were $6 million and the Company incurred issuance costs of approximately $585,000. Under the SPA, the Investors were issued warrants for the purchase of an aggregate of 1,176,471 shares of common stock at an exercise price of $3.00 per share. These warrants contain a provision for cashless exercise and must be exercised by February 21, 2010.

The Company and each of the Investors also entered into a Registration Rights Agreement (the “Investor RRA”) whereby the Company has an obligation to register the shares for resale by the Investors by filing a registration statement within thirty (30) days of the closing of the private placement, and to have the registration statement declared effective sixty (60) days after actual filing, or ninety (90) days after actual filing if the SEC reviews the registration statement. If a registration statement is not timely filed or declared effective by the date set forth in the Investor RRA, the Company is obligated to pay a cash penalty of 1% of the purchase price on the day after the filing or declaration of effectiveness is due, and 0.5% of the purchase price per every thirty (30) day period thereafter, to be prorated for partial periods, until the Company fulfills these obligations. Under no circumstances can the aggregate penalty for late registration or effectiveness exceed 10% of the aggregate purchase price. Under the terms of the Investor RRA, the Company cannot offer for sale or sell any securities until May 22, 2007, subject to certain limited exceptions, unless, in the opinion of the Company's counsel, such offer or sale does not jeopardize the availability of exemptions from the registration and qualification requirements under applicable securities laws with respect to this placement. On March 28, 2007, the Company entered into an amendment to the Investor RRA with each Investor to extend the registration filing obligation date by an additional eleven calendar days.

As part of the commission paid to Canaccord Adams, Inc. (“CA”), the Company's placement agent in the transaction described above, CA was issued a warrant to purchase 35,000 shares of the Company's common stock at an exercise price of $2.55 per share. This warrant contains a provision for cashless exercise and must be exercised by February 21, 2012. CA and the Company also entered into a Registration Rights Agreement (the “CA RRA”). Under the CA RRA, the shares issuable upon exercise of the warrant must be included on the same registration statement the Company is obligated to file under the Investor RRA described above, but CA is not entitled to any penalties for late registration or effectiveness.

On January 24, 2007, the Company entered into an amendment to its line of credit with Wachovia described in Note 9, Notes Payable. The amendment resulted in an increase in the line of credit from $1.3 million to $2.5 million. The pay-off date for the line of credit was also extended from August 1, 2007 to August 1, 2008. The line of credit is secured by the Company's deposit account at Wachovia and an irrevocable standby letter of credit (the “Letter of Credit”) in the amount of $2,500,000 issued by HSBC Private Bank (Suisse) S.A. with Atlas as account party. As of March 15, 2007, the Company has drawn down approximately $2.1 million on the line of credit.

As incentive to modify the letter of credit, the Company entered into a “Stock Purchase Warrant and Agreement” (the “Warrant Agreement”) with Atlas on January 15, 2007. Under the terms of the Warrant Agreement, Atlas received a warrant to purchase up to 444,444 shares of the Company's common stock at $2.70 per share at the termination of the line of credit or if the Company is in default under the terms of the line of credit with Wachovia. If the warrant is exercised in full, it will result in gross proceeds to the Company of approximately $1,200,000.

On January 12, 2007, the Compensation Committee of the Company's Board of Directors approved five executive level managers modifying their compensation, each reducing their salary for the remainder of 2007 to $100,000. In consideration for these modifications, the employees have agreed to a performance based aggregate quarterly bonus. The aggregate bonus will be ten percent (10%) of any “Free Cash Flow” which will be divided equally among these five officers (i.e., 2% of Free Cash Flow each). For these purposes, “Free Cash Flow” is defined as the Company's total revenue, less operating expenses (with non-cash items added back), less principal debt payments.  These bonuses relate only to “Free Cash Flow” during  2007 as this bonus arrangement expires on December 31, 2007.  On January 1, 2008, compensation for these officers is scheduled to return to pre-reduction levels.  The aggregate savings from these modifications, including payroll tax effects and without taking any potential bonus into account, will be approximately $260,000 annually.

In January 2007, the Company entered into employment agreements with its new Vice President - Sales and Vice President - Business Development. These two individuals were the co-founders of Computility and operated Smart CRM after the Company's purchase of the assets of Computility, described in Note 17 - Acquisitions & Dispositions.

Under the terms of these agreements, the Company agreed to pay an annual salary of $150,000 to each of these individuals. They also have the ability to earn a net commission of zero to 10% each and a bonus of zero to $200,000 each, based on revenue ranging from less than $2 million to over $10 million in 2007. Any commission paid to these individuals will be net of any commission paid by the Company to any and all other individuals. For purposes of these agreements, “revenue” is defined as net cash received by the Company, excluding any revenue received by any present or future subsidiary of the Company.

On March 29, 2007, the Company issued 55,666 shares of its common stock to certain investors as registration penalties for its failure to timely file a registration statement covering shares owned by those investors as required pursuant to registration rights agreements between such investors and the Company.

19. Summary of Operations by Quarters (Unaudited)

	2006				2005
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Revenues	$1,357,959	$840,820	$749,206	$696,905	$253,238	$406,116	$344,692	$1,151,379
Gross Profit	$1,255,856	$761,720	$717,895	$579,908	$221,511	$384,205	$318,892	$1,075,925
Loss from Operations	$(1,457,401)	$(1,509,185)	$(1,081,173)	$(1,317,853)	$(847,484)	$(874,306)	$(2,188,462)	$(12,163,753)
Net Income (Loss) From Continuing Operations Attributable to common stockholders	$(1,556,862)	$133,023	$429,581	$(1,503,886)	$(294,145)	$(860,819)	$(2,180,856)	$(12,254,789)
Discontinued Operations	(39,563)	(156,571)	(2,329,429)
Net Loss	(1,596,425)	(23,548)	(1,899,848)	(1,503,886)	(294,145)	(860,819)	(2,180,856)	(12,254,789)

Net Loss Per Share-Continuing Operations
Basic	(0.11)	(0.00)	0.03	(0.10)	(0.02)	(0.07)	(0.17)	(0.84)
Fully Diluted	(0.11)	(0.00)	0.03	(0.10)	(0.02)	(0.07)	(0.17)	(0.84)
Discontinued Operations
Basic		(0.01)	(0.15)
Fully Diluted		(0.01)	(0.15)

Net Loss Attributed to common stockholders
Basic	(0.11)	(0.00)	(0.13)	(0.10)	(0.02)	(0.07)	(0.17)	(0.84)
Fully Diluted	(0.11)	(0.00)	(0.12)	(0.10)	(0.02)	(0.07)	(0.17)	(0.84)
Number of Shares Used in Per Share Calculation
Basic	14,984,228	15,117,967	15,127,510	14,914,233	11,829,610	12,387,333	12,832,365	14,667,137
Fully Diluted	14,984,228	15,117,967	15,387,110	14,914,233	11,829,610	12,387,333	12,832,365	14,667,137

SMART ONLINE, INC.
CONSOLIDATED BALANCE SHEETS

Assets	March 31, 2007 (unaudited)	December 31, 2006
CURRENT ASSETS:
Cash and Cash Equivalents	$5,028,289	$326,905
Restricted Cash	250,000	250,000
Accounts Receivable, Net	284,110	247,618
Prepaid Expenses	101,870	100,967
Deferred Financing Costs	451,880	-
Total current assets	6,116,149	925,490

PROPERTY AND EQUIPMENT, Net	164,193	180,360
INTANGIBLE ASSETS, Net	3,433,113	3,617,477
GOODWILL	2,696,642	2,696,642
OTHER ASSETS	203,083	13,040
TOTAL ASSETS	$12,613,180	$7,433,009
Liabilities and Stockholders’ Equity
CURRENT LIABILITIES:
Accounts Payable	$836,220	$850,730
Accrued Registration Rights Penalty	244,726	465,358
Current Portion of Notes Payable	1,208,674	2,839,631
Deferred Revenue	260,077	313,774
Accrued Liabilities	342,206	301,266
Total Current Liabilities	2,891,903	4,770,759

LONG-TERM LIABILITIES:
Long-Term Portion of Notes Payable	2,652,000	825,000
Deferred Revenue	13,400	11,252
Total Long-Term Liabilities	2,665,400	836,252
Total Liabilities	5,557,303	5,607,011
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, $.001 Par Value, 45,000,000 Shares Authorized, Shares Issued and Outstanding: March 31, 2007 - 17,822,637; December 31, 2006 - 15,379,030	17,823	15,379
Additional Paid-in Capital	65,697,118	59,159,919
Accumulated Deficit	(58,659,064)	(57,349,300)
Total Stockholders’ Equity	7,055,877	1,825,998
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$12,613,180	$7,433,009

The accompanying notes are an integral part of these financial statements.

SMART ONLINE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
REVENUES:
Integration Fees	$-	$149,743
Syndication Fees	15,000	68,915
Subscription Fees	632,982	545,674
Professional Services Fees	288,579	569,235
Other Revenue	5,825	21,896
Total Revenues	942,386	1,355,463

COST OF REVENUES	73,826	102,103

GROSS PROFIT	868,560	1,253,360

OPERATING EXPENSES:
General and Administrative	1,058,778	1,992,526
Sales and Marketing	482,292	291,590
Research and Development	619,999	429,141

Total Operating Expenses	2,161,069	2,713,257

LOSS FROM CONTINUING OPERATIONS	(1,292,509)	(1,459,897)

OTHER INCOME (EXPENSE):
Interest Expense, Net	(135,185)	(74,461)
Gain on Debt Forgiveness	4,600	-
Writeoff of Investment	-	(25,000)
Other Income	113,330	-

Total Other Income (Expense)	(17,255)	(99,461)
NET LOSS FROM CONTINUING OPERATIONS	(1,309,764)	(1,559,358)
DISCONTINUED OPERATIONS
Loss of Operations of Smart CRM, net of tax	-	(39,564)
Loss on Discontinued Operations	-	(39,564)
Net loss attributed to common stockholders	$(1,309,764)	$(1,598,922)
NET LOSS PER SHARE:
Continuing Operations Basic and Diluted	$(0.08)	$(0.10)
Discontinued Operations Basic and Diluted	0.00	0.00
Net Loss Attributed to common stockholders Basis and Diluted	(0.08)	(0.11)
SHARES USED IN COMPUTING NET LOSS PER SHARE:
Basic and Diluted	15,772,663	14,984,228

The accompanying notes are an integral part of these financial statements.

SMART ONLINE, INC.
STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(1,309,764)	$(1,559,359)
Adjustments to reconcile Net Loss to Net Cash used in Operating Activities:
Depreciation and Amortization	209,766	163,970
Amortization of Deferred Financing Costs	94,141	-
Bad Debt Expense	-	63,317
Stock Option Related Compensation Expense	156,733	257,464
Writeoff of Investment	-	25,000
Registration Rights Penalty	(320,632)	107,898
Gain on Debt Forgiveness	(4,600)	-
Changes in Assets and Liabilities:
Accounts Receivable	(36,491)	(332,170)
Prepaid Expenses	(903)	62,789
Other Assets	(1,760)	429
Deferred Revenue	(51,551)	(115,772)
Accounts Payable	(10,668)	249,651
Accrued and Other Expenses	43,222	95,814
Cash Flow from Discontinued Operations	-	118,995
Net Cash used in Operating Activities	(1,232,507)	(861,974)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of Furniture and Equipment	(10,759)	(2,833)
Cash Flow from Discontinued Operations	-	(328,608)
Cash Advances to Smart CRM	-	(115,221)
Cash Advances from Smart CRM	-	375,000
Net Cash provided by (used in) Investing Activities	(10,759)	(71,662)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on Notes Payable	(1,253,957)	(532,397)
Debt Borrowings	1,450,000	-
Restricted Cash	-	(299,756)
Issuance of Common Stock	5,748,607	1,022,100
Cash Flow from Discontinued Operations	-	206,860
Net Cash provided by Financing Activities	5,944,650	396,807
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,701,384	(536,829)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	326,905	1,435,350
CASH AND CASH EQUIVALENTS, END OF PERIOD	$5,028,289	$898,521

Supplemental Disclosures:
Cash Paid during the Period for Interest:	$73,270	$112,399
Cash Paid for Taxes	-	-

The accompanying notes are an integral part of these financial statements.

Smart Online, Inc.
Notes to Consolidated Financial Statements - Unaudited

1.  Summary of Business and Significant Accounting Policies

Description of Business - Smart Online, Inc. (the “Company”) was incorporated in the State of Delaware in 1993. The Company develops and markets Internet-delivered Software-as-a-Service (“SaaS”) software applications and data resources to help start and run small businesses. The Company’s subscribers access its products through the websites of its private label syndication partners, including major companies and financial institutions, and its main portal at www.smartonline.com.

Basis of Presentation- The accompanying balance sheet as of March 31, 2007 and the statements of operations and cash flows for the three months ended March 31, 2007 and 2006 are unaudited. These statements should be read in conjunction with the audited financial statements and related notes, together with management’s discussion and analysis of financial position and results of operations, 0contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2007 (the “2006 Annual Report”).

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). In the opinion of the Company’s management, the unaudited statements in this Quarterly Report on Form 10-Q include all normal and recurring adjustments necessary for the fair presentation of the Company’s statement of financial position as of March 31, 2007, and its results of operations and cash flows for the three months ended March 31, 2007 and 2006. The results for the three months ended March 31, 2007 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2007.

The Company continues to incur development expenses to enhance and expand its products by focusing on establishing its Internet-delivered SaaS applications and data resources. All allocable expenses to establish the technical feasibility of the software have been recorded as research expense. The ability of the Company to successfully develop and market its products is dependent upon certain factors, including the timing and success of any new services and products, the progress of research and development efforts, results of operations, the status of competitive services and products, and the timing and success of potential strategic alliances or potential opportunities to acquire technologies or assets, any of which may require the Company to seek additional funding sooner than expected.

Significant Accounting Policies - In the opinion of the Company’s management, the significant accounting policies used for the three months ended March 31, 2007 are consistent with those used for the years ended December 31, 2006, 2005 and 2004. Accordingly, please refer to the 2006 Annual Report for our significant accounting policies.

Revenue Recognition - Effective January 1, 2007, a major customer executed a letter of clarification which more definitively defined the roles and responsibilities of each party. Individual Business Owners (“IBOs”) associated with this customer are provided e-commerce, domain name and email services. In exchange for marketing these services to its IBOs, the customer is paid a marketing fee. At the inception of the business relationship, it was agreed that the customer would collect the gross service fee from the IBO; the customer would retain its marketing fee and remit the net remaining cash. Because the roles and responsibilities of each party were vaguely defined in the past, revenue was recorded only on the net cash received. Following the execution of the letter of clarification and in accordance with Emerging Issues Task Force (“EITF”) 99-19, this revenue is now recorded as the gross amount paid by the IBO and a sales and marketing expense for the marketing services rendered by the customer. Ultimately, the effect on net income is nil; however, subscription revenue and sales and marketing expense are effectively and appropriately grossed up. Because the new accounting method was triggered by a clarification to the existing agreement and not by a change from one accepted accounting method to another, the 2006 subscription revenue was not retroactively adjusted as would be required by Statement of Financial Accounting Standard (“SFAS”) No. 154, Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3. For the three months ended March 31, 2007, this accounting method resulted in approximately $261,000 of additional subscription revenue and a corresponding charge to sales and marketing expense.

Fiscal Year - The Company’s fiscal year ends December 31. References to fiscal 2006, for example, refer to the fiscal year ending December 31, 2006.

Use of Estimates - The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions in the Company’s financial statements and notes thereto. Significant estimates and assumptions made by management include the determination of the provision for income taxes, the fair market value of stock awards issued and the period over which revenue is generated. Actual results could differ materially from those estimates.

Software Development Costs - The Company has not capitalized any direct or allocated overhead associated with the development of software products prior to general release. SFAS No. 86, Accounting for the Costs of Software to be Sold, Leased or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company’s product development process, technological feasibility is established upon completion of a working model. Costs related to software development incurred between completion of the working model and the point at which the product is ready for general release have been insignificant.

Impairment of Long Lived Assets - Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Advertising Costs- The Company expenses all advertising costs as they are incurred. The amounts charged to expense during the first quarter of 2007 and 2006 were $3,574 and $41,920, respectively. The 2006 period included $37,915 of barter advertising expenses. No such expenses are included in the 2007 period.

Net Loss per Share - Basic loss per share is computed using the weighted-average number of common shares outstanding during the relevant periods. Diluted loss per share is computed using the weighted-average number of common and dilutive common equivalent shares outstanding during the relevant periods. Common equivalent shares consist of redeemable preferred stock, stock options and warrants that are computed using the treasury stock method. The Company excluded shares issuable upon the exercise of redeemable preferred stock, stock options and warrants from the calculation of common equivalent shares as the impact was anti-dilutive.

Stock-Based Compensation - In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), Share Based Payment (“SFAS No. 123R”), which replaces SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”). SFAS 123R requires all share-based payments, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Under SFAS No. 123R, public companies are required to measure the costs of services received in exchange for stock options and similar awards based on the grant date fair value of the awards and recognize this cost in the income statement over the period during which an award recipient is permitted to provide service in exchange for the award. The pro forma disclosures previously permitted under SFAS No. 123 are no longer an alternative to financial statement recognition.

The Company maintains stock-based compensation arrangements under which employees, consultants and directors may be awarded grants of stock options and restricted stock. Effective January 1, 2006, the Company adopted SFAS No. 123R using the Modified Prospective Approach. Under the Modified Prospective Approach, the amount of compensation cost recognized includes: (i) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123 and (ii) compensation cost for all share-based payments that will be granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R. Upon adoption, the Company recognizes the stock-based compensation of previously granted share-based options and new share based options under the straight-line method over the requisite service period. Total stock-based compensation expense recognized under SFAS No. 123R was approximately $156,733 for the three months ended March 31, 2007. No stock-based compensation was capitalized in the consolidated financial statements. The fair value of option grants under the Company’s 2004 Equity Compensation Plan and other stock option issuances during the quarters ended March 31, 2007 and 2006 was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
Dividend yield	0.00%	0. 00%
Expected volatility	150%	150%
Risk free interest rate	4.56%	4.85%
Expected lives (years)	4.6%	4.9%

The expected term of the options represents the estimated period of time until exercise or forfeiture and is based on historical experience of similar awards. Expected volatility is based on the historical volatility of our common stock over a period of time. The risk free interest rate is based on the published yield available on U.S treasury issues with an equivalent term remaining equal to the expected life of the option.

Compensation expense is recognized only for option grants expected to vest. We estimate forfeitures at the date of grant based on historical experience and future expectation.

The following is a summary of the stock option activity for the three months ended March 31, 2007:

	Shares	Weighted Average Exercise Price

BALANCE, December 31, 2006	2,360,100	$5.33
Forfeited	4,000	6.35
Exercised	20,000	$1.30
BALANCE, March 31, 2007	2,336,100	$5.36

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in U.S. GAAP, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is a relevant measurement attribute. Accordingly, SFAS No. 157 does not require any new fair value measurements. However, for some entities, the application of SFAS No. 157 will change current practices. SFAS No. 157 is effective for financial statements for fiscal years beginning after November 15, 2007. Earlier application is permitted provided that the reporting entity has not yet issued financial statements for that fiscal year. Management believes SFAS No. 157 will have no impact on the financial statements of the Company once adopted.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115 (“SFAS No. 159”). SFAS No. 159 provides companies with an option to measure, at specified election dates, many financial instruments and certain other items at fair value that are not currently measured at fair value. A company that adopts SFAS No. 159 will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Management does not believe that the adoption of SFAS No. 159 will have a material impact on the Company’s results of operations or financial condition.

2.   PRESENTATION OF SUBSIDIARIES

As more fully detailed in the 2006 Annual Report, the Company completed two acquisitions in October 2005. On October 4, 2005, the Company purchased substantially all of the assets of Computility, Inc. (“Computility”). In consideration for the purchased assets, the Company issued the seller 484,213 shares of the Company’s common stock and assumed certain liabilities of Computility totaling approximately $1.9 million.  The shares were valued at $7.30 per share, which was the median trading price on the acquisition date. The total purchase price, including liabilities assumed, was approximately $5.8 million including approximately $228,000 of acquisition fees.

On October 18, 2005, the Company completed its purchase of all of the capital stock of iMart Incorporated (“iMart”), a Michigan based company providing multi-channel electronic commerce systems, pursuant to a Stock Purchase Agreement, dated as of October 17, 2005 by and among the Company, iMart and the shareholders of iMart. The Company issued to iMart’s stockholders 205,767 shares of its common stock and agreed to pay iMart’s stockholders approximately $3,462,000 in cash installments. This amount was payable in four equal payments of $432,866 on the first business day of each of January 2006, April 2006, July 2006 and October 2006. The final installment payment of approximately $1.7 million was payable in January 2007. As of January 2007, the entire purchase price was paid in full. The shares were valued at $8.825 per share, which was the median trading price on the acquisition date. The total purchase price for all of the outstanding iMart shares was approximately $5.3 million including approximately $339,000 of acquisition fees.

Upon the Company’s successful integration of the SFA/CRM application into its OneBizSM platform, management deemed the remaining operations of Smart CRM, Inc. (d/b/a Computility) (“Smart CRM”), specifically consulting and network management, to be non-strategic to ongoing operations. On September 29, 2006, the Company, Smart CRM and Alliance Technologies, Inc. ("Alliance") executed and delivered an Asset Purchase Agreement pursuant to which Alliance acquired substantially all of the assets of Smart CRM. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company has reported the operating results for Smart CRM as discontinued operations. For the three months ended March 31, 2006, the revenue and net loss associated with the discontinued operations were $540,206 and ($39,564), respectively. Because the sale had been completed in a period prior to the three months ended March 31, 2007, that period contains no discontinued operations.

3.   INDUSTRY SEGMENT INFORMATION

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS No. 131”), establishes standards for the way in which public companies disclose certain information about operating segments in their financial reports. Consistent with SFAS No. 131, the Company has defined two reportable segments, described below, based on factors such as geography, how the Company manages its operations and how its chief operating decision maker views results.

Smart Commerce, Inc. (d/b/a iMart) revenue is derived primarily from the development and distribution of multi-channel e-commerce systems including domain name registration and email solutions, e-commerce solutions, website design and website hosting.

Smart Online, Inc. generates revenue from the development and distribution of internet-delivered SaaS small business applications through a variety of subscription, integration and syndication channels.

The Company includes costs such as corporate general and administrative expenses and share-based compensation expenses that are not allocated to specific segments in the Smart Online segment which includes the parent or corporate segment.

The following table shows the Company’s financial results by reportable segment for the three months ended March 31, 2007:

	Smart Online, Inc.	Smart Commerce, Inc.	Consolidated
REVENUES:
Syndication Fees	15,000	-	15,000
Subscription Fees	13,391	619,591	632,982
Professional Services Fees	-	288,579	288,579
Other Revenues	200	5,625	5,825
Total Revenues	28,591	913,795	942,386

COST OF REVENUES	13,027	60,799	73,826

OPERATING EXPENSES	1,463,394	697,675	2,161,069

OPERATING INCOME	(1,447,830)	155,321	(1,292,509)

OTHER INCOME (EXPENSE)	21,007	(38,262)	(17,255)

NET INCOME/(LOSS) BEFORE INCOME TAXES	$(1,426,823)	$117,059	$(1,309,764)

TOTAL ASSETS	$11,886,023	$727,157	$12,613,180

4.   CURRENT ASSETS

Receivables

The Company evaluates the need for an allowance for doubtful accounts based on specifically identified amounts that management believes to be uncollectible. Management also records an additional allowance based on management’s assessment of the general financial conditions affecting its customer base. If actual collections experience changes, revisions to the allowance may be required. Based on these criteria, management has recorded an allowance for doubtful accounts of approximately $65,000 and $65,000 as of March 31, 2007 and December 31, 2006, respectively.

Restricted Cash

Under the terms of a promissory note between Smart Commerce and Fifth Third Bank, $250,000 on deposit at Fifth Third Bank serves as loan collateral and is restricted. Such restricted cash is scheduled to be released from the restrictions in three equal installments of approximately $83,000, on June 30, 2007, December 31, 2007 and June 30, 2008, if the Company meets certain debt covenants regarding operating metrics for Smart Commerce.

Deferred Financing Costs

In order to secure a modification to a line of credit (see Note 5 - Notes Payable), Atlas Capital, S.A. (“Atlas”) provided the Company with a modified letter of credit. In exchange for the modified letter of credit, the Company issued Atlas a warrant to purchase 444,444 shares of common stock at $2.70 per share (see Note 6 - Stockholders’ Equity). The fair value of that warrant using the Black-Scholes model was $734,303 as measured at the time the warrant was issued. Such amount was recorded as deferred financing costs and will be amortized to interest expense in the amount of $37,657 per month over the remaining period of the modified line of credit, which is scheduled to expire in August 2008. At March 31, 2007, the deferred financing costs which will be amortized to interest expense over the next twelve months, or $451,879, is classified as a current asset with the remaining $188,283 classified as non-current and included in other assets.

5.    NOTES PAYABLE

As of March 31, 2007, the Company had notes payable totaling $3,860,674. The detail of these notes is as follows:

Note Description	S/T Portion	L/T Portion	TOTAL	Maturity	Rate
Acquisition Fee - iMart	$209,177	-	$209,177	Oct ‘07	8.0%
Acquisition Fee - Computility	99,497	-	99,497	Mar ‘07	8.0%
Wachovia Credit Line	-	2,052,000	2,052,000	Aug ‘08	Libor + 0.9%
Fifth Third Loan	900,000	600,000	1,500,000	Nov ‘08	Prime + 1.5%
TOTAL	$1,208,674	$2,652,000	$3,860,674

On January 24, 2007, the Company entered into an amendment to its line of credit with Wachovia Bank, NA (“Wachovia”). The amendment resulted in an increase in the line of credit from $1.3 million to $2.5 million. The pay-off date for the line of credit was also extended from August 1, 2007 to August 1, 2008. Interest accrues on the unpaid principal balance at the LIBOR Market Index Rate plus 0.9%. The line of credit is secured by the Company’s deposit account at Wachovia and an irrevocable standby letter of credit in the amount of $2,500,000 issued by HSBC Private Bank (Suisse) S.A. with Atlas as account party. As of March 31, 2007, the Company has drawn down approximately $2.1 million on the line of credit.

6. STOCKHOLDERS’ EQUITY

Common Stock and Warrants

In a transaction that closed on February 21, 2007, the Company sold an aggregate of 2,352,941 shares of its common stock to two new investors (the “Investors”). The private placement shares were sold at $2.55 per share pursuant to a Securities Purchase Agreement (the “SPA”) between the Company and each of the Investors. The aggregate gross proceeds were $6 million and the Company incurred issuance costs of approximately $585,000, of which approximately $530,000 have been incurred as of March 31, 2007. Under the SPA, the Investors were issued warrants for the purchase of an aggregate of 1,176,471 shares of common stock at an exercise price of $3.00 per share. These warrants contain a provision for cashless exercise and must be exercised by February 21, 2010.

The Company and each of the Investors also entered into a Registration Rights Agreement (the “Investor RRA”) whereby the Company has an obligation to register the shares for resale by the Investors by filing a registration statement within 30 days of the closing of the private placement, and to have the registration statement declared effective 60 days after actual filing, or 90 days after actual filing if the SEC reviews the registration statement. If a registration statement is not timely filed or declared effective by the date set forth in the Investor RRA, the Company is obligated to pay a cash penalty of 1% of the purchase price on the day after the filing or declaration of effectiveness is due, and 0.5% of the purchase price per every 30-day period thereafter, to be prorated for partial periods, until the Company fulfills these obligations. Under no circumstances can the aggregate penalty for late registration or effectiveness exceed 10% of the aggregate purchase price. Under the terms of the Investor RRA, the Company cannot offer for sale or sell any securities until May 22, 2007, subject to certain limited exceptions, unless, in the opinion of the Company’s counsel, such offer or sale does not jeopardize the availability of exemptions from the registration and qualification requirements under applicable securities laws with respect to this placement. On March 28, 2007, the Company entered into an amendment to the Investor RRA with each Investor to extend the registration filing obligation date by an additional eleven calendar days. On April 3, 2007, the Company filed the registration statement within the extended filing obligation period, thereby avoiding the first potential penalty.

As part of the commission paid to Canaccord Adams, Inc. (“CA”), the Company’s placement agent in the transaction described above, CA was issued a warrant to purchase 35,000 shares of the Company’s common stock at an exercise price of $2.55 per share. This warrant contains a provision for cashless exercise and must be exercised by February 21, 2012. CA and the Company also entered into a Registration Rights Agreement (the “CA RRA”). Under the CA RRA, the shares issuable upon exercise of the warrant must be included on the same registration statement the Company is obligated to file under the Investor RRA described above, but CA is not entitled to any penalties for late registration or effectiveness.

As incentive to modify a letter of credit, the Company entered into a Stock Purchase Warrant and Agreement (the “Warrant Agreement”) with Atlas on January 15, 2007. Under the terms of the Warrant Agreement, Atlas received a warrant to purchase up to 444,444 shares of the Company’s common stock at $2.70 per share at the termination of the line of credit or if the Company is in default under the terms of the line of credit with Wachovia. If the warrant is exercised in full, it will result in gross proceeds to the Company of approximately $1,200,000.

On March 29, 2007, the Company issued 55,666 shares of its common stock to certain investors as registration penalties for its failure to timely file a registration statement covering shares owned by those investors as required pursuant to registration rights agreements between such investors and the Company.

On March 30, 2006, the Company sold 400,000 shares of its common stock to Atlas for a price of $2.50 per share resulting in gross proceeds of $1,000,000. The Company incurred immaterial issuance costs related to this stock sale. As part of this sale, Atlas received contractual rights to purchase shares at a lower price should the Company enter into a private placement agreement in the future in which it sells shares of its common stock for less than $2.50 per share.

During the first quarter of 2006, warrants to purchase 7,500 shares of the Company’s common stock expired. In March 2006, there was a cashless exercise of a warrant to purchase 10,000 shares of the Company’s common stock, resulting in the issuance of 4,800 shares. Also in March 2006, four warrants to purchase a total of 17,000 shares of the Company’s common stock were exercised on a cash basis, resulting in the issuance of 17,000 shares and gross proceeds of $22,100 to the Company. The Company incurred immaterial costs related to these exercises.

Stock Option Plans

The Company maintains three equity compensation plans. During the first quarter of 2006, the Company issued a total of 251,500 options to employees. Of these options, a total of 100,000 were issued to two officers of the Company. A total of 201,500 options were granted on January 6, 2006 with a strike price of $9.00 and the fair market value on the date of grant was also $9.00. The March 21, 2006 grant to purchase 50,000 shares of common stock was granted to a newly appointed officer. The strike price and fair market value on the date of grant was $2.50. All options vest over five years and have a ten -year life.

The following table summarizes information about stock options outstanding at March 31, 2007:

				Currently Exercisable
Exercise Price	Number of Shares Outstanding	Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
From $1.30 to $1.43	575,000	1.8	$ 1.41	575,000	$ 1.41
From $2.50 to $3.50	512,500	7.3	$ 3.39	344,665	$ 3.46
$5.00	249,900	8	$ 5.00	169,900	$ 5.00
$7.00	153,000	8.5	$ 7.00	53,000	$ 7.00
From $8.61 to $9.00	584,500	8.4	$ 8.70	122,900	$ 8.72
From $9.60 to $9.82	261,200	1.3	$ 9.82	160,240	$ 9.82

Dividends

The Company has not paid any cash dividends through March 31, 2007.

7. MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK

The Company derives a significant portion of its revenues from certain customer relationships. The following is a summary of customers that represent greater than ten percent of total revenues:

		Three Months Ended March 31, 2007
		Revenues	% of Total Revenues
Customer A	Professional Services	$182,077	19%
Customer B	Subscription	311,984	33
Others	Various	448,325	48
Total		$942,386	100%

		Three Months Ended March 31, 2006
		Revenues	% of Total Revenues

Customer A	Professional Services	537,760	40%
Customer B	Subscription	521,809	38%
Others	Various	295,894	22%
Total		$1,355,463	100.0%

As of March 31, 2007, two customers accounted for 22% and 64% of accounts receivable, respectively. As of March 31, 2006, the Company had two customers that accounted for 44% and 14% of accounts receivable, respectively.

8. COMMITMENTS AND CONTINGENCIES

In August 2005, the Company entered into a software assignment and development agreement with the developer of a customized accounting software application.  In connection with this agreement, the developer would be paid up to $512,500 and issued up to 32,395 shares of the Company’s common stock based upon the developer attaining certain milestones.  As of March 31, 2007, the Company had paid $262,500 and issued 3,473 shares of common stock related to this obligation.

On January 17, 2006, the SEC temporarily suspended the trading of the Company’s securities. In its “Order of Suspension of Trading,” the SEC stated that the reason for the suspension was a lack of current and accurate information concerning the Company’s securities because of possible manipulative conduct occurring in the market for its stock. By its terms, that suspension ended on January 30, 2006 at 11:59 p.m. EST. Simultaneously with the suspension, the SEC advised the Company that the SEC was conducting a non-public investigation. As of March 31, 2007, the SEC has not provided the Company with any communication indicating that its investigation has concluded or that the Company or any of its officers or directors have engaged in any criminal or fraudulent conduct with respect to the Company.

9. SUBSEQUENT EVENTS

On April 11, 2007, the Company entered into a stock option agreement with C. James Meese, Jr., a member of the Company’s Board of Directors and Chairman of its Audit Committee. Mr. Meese was granted an option to purchase up to 20,000 shares of the Company’s common stock at an exercise price of $2.80 per share. Under the terms of the option agreement, this option vests in equal quarterly increments on February 16, 2007, May 16, 2007, August 16, 2007, and November 16, 2007 if Mr. Meese is serving as a member of the Company’s Board of Directors on such dates. These dates were selected so that all shares will have vested by the first anniversary of Mr. Meese’s appointment to the Board. In the event of a change of control or reorganization of the Company (both as defined in the option agreement), the option vests as to all shares on the date of such event.

On April 18, 2007, the Company entered into restricted stock agreements (the "RSAs") pursuant to the Company's 2004 Equity Compensation Plan with three employees of the Company, including Nicholas A. Sinigaglia, the Company's Chief Financial Officer. Under these RSAs, an aggregate of 49,500 shares of the Company's common stock was granted, which included 30,000 shares to Mr. Sinigaglia. Under the terms of the RSAs, these shares are restricted and cannot be sold prior to the lapse of the restriction. Assuming these employees remain employed by the Company, the restriction is scheduled to lapse as to one-third of the shares on each of the following dates: the date of the agreement, the first anniversary thereof, and the second anniversary thereof. In the event of a change of control or reorganization of the Company (both as defined in the RSAs), the restrictions lapse as to all shares on the date of such event.

On April 27, 2007, the Company entered into Executive Officer Compensation Agreements (the "Compensation Agreements") with the following named executive officers: Michael Nouri, President and Chief Executive Officer; Tom Furr, Chief Operating Officer; and Henry Nouri, Executive Vice President. In January 2007, these officers had agreed to a modification of their compensation (the "Modified Arrangements"), each reducing his annual base salary to $100,000 in consideration for a performance based aggregate quarterly bonus (the "Quarterly Bonus"). Under the terms of the Compensation Agreements, each officer agreed to an increase in his annual base salary, effective the pay period ending April 30, 2007, restoring each to his prior annual base salary as follows: Michael Nouri ($170,000), Tom Furr ($136,800) and Henry Nouri ($150,000). These officers remained entitled to the Quarterly Bonus under the Modified Arrangements earned, if any, for the first quarter of fiscal 2007. No Quarterly Bonus was earned by any of these officers. The Compensation Arrangements also terminate the Quarterly Bonus arrangement as of May 1, 2007.

PROSPECTUS

SMART ONLINE, INC.

8,707,051 SHARES OF COMMON STOCK

____________________________, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses payable by us in connection with the issuance and distribution of the securities being registered are estimated as follows:

Securities and Exchange Commission Registration Fee	$719.99
Legal Fees	$125,000
Accounting Fees	$10,000
Blue Sky Fees	$20,000
Printing and Engraving	$7,500
Miscellaneous	$5,000
TOTAL	$168,219.99

We are paying all of the selling security holders' expenses related to this offering, except that the selling security holders will pay any applicable broker's commissions and expenses. In addition, selling security holders who received their shares of common stock from our Chief Executive Officer in connection with Note Cancellation Agreements or in the transaction with our Chief Executive Officer on October 10, 2006 are obligated to pay their proportionate share of registration expenses.  We will not purchase any of the securities being sole in this offering.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Amended and Restated Certificate of Incorporation eliminates the personal liability of directors to us and our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Section 102 of the Delaware General Corporation Law, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) arising under Section 174 of the Delaware General Corporation Law (with respect to unlawful dividend payments and unlawful stock purchases or redemptions); or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, we have included in our Amended and Restated Certificate of Incorporation and our Second Amended and Restated Bylaws provisions to indemnify our directors, officers, employees and agents and to purchase insurance with respect to liability arising out of their performance of their duties as directors, officers, employees and agents as permitted by Section 145 of the Delaware General Corporation Law. The Delaware General Corporation Law provides further that indemnification shall not be deemed exclusive of any other rights to which the directors, officers, employees and agents may be entitled under any agreement, vote of stockholders or otherwise.

The effect of the foregoing is to require us, to the extent permitted by law, to indemnify our officers, directors, employees, and agents for any claims arising against such person in their official capacities, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

We have entered into indemnity agreements with the following current and former officers and/or Directors: Michael Nouri, Henry Nouri, Thomas Furr, Joan Keston, Scott Whitaker, and David E.Y. Sarna. These indemnification agreements provide that the officers and directors will be indemnified, to the fullest extent permitted under our bylaws and Delaware law, for their expenses incurred in connection with the SEC investigation involving us. Each officer or director also agreed to repay these amounts to us should it ultimately be determined that such indemnity was not permissible. As of March 31, 2007, approximately $1,011,000 million in expenses, including legal fees, has been incurred on behalf of these individuals.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Since January 1, 2004, we sold the following securities without registration as follows:

(1) During the first quarter of 2004, we completed a corporate reorganization of our capital stock, which eliminated our Series A Preferred Stock. All holders of Series A Preferred Stock who participated in the reorganization by signing Reorganization, Lock-up Proxy and Release Agreements dated January 1, 2004, or the Reorganization Agreements, received approximately 2.22 shares of our common stock for each share of Series A Preferred Stock they held prior to the reorganization (of which 1.22 shares were issued pursuant to conversion rights and one share was issued in consideration for contractual commitments) resulting in the issuance of approximately 2.86 million shares. The participants in this reorganization also received the right to receive cash payments from us equal to a percentage of the net proceeds we raised during calendar year 2004 from sales of equity securities and convertible debt securities in excess of $5 million of net proceeds. The percentage payable to participating holders of Series A Preferred Stock was as follows: (i) 20% of net proceeds between $5 million and $10 million of net proceeds, (ii) 30% of net proceeds between $10 million and $15 million of net proceeds, and (iii) 40% of net proceeds between $15 million and $20 million of net proceeds. We received no cash in this transaction. We were not required to make any payments, because net proceeds raised during 2004 did not exceed $5 million. This reorganization was ratified by stockholders in August 2004.

These securities were sold under the exemption from registration provided by Section 4(2) of the Securities Act and the rules adopted thereunder. All the investors are accredited investors. All the investors have prior experience investing in start-up technology companies. All the investors were provided access to all the information they deemed relevant to their investment decisions. All the investors had prior business dealings with one another or with us. Neither we nor any person acting on our behalf offered or sold the securities by any general solicitation or general advertising. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or exemption from registration.

(2) From March through June 2004, we sold 999,140 shares of our common stock and warrants to purchase 288,638 shares of our common stock for an aggregate gross purchase price of $3,496,990 to 19 investors pursuant to a private offering. Different investors received different amounts of warrants depending on the amount invested. On average, investors received a warrant to purchase approximately three-tenths of a share of common stock for each share they purchased. The warrants have an exercise price of $3.50 per share.

This offering was conducted pursuant to Rule 506 of Regulation D under the Securities Act. All the investors are accredited investors. All the investors have prior experience investing in start-up technology companies. All the investors were provided access to all the information they deemed relevant to their investment decisions. All the investors had prior business dealings with one another or with us. Neither we nor any person acting on our behalf offered or sold the securities by any general solicitation or general advertising. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or exemption from registration.

(3) On August 6, 2004, we made a rescission offer to stockholders who purchased 999,140 shares of our common stock and warrants to purchase an additional 288,638 shares of common stock for $3.50 per share in a private placement conducted during March through June of 2004, in which we raised a total of $3,496,994. The rescission offer was made because, in connection with the audit of our financial statements and due diligence review of certain information, we identified certain inaccuracies and omissions in the information we provided to investors in the private placement. Upon identifying such inaccuracies and omissions, we made the rescission offer and disclosed the inaccuracies and omissions to all investors who purchased shares in the private placement. In the rescission offer, we offered to repurchase all the shares and warrants sold in the private placement for the original purchase price, plus interest, and afforded stockholders a 30 day period in which to accept the rescission offer. One stockholder accepted the rescission offer and we paid that stockholder $102,610.27 as payment in full of the purchase price and interest. No other stockholders accepted the rescission offer and all stockholders to whom the offer was made executed and delivered releases for any potential liabilities arising out of disclosures made by us in the private placement.

This rescission offer was conducted under the exemption from registration provided by Section 4(2) of the Securities Act and the rules adopted thereunder. All the investors were accredited investors. All the investors have prior experience investing in start-up technology companies. All the investors were provided access to all the information they deemed relevant to their investment decisions. All the investors had prior business dealings with one another or with us. Neither we nor any person acting on our behalf offered or sold the securities by any general solicitation or general advertising.

(4) In connection with the private placement conducted during March through June of 2004, we and the investors executed registration rights agreements. These registration rights agreements required us to pay investors 2% of their investment for each 30 day period after July 1, 2004 in which we failed to file a registration statement registering shares sold in the private placement, which amount is prorated for partial 30-day periods. The registration rights agreements provided that we could choose to pay this by issuing shares of our common stock in lieu of cash, which we chose to do. On November 1, 2004, we issued 58,226 shares of our common stock to satisfy the $203,791 in late registration penalties that accrued through November 1, 2004.

This offering was conducted pursuant to Rule 506 under Regulation D. All the investors are accredited investors. All the investors have prior experience investing in start-up technology companies. All the investors were provided access to all the information they deemed relevant to their investment decisions. All the investors had prior business dealings with one another or with us. Neither we nor any person acting on our behalf offered or sold the securities by any general solicitation or general advertising. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or exemption from registration.

(5) In 2001, we issued to Bank One a warrant to purchase 619,309 shares of our common stock for an exercise price of $18.00 per share in connection with Bank One entering into a syndication partnering agreement with us. The warrant contained a weighted average anti-dilution provision, which caused the exercise price of the warrant to decrease to approximately $12.04 per share and the number of shares issuable upon exercise of the warrant to increase to approximately 925,789 shares of common stock as of August 1, 2004. To simplify our capital structure, we offered to issue shares of our common stock to Bank One in exchange for cancellation of the warrant. On September 3, 2004, Bank One exchanged the warrant for 100,000 shares of our common stock.

This exchange offer was conducted under the exemption from registration provided by Section 4(2) of the Securities Act and the rules adopted thereunder. The investor was an accredited investor. It had prior experience investing in start-up technology companies. It was provided access to all the information it deemed relevant to its investment decision. The investor had prior business dealings with us. Neither we nor any person acting on our behalf offered or sold the securities by any general solicitation or general advertising. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or exemption from registration.

(6) During August through September 27, 2004, we sold 290,000 shares of our common stock to investors in a private placement for a price of $5.00 per share, for an aggregate of $1,450,000.

This offering was conducted pursuant to Rule 506 of Regulation D under the Securities Act. All the investors are accredited investors. All the investors have prior experience investing in start-up technology companies. All the investors were provided access to all the information they deemed relevant to their investment decisions. All the investors had prior business dealings with one another or with us. Neither we nor any person acting on our behalf offered or sold the securities by any general solicitation or general advertising. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or exemption from registration.

(7) During February 2005 through April 2005, we sold 605,000 shares of our common stock to investors in a private placement for a price of $5.00 per share, for an aggregate of $3,025,000. Concurrently, we issued a warrant to purchase 50,000 shares of our common stock for an exercise price of $5.00 per share, in consideration for an investor agreeing to certain restrictions on the ability to sell the shares. These shares are included in the shares being registered in this offering.

This offering was partially conducted pursuant to Regulation S under the Securities Act in an offshore transaction (as defined in Regulation S). Certain of the investors are not U.S. Persons (as defined in Regulation S). A legend was placed on these stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred except pursuant to Regulation S or pursuant to an effective registration or exemption from registration.

This offering was partially conducted pursuant to Rule 506 of Regulation D under the Securities Act. The investors who are U.S. Persons are accredited investors, have prior experience investing in start-up technology companies, were provided access to all the information they deemed relevant to their investment decisions, had prior business dealings with one another or with us. Neither we nor any person acting on our behalf offered or sold the securities by any general solicitation or general advertising. A legend was placed on the stock certificates stating that these securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or exemption from registration.

(8) From July 1, 2005 through September 14, 2005, we sold 786,642 shares of our common stock to investors in a private placement for a price of $5.50 per share, for an aggregate of $4,326,531. These shares are included in the shares being registered in this offering.

This offering was conducted pursuant to Rule 506 of Regulation D under the Securities Act. All the investors are accredited investors. All the investors have prior experience investing in start-up technology companies. All the investors were provided access to all the information they deemed relevant to their investment decisions. All the investors had prior business dealings with one another or with us. Neither we nor any person acting on our behalf offered or sold the securities by any general solicitation or general advertising. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or exemption from registration.

(9) From August 19, 2005 through September 13, 2005, we issued 1,273,000 shares of our common stock to investor relations firms for investor relations services for an aggregate value of $9,953,160. These and other firms were paid an additional aggregate of $1,011,200 between April 14, 2005 and January 13, 2006 in cash for their services. The aggregate value paid for these services was $10,964,360.  In 2006, we entered into settlement agreements with two of the consultants who received both shares and cash in exchange for their services. Pursuant to these settlement agreements, the consultants released any and all claims to an aggregate of 1,250,000 shares of the common stock that we did not deliver, and released us from any obligation to make any additional payments under their consulting agreements. We agreed that the consultants could retain all of the aggregate $500,000 in cash fees previously paid, and we released them from any obligation to provide services pursuant to the terms of the consulting agreements. Only 18,000 shares issued to investor relations consultants are included in the shares being registered for resale by this registration statement.

This offering was conducted pursuant to Rule 506 of Regulation D under the Securities Act. All the investors are accredited investors. All the investors have prior experience investing in start-up technology companies.  All the investors were provided access to all the information they deemed relevant to their investment decisions. Neither we nor any person acting on our behalf offered or sold the securities by any general solicitation or general advertising. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or exemption from registration.

(10) Since January 1, 2004, we have issued an aggregate of 2,547,450 options to acquire shares of our common stock to our directors, officers, employees and consultants under the stock plans described in “Executive Compensation” in the prospectus. Of these, 755,000 options were issued prior to February 15, 2005 under the exemption from registration provided by Rule 701 under the Securities Act, and 1,792,450 options were issued after February 15, 2005 under the exemption from registration afforded by Section 4(2) of the Securities Act.

(11) Since January 1, 2004, holders of warrants to purchase an aggregate of 644,588 shares of our common stock exercised their warrants, resulting in aggregate proceeds of $1,336,808 to us. The shares issued upon such exercises were issued under the exemption from registration afforded by Section 4(2) of the Securities Act. A legend was placed on the stock certificates representing the warrant shares stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or exemption from registration. Certain of these shares are included in the shares being registered in this offering.

(12) During August 2005, we acquired rights to an accounting software engine from a software development company and co-developed our accounting software with that developer. We have exclusive rights to the accounting application, and non-exclusive rights to the software engine included in the application. In connection with this agreement, we agreed to pay the developer up to $512,500 and issue up to $287,500 worth of our common stock based upon the developer attaining certain milestones.  As of March 31, 2007, the developer had earned and been paid a total of $334,167 ($304,167 in cash and $30,000 of our common stock).

This exchange offer was conducted under the exemption from registration provided by Section 4(2) of the Securities Act and the rules adopted thereunder. The investor had prior business dealings with us. Neither we nor any person acting on our behalf offered or sold the securities by any general solicitation or general advertising. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or exemption from registration.

(13) In 2006, we sold an aggregate of 1 million shares of our common stock to investors in private placements for $2.50 per share for an aggregate of $2.5 million. These shares are included in the shares being registered in this offering.

This offering was conducted pursuant to Rule 506 of Regulation D under the Securities Act. All the investors are accredited investors. All the investors have prior experience investing in start-up technology companies. All the investors were provided access to all the information they deemed relevant to their investment decisions. All the investors had prior business dealings with one another or with us. Neither we nor any person acting on our behalf offered or sold the securities by any general solicitation or general advertising. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or exemption from registration.

(14) In private placements that took place from February 2005 through August 2006, we entered into registration rights agreements with our investors. We subsequently entered into amendments to certain registration rights agreements with certain existing investors. Under the original rights agreements, the investors accrued a late registration penalty based on a formula using the time between the target registration date, which has passed, and the actual registration date, which occurred on April 3, 2007. Under the terms of the amendment, certain investors received a predetermined payment as we had not registered the subject shares. In both cases, this amount was paid in shares of our common stock instead of cash. The number of such shares was determined by dividing the penalty amount by the purchase price of the shares under the applicable subscription agreement. A total of 83,093 of these penalty shares were issued between March and April 2007 in satisfaction of $397,647.81 in late registration penalties and are being registered in this offering from this transaction.

This offering was conducted pursuant to Rule 506 under Regulation D under the Securities Act. All the investors are accredited investors. All the investors have prior experience investing in start-up technology companies. All the investors were provided access to all the information they deemed relevant to their investment decisions. All the investors had prior business dealings with one another or with us. Neither we nor any person acting on our behalf offered or sold the securities by any general solicitation or general advertising. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or exemption from registration.

(15) In January 2007, we issued Atlas a warrant to purchase up to 444,444 shares of our common stock at an exercise price of $2.70 per share. The warrant was issued in connection with the increase of an irrevocable standby letter of credit issued by Atlas from $1.3 million to $2.5 million. The letter of credit was issued in connection with our revolving line of credit with Wachovia. The shares to be issued upon exercise of this warrant are included in the shares being registered in this offering.

The warrant granted under this transaction was granted in reliance upon the exemption afforded by Rule 506 of Regulation D under the Securities Act and Section 4(2) of the Securities Act of 1933. The issuance is to an accredited investor that is acquiring the warrant and shares to be issued upon conversion of the warrant for investment purposes only.

(16) On February 21, 2007, we sold an aggregate of 2,352,941 shares of our common stock at a price of $2.55 per share for aggregate proceeds of $6 million in a private placement with two investors. We also issued these investors warrants for the purchase of a total of 1,176,471 shares of our common stock at an exercise price of $3.00 per share. As part of the compensation paid to our agent in this private placement, we issued the agent a warrant to purchase 35,000 shares of our common stock with an exercise price of $2.55 per share. These shares and the shares to be issued upon exercise of these warrants are included in the shares being registered in this offering.

This offering was conducted pursuant to Rule 506 of Regulation D under the Securities Act. All the investors are accredited investors. All the investors have prior experience investing in start-up technology companies. All the investors were provided access to all the information they deemed relevant to their investment decisions. All the investors had prior business dealings with one another or with us. Neither we nor any person acting on our behalf offered or sold the securities by any general solicitation or general advertising. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or exemption from registration.

ITEM 16. EXHIBITS.

(a) The following exhibits have been or are being filed herewith and are numbered in accordance with Item 601 of Regulation S-K:

Exhibit No.	Description
2.1
Asset Purchase Agreement, dated September 30, 2006, by and between Alliance Technologies, Inc., Smart CRM, Inc., and Smart Online, Inc. (incorporated herein by reference to Exhibit 2.1 to our Quarterly Report on Form 10-Q, as filed with the SEC on November 14, 2006)

3.1	Articles of Incorporation, as restated (incorporated herein by reference to Exhibit 3.1 to our Registration Statement on Form SB-2, as filed with the SEC on September 30, 2004)

3.2	Third Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 to our Current Report on Form 8-K, as filed with the SEC on May 31, 2007)

4.1	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to our Registration Statement on Form SB-2, as filed with the SEC on September 30, 2004)

5.1	Legal opinion of James W. Gayton, Corporate Counsel (previously filed)

10.1	2004 Equity Compensation Plan (incorporated herein by reference to Exhibit 10.1 to our Registration Statement on Form SB-2, as filed with the SEC on September 30, 2004)

10.2
Form of Incentive Stock Option Agreement under 2004 Equity Compensation Plan (incorporated herein by reference to Exhibit 10.2 to our Annual Report on Form 10-K, as filed with the SEC on July 11, 2006)

10.3
Form of Non-Qualified Stock Option Agreement under 2004 Equity Compensation Plan (incorporated herein by reference to Exhibit 10.3 to our Annual Report on Form 10-K, as filed with the SEC on July 11, 2006)

10.4
2001 Equity Compensation Plan (terminated as to future grants April 15, 2004) (incorporated herein by reference to Exhibit 10.2 to our Registration Statement on Form SB-2, as filed with the SEC on September 30, 2004)

10.5
1998 Equity Compensation Plan (terminated as to future grants effective April 15, 2004) (incorporated herein by reference to Exhibit 10.3 to our Registration Statement on Form SB-2, as filed with the SEC on September 30, 2004)

10.6
Form of Reorganization, Lock-Up Proxy and Release Agreement, dated January 1, 2004, between Smart Online, Inc. and certain stockholders (incorporated herein by reference to Exhibit 10.4 to our Registration Statement on Form SB-2, as filed with the SEC on September 30, 2004)

10.7
Form of Lock-up Agreement dated January 1, 2004 between Smart Online, Inc. and certain stockholders (incorporated herein by reference to Exhibit 10.5 to our Registration Statement on Form SB-2, as filed with the SEC on September 30, 2004)

10.8
Form of Subscription Agreement with lock-up provisions between Smart Online, Inc. and certain investors (incorporated herein by reference to Exhibit 10.6 to our Registration Statement on Form SB-2, as filed with the SEC on September 30, 2004)

10.9
Form of Registration Rights Agreement dated as of February 1, 2004 between Smart Online, Inc. and certain investors (incorporated herein by reference to Exhibit 10.7 to our Registration Statement on Form SB-2, as filed with the SEC on September 30, 2004)

10.10	Employment Agreement dated April 1, 2004 with Michael Nouri (incorporated herein by reference to Exhibit 10.8 to our Registration Statement on Form SB-2, as filed with the SEC on September 30, 2004)

10.11	Employment Agreement dated April 1, 2004 with Henry Nouri (incorporated herein by reference to Exhibit 10.9 to our Registration Statement on Form SB-2, as filed with the SEC on September 30, 2004)

10.12	Employment Agreement dated April 1, 2004 with Ronna Loprete (incorporated herein by reference to Exhibit 10.10 to our Registration Statement on Form SB-2, as filed with the SEC on September 29, 2004)

10.13	Employment Agreement dated April 1, 2004 with Scott Whitaker (incorporated herein by reference to Exhibit 3.2 to our Annual Report on Form 10-K, as filed with the SEC on March 30, 2007)

10.14	Employment Agreement dated April 1, 2004 with Thomas Furr (incorporated herein by reference to Exhibit 3.2 to our Annual Report on Form 10-K, as filed with the SEC on March 30, 2007)

10.15
Amendment to the Employment Agreement dated November 9, 2005 with Thomas Furr (incorporated herein by reference to Exhibit 3.2 to our Annual Report on Form 10-K, as filed with the SEC on March 30, 2007)

10.16	Employment Agreement dated March 21, 2006 with Nicholas A. Sinigaglia (incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K, as filed with the SEC on March 27, 2006)

10.17	Description of Salary Reduction Agreements (incorporated herein by reference to Exhibit 3.2 to our Annual Report on Form 10-K, as filed with the SEC on March 30, 2007)

10.18
Asset Purchase Agreement dated as of October 4, 2005 by and among Smart Online, Inc., Smart CRM, Computility, Inc. and certain shareholders of Computility, Inc. (incorporated herein by reference to Exhibit 2.1 to our Current Report on Form 8-K, as filed with the SEC on October 7, 2005)

10.19
Stock Purchase Agreement dated as of October 17, 2005 by and among Smart Online, Inc., iMart Incorporated and the shareholders of iMart Incorporated (incorporated herein by reference to Exhibit 2.1 to our Current Report on Form 8-K, as filed with the SEC on October 24, 2005)

10.20
Employment Agreement dated as of October 17, 2005 by and among Smart Online, Inc., iMart Incorporated and Gary Mahieu (incorporated herein by reference to Exhibit 2.2 to our Current Report on Form 8-K, as filed with the SEC on October 24, 2005)

10.21
Letter Agreement dated February 23, 2005 by and between Smart Online, Inc. and Berkley Financial Services (BFS) Ltd. for financial advisory services (incorporated herein by reference to Exhibit 10.32 to our Annual Report on Form 10-K, as filed with the SEC on July 11, 2006)

10.22
Consulting Agreement, dated October 4, 2005, by and between Smart Online, Inc. and Berkley Financial Services Ltd. (incorporated herein by reference to Exhibit 99.1 to our Current Report on Form 8-K, as filed with the SEC on November 10, 2005)

10.23
Consulting Agreement, dated October 26, 2005, by and between Smart Online, Inc. and General Investments Capital (GIC) Ltd. (incorporated herein by reference to Exhibit 99.2 to our Current Report on Form 8-K, as filed with the SEC on November 10, 2005)

10.24
Settlement Agreement, effective May 31, 2006, by and between Smart Online, Inc. and General Investments Capital (GIC) Ltd. (incorporated herein by reference to Exhibit 99.1 to our Current Report on Form 8-K, as filed with the SEC on June 6, 2006)

10.25
Form of Subscription Agreement, Subscriber Rights Agreement, and Dribble Out Agreement, dated August 17 and 21, 2006, by and between Smart Online, Inc. and certain investors (incorporated herein by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q, as filed with the SEC on November 14, 2006)

10.26
Form of Subscription Agreement, Subscriber Rights Agreement, and Dribble Out Agreement, dated June 29 and July 6, 2006, by and between Smart Online, Inc. and certain investors (incorporated herein by reference to Exhibit 10.36 to our Annual Report on Form 10-K, as filed with the SEC on July 11, 2006)

10.27
Form of Subscription Agreement, Subscriber Rights Agreement, and Dribble Out Agreement, dated March 30, 2006, by and between Smart Online, Inc. and Atlas Capital, SA (incorporated herein by reference to Exhibit 10.37 to our Annual Report on Form 10-K, as filed with the SEC on July 11, 2006)

10.28
Settlement Agreement, dated August 25, 2006, by and between Smart Online, Inc. and Berkley Financial Services, Ltd. (incorporated herein by reference to Exhibit 99.1 to our Current Report on Form 8-K, as filed with the SEC on August 28, 2006)

10.29
Form of Subscription Agreement, Registration Rights Agreement, and Dribble Out Agreement, dated July 19, September 7 and September 13, 2005, by and between Smart Online, Inc. and Atlas Capital, SA (incorporated herein by reference to Exhibit 10.38 to our Annual Report on Form 10-K, as filed with the SEC on July 11, 2006)

10.30
Form of Subscription Agreement, Registration Rights Agreement, and Dribble Out Agreement, dated September 7, 2005, by and between Smart Online, Inc. and Credit Suisse Zurich (incorporated herein by reference to Exhibit 10.39 to our Annual Report on Form 10-K, as filed with the SEC on July 11, 2006)

10.31
Form of Subscription Agreement, Registration Rights Agreement, and Dribble Out Agreement, and Exhibits thereto, dated February 25, 2005, by and between Smart Online, Inc. and The Blueline Fund (incorporated herein by reference to Exhibit 10.40 to our Annual Report on Form 10-K, as filed with the SEC on July 11, 2006)

10.32
Indemnification Agreement, dated April ,14 2006, by and between Smart Online, Inc. and David E.Y. Sarna (incorporated herein by reference to Exhibit 10.42 to our Annual Report on Form 10-K, as filed with the SEC on July 11, 2006)

10.33
Indemnification Agreement, dated April ,14 2006, by and between Smart Online, Inc. and Joan Keston (incorporated herein by reference to Exhibit 10.43 to our Annual Report on Form 10-K, as filed with the SEC on July 11, 2006)

10.34
Indemnification Agreement, dated January 26, 2006, by and between Smart Online, Inc. and Tom Furr (incorporated herein by reference to Exhibit 10.44 to our Annual Report on Form 10-K, as filed with the SEC on July 11, 2006)

10.35
Indemnification Agreement, dated January 26, 2006, by and between Smart Online, Inc. and Henry Nouri (incorporated herein by reference to Exhibit 10.45 to our Annual Report on Form 10-K, as filed with the SEC on July 11, 2006)

10.36
Indemnification Agreement, dated April 14, 2006, by and between Smart Online, Inc. and Scott Whitaker (incorporated herein by reference to Exhibit 10.46 to our Annual Report on Form 10-K, as filed with the SEC on July 11, 2006)

10.37
Indemnification Agreement, dated January 26, 2006, by and between Smart Online, Inc. and Michael Nouri (incorporated herein by reference to Exhibit 10.47 to our Annual Report on Form 10-K, as filed with the SEC on July 11, 2006)

10.38
Smart Online, Inc. Revised Board Compensation Policy, effective August 1, 2006 (incorporated herein by reference to Exhibit 10.3 to our Quarterly Report on Form 10-Q, as filed with the SEC on November 14, 2006)

10.39
Smart Online, Inc. Revised Board Compensation Policy, effective November 17, 2006 (incorporated herein by reference to Exhibit 10.39 to our Annual Report on Form 10-K, as filed with the SEC on March 30, 2007)

10.40
Form of Amendments to Registration Rights Agreements and Amendments to Subscriber Rights Agreements, dated from October 2, 2006 through January 26, 2007, by and between Smart Online, Inc. and certain investors (incorporated herein by reference to Exhibit 10.40 to our Annual Report on Form 10-K, as filed with the SEC on March 30, 2007)

10.41	Amendment to Lock Box Agreement, dated November 8, 2006, by and between Smart Online, Inc., Smart Commerce, Inc. and certain former shareholders of iMart Incorporated (previously filed)

10.42
Business Loan Agreement, Promissory Note, Guaranty, Security Agreements and Collateral Assignments dated October 17, 2006 by and between Smart Online, Inc., Smart Commerce and Fifth Third Bank (incorporated herein by reference to Exhibit 10.42 to our Annual Report on Form 10-K, as filed with the SEC on March 30, 2007)

10.43
Promissory Note, Loan Agreement, Agreement and Security Agreement dated November 14, 2006, by and between Smart Online, Inc. and Wachovia Bank, NA (incorporated herein by reference to Exhibit 10.43 to our Annual Report on Form 10-K, as filed with the SEC on March 30, 2007)

10.44	Stock Purchase Warrant and Agreement, dated January 15, 2007, by and Between Smart Online, Inc. and Atlas Capital, SA (previously filed)

10.45	Smart Online, Inc. Revised Board Compensation Policy, effective February 2, 2007 (previously filed)

10.46
Form of Securities Purchase Agreement, Registration Rights Agreement, and Warrant to Purchase Common Stock of Smart Online, Inc., dated February 21, 2007, by and between Smart Online, Inc. and each of Magnetar Capital Master Fund, Ltd. and Herald Investment Management Limited on behalf of Herald Investment Trust PLC (previously filed)

10.47	Warrant to Purchase Common Stock of Smart Online, Inc., and Registration Rights Agreement, dated February 27, 2007, by and between Smart Online, Inc. and Canaccord Adams Inc. (previously filed)

10.48	Form of Registration Rights Agreement, of various dates, by and between Smart Online, Inc. and certain parties in connection with the sale of shares by Dennis Michael Nouri (previously filed)

10.49
Form of Restricted Stock Agreement under Smart Online, Inc.’s 2004 Equity Compensation Plan (incorporated herein by reference to Exhibit 10.6 to our Quarterly Report on Form 10-Q, as filed with the SEC on May 15, 2007)

10.50
Form of Incentive Stock Option Agreement under Smart Online, Inc.’s 2004 Equity Compensation Plan (incorporated herein by reference to Exhibit 10.7 to our Quarterly Report on Form 10-Q, as filed with the SEC on May 15, 2007)

10.51
Form of Non-Qualified Stock Option Agreement under Smart Online, Inc.’s 2004 Equity Compensation Plan (incorporated herein by reference to Exhibit 10.8 to our Quarterly Report on Form 10-Q, as filed with the SEC on May 15, 2007)

10.52
Form of Restricted Stock Agreement (Non-Employee Director) under Smart Online, Inc.’s 2004 Equity Compensation Plan (incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K, as filed with the SEC on May 31, 2007)

10.53	Form of Executive Officer Compensation Agreement, dated April 25, 2007, by and between Smart Online, Inc. and certain of its executive officers (previously filed)

10.54
Form of Amendment to Registration Rights Agreement, dated March 26, 2007, by and between Smart Online, Inc. and each of Magnetar Capital Master Fund, Ltd. and Herald Investment Management Limited on behalf of Herald Investment Trust PLC (previously filed)

10.55
Form of Amendment to Registration Rights Agreement, dated July 3, 2007, by and between Smart Online, Inc. and each of Magnetar Capital Master Fund, Ltd. and Herald Investment Management Limited on behalf of Herald Investment Trust PLC (previously filed)

10.56	Form of Lock-In Agreement, dated July 30, 2007, by and between Smart Online, Inc. and certain of its affiliates (previously filed)

21.1	Subsidiaries of Smart Online, Inc. (incorporated herein by reference to Exhibit 21.1 to our Annual Report on Form 10-K, as filed with the SEC on March 30, 2007)

23.1	Consent of Independent Registered Public Accounting Firm (previously filed)

23.2	Consent of Independent Registered Public Accounting Firm (previously filed)

23.3	Consent of Independent Registered Public Accounting Firm (previously filed)

23.4	Consent of Independent Registered Public Accounting Firm (previously filed)

23.5	Consent of James W. Gayton, Corporate Counsel (included in the opinion filed as Exhibit 5.1) (previously filed)

23.6	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature page) (previously filed)

(b) The financial statement schedules are not included in this Item as they are either not applicable or are included as part of the consolidated financial statements included in this registration statement.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Durham, State of North Carolina, on July 31, 2007.

SMART ONLINE, INC.

/s/ Dennis Michael Nouri
Name: Dennis Michael Nouri Title: President and CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

By: /s/ Michael Nouri
July 31, 2007	Michael Nouri Principal Executive Officer and Director

By: *
July 31, 2007	Nicholas A. Sinigaglia Principal Financial Officer and Principal Accounting Officer

By: *
July 31, 2007	Thomas Furr Chief Operating Officer and Director

By: *
July 31, 2007	Jeffrey W. LeRose Director

By: *
July 31, 2007	C. James Meese, Jr. Director

By: *
July 31, 2007	David E. Colburn Director

*  By:  /s/ Dennis Michael Nouri
           Attorney-in-fact

SMART ONLINE, INC.
EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Incorporation, as restated (incorporated herein by reference to Exhibit 3.1 to our Registration Statement on Form SB-2, as filed with the SEC on September 30, 2004)

3.2	Third Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 to our Current Report on Form 8-K, as filed with the SEC on May 31, 2007)

4.1	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to our Registration Statement on Form SB-2, as filed with the SEC on September 30, 2004)

5.1	Legal opinion of James W. Gayton, Corporate Counsel (previously filed)

10.1	2004 Equity Compensation Plan (incorporated herein by reference to Exhibit 10.1 to our Registration Statement on Form SB-2, as filed with the SEC on September 30, 2004)

10.2
Form of Incentive Stock Option Agreement under 2004 Equity Compensation Plan (incorporated herein by reference to Exhibit 10.2 to our Annual Report on Form 10-K, as filed with the SEC on July 11, 2006)

10.3
Form of Non-Qualified Stock Option Agreement under 2004 Equity Compensation Plan (incorporated herein by reference to Exhibit 10.3 to our Annual Report on Form 10-K, as filed with the SEC on July 11, 2006)

10.4
2001 Equity Compensation Plan (terminated as to future grants April 15, 2004) (incorporated herein by reference to Exhibit 10.2 to our Registration Statement on Form SB-2, as filed with the SEC on September 30, 2004)

10.5
1998 Equity Compensation Plan (terminated as to future grants effective April 15, 2004) (incorporated herein by reference to Exhibit 10.3 to our Registration Statement on Form SB-2, as filed with the SEC on September 30, 2004)

10.6
Form of Reorganization, Lock-Up Proxy and Release Agreement, dated January 1, 2004, between Smart Online, Inc. and certain stockholders (incorporated herein by reference to Exhibit 10.4 to our Registration Statement on Form SB-2, as filed with the SEC on September 30, 2004)

10.7
Form of Lock-up Agreement dated January 1, 2004 between Smart Online, Inc. and certain stockholders (incorporated herein by reference to Exhibit 10.5 to our Registration Statement on Form SB-2, as filed with the SEC on September 30, 2004)

10.8
Form of Subscription Agreement with lock-up provisions between Smart Online, Inc. and certain investors (incorporated herein by reference to Exhibit 10.6 to our Registration Statement on Form SB-2, as filed with the SEC on September 30, 2004)

10.9
Form of Registration Rights Agreement dated as of February 1, 2004 between Smart Online, Inc. and certain investors (incorporated herein by reference to Exhibit 10.7 to our Registration Statement on Form SB-2, as filed with the SEC on September 30, 2004)

10.10	Employment Agreement dated April 1, 2004 with Michael Nouri (incorporated herein by reference to Exhibit 10.8 to our Registration Statement on Form SB-2, as filed with the SEC on September 30, 2004)

10.11	Employment Agreement dated April 1, 2004 with Henry Nouri (incorporated herein by reference to Exhibit 10.9 to our Registration Statement on Form SB-2, as filed with the SEC on September 30, 2004)

10.12	Employment Agreement dated April 1, 2004 with Ronna Loprete (incorporated herein by reference to Exhibit 10.10 to our Registration Statement on Form SB-2, as filed with the SEC on September 29, 2004)

10.13	Employment Agreement dated April 1, 2004 with Scott Whitaker (incorporated herein by reference to Exhibit 3.2 to our Annual Report on Form 10-K, as filed with the SEC on March 30, 2007)

10.14	Employment Agreement dated April 1, 2004 with Thomas Furr (incorporated herein by reference to Exhibit 3.2 to our Annual Report on Form 10-K, as filed with the SEC on March 30, 2007)

10.15
Amendment to the Employment Agreement dated November 9, 2005 with Thomas Furr (incorporated herein by reference to Exhibit 3.2 to our Annual Report on Form 10-K, as filed with the SEC on March 30, 2007)

10.16	Employment Agreement dated March 21, 2006 with Nicholas A. Sinigaglia (incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K, as filed with the SEC on March 27, 2006)

10.17	Description of Salary Reduction Agreements (incorporated herein by reference to Exhibit 3.2 to our Annual Report on Form 10-K, as filed with the SEC on March 30, 2007)

10.18
Asset Purchase Agreement dated as of October 4, 2005 by and among Smart Online, Inc., Smart CRM, Computility, Inc. and certain shareholders of Computility, Inc. (incorporated herein by reference to Exhibit 2.1 to our Current Report on Form 8-K, as filed with the SEC on October 7, 2005)

10.19
Stock Purchase Agreement dated as of October 17, 2005 by and among Smart Online, Inc., iMart Incorporated and the shareholders of iMart Incorporated (incorporated herein by reference to Exhibit 2.1 to our Current Report on Form 8-K, as filed with the SEC on October 24, 2005)

10.20
Employment Agreement dated as of October 17, 2005 by and among Smart Online, Inc., iMart Incorporated and Gary Mahieu (incorporated herein by reference to Exhibit 2.2 to our Current Report on Form 8-K, as filed with the SEC on October 24, 2005)

10.21
Letter Agreement dated February 23, 2005 by and between Smart Online, Inc. and Berkley Financial Services (BFS) Ltd. for financial advisory services (incorporated herein by reference to Exhibit 10.32 to our Annual Report on Form 10-K, as filed with the SEC on July 11, 2006)

10.22
Consulting Agreement, dated October 4, 2005, by and between Smart Online, Inc. and Berkley Financial Services Ltd. (incorporated herein by reference to Exhibit 99.1 to our Current Report on Form 8-K, as filed with the SEC on November 10, 2005)

10.23
Consulting Agreement, dated October 26, 2005, by and between Smart Online, Inc. and General Investments Capital (GIC) Ltd. (incorporated herein by reference to Exhibit 99.2 to our Current Report on Form 8-K, as filed with the SEC on November 10, 2005)

10.24
Settlement Agreement, effective May 31, 2006, by and between Smart Online, Inc. and General Investments Capital (GIC) Ltd. (incorporated herein by reference to Exhibit 99.1 to our Current Report on Form 8-K, as filed with the SEC on June 6, 2006)

10.25
Form of Subscription Agreement, Subscriber Rights Agreement, and Dribble Out Agreement, dated August 17 and 21, 2006, by and between Smart Online, Inc. and certain investors (incorporated herein by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q, as filed with the SEC on November 14, 2006)

10.26
Form of Subscription Agreement, Subscriber Rights Agreement, and Dribble Out Agreement, dated June 29 and July 6, 2006, by and between Smart Online, Inc. and certain investors (incorporated herein by reference to Exhibit 10.36 to our Annual Report on Form 10-K, as filed with the SEC on July 11, 2006)

10.27
Form of Subscription Agreement, Subscriber Rights Agreement, and Dribble Out Agreement, dated March 30, 2006, by and between Smart Online, Inc. and Atlas Capital, SA (incorporated herein by reference to Exhibit 10.37 to our Annual Report on Form 10-K, as filed with the SEC on July 11, 2006)

10.28
Settlement Agreement, dated August 25, 2006, by and between Smart Online, Inc. and Berkley Financial Services, Ltd. (incorporated herein by reference to Exhibit 99.1 to our Current Report on Form 8-K, as filed with the SEC on August 28, 2006)

10.29
Form of Subscription Agreement, Registration Rights Agreement, and Dribble Out Agreement, dated July 19, September 7 and September 13, 2005, by and between Smart Online, Inc. and Atlas Capital, SA (incorporated herein by reference to Exhibit 10.38 to our Annual Report on Form 10-K, as filed with the SEC on July 11, 2006)

10.30
Form of Subscription Agreement, Registration Rights Agreement, and Dribble Out Agreement, dated September 7, 2005, by and between Smart Online, Inc. and Credit Suisse Zurich (incorporated herein by reference to Exhibit 10.39 to our Annual Report on Form 10-K, as filed with the SEC on July 11, 2006)

10.31
Form of Subscription Agreement, Registration Rights Agreement, and Dribble Out Agreement, and Exhibits thereto, dated February 25, 2005, by and between Smart Online, Inc. and The Blueline Fund (incorporated herein by reference to Exhibit 10.40 to our Annual Report on Form 10-K, as filed with the SEC on July 11, 2006)

10.32
Indemnification Agreement, dated April ,14 2006, by and between Smart Online, Inc. and David E.Y. Sarna (incorporated herein by reference to Exhibit 10.42 to our Annual Report on Form 10-K, as filed with the SEC on July 11, 2006)

10.33
Indemnification Agreement, dated April ,14 2006, by and between Smart Online, Inc. and Joan Keston (incorporated herein by reference to Exhibit 10.43 to our Annual Report on Form 10-K, as filed with the SEC on July 11, 2006)

10.34
Indemnification Agreement, dated January 26, 2006, by and between Smart Online, Inc. and Tom Furr (incorporated herein by reference to Exhibit 10.44 to our Annual Report on Form 10-K, as filed with the SEC on July 11, 2006)

10.35
Indemnification Agreement, dated January 26, 2006, by and between Smart Online, Inc. and Henry Nouri (incorporated herein by reference to Exhibit 10.45 to our Annual Report on Form 10-K, as filed with the SEC on July 11, 2006)

10.36
Indemnification Agreement, dated April 14, 2006, by and between Smart Online, Inc. and Scott Whitaker (incorporated herein by reference to Exhibit 10.46 to our Annual Report on Form 10-K, as filed with the SEC on July 11, 2006)

10.37
Indemnification Agreement, dated January 26, 2006, by and between Smart Online, Inc. and Michael Nouri (incorporated herein by reference to Exhibit 10.47 to our Annual Report on Form 10-K, as filed with the SEC on July 11, 2006)

10.38
Smart Online, Inc. Revised Board Compensation Policy, effective August 1, 2006 (incorporated herein by reference to Exhibit 10.3 to our Quarterly Report on Form 10-Q, as filed with the SEC on November 14, 2006)

10.39
Smart Online, Inc. Revised Board Compensation Policy, effective November 17, 2006 (incorporated herein by reference to Exhibit 10.39 to our Annual Report on Form 10-K, as filed with the SEC on March 30, 2007)

10.40
Form of Amendments to Registration Rights Agreements and Amendments to Subscriber Rights Agreements, dated from October 2, 2006 through January 26, 2007, by and between Smart Online, Inc. and certain investors (incorporated herein by reference to Exhibit 10.40 to our Annual Report on Form 10-K, as filed with the SEC on March 30, 2007)

10.41	Amendment to Lock Box Agreement, dated November 8, 2006, by and between Smart Online, Inc., Smart Commerce, Inc. and certain former shareholders of iMart Incorporated (previously filed)

10.42
Business Loan Agreement, Promissory Note, Guaranty, Security Agreements and Collateral Assignments dated October 17, 2006 by and between Smart Online, Inc., Smart Commerce and Fifth Third Bank (incorporated herein by reference to Exhibit 10.42 to our Annual Report on Form 10-K, as filed with the SEC on March 30, 2007)

10.43
Promissory Note, Loan Agreement, Agreement and Security Agreement dated November 14, 2006, by and between Smart Online, Inc. and Wachovia Bank, NA (incorporated herein by reference to Exhibit 10.43 to our Annual Report on Form 10-K, as filed with the SEC on March 30, 2007)

10.44	Stock Purchase Warrant and Agreement, dated January 15, 2007, by and Between Smart Online, Inc. and Atlas Capital, SA (previously filed)

10.45	Smart Online, Inc. Revised Board Compensation Policy, effective February 2, 2007 (previously filed)

10.46
Form of Securities Purchase Agreement, Registration Rights Agreement, and Warrant to Purchase Common Stock of Smart Online, Inc., dated February 21, 2007, by and between Smart Online, Inc. and each of Magnetar Capital Master Fund, Ltd. and Herald Investment Management Limited on behalf of Herald Investment Trust PLC (previously filed)

10.47	Warrant to Purchase Common Stock of Smart Online, Inc., and Registration Rights Agreement, dated February 27, 2007, by and between Smart Online, Inc. and Canaccord Adams Inc. (previously filed)

10.48	Form of Registration Rights Agreement, of various dates, by and between Smart Online, Inc. and certain parties in connection with the sale of shares by Dennis Michael Nouri (previously filed)

10.49
Form of Restricted Stock Agreement under Smart Online, Inc.’s 2004 Equity Compensation Plan (incorporated herein by reference to Exhibit 10.6 to our Quarterly Report on Form 10-Q, as filed with the SEC on May 15, 2007)

10.50
Form of Incentive Stock Option Agreement under Smart Online, Inc.’s 2004 Equity Compensation Plan (incorporated herein by reference to Exhibit 10.7 to our Quarterly Report on Form 10-Q, as filed with the SEC on May 15, 2007)

10.51
Form of Non-Qualified Stock Option Agreement under Smart Online, Inc.’s 2004 Equity Compensation Plan (incorporated herein by reference to Exhibit 10.8 to our Quarterly Report on Form 10-Q, as filed with the SEC on May 15, 2007)

10.52
Form of Restricted Stock Agreement (Non-Employee Director) under Smart Online, Inc.’s 2004 Equity Compensation Plan (incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K, as filed with the SEC on May 31, 2007)

10.53	Form of Executive Officer Compensation Agreement, dated April 25, 2007, by and between Smart Online, Inc. and certain of its executive officers (previously filed)

10.54
Form of Amendment to Registration Rights Agreement, dated March 26, 2007, by and between Smart Online, Inc. and each of Magnetar Capital Master Fund, Ltd. and Herald Investment Management Limited on behalf of Herald Investment Trust PLC (previously filed)

10.55
Form of Amendment to Registration Rights Agreement, dated July 3, 2007, by and between Smart Online, Inc. and each of Magnetar Capital Master Fund, Ltd. and Herald Investment Management Limited on behalf of Herald Investment Trust PLC (previously filed)

10.56	Form of Lock-In Agreement, dated July 30, 2007, by and between Smart Online, Inc. and certain of its affiliates (previously filed)

21.1	Subsidiaries of Smart Online, Inc. (incorporated herein by reference to Exhibit 21.1 to our Annual Report on Form 10-K, as filed with the SEC on March 30, 2007)

23.1	Consent of Independent Registered Public Accounting Firm (previously filed)

23.2	Consent of Independent Registered Public Accounting Firm (previously filed)

23.3	Consent of Independent Registered Public Accounting Firm (previously filed)

23.4	Consent of Independent Registered Public Accounting Firm (previously filed)

23.5	Consent of James W. Gayton, Corporate Counsel (included in the opinion filed as Exhibit 5.1) (previously filed)

23.6	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature page) (previously filed)